Exhibit 10.5

EXECUTION

SECOND AMENDED AND RESTATED CREDIT, SECURITY, GUARANTY
AND PLEDGE AGREEMENT

Dated as of October 7, 2016

among

stx fiNAnCING, LLC

as Borrower,

STX FILMWORKS, INC.

as Parent,

THE GUARANTORS REFERRED TO HEREIN,

THE LENDERS REFERRED TO HEREIN,

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent and Issuing Bank,

________________

JPMORGAN CHASE BANK, N.A.

as Co-Lead Arranger, Sole Bookrunner and Co-Syndication Agent,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CIT BANK, N.A., EAST WEST BANK and MUFG UNION BANK, N.A.,

as Co-Lead Arrangers

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CIT BANK, N.A., EAST WEST BANK and MUFG UNION BANK, N.A.,

as Co-Syndication Agents

i

(continued)

Page

	SECTION 3.17	Agreements	95
	SECTION 3.18	Security Interest	95
	SECTION 3.19	Rights	95
	SECTION 3.20	Environmental Liabilities	95
	SECTION 3.21	Pledged Securities	96
	SECTION 3.22	Compliance with Laws	96
	SECTION 3.23	Solvency	96
	SECTION 3.24	True and Complete Disclosure	97
	SECTION 3.25	Subsidiaries	97
	SECTION 3.26	Status as a Pass-Through Entity	98
	SECTION 3.27	Anti-Corruption Laws and Sanctions	98
	SECTION 3.28	No Registered or Publicly-Traded Securities	98
	SECTION 3.29	EEA Financial Institution	98
4.	CONDITIONS OF LENDING		99
	SECTION 4.1	Conditions Precedent to the Closing Date	99
	SECTION 4.2	Conditions Precedent to Initial Extension of Credit for each Item of Product (Other than a Revenue Participation) and for Initial Inclusion of Credit in the Borrowing Base	104
	SECTION 4.3	Conditions Precedent to the Initial Extension of Credit for Revenue Participations and for Inclusion of Credit in the Borrowing Base	108
	SECTION 4.4	Conditions Precedent to the Initial Loan or Letter of Credit and Each Subsequent Extension of Credit	109
5.	AFFIRMATIVE COVENANTS		110
	SECTION 5.1	Financial Statements and Reports	110
	SECTION 5.2	Corporate Existence; Compliance with Laws	115
	SECTION 5.3	Maintenance of Properties	115
	SECTION 5.4	Notice of Material Events	115
	SECTION 5.5	Insurance	116
	SECTION 5.6	Music	117
	SECTION 5.7	Copyrights and Trademarks	117
	SECTION 5.8	Books and Records; Examination	118
	SECTION 5.9	Third Party Audit Rights	119
	SECTION 5.10	Observance of Agreements	119
	SECTION 5.11	Laboratories; No Removal	119
	SECTION 5.12	Taxes and Charges; Indebtedness in Ordinary Course of Business	120
	SECTION 5.13	Liens	120
	SECTION 5.14	Further Assurances; Security Interests	120

(continued)

(continued)

(continued)

v

(continued)

Page

SECTION 13.21	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	188
SECTION 13.22	Effect of Amendment and Restatement of the Existing Corporate Facility Agreement and the Existing Production Facility Agreement	188

SCHEDULES:

1.1	Schedule of Commitments
1.2	Immaterial Subsidiaries
1.3	Co-Financing Venture Terms and Conditions
2.16	Acceptable Obligors and Allowable Amounts
3.1	List of Jurisdictions
3.7(a)	Ownership of Equity Interests of the Credit Parties
3.7(b)	Ownership of Pledged Securities other than Credit Parties
3.7(c)	Organizational Chart
3.8(a)	Items of Product
3.8(b)	Trademarks
3.8(c)	Applications and Registrations Not in Full Force and Effect
3.8(d)	Pictures in which any Credit Party Holds a Revenue Participation
3.9	Fictitious Names
3.11	Chief Executive Office; Location of Collateral and Records; Tax Identification Numbers
3.12	Litigation
3.16	ERISA Matters
3.17	Material Agreements
3.18	Filing Offices for Financing Statements
3.25	Subsidiaries
6.1(l)	Existing Indebtedness
6.2	Existing Liens
6.11	Transactions with Affiliates
10.1	Initial Pledged Securities

EXHIBITS:

A	Form of Note
B	Form of Opinion of Latham & Watkins LLP, counsel to the Credit Parties
C	Form of Borrowing Notice
D	Form of Borrowing Base Certificate
E-1	Form of Copyright Security Agreement
E-2	Form of Copyright Security Agreement Supplement
F	Form of Trademark Security Agreement
G-1	Form of Pledgeholder Agreement (Uncompleted Pictures)
G-2	Form of Pledgeholder Agreement (Completed Pictures)
H	Form of Laboratory Access Letter
I-1	Form of Picture Declaration
I-2	Form of Program Declaration
I-3	Form of Digital Product Declaration
J	Form of Instrument of Assumption and Joinder
K	Form of Assignment and Assumption
L-1	Form of Notice of Assignment and Irrevocable Instructions
M	Form of Contribution Agreement
N-1	U.S. Tax Compliance Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
N-2	U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
N-3	U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
N-4	U.S. Tax Compliance Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
O	Form of Liquidity Certificate
P	Form of Release Pattern Certificate

SECOND AMENDED AND RESTATED CREDIT, SECURITY, GUARANTY AND PLEDGE AGREEMENT dated as of October 7, 2016 (as amended, supplemented or otherwise modified, renewed, restated or replaced from time to time, this “Credit Agreement”) among (i) STX FINANCING, LLC, a Delaware limited liability company, as the Borrower, (ii) STX FILMWORKS, INC., a Delaware corporation, as the Parent, (iii) the GUARANTORS referred to herein, (iv) the LENDERS referred to herein and (v) JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Issuing Bank.

INTRODUCTORY STATEMENT

Terms not otherwise defined above or in this Introductory Statement are as defined in Article 1 or as defined elsewhere herein.

The Borrower requested that the Lenders make available to the Borrower a $400,000,000 five-year senior secured revolving credit facility, which shall constitute a second amendment and restatement of both the Existing Corporate Facility Agreement and the Existing Production Facility Agreement referred to herein, which revolving credit facility may be increased by up to $200,000,000 under certain circumstances in accordance with Section 2.18 (the “Facility”). The proceeds of the Facility will be used for general working capital purposes, including (i) overhead, development and payment of interest, fees, costs and expenses under the Facility, (ii) to fund the Credit Parties’ development, pre-production, production, acquisition, distribution, and prints and advertising expenses of Items of Product, (iii) to refinance (but not to novate or terminate) loans under the Existing Corporate Facility Agreement and the Existing Production Facility Agreement, to repay outstanding loans under the Seer P&A Facility Credit Agreement in order to rebalance outstanding P&A Credits and P&A Credits as defined in the Seer P&A Credit Agreement to be in pro forma compliance with the new advance rates in effect on the Closing Date and to pay transaction costs and (iv) to make Permitted Seer P&A Payments but only to the extent of Corporate Priority Collateral Availability.

To provide assurance for the repayment of the Loans and the other Obligations, the Credit Parties have, among other things, provided or caused to be provided to the Administrative Agent, for the benefit of the Secured Parties, the following (each as more fully described herein):

(i)	a security interest in the Collateral from each of the Credit Parties pursuant to Article 8;
(ii)	a guaranty of the Obligations by each of the Guarantors pursuant to Article 9; and
(iii)	a pledge by each of the Pledgors of the Pledged Collateral owned by it pursuant to Article 10.

Subject to the terms and conditions set forth herein, the Administrative Agent is willing to act as administrative agent for the Lenders, the Issuing Bank is willing to issue Letters of Credit and each Lender is willing to make Loans to the Borrower and participate in the Letters of Credit in an aggregate principal amount at any one time outstanding not in excess of its Commitment hereunder.

Accordingly, the parties hereto hereby agree as follows:

1.               DEFINITIONS

SECTION 1.1           Terms Generally. For the purposes of this Credit Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (i) terms used herein include, as appropriate, all genders and the plural as well as the singular, (ii) references to any agreement, instrument or other documents (including any organizational document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified, renewed or replaced (subject to any restrictions on such amendments, restatements, supplements, modifications, renewals or replacements set forth herein or in any other Fundamental Documents) and shall include all schedules and exhibits thereto, (iii) references to words such as “herein,” “hereof,” “hereunder,” and words of a similar import shall refer to this Credit Agreement in its entirety and not to any particular part, Article or Section within this Credit Agreement, (iv) references to an Article, Section, Exhibit or Schedule shall refer to the applicable Article or Section of, or Exhibit or Schedule to, this Credit Agreement, (v) the terms “include” and all variations thereof shall be deemed to be followed by the phrase “without limitation,” (vi) all terms defined in the UCC and not otherwise defined herein shall have the respective meanings accorded to them therein, (vii) all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP, and (viii) references to laws include their amendments and supplements, the rules and regulations thereunder and any successors thereto. Notwithstanding anything to the contrary hereunder, the Credit Parties shall not be required to deliver financial statements in conformity with GAAP prior to the first delivery of the financial statements pursuant to Section 5.1.

SECTION 1.2           Definitions.

For the purposes of this Credit Agreement, unless the context otherwise requires, the following terms shall have the respective meanings indicated:

“Acceptable L/C” shall mean an irrevocable standby letter of credit which: (i) is in form and on terms reasonably acceptable to the Administrative Agent, (ii) is payable in Dollars at an office of the issuing or confirming bank in New York City or Los Angeles or another city in the United States of America which is acceptable to the Administrative Agent in its sole discretion, and which, unless otherwise agreed to by the Administrative Agent, names the Administrative Agent as beneficiary and the original of which has been delivered to the Administrative Agent, and (iii) is issued or confirmed by any Person that on the date of issuance or confirmation of the letter of credit is (a) a Lender that is not a Defaulting Lender, (b) a commercial bank or domestic branch of a foreign commercial bank that is not a Lender and has (or which is the principal operating Subsidiary of a holding company which has) long term senior unsecured debt outstanding with a rating of at least A by S&P or at least A-2 by Moody’s, or capital and surplus in excess of $2,000,000,000, or (c) any other bank which the Administrative Agent may in its sole discretion determine to be of acceptable credit quality.

“Acceptable Obligor” shall mean any Approved Tier 1 Account Debtor, Approved Tier 2 Account Debtor, Approved Tier 3 Account Debtor and Approved Tier 4 Account Debtor.

“Account Control Agreement” shall mean an account control agreement among the applicable Credit Party, the Administrative Agent and the applicable depository bank, which agreement shall be in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, or such successor administrative agent as may be appointed pursuant to Section 12.11.

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such latter Person possesses, directly or indirectly, power either to direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.

“Affiliated Group” shall mean a group of Persons, each of which is an Affiliate (other than by reason of having common directors or officers) of some other Person in the group.

“Agent Party” shall have the meaning assigned to such term in Section 13.1(d)(ii).

“Allocated Overhead Costs” shall mean the fully-absorbed costs for overhead and certain services (such as sales, human resources, accounting, legal and treasury functions) furnished to or on behalf of the Borrower and the other Credit Parties by Parent to the extent directly attributable to costs or services for the Borrower or the other Credit Parties; provided that Allocated Overhead Costs (x) may not be billed more frequently than monthly, and (y) may not include any mark-up.

“Allowable Amount” shall mean, with respect to any Acceptable Obligor, such amount as may be specified on Schedule 2.16 as the maximum aggregate exposure with respect to Eligible Receivables for such Acceptable Obligor (as modified from time to time in accordance with Section 2.16).

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the NYFRB Rate in effect on such day plus ½ of 1%, and (iii) LIBOR for a one (1) month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, LIBOR for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or LIBOR shall be effective from and including the effective date of such change in the Prime Rate, NYFRB Rate or LIBOR, respectively.

“Alternate Base Rate Loan” shall mean a Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article 2.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Person in question from time to time concerning or relating to bribery or corruption.

“Applicable Law” shall mean all provisions of statutes, rules, regulations and orders of any Governmental Authority applicable to the Person in question, and all orders and decrees of all courts, tribunals and arbitrators in proceedings or actions in which the Person in question is a party.

“Applicable Margin” shall mean (i) in the case of Alternate Base Rate Loans, 2.00% per annum, and (ii) in the case of LIBOR Loans, 3.00% per annum.

“Approval Certificate” shall have the meaning given to such term in the definition of “Tax Incentive Receivable”.

“Approved Co-Financier” shall mean (i) a Major Studio, (ii) Shanghai Media Group (including Great Mission International Limited and Marco Alliance Limited (each, a “Hony Investor”)) and its Affiliates engaged principally in the entertainment industry and which Affiliates are acceptable to the Administrative Agent, (iii) Odd Lot Entertainment, LLC and its Affiliates engaged principally in the entertainment industry and which Affiliates are acceptable to the Administrative Agent, (iv) Metro-Goldwyn-Mayer Inc. and its Affiliates, and (v) any other Person acceptable (with respect to such Person’s identity and creditworthiness, with consideration to be given to any credit enhancement being offered by or on behalf of such Person) to the Administrative Agent.

“Approved Co-Financing Venture Counterparty” shall mean any Approved Co-Financier.

“Approved Co-Financing Venture Transaction” shall mean a co-financing venture transaction with respect to an Item of Product between a Credit Party and an Approved Co-Financing Venture Counterparty that (i) satisfies all of the terms and conditions set forth on Schedule 1.3 hereto or (ii) is otherwise approved by the Administrative Agent, provided that each transaction approved under this clause (ii) must satisfy the terms and conditions set forth in paragraphs 1, 2, 3, 4 and 9 set forth on Schedule 1.3 as well as the first sentence of paragraph 10 of such Schedule 1.3.

“Approved Completion Bond” shall mean with respect to a Picture, a completion bond, in form and substance satisfactory to the Administrative Agent, issued by an Approved Completion Guarantor, which bond (i) names the Administrative Agent (for the benefit of the Secured Parties) as beneficiary thereof to the extent of the applicable Credit Party’s financial interest in such Picture, and (ii) guarantees, subject to standard terms and conditions, due and timely delivery of such Picture by a date no later than one year after the Maturity Date, or else payment to the Administrative Agent (on behalf of the Secured Parties) of an amount at least equal to the aggregate amount expended on the production of such Picture by, or for the account of such Credit Parties, plus interest on, and other bank charges with respect to, such amounts (other than amounts expended by the Approved Completion Guarantor and any Approved Co-Financiers who are also beneficiaries of the Approved Completion Bond).

“Approved Completion Guarantor” shall mean with respect to a Picture, (i) any Major Studio with regard to any Co-Financed Picture for which such Major Studio has agreed to cash flow its share of production costs, and (ii) a financially sound and reputable completion guarantor approved by the Administrative Agent (it being understood that the Administrative Agent hereby pre-approves Film Finances, Inc. (“FFI”); provided however, that such pre-approval is conditioned upon the receipt and approval by the Administrative Agent of (a) FFI’s current insurance support package for each 12-month period commencing in April of each year and (b) a Lloyd’s of London “cut through” endorsement providing a right to make claims directly against underwriters having credit quality acceptable to the Administrative Agent. Such pre-approval under clause (ii) may be revoked by the Administrative Agent by written notice to the Borrower on a prospective basis with respect to Pictures for which an Approved Completion Bond (or written commitment therefor) has not yet been fully executed.

“Approved Domestic Distributor” shall mean (A) with respect to Pictures, (i) the Borrower, (ii) a Major Studio, and (iii) any other Person acceptable (with respect to such Person’s identity and creditworthiness) to the Administrative Agent (on a Picture by Picture basis) so long as the Administrative Agent has not received an objection from the Required Lenders upon five (5) days’ written notice of such potential approval, (B) with respect to Programs, a U.S. broadcast network (i.e., ABC, CBS, NBC, CW or Fox), major cable television network (e.g., TBS, Lifetime, A&E, FX, Comedy Central, HBO, Starz, VH1, CMT, TNT, TBS or MTV), Netflix, Hulu, Amazon, or such other network or internet distributor as may be acceptable (on a Program by Program basis) to the Administrative Agent with respect to such Program so long as the Administrative Agent has not received an objection from the Required Lenders upon five (5) days’ written notice of such potential approval , and (C) with respect to Digital Product, YouTube, Netflix, Hulu, Amazon, or such other internet distributor as may be acceptable to the Administrative Agent (on a Digital Product by Digital Product basis and so long as the Administrative Agent has not received an objection from the Required Lenders upon five (5) days’ written notice of such potential approval).

“Approved Foreign Sales Agent” shall mean (A) in the case of Pictures (i) Good Universe, Summit Entertainment/Lions Gate Entertainment, FilmNation, Mister Smith, Sierra/Affinity LLC, eOne, any Major Studio, (ii) the Borrower, and (iii) any other foreign sales agent approved by the Required Lenders and (B) in the case of Programs, (i) the Borrower and (ii) any other foreign sales agent approved by the Administrative Agent so long as the Administrative Agent has not received an objection from the Required Lenders upon five (5) Business Days’ written notice of such potential approval. Any foreign sales agent pre-approved under clauses (A)(i), (A)(ii) or (B)(i) above or approved pursuant to clauses (A)(iii) or (B)(ii) above may be removed by the Administrative Agent or the Required Lenders by written notice to the Borrower on a prospective basis with respect to territories for Items of Product for which such foreign sales agent has not yet been engaged.

“Approved P&A Budget” shall mean, for each Qualifying Picture, the budget to be contributed by all Persons towards P&A Expenses for the theatrical distribution of such Picture in the Domestic Territory, which shall be in an amount of not less than the greater of (i) the contractually required minimum P&A budget for such Picture in the Domestic Territory as set forth in any applicable pre-sale agreement(s) and (ii) the minimum P&A budget necessary to satisfy the applicable theatrical release requirement in the Domestic Territory set forth in any such pre-sale agreements, as determined by the Borrower using its reasonable business judgment.

“Approved Tier 1 Account Debtor” shall mean any Person or Affiliated Group identified as such on Schedule 2.16 (as modified from time to time in accordance with Section 2.16).

“Approved Tier 2 Account Debtor” shall mean any Person or Affiliated Group identified as such on Schedule 2.16 (as modified from time to time in accordance with Section 2.16).

“Approved Tier 3 Account Debtor” shall mean any Person or Affiliated Group identified as such on Schedule 2.16 (as modified from time to time in accordance with Section 2.16).

“Approved Tier 4 Account Debtor” shall mean any Person or Affiliated Group identified as such on Schedule 2.16 (as modified from time to time in accordance with Section 2.16).

“Arrangers” shall mean JPMorgan Chase Bank, N.A., Merril Lynch, Pierce, Fenner & Smith Incorporated, CIT Bank, N.A., East West Bank and MUFG Union Bank, N.A., in their capacity as co-lead arrangers in connection with the Facility], or any successor thereof.

“Assignment and Assumption” shall mean an agreement, substantially in the form of Exhibit K , executed by the assignor, assignee and such other Person as contemplated thereby.

“Authorized Officer” shall mean, with respect to any Person, its Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer or General Counsel, in each case which have signing authority on behalf of such Person.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as codified at 11 U.S.C. §§ 101 et seq.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Bonded Budget” shall mean, with respect to any Picture, the final budget for such Picture as approved in writing by the applicable Approved Completion Guarantor on or prior to the date upon which funding for such Picture under the Facility commences, which final budget includes (i) all Direct Negative Costs in respect of such Picture, (ii) any contingency required by the applicable Approved Completion Guarantor, (iii) a completion bond fee payable to an Approved Completion Guarantor in respect of an Approved Completion Bond and (iv) interest anticipated to accrue on amounts borrowed under the Facility to cash flow items (i), (ii) and (iii) above through the outside delivery date for such Picture (giving effect to all applicable arbitration and cure periods) at a rate per annum equal to LIBOR plus the Applicable Margin for LIBOR Loans.

“Bookrunner” shall mean JPMorgan Chase Bank, N.A., in its capacity as sole bookrunner in connection with the Facility, or any successor thereof.

“Borrower” shall mean STX Financing, LLC, a Delaware limited liability company.

“Borrower LLC Agreement” shall mean the Limited Liability Company Agreement of STX Financing, LLC, dated as of February 12, 2014.

“Borrowing” shall mean a group of Loans of a single Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall mean, at any date for which the amount thereof is to be determined, an amount equal to the aggregate (without double counting) of the following:

(i)              the P&A Advance Rate multiplied by the Credit Parties’ share of each Qualifying Picture’s Approved P&A Budget (to be reduced to zero on the Seasoning Date of such Picture) (the “P&A Credit”); provided that (A) the Borrowing Base credit under this clause (i) shall be capped at $30,000,000 for each Qualifying Picture and (B) the aggregate amount of P&A Credits in the Borrowing Base may not exceed $95,000,000 at any point in time, plus

(ii)            the Ultimates Advance Rate multiplied by Remaining Ultimates, plus

(iii)          the Unlicensed Free TV Ultimates Advance Rate multiplied by Unlicensed Free TV Ultimates; provided that aggregate the Borrowing Base credit under this clause (iii) shall be capped at $20,000,000, plus

(iv)          (a) 100% of Eligible Receivables that are secured by an Acceptable L/C and (b) 100% (or such lower advance rate as shall be determined by the Administrative Agent in its reasonable discretion) of Eligible Receivables that are secured to the satisfaction of the Administrative Agent, and amounts owing to the Credit Parties in the Tang Escrow Account or the Huayi Escrow Account for which the Administrative Agent may make a draw request if the Borrower fails to do so, plus

(v)            100% of Eligible Receivables from Approved Tier 1 Account Debtors, plus

(vi)          90% of Eligible Receivables from Approved Tier 2 Account Debtors, plus

(vii)        80% of Eligible Receivables from Approved Tier 3 Account Debtors, plus

(viii)      50% of Eligible Receivables from Approved Tier 4 Account Debtors, plus

(ix)          50% of Eligible Receivables from other obligors not specified on Schedule 2.16 hereof; provided, that the aggregate amount of Borrowing Base credit under this clause (ix) shall at no time exceed (A) $500,000 for any single obligor or Affiliated Group or (B) $15,000,000 at any point in time, plus

(x)            90% of Tax Incentive Receivables for which all requirements of the definition thereof are satisfied and (B) 50% (or such higher advance rate as may be agreed by the Administrative Agent after consultation with the Lenders on a case-by-case basis) of other Eligible Receivables from sales of tax incentives or tax rebates from account debtors (other than Approved Tier 1 Account Debtors, Approved Tier 2 Account Debtors, Approved Tier 3 Account Debtors or Approved Tier 4 Account Debtors (for whom Eligible Receivables from sales of tax incentives or tax rebates would receive the relevant advance rates set forth in clauses (v)-(vii) above)) acceptable to the Administrative Agent (and subject to any concentration limits imposed by the Administrative Agent) after consultation with the Lenders, plus

(xi)          the Unsold Rights Credit for each applicable Qualifying Picture; provided, that (a) the Borrowing Base credit for any Qualifying Picture under this clause (xi) shall at no time exceed the lesser of (1) 25% of the negative cost of such Qualifying Picture (without reference to any overhead fees) and (2) $8,500,000, (b) the aggregate amount of Borrowing Base credit under this clause (xi) shall at no time exceed 25% of the total Borrowing Base, and (c) the Borrowing Base credit for any Qualifying Picture under this clause (vii) shall be reduced to zero upon the earlier of (x) eighteen (18) months following its initial inclusion in the Borrowing Base and (y) one hundred twenty (120) days following the Completion of such Qualifying Picture, plus

(xii)        the Unsold TV Rights Credit for each applicable Program; provided, that (a) the Borrowing Base credit for any Program under this clause (xii) shall at no time exceed the lesser of (1) 20% of the negative cost of such Program (without reference to any overhead fees) and (2) $10,000,000, (b) the aggregate amount of Borrowing Base credit under this clause (xii) shall at no time exceed 15% of the total

Borrowing Base, (c) the aggregate amount of Borrowing Base credit under this clause (xii) and clause (xi) above shall at no time exceed 25% of the total Borrowing Base and (d) the Borrowing Base credit for any Program under this clause (xii) shall be reduced to zero (x) upon the earlier of (i) twelve (12) months after the initially scheduled first airing in the United States of the first episode of the applicable season of such Program and (ii) nine (9) months following Completion of such Program (which for the avoidance of doubt shall treat all the episodes of a series for a relevant season as a single Program), and (y) with regard to any specific territory, the sale of that territory with respect to such Program.

(xiii)      the aggregate amount of cash of the Credit Parties held in (A) blocked deposit accounts maintained at a Lender (pursuant to Account Control Agreements in favor of, and in form and substance satisfactory to, the Administrative Agent) or (B) blocked Cash Collateral Accounts, minus

(xiv)       the sum of the Reserves;

provided, however:

(a)             Borrowing Base credit under the foregoing clauses (i) and (xi) shall only be available for Qualifying Pictures and Borrowing Base credit under the foregoing clause (i) shall not be available for Revenue Participations (although P&A Credits may be taken for P&A Distribution Pictures as defined in clause (m) of this proviso in accordance with such clause (m)).

(b)            Borrowing Base credit under the foregoing clauses (ii) and (iii) shall only be available for Pictures which are released theatrically.

(c)             All of the foregoing amounts are without duplication of any deductions contained within any of the components of the Borrowing Base and the amount of credit provided under any component of the Borrowing Base shall be reduced, prior to (except in the case of Borrowing Base credit under clauses (i), (xi) and (xii)) application of the applicable advance rate, dollar-for-dollar by any payments which a Credit Party is required to pay to any third party in respect of such receivable or credit (e.g., royalties, residuals, fees, commissions) and any other projected expenses of the Credit Parties arising in connection with such amounts (and including any amounts payable to the Seer P&A Facility Agent or any lender under the Seer P&A Facility Credit Agreement directly in connection with such anticipated proceeds (including for the avoidance of doubt, the mandatory principal prepayments and Profit Participation Fees (as defined in the Seer P&A Facility Credit Agreement and any other required application of such proceeds pursuant to the Senior Intercreditor Agreement);

(d)            The portion of the Borrowing Base attributable at any time to each Uncompleted Picture shall not exceed the portion of the negative cost or purchase price of such Picture (other than that provided by the Approved Completion Guarantor) which would be refunded to the Administrative Agent (for itself or on behalf of the Credit Parties) by the Approved Completion Guarantor or the Approved Domestic Distributor (excluding the Borrower for this purpose) and applied in accordance with the terms hereof if the Picture was then abandoned. The Borrowing Base attributable at any time to each Uncompleted Program shall not exceed the Credit Parties’ budgeted cost thereof.

(e)             No Borrowing Base credit may be taken with respect to Remaining Ultimates for any Picture if the Administrative Agent has not received with respect thereto the related ultimates information as and when required under Section 5.1(k), and the Borrower must remove any Remaining Ultimates attributable to a Picture if the most recent underlying written ultimate report of the Ultimates Provider that has been delivered to the Administrative Agent was computed as of a date more than six months prior to the relevant date of determination.

(f)             No P&A Credit for a particular Picture shall be available unless (i) a P&A Reserve has been established with respect thereto, and (ii) the Borrower has provided a certification to the Administrative Agent in substantially the form attached hereto as Exhibit P as to the broad release pattern contemplated for such Picture. The P&A Credit for a Picture will be reduced on a dollar-for-dollar basis as receipts from exploitation in the Domestic Territory are received by the Credit Parties with regard to the relevant Picture.

(g)            The P&A Credit for any Picture shall be reduced to zero upon the earlier of (i) the Seasoning Date of such Picture and (ii) the date that is six months from the date on which the P&A Credit for such Picture was first included in the Borrowing Base if such Picture has not been theatrically released in the Domestic Territory by such date.

(h)            The P&A Credit shall not be available for any new Pictures if the Five Picture Rolling P&A Coverage Ratio has been determined to be less than 100% (other than for new Pictures for which P&A Credits had not previously been taken by the relevant date of determination but that are scheduled to be released theatrically domestically within six months of such determination date, for which the P&A Credit shall be available but at a 50% advance rate) until (if ever) the Five Picture Rolling P&A Coverage Ratio for five new Pictures (i.e. Pictures that were not included in any computation of the Five Picture Rolling P&A Coverage Ratio that yielded a percentage of less than 100%) exceeds 125%.

(i)              To the extent any receivable included in the Borrowing Base is conditioned upon a general theatrical release of a Picture in the Domestic Territory, (i) (x) the Borrower shall self-release such Picture in the Domestic Territory or a Distribution Agreement for the Domestic Territory with another Approved Domestic Distributor shall have been entered into with respect to such Picture and (y) if applicable, such Picture shall meet, or be expected in good faith to meet, the requirements for distribution under the relevant Distribution Agreement for the Domestic Territory, or (ii) another Approved Domestic Distributor has committed to release such Picture in the Domestic Territory. A receivable under a contract requiring that a Picture be released theatrically in the Domestic Territory with minimum P&A Expenses may be included in the Borrowing Base only if: (i) the Borrower has established the P&A Reserve, and the Administrative Agent shall have received satisfactory evidence of establishment of such P&A Reserve; (ii) at all times prior to the general theatrical release date of such Picture in the Domestic Territory, (x) the receivable meets all of the other requirements of an Eligible Receivable and (y) the Borrower (if self-distributing) or other Approved Domestic Distributor (or, if it has the ability to instruct such Approved Domestic Distributor to do so, the Borrower (with respect to such other Approved Domestic Distributor’s distribution)) has committed to a release pattern that meets any such minimum requirements; and (iii) at all times thereafter, the general theatrical release of such Picture in the Domestic Territory actually satisfies such minimum requirements. In addition, any Approved Completion Bond relating to such Picture shall guarantee the delivery of any items which are a condition to such general theatrical release in the Domestic Territory under such Distribution Agreement (if applicable) and under any other Distribution Agreement for which Borrowing Base credit is requested. In addition, no receivable may be included in the Borrowing Base to the extent that it is conditioned upon a release in the Domestic Territory requiring any specific number of screens unless the Picture to which such receivable relates is being distributed in the Domestic Territory either (a) by a Major Studio or other Approved Domestic Distributor who has committed in the applicable Distribution Agreement or otherwise in a binding agreement to achieve a screen release sufficient to satisfy the relevant screen release condition or (b) by the Borrower, provided, that the Borrower shall have delivered to the Administrative Agent an officer’s certificate certifying that it shall achieve a screen release in the Domestic Territory sufficient to satisfy the relevant screen release condition.

(j)              No Unsold Rights Credit or Unsold TV Rights Credit shall be given with respect to any Item of Product unless the Administrative Agent shall have received the Major Territory Value Forecasts prepared by an Approved Foreign Sales Agent within the preceding six (6) months as to each of the unsold Major Territories for the applicable Item of Product (it being understood that a Major Territory Value Forecast may be zero for a particular Major Territory). No Unsold Rights Credit or Unsold TV Rights Credit shall be given with respect to Revenue Participations.

(k)            The Administrative Agent after consultation with the Borrower is authorized to remove all Borrowing Base credit with respect to a Tax Incentive Receivable in the event that, in the good faith determination of the Administrative Agent, the Credit Parties, Co-Financing Venture Entity or Major Studio (in the case of a Revenue Participation) (as applicable) have not caused the production or post-production of the applicable Picture to comply in all respects with the relevant statutory requirements giving rise thereto or have not timely filed any and all forms with any governmental, administrative or regulatory body in order to claim the applicable Tax Incentive Receivable or have otherwise not timely complied with any of the other commitments or agreements contained within the definition of “Tax Incentive Receivable” (without the application of any grace or cure period).

(l)              The Credit Parties shall be in compliance with Section 4.2 or Section 4.3, as applicable, with respect to an Item of Product prior to receiving the initial Borrowing Base credit for such Item of Product.

(m)           The Credit Parties may access P&A Credits for Pictures which constitute rent-a-system Pictures for which the Credit Parties are fronting print and advertising expenses for a third-party producer (such Picture, a “P&A Risk Distribution Picture”), under the following parameters: (i) any such Picture constitutes a Qualifying Picture; (ii) the Credit Parties shall be entitled to a domestic distribution fee of not less than ten percent (10%); and (iii) P&A Credits may only be accessed under this construct for up to two P&A Risk Distribution Pictures to be theatrically released in any calendar year, unless (for any additional P&A Risk Distribution Picture(s) beyond two per calendar year) the Borrower shall have made the request to the Administrative Agent and the Lenders constituting Required Lenders have not objected to the request during a ten (10) Business Day notice period. In the case of rent-a-system Pictures for which the Credit Parties are not advancing print & advertising expenses, no P&A Credits shall be available.

(n)            Credit may not be obtained for any item in the Borrowing Base except to the extent that the Administrative Agent holds a perfected security interest therein, with the priority contemplated by Section 3.18 or such greater standard required under the definitions of “Tax Incentive Receivable”, “Eligible Receivables” and “Remaining Ultimates”.

(o)            In computing the maximum amount of the credits allowable pursuant to any component(s) of the Borrowing Base which contains a limitation that such component(s) individually or collectively may not exceed a stated percentage of the Borrowing Base, a stated percentage of the Total Commitments, or a dollar amount certain, such computation shall be made prior to making any deductions from the Borrowing Base for Production/Acquisition Cost Reserves and/or P&A Reserves.

(p)            Borrowing Base credit attributable to Tax Incentive Receivables and Eligible Receivables which are denominated in a non-U.S. Dollar currency but are not hedged in a manner satisfactory to the Administrative Agent shall not exceed $5,000,000 in the aggregate at any time outstanding.

“Borrowing Base Certificate” shall mean a borrowing base certificate, substantially in the form of Exhibit D, executed by an Authorized Officer of the Borrower and delivered to the Administrative Agent as required hereunder.

“Borrowing Notice” shall mean a borrowing notice, substantially in the form of Exhibit C, executed by an Authorized Officer of the Borrower and delivered to the Administrative Agent in connection with each request for a Borrowing.

“Budgeted Negative Cost” shall mean, for any Item of Product, the aggregate amount of the development and pre-production expenses of such Item of Product plus the cost of all production elements usually and customarily included as part of the negative cost of an Item of Product of like cost and quality plus the usual and customary post-production costs of such Item of Product and all other delivery items, and shall specifically include charges for any completion guaranty fee which is to be paid (or, in the case of passive co-financings, including Revenue Participations, and Items of Product that are acquired rather than produced by a Credit Party, the acquisition price or co-financing or equity contribution to be paid by such Credit Party for such Item of Product pursuant to the applicable negative pick-up documentation or co-financing documentation), all as reflected in the budget referenced in the applicable Item of Product Declaration (or, in the case of an Item of Product with an Approved Completion Bond, approved in writing by the relevant Approved Completion Guarantor). In the case of an Item of Product for which an Approved Completion Bond has been delivered, the Budgeted Negative Cost shall mean the Bonded Budget of such Picture.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are required or permitted to close in the State of New York or the State of

California; provided, however, that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London Interbank Market.

“Business Plan” shall mean each annual business plan of the Borrower and its Subsidiaries, substantially in the form of the business plan delivered to the Administrative Agent on June 8, 2016.

“Capex Cap” shall have the meaning given to such term in Section 6.10.

“Capex Carry-Over Amount” shall have the meaning given to such term in Section 6.10.

“Capital Expenditures” shall mean, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures, whether paid in cash or accrued as a liability, by such Person during that period which, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items included in the statement of cash flows (including Capital Leases), and (ii) to the extent not covered by clause (i) hereof, the aggregate of all expenditures properly capitalized in accordance with GAAP by such Person to acquire, by purchase or otherwise, the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, in part or in whole, any other Person (other than the portion of such expenditures allocable in accordance with GAAP to net current assets or which is allocable to the production or acquisition of Items of Product). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds actually received shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time, or the amount of such proceeds, as the case may be.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of such Person, and the amount of obligations in respect of a Capital Lease shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” shall have the meaning given to such term in Section 11.1.

“Cash Equivalents” shall mean: (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one (1) year from the date of acquisition thereof, (ii) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P or Prime-1 from Moody’s, (iii) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $2,000,000,000 or that is a Lender, (iv) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above, and (v) money market funds that (a) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (b) are rated AAA by S&P or Aaa by Moody’s, and (c) have portfolio assets of at least $5,000,000,000.

“CFC” shall mean a Subsidiary that is a “controlled foreign corporation” as defined in Section 957(a) of the Code or any successor provision thereto; provided, that a Subsidiary shall not constitute a CFC under this Facility unless, at the relevant date of determination, there is a reasonable expectation of substantial earnings and profits in the United States of America, tax on which may be deferred.

“Chain of Title Documents” shall have the meaning given to such term in Section 4.2(d).

“Change in Control” shall mean (i) the Permitted Holders shall cease to directly own the Equity Interests issued by the Parent in an amount sufficient to entitle the Permitted Holders to a majority of the distributions payable to holders of any Equity Interests of the Parent upon the liquidation, dissolution or sale of the Parent, (ii) the Permitted Holders shall cease to have voting control of the Parent, (iii) the Parent shall cease to directly own 100% of the Equity Interests issued by the Borrower or shall cease to have voting control of the Borrower, or (iv) except as otherwise permitted pursuant to the terms hereof, the Borrower (or, if applicable, any Guarantor) shall cease to own 100% of the Equity Interests issued by any Guarantor to the Borrower (or, if applicable, to any Guarantor) or shall cease to have voting control of any Guarantor.

“Change in Law” shall mean the occurrence after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes a party to this Credit Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change in Management” shall mean (i) either (a) Robert Simonds or (b) two out of three of Noah Fogelson, Thomas McGrath and Adam Fogelson, shall cease for any reason (including, without limitation, termination of employment, death or disability) to perform the functions and services currently being performed by him or them, as applicable and (ii) the Borrower shall have failed to appoint a replacement or replacements (as applicable) reasonably acceptable to the Administrative Agent and the Required Lenders within 90 days of such discontinuance.

“Closing Date” shall mean the date on which all of the conditions precedent set forth in Section 4.1 have been satisfied or waived.

“Code” shall mean the Internal Revenue Code of 1986, as now and hereafter in effect, as codified at 26 U.S.C. § 1 et seq.

“Co-Financed Item of Product” shall mean any Item of Product (a) a portion of the negative cost or acquisition cost of which, shall be co-financed by an Approved Co-Financier (i) by funding such portion of the negative cost as incurred during the production period thereof, (ii) by paying such portion upon Completion of such Item of Product, or (iii) in a manner otherwise acceptable to the Administrative Agent, in each case pursuant to a Co-Financing Agreement, and which co-financing shall, in any case, satisfy the conditions set forth in Section 6.25 or (b) which satisfies the requirements for an Approved Co-Financing Venture Transaction.

“Co-Financing Agreement” shall mean an agreement between a Credit Party and an Approved Co-Financier relating to the co-financing arrangements in respect of a Co-Financed Item of Product permitted hereunder and which is in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time in accordance with the terms hereof and thereof. A co-financing transaction which contains economic terms no less favorable to the Credit Parties than those described in the Strategic Collaboration Agreement dated as of the Closing Date, by and between STX Financing, LLC and Odd Lot Entertainment, LLC or an Affiliate thereof is hereby pre-approved for purposes of this definition. For the avoidance of doubt, Co-Financing Agreement shall not include a Co-Financing Venture Agreement.

“Co-Financing Intercreditor Agreement” shall mean an intercreditor agreement among (i) the Administrative Agent, the Seer P&A Facility Agent and Subordinated Agent, (ii) each applicable Credit Party, (iii) the applicable Approved Co-Financier (and, if applicable, its lender), (iv) if appropriate, the applicable Approved Completion Guarantor, and (v) such other Person(s) as the Administrative Agent may deem appropriate (as amended, supplemented or otherwise modified, renewed, restated or replaced from time to time in accordance with the terms hereof and thereof) governing, among other things, the terms of the co-financing arrangements with respect to the applicable Co-Financed Item of Product, which such agreement shall be in form and substance reasonably satisfactory to the Administrative Agent and in any case shall comply with the provisions set forth in Section 6.25.

“Co-Financing Venture Agreement” shall mean an agreement between a Credit Party and an Approved Co-Financing Venture Counterparty relating to an Approved Co-Financing Venture Transaction, in form and substance reasonably satisfactory to the

Administrative Agent, as the same may be amended, supplemented or otherwise modified, renewed, restated or replaced from time to time in accordance with the terms hereof and thereof.

“Co-Financing Venture Entity” shall mean a special purpose, joint venture entity, created to produce, acquire, own or control any right, title or interest in and to an Item of Product pursuant to an Approved Co-Financing Venture Transaction, and 100% of the Equity Interests of which are owned by a Credit Party and by an Approved Co-Financing Venture Counterparty pro rata in proportion to their respective beneficial ownership interests in the relevant Item of Product and the Direct Negative Cost thereof.

“Co-Financing Venture Interparty Agreement” shall mean, in respect of any Co-Financing Venture Item of Product, an interparty agreement among the Administrative Agent, the applicable Credit Party, the applicable Approved Co-Financing Venture Counterparty and, if applicable, its lenders (or appropriate representatives on their behalf) and any other applicable parties, in form and substance reasonably satisfactory to the Administrative Agent (as the same may be amended, supplemented or otherwise modified, renewed, restated or replaced from time to time in accordance with the terms hereof and thereof) and governing, among other things, the terms of the applicable Approved Co-Financing Venture Transaction as between the Credit Parties and the Administrative Agent on the one hand, and the applicable Approved Co-Financing Venture Counterparty and its lenders (or such representatives) on the other hand, consistent, as to intercreditor matters, with the terms and conditions set forth on Schedule 1.3 hereto.

“Co-Financing Venture Item of Product” shall mean an Item of Product produced or acquired through an Approved Co-Financing Venture Transaction.

“Collateral” shall mean, with respect to each Credit Party, all of such Credit Party’s right, title and interest in and to all personal and real property, tangible and intangible, wherever located or situated and whether now owned, currently existing or hereafter acquired or created, including, but not limited to, all goods, accounts, instruments, intercompany obligations, partnership and joint venture interests, contract rights, documents, chattel paper, general intangibles, goodwill, equipment, fixtures, machinery, inventory, investment property, copyrights, patents, trademarks, trade names, insurance policies (including any key man policies), insurance proceeds, cash, deposit accounts, securities accounts, letter of credit rights, the Pledged Securities and other securities, all amounts on deposit in any Collection Account, any Cash Collateral Account or in any other deposit account and any proceeds of any thereof, products of any thereof or income from any thereof, further including, but not limited to, all of such Credit Party’s right, title and interest in and to each and every Item of Product, all of the properties thereof, tangible and intangible, and all domestic and foreign copyrights and all other rights therein and thereto, of every kind and character, whether now in existence or hereafter to be made or produced, and whether or not in the possession of such Credit Party, including with respect to each and every Item of Product and without limiting the foregoing language, each and all of the following particular rights and properties (in each case to the extent they are now owned, currently existing or hereafter acquired or created by such Credit Party):

(i)              all scenarios, screenplays, teleplays and/or scripts at every stage thereof;

(ii)            all common law and/or statutory copyright and other rights in all literary and other properties (hereinafter called “said literary properties”) which form the basis of such Item of Product and/or which are or will be incorporated into such Item of Product, all component parts of such Item of Product consisting of said literary properties, all motion picture, television program or other rights (including digital rights) in and to the story, all treatments of said story and said literary properties, together with all preliminary and final screenplays used and to be used in connection with such Item of Product, and all other literary material upon which such Item of Product is based or from which it is adapted;

(iii)          all rights for all media in and to all music and musical compositions used and to be used in such Item of Product, if any, including, each without limitation, all rights to record, re-record, produce, reproduce or synchronize all of said music and musical compositions, including, without limitation, reuse fees, royalties and all other amounts payable with respect to said music and musical compositions;

(iv)          all tangible personal property relating to such Item of Product, including, without limitation, all exposed film, developed film, positives, negatives, prints, positive prints, answer prints, magnetic tapes and other digital or electronic storage media, special effects, preparing materials (including interpositives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, and all other forms of pre-print elements), sound tracks, cutouts, trims and any and all other physical properties of every kind and nature relating to such Item of Product whether in completed form or in some state of completion, and all masters, duplicates, drafts, versions, variations and copies of each thereof, in all formats whether on film, videotape, disk or other optical or electronic media or otherwise and all music sheets and promotional materials relating to such Item of Product (collectively, the “Physical Materials”);

(v)            all collateral, allied, subsidiary and merchandising rights appurtenant or related to such Item of Product including, without limitation, the following rights: all rights to produce remakes, spin-offs, sequels or prequels to such Item of Product based upon such Item of Product, said literary properties or the theme of such Item of Product and/or the text or any part of said literary properties; all rights throughout the world to broadcast, transmit and/or reproduce by means of television (including commercially sponsored, sustaining and subscription or “pay” television) or by streaming video or by other means over the internet or any other open or closed physical or wireless network or by any process analogous to any of the foregoing, now known or hereafter devised, such Item of Product or any remake, spin-off, sequel or prequel to such Item of Product; all rights to produce primarily for television or digital exploitation or similar use, a motion picture or series of motion pictures, or other Item of Product by use of film or any other recording device or medium now known or hereafter devised, based upon such Item of Product, said literary properties or any part thereof, including, without limitation, based upon any script, scenario or the like used in such Item of Product; all merchandising rights including, without limitation, all rights to use, exploit and license others to use and exploit any and all commercial tie-ups of any kind arising out of or connected with said literary properties, such Item of Product, the title or titles of such Item of Product, the characters of such Item of Product and/or said literary properties and/or the names or characteristics of said characters and including further, without limitation, any and all commercial exploitation in connection with or related to such Item of Product, any remake, spin-off, sequel or prequel thereof and/or said literary properties;

(vi)          all copyrights, domestic and foreign, obtained or to be obtained on such Item of Product, together with any and all copyrights obtained or to be obtained in connection with such Item of Product or any underlying or component elements of such Item of Product, including, in each case without limitation, all copyrights on the property described in subparagraphs (i) through (v) inclusive, of this definition, together with the right to copyright (and all rights to renew or extend such copyrights, if applicable) and the right to sue in the name of such Credit Party for past, present and future infringements of copyright;

(vii)        all insurance policies and completion bonds connected with such Item of Product and all proceeds which may be derived therefrom;

(viii)      all rights to distribute, sell, rent, license the exhibition of and otherwise exploit and turn to account such Item of Product in all media (whether now known or hereafter developed), the Physical Materials, the motion picture, television program or other rights in and to the story and/or other literary material upon which such Item of Product is based or from which it is adapted, and the music and musical compositions used or to be used in such Item of Product;

(ix)          any and all sums, claims, proceeds, money, products, profits or increases, including money profits or increases (as those terms are used in the UCC or otherwise) or other property obtained or to be obtained from the distribution, exhibition, sale or other uses or dispositions of such Item of Product or any part of such Item of Product in all media (whether now known or hereafter developed), including, without limitation, all sums, claims, proceeds, profits, products and increases, whether in money or otherwise, from a sale and leaseback or other sale, rental or licensing of such Item of Product and/or any of the elements of such Item of Product including, without limitation, from collateral, allied, subsidiary and merchandising rights, and further including, without limitation, all monies held in any Collection Account;

(x)            the dramatic, nondramatic, stage, television, radio and publishing rights, title and interest in and to such Item of Product, and the right to obtain copyrights and renewals of copyrights therein, if applicable;

(xi)          the name or title of such Item of Product and all rights of such Credit Party to the use thereof, including, without limitation, rights protected pursuant to trademark, service mark, unfair competition and/or any other applicable statutes, common law, or other rule or principle of law;

(xii)        any and all contract rights and/or chattel paper which may arise in connection with such Item of Product;

(xiii)      all accounts and/or other rights to payment which such Credit Party currently owns or which may arise in favor of such Credit Party in the future, including, without limitation, any refund or rebate in connection with a completion bond or otherwise, any and all refunds in connection with any value added tax, all accounts and/or rights to payment due from Persons in connection with the distribution of such Item of Product, or from the exploitation of any and all of the collateral, allied, subsidiary, merchandising and other rights in connection with such Item of Product, including tax refunds and tax rebates received in connection with tax incentives;

(xiv)       any and all “general intangibles” (as that term is defined in Section 9-102(42) of the UCC) not elsewhere included in this definition, including, without limitation, any and all general intangibles consisting of any right to payment which may arise in connection with the distribution or exploitation of any of the rights set out herein, and any and all general intangible rights in favor of such Credit Party for services or other performances by any third parties, including actors, writers, directors, individual producers and/or any and all other performing or nonperforming artists in any way connected with such Item of Product, any and all general intangible rights in favor of such Credit Party relating to licenses of sound or other equipment, or licenses for any photograph or photographic or other processes, and any and all general intangibles related to the distribution or exploitation of such Item of Product including general intangibles related to or which grow out of the exhibition of such Item of Product and the exploitation of any and all other rights in such Item of Product set out in this definition;

(xv)         any and all “goods” (as defined in Section 9-102(44) of the UCC) including, without limitation, “inventory” (as defined in Section 9-102(48) of the UCC) and “equipment” (as defined in Section 9-102(33) of the UCC) which may arise in connection with the creation, production or delivery of such Item of Product, which goods are owned by such Credit Party pursuant to any production agreement or Distribution Agreement or otherwise;

(xvi)       all and each of the rights, regardless of denomination, which arise in connection with the acquisition, creation, production, completion of production, delivery, distribution, or other exploitation of such Item of Product, including, without limitation, any and all rights in favor of such Credit Party, the ownership or control of which are or may become necessary or desirable, in the reasonable opinion of the Administrative Agent, in order to complete production of such Item of Product in the event that the Administrative Agent exercises any rights it may have to take over and complete production of such Picture;

(xvii)     any and all documents issued by any pledgeholder or bailee with respect to such Item of Product or any Physical Materials (whether or not in completed form) with respect thereto;

(xviii)   any and all Production Accounts, Collection Accounts or other bank accounts established by such Credit Party with respect to such Item of Product;

(xix)       any and all rights of such Credit Party under any Distribution Agreements relating to such Item of Product, including, without limitation, all rights to payment thereunder;

(xx)         any and all rights of such Credit Party under contracts relating to the production or acquisition of such Item of Product or otherwise, including, but not limited to, all such contracts which have been delivered to the Administrative Agent pursuant to this Credit Agreement;

(xxi)       any and all patents, patent rights, software, proprietary processes or other rights with respect to the creation or production of computer animated Item of Product; and

(xxii)     any rebates, credits, grants or other similar benefits relating to such Picture.

Notwithstanding the foregoing or any contrary provision herein or in any other Fundamental Document, “Collateral” shall not include (a) the “Permitted Key Man Policy” (as defined in the Subordination Agreement), (b) any assets of a CFC or FSHCO, (c) any contract or agreement to which a Credit Party is a party if and to the extent such contract or agreement is subject to express contractual provisions prohibiting the creation of a security interest in the right, title or interest of such Credit Party therein and such creation would, in and of itself, cause or result in a default thereunder enabling another Person party to such contract or agreement to terminate the same or enforce material remedies thereunder; except in each case to the extent that (i) such prohibition has been waived or such other Person has otherwise consented to the creation hereunder of a security interest in such contract or agreement, or (ii) such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of Article 9 of the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code) or principles of equity and provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, such Credit Party shall be automatically deemed to have granted a security interest hereunder to the Administrative Agent (for the benefit of the Secured Parties) in, all of its rights, title and interest in and to such contract or agreement as if such provision had never been in effect, (d) any voting Equity Interests issued by a CFC or FSHCO, in each case, to any Credit Party in excess of 65% of the issued and outstanding voting Equity Interests in such CFC or FSHCO, or (e) any “intent to use” trademark application for which a statement of use has not been filed with the U.S. Patent and Trademark Office, but only to the extent that the grant of a Lien thereon would invalidate such trademark application. In addition, the exclusion in clause (c) of the foregoing proviso shall in no way be construed so as to limit, impair or otherwise affect the Administrative Agent’s unconditional continuing security interest in and to (x) all rights, title and interests of each Credit Party in or to any rights to payment or other rights to receive monies due or to become due under any such contract or agreement and in any such monies and other proceeds of such contract or agreement, or (y) all rights, title and interests of each Credit Party in or to any Item of Product to which such contract or agreement relates, including any copyright therein or proceeds therefrom, except, in the case of clause (y) but not clause (x), to the extent such contract or agreement contains an express and enforceable contractual provision(s) prohibiting the creation of a security interest in the right, title or interest of such Credit Party therein or such creation would, in and of itself, cause or result in a default thereunder enabling another Person party to such contract or agreement to terminate the same or enforce material remedies thereunder.

“Collection Accounts” shall mean the collection accounts of the Credit Parties maintained with respect to Collateral pursuant to Section 8.3(a), including the Corporate Priority Collection Account and the Production Priority Collection Account described therein.

“Commitment” shall mean with respect to any Lender, the commitment of such Lender to make Loans to the Borrower and participate in the Letters of Credit up to an aggregate amount not in excess at any one time outstanding of the amount set forth (i) opposite such Lender’s name under the column entitled “Commitment” in the Schedule of Commitments, or (ii) in any applicable Assignment and Assumption(s) to which such Lender may be a party, as such amount may be increased or reduced from time to time in accordance with the terms of this Credit Agreement.

“Commitment Fees” shall have the meaning given to such term in Section 2.5(a).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning given to such term in Section 13.1(d)(ii).

“Competitor” shall mean a Person (or an Affiliate of such Person or a member of an Affiliate Group related to such Person) that competes with the Borrower or any of the Borrower’s Subsidiaries in their primary businesses of (i) the production, development, marketing, distribution and/or exploitation of motion pictures or television programs or (ii) production of digital media content; provided, that each of the following persons shall not constitute a Competitor hereunder: (a) an institutional investor that invests in media and entertainment companies but (x) does not actively participate in the management of such companies and (y) does not actively participate in the management or control of any Competitor, and (b) the Administrative Agent, the Issuing Bank or any Lender that would otherwise become a Competitor by virtue of having foreclosed on or otherwise exercised any right or remedy resulting in, or having as a creditor received any recovery in any insolvency proceeding resulting in, the acquisition or ownership of the equity or assets of a Competitor and related activities, including, without limitation, directly or indirectly managing a Competitor as a result thereof.

“Complete” or “Completed” or “Completion” shall mean that, with respect to any Item of Product, (a) sufficient elements thereof (i) have been delivered by the applicable Credit Party, Co-Financing Venture Entity, Approved Co-Financier or Major Studio (as applicable) to, and accepted, deemed accepted and/or exploited by, the Approved Domestic Distributor and any other Distributor whose obligations are included in the Borrowing Base, to permit such Distributor(s) to exhibit the Item of Product in the theatrical or other medium for which the Item of Product is intended for initial exploitation in the Domestic Territory or elsewhere, or (ii) satisfies the completion and delivery requirements under the Approved Completion Bond, and (b) if such Item of Product was acquired by a Credit Party or Co-Financing Venture Entity from a third Person, or if a Credit Party acquired a Revenue Participation in such Item of Product, the entire fixed acquisition price, minimum advance or such Credit Party’s or such Co-Financing Venture Entity’s share of the direct costs of the Item of Product shall have been paid to the extent then due, and there are no unsatisfied or unwaived conditions to such Credit Party’s or such Co-Financing Venture Entity’s rights in such Item of Product and there is no right of reversion or divestiture with respect thereto.

“Compliance Certificate” shall have the meaning given to such term in Section 5.1(g).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Subsidiaries” shall mean, with respect to any Person at any time, all Subsidiaries of such Person which are required to be consolidated with such Person for financial reporting purposes in accordance with GAAP then in effect.

“Contribution Agreement” shall mean a Contribution Agreement, substantially in the form of Exhibit M, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time in accordance with the terms thereof.

“Copyright Security Agreement” shall mean a Copyright Security Agreement, substantially in the form of Exhibit E-1, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time by delivery of a Copyright Security Agreement Supplement or otherwise.

“Copyright Security Agreement Supplement” shall mean a Copyright Security Agreement Supplement substantially in the form of Exhibit E-2.

“Corporate Priority Collateral” shall have the meaning given to such term in the Senior Intercreditor Agreement.

“Corporate Priority Collateral Availability” shall mean as of any date of determination the sum (if positive) of (a) Corporate Priority Collateral Sub-Borrowing Base minus (b) the sum of (i) the aggregate principal amount of all then-outstanding loans and Letters of Credit as of any date of determination that were originally extended on the basis of Remaining Ultimates credits and P&A Credits plus (ii) the aggregate principal amount of all Borrowings and Letters of Credit that were originally extended on the basis of Remaining Ultimates credits and P&A Credits or Eligible Receivables included in the Corporate Priority Collateral Sub-Borrowing Base on the basis of domestic exploitation of Pictures but in any such case were repaid or cash collateralized with Production Priority Collateral proceeds or Borrowing Base Credit Extended on the basis of same.

“Corporate Priority Collection Account” shall mean the Collection Account of such name described in Section 8.3(a).

“Corporate Priority Collateral Sub-Borrowing Base” shall mean a sub-calculation of the Borrowing Base constituting, as of any date of determination, the sum of (a) the aggregate value of the Remaining Ultimates credits in the Borrowing Base pursuant to clause (ii) thereof plus (b) the aggregate value of P&A Credits in the Borrowing Base pursuant to clause (i) thereof plus (c) the aggregate value of Borrowing Base credit attributable to Eligible Receivables relating to the domestic rights in any medium for any Picture plus (d) the aggregate value of cash in the Borrowing Base pursuant to clause (xiii) thereof that constitutes proceeds of Corporate Priority Collateral which has been released to the Borrower in accordance with the Proceeds Application Provisions (as such term is defined in the Senior Intercreditor Agreement) minus (e) the aggregate P&A Reserves. For the avoidance of doubt, the aggregate Remaining Ultimates under clause (a) shall be computed net of any deductions or other limitations required in accordance with the definition of the “Borrowing Base” for third party payments.

“Covered Swap Agreement” shall mean a Swap Agreement between a Credit Party and a Lender or an Affiliate of a Lender as to which the applicable Lender or its Affiliates has satisfied the requirements contained in the definition of “Obligations.”

“Credit Exposure” shall mean, at any time, the principal amount of all Loans outstanding at such time plus the L/C Exposure at such time.

“Credit Party” and “Credit Parties” shall mean, individually and collectively as the context so requires, the Borrower and each of the Guarantors.

“Default” shall mean a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender, as determined by the Administrative Agent, that has (i) failed to fund any portion of its Loans or participations in Letters of Credit within three (3) Business Days after the date required to be funded by it hereunder, unless determined by the Administrative Agent in its sole discretion to be the subject of a good faith dispute, (ii) notified the Administrative Agent, the Issuing Bank, any Lender (subject to such Lender having given notice thereof to the Administrative Agent) or the Borrower (subject to the Borrower having given notice thereof to the Administrative Agent) in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Credit Agreement or under other agreements in which it commits to extend credit, unless with respect to such other agreements, the Administrative Agent, in its sole discretion, determines there to be a good faith dispute, (iii) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Credit Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (iv) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days after the date when due, unless determined by the Administrative Agent in its sole discretion to be the subject of a good faith dispute, or (v) on or after the Closing Date (A) become or is insolvent or has a parent company that has become or is insolvent, (B) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, assignee for the benefit of creditors, or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, assignee for the benefit of creditors, or similar Person charged with the reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, except that a Lender shall not become a Defaulting Lender pursuant to this clause (v) solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender, or the exercise of control over such Lender or Person controlling such Lender, in each case by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Lender or Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or Lender, or (C) has become the subject of a Bail-In Action.

“Defaulting Lender’s L/C Exposure” shall have the meaning given to such term in Section 2.15(c)(i).

“Deficit Percentage” shall mean the ratio, determined as of each applicable P&A Test Date (for the five most recent Seasoned Pictures distributed by the Borrower and for which P&A Expenses have been funded by the Borrower (with “Free State of Jones” to be the first picture to be included in the first testing pool)), expressed as a percentage, equal to (i) one hundred percent plus (ii) the lesser of (a) twenty five percent (25%) and (b) the quotient of (x) the aggregate Production Exposures for the five subject Pictures divided by (y) the Credit Parties’ share of aggregate gross P&A expenditures for the five subject Pictures.

“Determination Date” shall have the meaning set forth in the definition of “Ultimates Percentage”.

“Development Carry-Over Amount” shall have the meaning given to such term in Section 6.24(b).

“Development Cost Cap” shall have the meaning given to such term in Section 6.24(b).

“Digital Product” shall mean any short-form digital content (other than a Picture or a Program) intended for initial exploitation through the internet (e.g. YouTube) or mobile applications; provided that the term “Digital Product” shall not include long form episodic Programs or motion pictures intended for initial exploitation on a SVOD platform like Netflix or on Amazon.

“Digital Product Declaration” shall mean, with respect to any Digital Product produced or acquired by or on behalf of a Credit Party, a declaration, substantially in the form of Exhibit I-3.

“Direct Negative Costs” shall mean, with respect to an Item of Product, the aggregate of all costs, charges and expenses incurred or paid, or to be incurred and paid, by any Person in connection with the acquisition (including, without limitation, payments with respect to guarantees, advances and other payments made to rights holders) and/or development, preparation, production, completion and delivery of such Item of Product, including, but not limited to, payments for acquisition of underlying rights, pre-production expenses, fees and expenses (including development fees) for producers, directors, writers, actors, visual and special effects personnel, camera personnel, set designers, makeup and hair artists, film editors and other creative, artistic, technical and production personnel, charges for studio space, stages, and facilities, security, reproduction and processing equipment, film supplies, laboratory and sound services, visual and special effects, and facilities, location construction expenses, travel and living expenses (including per diems and similar allowances) in connection with pre-production production, and post-production activities, outside legal charges, outside accounting charges, financing costs, interest, insurance and (if applicable) any Approved Completion Guarantor fees.

“Distribution Agreement” shall mean any distribution agreement or license agreement heretofore or hereafter entered into by a Credit Party or Co-Financing Venture Entity (or by an Approved Foreign Sales Agent or Licensing Intermediary on behalf of such Credit Party or Co-Financing Venture Entity), as licensor, with a Distributor, as licensee, with respect to the distribution, license or other exploitation of one or more Items of Product in any medium or territory, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Distributor” shall mean any Person which a Credit Party or Co-Financing Venture Entity (or an Approved Foreign Sales Agent or Licensing Intermediary on behalf of such Credit Party or Co-Financing Venture Entity) engages to distribute, license or otherwise exploit an Item of Product in any medium.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domestic Territory” shall mean the United States of America and its territories and possessions; provided, that solely in the context of P&A Expenses, on a picture by picture basis, to the extent that the Credit Parties are responsible for any such P&A Expenses in Canada and its territories and possessions, “Domestic Territory” shall also include Canada and its territories and possessions.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Receivables” shall mean, at any date at which the amount thereof is to be determined, an amount equal to the following (discounted to present value, in the case of amounts which are not due and payable within twelve (12) months following the date of determination, on a quarterly basis by a rate of interest equal to the interest rate in effect on the Alternate Base Rate Loans on the date of computation): (i) all net amounts which pursuant to a binding agreement are contractually obligated to be paid to the Credit Parties or Co-Financing Venture Entities (with respect to the Credit Parties’ share thereof) either unconditionally or subject only to customary delivery requirements, and which are reasonably expected by the Credit Parties or Co-Financing Venture Entities to be payable and collected from the relevant obligors (or backed by Acceptable L/Cs, cash deposits or other form of credit support acceptable to the Administrative Agent in its sole discretion) minus (ii) the sum of (x) without double counting, the following items payable by a Credit Party or Co-Financing Venture Entity (with respect to the Credit Parties’ share thereof) in respect of such amount (based on the Credit Parties’ then best estimates): royalties, residuals, commissions, participations and other payments to third Persons, collection/distribution expenses and commissions, fulfillment costs, Taxes (including foreign withholding, remittance and similar Taxes) chargeable in respect of such accounts receivable, and any other projected expenses of the Credit Parties or Co-Financing Venture Entities (with respect to the Credit Parties’ share thereof) arising in connection with such amounts, and (y) any portion of the Eligible Receivables subject to repayment or deduction pursuant to contractual obligations. Eligible Receivables may include any payment obligations of an Approved Co-Financier to a Credit Party pursuant to a Co-Financing Agreement or a Revenue Participation which otherwise satisfy the requirements for Eligible Receivables under the Credit Agreement (including this definition). Eligible Receivables shall not include amounts:

(i)              which are attributable to an acquired Item of Product, until such time that (x) solely in the case of Pictures, the applicable Credit Party (or, if applicable, Co-Financing Venture Entity) is included as a beneficiary under an Approved Completion Bond with respect to such Credit Party’s share of the production cost for such Picture and (y) such Credit Party (or, if applicable, Co-Financing Venture Entity) has acquired the ownership or any distribution rights to such Item of Product; it being understood that credit will be given on a determination date when proceeds of the extension of credit requested hereunder are being used to fund the acquisition of such Item of Product;

(ii)            which are in the aggregate due from a single Acceptable Obligor in excess of the Allowable Amount with respect to such Acceptable Obligor or, in the case of an Affiliated Group, in the aggregate due from the entities in such Affiliated Group in excess of the Allowable Amount with respect to such Affiliated Group (but in each case only to the extent of such excess), in each case unless secured by an Acceptable L/C or other financial assurances satisfactory to the Administrative Agent in its sole discretion;

(iii)          which are or will be subject to material conditions precedent to payment (including a material performance obligation, a material executory aspect on the part of the Credit Parties or any other party or obligations contingent upon future events not within the Credit Parties’ direct control), other than customary delivery requirements; provided, that Eligible Receivables may be conditioned on (x) a minimum expenditure in respect of P&A Expenses or (y) a minimum screen release requirement so long as the applicable requirements set forth in paragraph (i) of the definition of “Borrowing Base” are satisfied;

(iv)          which are more than one hundred twenty (120) days past due;

(v)            which, in the case of all Eligible Receivables in excess of the Dollar equivalent of $1,000,000, are to be paid in a currency other than Dollars, unless hedged in a manner reasonably satisfactory to the Administrative Agent;

(vi)          to the extent included in the estimated bad debts of a Credit Party;

(vii)        which are due from any obligor which has 15% or more of the total receivable amount from such obligor one hundred twenty (120) or more days contractually past due (exclusive of amounts that are being disputed or contested in good faith);

(viii)      for which there is a bona fide request for a material credit, adjustment, compromise, offset, counterclaim or dispute; provided, however, only the amount in question shall be excluded from such receivable;

(ix)          which are attributable to an Item of Product or right in which the Credit Parties cannot warrant sufficient title to the underlying rights to justify such receivable;

(x)            in which the Administrative Agent (for the benefit of the Secured Parties) does not have a first priority perfected security interest under the UCC (other than with respect to Revenue Participations, in which case such first priority perfected security interest requirement shall only apply to the payment obligation of the Major Studio in favor of the Credit Party) and applicable copyright law (subject only to the Specified Permitted Encumbrances described in Section 6.2(b) or (h)) or which is not subject to a fully-executed Notice of Assignment (provided, that the Administrative Agent may waive the requirement that a domestic obligor countersign a Notice of Assignment);

(xi)          which are determined by the Administrative Agent in its reasonable discretion, acting in good faith, upon written notice from the Administrative Agent to the Borrower, and effective upon the Borrower’s receipt of such notice, to be unacceptable (it being understood that certain unacceptable receivables may be made acceptable and may be included in the Borrowing Base if secured by an Acceptable L/C or other financial assurances satisfactory to the Administrative Agent in its sole discretion); provided, that, except in the case of a bankruptcy or other insolvency event of an Acceptable Obligor, to the extent that giving effect to such determination would result in a mandatory prepayment by the Borrower under Section 2.9(e) or an Event of Default occurring, no such mandatory prepayment shall be due or Event of Default shall have occurred; and provided further, that with respect to receivables that have been included in the Borrowing Base prior to a determination in accordance with this clause (xi), the Administrative Agent shall (subject to confidentiality requirements imposed by contract or Applicable Law), if it gave the notice of ineligibility, advise the Borrower of the rationale for any exclusion under this clause (xi));

(xii)        which are attributable to a Picture, Program or (if applicable) Digital Product as to which the Administrative Agent has not received a fully executed copy of a Pledgeholder Agreement or a Laboratory Access Letter (as applicable) from each Laboratory holding Physical Materials for such Picture, Program or (if applicable) Digital Product (it being understood that this clause (xii) shall (A) not apply to Revenue Participations and (B) with respect to Co-Financed Items of Product, be subject to the first paragraph of Section 4.2(f));

(xiii)      which will not become due and payable until after the first anniversary of the scheduled Maturity Date (but for these purposes ignoring clause (iii) of the definition of Maturity Date);

(xiv)       which are rendered unenforceable against the obligor due to the failure of any Credit Party to be in good standing as a foreign limited liability company (unless the applicable Credit Party has subsequently obtained the necessary good standing status to allow enforcement);

(xv)         which are payment obligations of an Approved Co-Financier to a Credit Party pursuant to a Co-Financing Agreement or of an Approved Co-Financing Venture Counterparty to a Credit Party pursuant to a Co-Financing Venture Agreement (as applicable), unless in each case approved by the Administrative Agent and otherwise satisfying the requirements for Eligible Receivables under the Credit Agreement (including this definition); or

(xvi)       which are included in the calculation of the Remaining Ultimates component of the Borrowing Base.

“Environmental Laws” shall mean any and all federal, state, local or municipal laws, statutes, ordinances, orders, common law, codes, rules, regulations, environmental permits, judgments, decrees, injunctions, or agreements with any Governmental Authority, relating to the protection of health and the environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials, as now or at any time hereafter in effect, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act, 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the

Superfund Amendments and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Occupational Safety and Health Act as amended, 29 U.S.C. § 655 and § 657, together, in each case, with the publications promulgated thereunder and all substitutions thereof.

“Equity Interests” shall mean shares of the capital stock, partnership interests, membership interests or other ownership units in a limited liability company, beneficial interests in a trust or other equity or voting interests in any Person, or any warrants, options or other rights to acquire such interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each Person (as defined in Section 3(9) of ERISA) which is treated as a single employer with any Credit Party under Section 414(b), (c), (m) or (o) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to LIBOR.

“Event of Default” shall have the meaning given to such term in Section 7.1.

“Excluded Subsidiary” shall mean:

(i) each Co-Financing Venture Entity;

(ii) any CFC;

(iii) each Immaterial Subsidiary;

(iv) each Unrestricted Subsidiary;

(v) each Special Purpose Producer;

(vi) any FSHCO; and

(vii) each direct or indirect Subsidiary of any of the foregoing.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act, at the time the Guaranty of such Guarantor becomes or would become effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 13.10(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(g) and (d) any Taxes imposed under FATCA.

“Existing Corporate Facility Agent” shall mean JPMorgan Chase Bank, N.A., as administrative agent on behalf of the lenders and the issuing bank party to the Existing Corporate Facility Agreement.

“Existing Corporate Facility Agreement” shall mean that certain Amended and Restated Credit, Security, Guaranty and Pledge Agreement (Corporate Facility) dated as of May 2, 2014, among the Borrower, the Parent, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent and issuing bank on behalf of such lenders, as amended, supplemented or otherwise modified, renewed or replaced prior to the date hereof.

“Existing Production Facility Agent” shall mean JPMorgan Chase Bank, N.A., as administrative agent on behalf of the lenders and the issuing bank party to the Existing Production Facility Agreement.

“Existing Production Facility Agreement” shall mean that certain Amended and Restated Credit, Security, Guaranty and Pledge Agreement (Production Facility), dated as of

May 2, 2014, among the Borrower, the Parent, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent and issuing bank on behalf of such lenders, as amended, supplemented or otherwise modified, renewed or replaced prior to the date hereof.

“Facility” shall have the meaning given to such term in the Introductory Statement hereto.

“FATCA” shall mean sections 1471 through 1474 of the Code, as in effect on the Closing Date (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and official published guidance with respect thereto and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

                         “Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

"Federal Funds Effective Rate" means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Federal Securities Laws” shall have the meaning given to such term in Section 10.7.

“FFI” shall have the meaning set forth in the definition of “Approved Completion Guarantor”.

“First Cycle Period” shall mean, for any Seasoned Picture, (i) the seven (7) year period commencing on the date of the initial theatrical release of such Seasoned Picture in the Domestic Territory (or, if the Ultimates Provider is a Major Studio or Anchor Bay (solely for home entertainment distribution) that reports ultimates on a ten (10) year basis, then the ten (10) year period commencing on such date), or (ii) such shorter period for which Remaining Ultimates are actually reported by the applicable Ultimates Provider.

“Five Picture Rolling P&A Coverage Ratio” shall mean the ratio (expressed as a percentage), determined on each applicable P&A Test Date, of (i) (x) the Net Ultimates for the five most recent Pictures distributed by the Borrower and for which P&A Expenses have been funded by the Borrower (with “Free State of Jones” to be the first picture to be included in the first testing pool), plus (y) the Unlicensed Free TV Ultimates with respect to such Pictures to (ii) all P&A Expenses with respect to such Pictures.

“Flood Insurance” means, for any real property that is Collateral that is located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to the Administrative Agent, in either case, that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines, (b) shall include a deductible not to exceed $50,000 and (c) shall have a coverage amount equal to the lesser of (i) the “replacement cost value” of the buildings located on owned real property and any personal property Collateral located on the real property as determined under the National Flood Insurance Program or (ii) the maximum policy limits set under the National Flood Insurance Program.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“FSHCO” shall mean any Subsidiary all or substantially all of the assets of which are equity interests (or equity and debt interests) in one or more CFCs.

“Fundamental Documents” shall mean this Credit Agreement, including the schedules and exhibits hereto, and any agreements entered into in connection herewith by the Borrower, or any other Credit Party with or in favor of the Administrative Agent and/or the Lenders, including, the Notes, the Pledgeholder Agreements, the Laboratory Access Letters, the Copyright Security Agreement, the Copyright Security Agreement Supplements, the Trademark Security Agreement, the Notices of Assignment, the Instruments of Assumption and Joinder, the Account Control Agreements, the Contribution Agreement, the Senior Intercreditor Agreement, the Subordination Agreement, the Interparty Agreements, the Co-Financing Intercreditor Agreements, each of the UCC financing statements (or foreign equivalent), all security documentation executed by a Licensing Intermediary in favor of the Administrative Agent or a Credit Party, Letter of Credit applications and any agreements between the Borrower and the Issuing Bank regarding the Issuing Bank’s commitment to issue Letters of Credit or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit, and any other security or ancillary documentation which is required to be or is otherwise executed and delivered to the Administrative Agent, any Lender or the Issuing Bank in connection with this Credit Agreement or any of the documents listed above (including any amendments or modifications to any of the documents listed above).

“Funding Office” shall mean the offices of JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention: Commercial Loan Services.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time consistently applied (except for accounting changes in response to FASB releases, or other authoritative pronouncements).

“Governmental Authority” shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, tribunal or arbitrator, in each case whether of the United States of America or any foreign jurisdiction.

“Guarantors” “Guarantor” or “Guarantors” shall mean, individually and collectively as the context so requires, all direct and indirect Subsidiaries of the Borrower (other than Excluded Subsidiaries) whether now existing or hereafter formed or acquired.

“Guaranty” shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease, dividend or other monetary obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services, in each case, primarily for the purpose of assuring the performance by the primary obligor of any such primary obligation; provided, however, the term “Guaranty” shall not include endorsements for collection or collections for deposit, in either case, in the ordinary course of business. The amount of any Guaranty shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranty is made (or, if the amount of such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder)), or (y) the stated maximum liability under such Guaranty.

“Hazardous Material” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter (i) become defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law or (ii) are regulated by or for which Liability can be imposed under any Environmental Law.

“Hony Investors” shall have the meaning set forth in the definition of “Approved Co-Financier”.

“Huayi” shall mean Huayi Brothers Pictures, LLC.

“Huayi Escrow Account” shall mean the escrow account established pursuant to the terms of that certain Agreement Regarding Huayi Assigned Receipts dated as of October 21, 2015, by and among the Borrower, Huayi, the Administrative Agent, and East West Bank, a California corporation as escrow agent (and any of their respective successors and assigns approved by the Administrative Agent in accordance with the terms of the underlying escrow agreement), which shall be in form and substance satisfactory to the Administrative Agent.

“Immaterial Subsidiary” shall mean, at any date of determination, each direct or indirect Subsidiary of the Borrower (i) which has assets with an aggregate book value of less than $50,000 and which, taken together with all other Immaterial Subsidiaries, collectively have assets with an aggregate book value of less than $250,000, and (ii) in the case of such Subsidiaries as of the Closing Date, which are listed on Schedule 1.2 hereto.

“Impacted Interest Period” shall have the meaning set forth in the definition of “LIBOR Base Rate”.

“Indebtedness” shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (excluding (x) amounts constituting trade payables (payable within 120 days or such longer term as may be customary in the industry) and (y) other amounts due for the rental of space in connection with the production of an Item of Product, to the extent such amounts are or will be included in the Production Cost Reserve (and in the Bonded Budget in the case of Pictures), in each case arising in the ordinary course of business), (ii) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (iii) obligations of such Person under Capital Leases and any financing lease involving substantially the same economic effect, (iv) deferred payment obligations of such Person resulting from the adjudication or settlement of any litigation to the extent not already reflected as a current liability on the balance sheet of such Person, and (v) indebtedness of others of the type described in clauses (i) through (iv) hereof which such Person has (a) directly or indirectly assumed or guaranteed in connection with a Guaranty, or (b) secured by a Lien on the assets of such Person, whether or not such Person has assumed such indebtedness. For the avoidance of doubt, Indebtedness shall not include non-refundable advances made by a third party distributor to “cash flow” the production, distribution or sale of any Item of Product or any amounts payable under a Co-Financing Agreement or Co-Financing Venture Agreement (as applicable).

“Indemnified Party” shall have the meaning given to such term in Section 13.5.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Fundamental Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Assignee” shall mean a (i) natural person, (ii) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, except that such holding company, investment vehicle or trust shall not constitute an Ineligible Assignee if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $50,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, (iii) Credit Party or an Affiliate of a Credit Party (other than the Subordinated Agent or the Subordinated Lenders to the extent permitted by clause (iv) hereof), (iv) Subordinated Agent or any Subordinated Lender except to the extent they become Lenders in accordance with a “buyout right” permitted under the Subordination

Agreement, (v) officer, director or manager of a Credit Party or a member of a Credit Party (whether or not such Person is an Affiliate of a Credit Party) or (vi) at all times prior to the occurrence and continuance of an Event of Default, any Competitor.

“Instrument of Assumption and Joinder” shall mean an Instrument of Assumption and Joinder, substantially in the form of Exhibit J.

“Interest Deficit” shall have the meaning given to such term in Section 2.14(a).

“Interest Payment Date” shall mean (i) as to any LIBOR Loan having an Interest Period of one (1), two (2) or three (3) months, the last day of such Interest Period, (ii) as to any LIBOR Loan having an Interest Period of more than three (3) months, the last day of such Interest Period and, in addition, each date during such Interest Period that would be the last day of an Interest Period commencing on the same day as the first day of such Interest Period but having a duration of three (3) months or an integral multiple thereof, and (iii) with respect to any Alternate Base Rate Loan, the last Business Day of each March, June, September and December (commencing December 2016).

“Interest Period” shall mean as to any LIBOR Loan, the period commencing on the date such Loan is made, continued as or converted to a LIBOR Loan, and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one (1), two (2), three (3), six (6) or (to the extent available from all Lenders and consented to by all Lenders) twelve (12) months thereafter as the Borrower may elect; provided, however, (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) no Interest Period may be selected which would end later than the Maturity Date.

“Interparty Agreement” shall mean, with respect to an Item of Product, an interparty agreement among (i) the Administrative Agent, the Seer P&A Facility Agent and Subordinated Agent, (ii) each applicable Credit Party, (iii) the applicable Distributor, (iv) if applicable, the Approved Completion Guarantor, (v) the Approved Foreign Sales Agent and/or (vi) such other applicable Persons, which agreement (a) is necessary in the reasonable judgment of the Administrative Agent to allocate the risks of Completion of such Item of Product and (b) shall be in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified, renewed, restated or replaced from time to time.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” shall mean any stock, evidence of indebtedness or other securities of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor (including, without limitation, the Guaranty of obligations of others, but excluding current trade and customer accounts receivable arising in the ordinary course of business and payable in accordance with customary trading terms in the ordinary course of business) and any purchase of (i) any Equity Interests of another Person, or (ii) any business or undertaking of any Person or any commitment to make any such purchase, or any other investment.

“IRS” shall mean the Internal Revenue Service.

“Issuing Bank” shall mean JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 12.12.

“Item of Product Declaration” shall mean a Picture Declaration, a Program Declaration or a Digital Product Declaration, as applicable.

“Items of Product” shall mean, individually or collectively, any Picture, any Program and any Digital Product, as applicable.

“JPMorgan Clearing Account” shall mean the account of the Administrative Agent (for the benefit of the Secured Parties) maintained at the office of JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention: Commercial Loan Services, Facsimile No. (888) 292-9533, email jpm.agency.servicing.4@jpmchase.com; designated as LS2 Incoming Account, Account No. 9008113381C4802, ABA/Routing No. 021000021; Reference: STX Financing, LLC.

“Laboratory” shall mean any laboratory reasonably acceptable to the Administrative Agent (with Technicolor, Deluxe and their respective Affiliates being hereby pre-approved), which laboratory is a party to a Pledgeholder Agreement or a Laboratory Access Letter and is located in (i) the United States of America, (ii) Canada, (iii) the United Kingdom or (iv) such other jurisdiction which is acceptable to the Administrative Agent.

“Laboratory Access Letter” shall mean a letter agreement among (i) a Laboratory holding any Physical Materials (including data backups of work in progress) of any Item of Product to which any Credit Party has a right of access, (ii) each applicable Credit Party and (iii) the Administrative Agent and any other parties deemed necessary by the Administrative Agent, substantially in the form of Exhibit H or in such other form as shall be reasonably acceptable to the Administrative Agent, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.

“L/C Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean, at any time, the amount expressed in Dollars of the aggregate face amount of all drafts which may then or thereafter be presented by beneficiaries under all Letters of Credit then outstanding (excluding any Letter of Credit or portions thereof that have been cash collateralized) plus (without duplication) the face amount of all drafts which have been presented or accepted under all Letters of Credit but have not yet been paid by the Issuing Bank plus the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower (whether directly or from the proceeds of a Loan) at such time.

“L/C Sublimit” shall mean an amount equal to 5% of the Total Commitments, or such lesser amount to which the Borrower has reduced the L/C Sublimit pursuant to Section 2.6.

“Lender” and “Lenders” shall mean the financial institutions whose names appear on the signature pages hereof, any assignee of a Lender pursuant to Section 13.3 and their respective successors.

“Lending Office” shall mean, with respect to any Lender, the branch or branches (or Affiliate or Affiliates of such Lender) from which such Lender’s LIBOR Loans or Alternate Base Rate Loans, as the case may be, are made or maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans or Alternate Base Rate Loans are made, as notified to the Administrative Agent from time to time.

“Letter of Credit” shall mean a letter of credit issued by the Issuing Bank pursuant to Section 2.17.

“LIBOR” shall mean with respect to each LIBOR Loan for any Interest Period, an interest rate per annum (rounded upward to the next 1/16th of 1%) equal to (a) the LIBOR Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“LIBOR Base Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Loan” shall mean a Loan bearing interest at a rate determined by reference to LIBOR in accordance with the provisions of Article 2.

“LIBO Screen Rate” shall mean, for any day and time with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Credit Agreement.

“Licensing Intermediary” shall mean a Person reasonably acceptable to the Administrative Agent through which any distribution or other exploitation rights are sold, leased, licensed or assigned as a conduit between a Credit Party and the ultimate Distributor in order to mitigate withholding taxes or to satisfy local quota requirements; provided, in each case that the Administrative Agent may from time to time by written notice to the Borrower withdraw its approval of any such Person as a Licensing Intermediary on a prospective basis.

“Lien” shall mean any mortgage, copyright mortgage, pledge, security interest, encumbrance, lien or charge or any other claim of any kind whatsoever (including, without limitation, any conditional sale or other title retention agreement, any agreement to grant a security interest at a future date, any lease in the nature of security, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction). “Liens” shall not include contractual agreements which do not provide security, encumbrances, charges or claims of the type described in this definition.

“Liquidity Certificate” shall mean a certificate, substantially in the form of Exhibit O, duly executed by an Authorized Officer of the Borrower.

“Loan” or “Loans” shall mean individually and collectively, as the context so requires, the revolving loans made hereunder in accordance with Section 2.1.

“Major Studio” shall mean: (i) each of the following and its primary motion picture distribution Subsidiary with respect to Pictures, primary television distribution Subsidiary with respect to Programs and/or distribution Subsidiaries (or any other Subsidiary of such studios so long as its performance is guaranteed by such studio or primary distribution Subsidiary) and “specialty divisions”: (a) Paramount Pictures Corporation, (b) Twentieth Century Fox Film Corporation (including Fox Searchlight Pictures), (c) Sony Pictures Entertainment Inc. (including Screen Gems), (d) Walt Disney Motion Pictures Group, Inc., (e) Warner Bros. Entertainment Inc. (including New Line Cinema), (f) Universal Pictures, a division of Universal City Studios LLC (including Focus Features), and (g) Lions Gate Entertainment (including Lions Gate Films Inc., Lions Gate Entertainment, Inc. and Summit Entertainment, LLC), (ii) any Person succeeding to all or substantially all of the respective assets of any of the foregoing, or (iii) any other motion picture Distributor acceptable to the Administrative Agent (on a Picture by Picture basis), and notice of such acceptability shall be given to the Lenders.

“Major Territories” shall mean (a) in the case of Pictures, Australia, Benelux, Canada, France, Germany, Italy, Japan, Scandinavia, Spain and the United Kingdom and (b) in the case of Programs, such territories as are mutually agreed by the Administrative Agent and the Borrower.

“Major Territory Value Forecast” shall mean, with respect to a Picture or Program, and in each case subject to adjustment pursuant to the below proviso, the dollar amount anticipated to be received by a Credit Party or Co-Financing Venture Entity (with respect to the Credit Party’s share thereof) from the pre-sale of such Item of Product in a Major Territory, as estimated (using the “lowest” or most conservative estimate provided) by an Approved Foreign Sales Agent; provided, that (i) if the Credit Parties’ good faith estimate of the anticipated receivable from the pre-sale of an Item of Product in a Major Territory is lower than the most conservative estimate provided by the Approved Foreign Sales Agent for such Major Territory, the Credit Parties’ lower estimate shall constitute the Major Territory Value Forecast for such Major Territory, (ii) the Borrower shall use commercially reasonable efforts to cause the Major Territory Value Forecast with respect to each Picture or Program to be updated (if applicable) on a semi-annual basis and shall, if the Borrower is the Approved Foreign Sales Agent, cause such Major Territory Value Forecast to be updated or confirmed in writing on at least a quarterly basis, (iii) the Major Territory Value Forecasts may be updated by the Approved Foreign Sales Agent from time to time to reflect changes in the principal assumptions or facts relating to an Item of Product, but once the Major Territory Value Forecasts have been prepared for any applicable Major Territory, the Credit Parties may not seek to leverage a subsequent higher estimate, and (iv) if the actual aggregate sale proceeds received or to be received by the Credit Parties or Co-Financing Venture Entity (with respect to the Credit Party’s share thereof) (as applicable) with respect to the Major Territories of an Item of Product which have theretofore been sold are less than the aggregate Major Territory Value Forecasts of the Major Territories of such Item of Product which have been sold, the Major Territory Value Forecasts of the remaining unsold Major Territories for such Item of Product shall be adjusted downward by multiplying such Major Territory Value Forecasts by a fraction, the numerator of which is (x) the actual aggregate sale proceeds received or to be received by the Credit Parties or Co-Financing Venture Entity (with respect to the Credit Party’s share thereof) for the Major Territories theretofore sold for such Item of Product and the denominator of which is (y) the aggregate of the Major Territory Value Forecasts originally projected for such previously sold Major Territories (or the applicable Credit Party’s share thereof (as applicable) (any such downward adjustment pursuant to this clause (iv), an “Indexing Adjustment”).

“Margin Stock” shall be as defined in Regulation U of the Board.

“Material Adverse Effect” shall mean any change or effect that (i) has a materially adverse effect on the business, assets, liabilities (actual or contingent), properties, operations or condition (financial or otherwise) of the Credit Parties, taken as a whole, (ii) materially impairs the legal right, power or authority of any Credit Party to perform its respective obligations under the Fundamental Documents to which it is a party, (iii) materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Administrative Agent (for the benefit of the Secured Parties), the Issuing Bank or the Lenders under the Fundamental Documents or (iv) has a materially adverse effect on the Collateral or the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on the Collateral or the priority of such Liens.

“Materials” shall have the meaning given to such term in Section 13.19.

“Maturity Date” shall mean the earlier of (i) October 7, 2021, (ii) such other date as the Loans shall become due and payable in accordance with Article 7 hereof; and (iii) March 1, 2019; provided that clause (iii) shall only apply if by such date the Borrower has not either (a) extended the deadline for the mandatory repayment of Parent’s Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock (collectively, “Parent Preferred”) from December 3, 2019 to a date that is at least nine months and one day after October 7, 2021, (b) redeemed all such Parent Preferred or (c) converted all of the Parent Preferred into common stock of the Parent.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a plan described in Section 4001(a)(3) of ERISA contributed to by any Credit Party or any ERISA Affiliate or any such plan to which a Credit Party or an Affiliate of a Credit Party has any liability.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Ultimates” shall mean, with respect to any Picture, as of the applicable date of determination, the sum (without duplication) of (i) Remaining Ultimates plus (ii) amounts actually paid to the Credit Parties during the First Cycle Period under the applicable Distribution Agreement from all media in the Domestic Territory (or in cases where a Major Studio is the distributor and Ultimates Provider, any medium and from any territory), in each case calculated based on the most recent Remaining Ultimates Reports for such Picture but net of all payments made or to be made to third parties (other than payments made or to be made for P&A Expenses, to co-financiers, to equity investors or to the Seer P&A Facility Agent or any lender under the Seer P&A Facility Credit Agreement directly in connection with such proceeds (including for the avoidance of doubt, the mandatory principal prepayments and Profit Participation Fees (as defined in the Seer P&A Facility Credit Agreement and any other required application of such proceeds pursuant to the Senior Intercreditor Agreement)), which for this purpose shall not be netted out).

“Note” or “Notes” shall have the meaning given to such term in Section 2.3(a).

“Notice of Assignment” shall mean a notice of assignment and irrevocable instructions (i) subject to clause (ii) below, substantially in the form of Exhibit L-1 or Exhibit L-2, as applicable, or in such other form (including instructions incorporated into a Distribution Agreement or Interparty Agreement) as shall be reasonably acceptable to the Administrative Agent or (ii) in such other form as may be required by the Administrative Agent for inclusion in the Borrowing Base or by the Approved Completion Guarantor with regard to its guaranty obligations and which shall be reasonably acceptable to the Administrative Agent. The Notices of Assignment shall direct any payments that constitute Production Priority Collateral to the Production Priority Collection Account and shall direct any payments that constitute Corporate Priority Collateral to the Corporate Priority Collection Account.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the

Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Obligations” shall mean (i) the obligation of the Borrower to make due and punctual payment of principal and interest on the Loans, the Commitment Fees, reimbursement obligations in respect of Letters of Credit, costs and attorneys’ fees, and all other monetary obligations of the Borrower to the Administrative Agent, the Issuing Bank or any Lender under this Credit Agreement, the Notes, any other Fundamental Document or any fee letter in respect of the Facility, (ii) all amounts payable by any Credit Party to any Lender or its Affiliates under any Swap Agreement permitted under Section 6.18; provided, that the Administrative Agent shall have received written notice thereof from the applicable Credit Party or the applicable Lender (other than the Administrative Agent) within ten (10) Business Days after execution of such Swap Agreement and, in the case of an Affiliate of lender that is a counterparty to such Swap Agreement, the applicable Lender shall cause such Affiliate, to the extent it is legally entitled to do so, to provide such properly completed and executed documentation reasonably requested by the Administrative Agent as will permit payments made by the Administrative Agent pursuant to Section 12.2 including with respect to such Swap Agreement to be made without withholding or at a reduced rate of withholding, (iii) all amounts payable to a Lender or any of its Affiliates in connection with any bank account maintained by any Credit Party at such Lender or its Affiliates or any other treasury, depository, purchasing card, cash management or other banking services provided to any Credit Party by such Lender or its Affiliates, including any automated clearing house transfers of funds or similar services, and (iv) any other monetary obligations of any Credit Party to the Administrative Agent, the Issuing Bank or any Lender (and their respective related Indemnified Parties) under and to the extent required by the Fundamental Documents; provided, however, that the definition of the term “Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Fundamental Document, or sold or assigned an interest in any Loan or Fundamental Document).

“Other Investments Basket” shall have the meaning set forth in Section 6.4 hereof.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Fundamental Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.10(b)).

“Overhead” shall mean cash selling, general and administrative expenses determined in accordance with GAAP consistently applied.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“P&A Advance Rate” shall initially mean 75%; provided that (i) if the Five Picture Rolling P&A Coverage Ratio is less than the Deficit Percentage, the P&A Advance Rate shall be the percentage equal to 75% less 1.00% for each 1.00% by which the Five Picture Rolling P&A Coverage Ratio is less than the Deficit Percentage (e.g., if the Five Picture Rolling P&A Coverage Ratio is 110% and the Deficit Percentage is 120%, the P&A Advance Rate will be reduced from 75% to 65%) and (ii) if the Five Picture Rolling P&A Coverage Ratio is determined to be less than 100%, the P&A Advance Rate shall be zero percent (0%) (other than for new Pictures for which P&A Credits had not previously been taken but that are scheduled to be released theatrically domestically within six months of the date of determination, for which the P&A Advance Rate shall be fifty percent (50%)) until (if ever) the Five Picture Rolling P&A Coverage Ratio for five new Pictures (i.e. Pictures that were not included in any computation of the Five Picture Rolling P&A Coverage Ratio that yielded a percentage of less than 100%) exceeds 125%.

“P&A Control Account” shall have the meaning given to such term in Section 4.2(a).

“P&A Credit” shall have the meaning set forth in the definition of “Borrowing Base”.

“P&A Expenses” shall mean print and advertising expenses in respect of a Picture in the Domestic Territory.

“P&A Picture” shall mean each Seasoned Picture for which any proceeds of the Facility were used to fund P&A Expenses.

“P&A Reserve” shall mean (without duplication), (A) with respect to any Eligible Receivable to be included in the Borrowing Base that requires that the Picture be released theatrically in the Domestic Territory with minimum P&A Expenses, a reserve established by the Borrower from its cash equity, availability under the Seer P&A Facility Credit Agreement and/or availability under this Credit Agreement (as applicable) (and satisfactory evidence of such reserve shall have been provided to the Administrative Agent) in the amount necessary to pay the Credit Parties’ share of the aggregate remaining P&A Expenses in order to meet such requirements, in each case net of remaining amounts that an Approved Co-Financier or an Approved Co-Financing Venture Counterparty which has entered into a Co-Financing Intercreditor Agreement or Co-Financing Venture Interparty Agreement (if such an agreement is otherwise required hereunder) has committed to fund on a cash flow basis towards such remaining P&A Expenses; and (B) a reserve, to be established upon the inclusion of any P&A Credits for a Qualifying Picture in the Borrowing Base for which a Credit Party has committed to pay or is otherwise responsible for paying P&A Expenses, in an amount equal as of any date of determination to (x) 100% of the remaining unspent portion of the Approved P&A Budget minus (y) the sum of (i) the portion of the remaining unspent Approved P&A Budget that will be funded under the Seer P&A Credit Agreement, (ii) the portion of the remaining unspent Approved P&A Budget that will be funded with amounts that an Approved Co-Financier or an Approved Co-Financing Venture Counterparty which has entered into a Co-Financing Intercreditor Agreement or Co-Financing Venture Interparty Agreement (if such an agreement is otherwise required hereunder) has committed to fund on a cash flow basis towards such remaining P&A Expenses and (iii) the portion of the remaining unspent Approved P&A Budget that is covered by a back-stop or other funding assurance reasonably acceptable to the Administrative Agent.

“P&A Test Date” shall mean, with respect to the Five Picture Rolling P&A Coverage Ratio, (a) initially, the date on which the fifth Picture (with “Free State of Jones” to be the first picture to be included in the first testing pool) becomes a P&A Picture and (b) at all times thereafter, (1) as of the last day of each fiscal quarter of the Borrower, and (2) on the date on which each subsequent Picture becomes a P&A Picture.

“Parent” shall mean STX Filmworks, Inc., a Delaware corporation.

“Parent Preferred” shall have the meaning given to such term in the definition of “Maturity Date”.

“Participant Register” shall have the meaning given to such term in Section 13.3(h).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Percentage” shall mean with respect to any Lender at any time, the percentage of the Total Commitments represented by such Lender’s Commitment at such time, provided that if the Commitments have terminated or expired, the Percentage shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Permitted Encumbrances” shall mean Liens permitted under Section 6.2.

“Permitted Holders” shall mean TPG STAR BDH, L.P., TPG STAR AIV II, L.P., RSC Pictures, LLC, Great Mission International Limited, Marco Alliance Limited, Wump of Gump, LLC, and their respective Affiliates.

“Permitted Seer P&A Payments” shall have the meaning given to such term in the Senior Intercreditor Agreement.

“Permitted Subordinated Payments” shall have the meaning given to such term in the Subordination Agreement.

“Person” shall mean any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Physical Materials” shall have the meaning given to such term in clause (iv) of the definition of the term “Collateral” herein.

“Picture” shall mean any motion picture, film or videotape, whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter developed, with respect to which a Credit Party (i) has (either directly or through a Co-Financing Venture Entity) an ownership interest in the copyright under U.S. law, (ii) acquires any distribution rights or (iii) acquires a Revenue Participation. The term “Picture” shall include, without limitation, the scenario, screenplay or script upon which such Picture is based, all of the properties thereof, tangible and intangible, and whether now in existence or hereafter to be made or produced, whether or not in possession of a Credit Party, and all rights therein and thereto, of every kind and character. For the avoidance of doubt, the term “Picture” shall not include any Program or any Digital Product.

“Picture Declaration” shall mean, with respect to any Picture produced or acquired by or on behalf of a Credit Party, a declaration, substantially in the form of Exhibit I-1.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, maintained or contributed to by any Credit Party, or, with respect to any such plan covered by Title IV of ERISA, any ERISA Affiliate.

“Platform” shall have the meaning given to such term in Section 13.19.

“Pledged Collateral” shall mean the Pledged Securities and any proceeds (as defined in Section 9-102(64) of the UCC) including cash proceeds (as defined in Section 9-102(9) of the UCC) of the Pledged Securities.

“Pledged Securities” shall mean collectively, all of the issued and outstanding Equity Interests issued by any Credit Party (including the Borrower) and all other Equity Interests now owned or hereafter acquired by any Credit Party (including interests in Co-Financing Venture Entities); provided, that (i) if a direct or indirect Subsidiary of the Borrower is a CFC or FSHCO, then the definition of “Pledged Securities” with respect to any such first-tier CFC or first-tier FSHCO shall not include in excess of 65% of the voting Equity Interests in such CFC or FSHCO, (ii) in the case of any Subsidiary not wholly-owned by a Credit Party, “Pledged Securities” shall not include the Equity Interests of such Subsidiary to the extent that a pledge hereunder of such Equity Interests would violate a contractual restriction in the organizational documents of such Subsidiary in effect on the Closing Date, and (iii) to the extent the pledge thereof is prohibited by the production financing agreement for the applicable Item of Product, “Pledged Securities” shall not include the Equity Interest in a Special Purpose Producer with respect to such Item of Product until the Special Purpose Producer’s obligations under such production financing agreement are repaid in full and such production financing agreement is terminated.

“Pledgeholder Agreement” shall mean a laboratory pledgeholder agreement among (i) the applicable Laboratory, (ii) each applicable Credit Party, (iii) the Administrative Agent, and any other parties deemed necessary by the Administrative Agent and (iv) any other applicable parties, substantially in the form of Exhibit G-1 and Exhibit G-2, as applicable, or in such form as shall be reasonably acceptable to the Administrative Agent, in each case, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Pledgors” shall mean the Parent and each Credit Party that from time to time owns any of the Pledged Securities.

“Prepayment Date” shall have the meaning given to such term in Section 2.9(j).

"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Share” shall mean (i) in the case of any Obligation owed or allocable to a Lender in respect of the Loans or with respect to any Commitment, such Lender’s pro rata share of such Obligation or Commitment determined in accordance with such Lender’s Percentage, and (ii) in the case of any other Obligation to a Person, such Person’s pro rata share of such Obligation determined in comparison to all pari passu Obligations of like kind.

“Production Account” shall mean, individually and collectively, as the context so requires, a demand deposit account established by a Credit Party at a commercial bank located in (i) the United States of America and subject to a deposit account control agreement in form and substance satisfactory to the Administrative Agent, (ii) the United Kingdom or Canada, in each case so long as, if requested by the Administrative Agent, appropriate local law security documents in form and substance satisfactory to the Administrative Agent are delivered to the Administrative Agent or (iii) any other jurisdiction acceptable to the Administrative Agent, for the sole purpose of paying the negative cost of a particular Item of Product.

“Production/Acquisition Cost Reserve” shall mean, in respect of an Item of Product, a reserve from the Total Commitments and from the Borrowing Base (x) established with regard to pay or play commitments for each “green-lit” Item of Product on the date on which a Credit Party or Co-Financing Venture Entity has made such commitments and such Item of Product is “green-lit”, in the amount payable (if the counterparty’s services and/or property are not used) until the earlier of (i) such payable being paid, or (ii) the inclusion of such payable in the Bonded Budget, and (y) with regard to other costs of production, at the time a Credit Party requests inclusion of such Item of Product in the Borrowing Base, in an amount equal to: (i) in the case of any Picture being produced by a Credit Party or Co-Financing Venture Entity, the remaining portion of the Bonded Budget necessary to reach the “strike price” under the applicable Approved Completion Bond (net of amounts that an Approved Co-Financier or an Approved Co-Financing Venture Counterparty which has entered into a Co-Financing Intercreditor Agreement or Co-Financing Venture Interparty Agreement has either previously funded, or committed to fund on a cash flow basis towards the negative cost of such Item of

Product and committed unrestricted cash), (ii) in the case of any Program or Digital Product being produced by a Credit Party or Co-Financing Venture Entity, the remaining unpaid portion of the Budgeted Negative Costs thereof (net of amounts that an Approved Co-Financier or an Approved Co-Financing Venture Counterparty which has entered into a Co-Financing Intercreditor Agreement or Co-Financing Venture Interparty Agreement has either previously funded, or committed to fund on a cash flow basis towards such unpaid Budgeted Negative Costs and committed unrestricted cash), (iii) in the case of an Item of Product (other than a Revenue Participation) being acquired by a Credit Party or a Co-Financing Venture Entity, the unpaid portion of the acquisition price therefor (net of amounts that an Approved Co-Financier or Co-Financing Venture Entity which has entered into a Co-Financing Intercreditor Agreement or Co-Financing Venture Interparty Agreement has either previously funded, or committed to fund on a cash flow basis towards the negative cost of such Item of Product and committed unrestricted cash), and (iii) in the case of Revenue Participation, an amount equal to the unpaid balance of the Credit Party’s or Co-Financing Venture Entity’s funding obligation (net of committed unrestricted cash). The Production/Acquisition Cost Reserve for an Item of Product shall be reduced on a dollar-for-dollar basis as Loans are made (or Letters of Credit are issued or amounts are deposited into the Production Account for such Item of Product) to fund pay or play commitments or the amount of the Budgeted Negative Cost and shall be reduced to zero upon the earlier of Completion of such Item of Product or the actual or constructive abandonment thereof.

“Production Exposure” for an Uncompleted Program or Picture shall mean the Credit Parties’ share of the total negative cost for such Program or Picture (as applicable) minus (without duplication) the sum of (w) the gross amount of the Credit Parties’ share of amounts committed and reasonably expected to be paid pursuant to a binding agreement by a third person relating to the exploitation or licensing of such Programs or Pictures (as applicable, and in each case without regard to advance rates or present value discount rates) plus (x) the gross amount of the Credit Parties’ share of any tax incentives relating to such Programs or Pictures (as applicable, and in each case without regard to advance rates or present value discount rates) plus (y) the Credit Parties’ share of all proceeds received in respect of such Programs or Pictures (as applicable) prior to the applicable date of determination plus (z) the value (if any) of the Unsold TV Rights Credit attributable to any such Program that is eligible for Borrowing Base credit as of any date of determination.

“Production Priority Collateral” shall have the meaning given to such term in the Senior Intercreditor Agreement.

“Production Priority Collection Account” shall mean the Collection Account of such name described in Section 8.3(a).

“Production Priority Collateral Sub-Borrowing Base” shall mean a sub-calculation of the Borrowing Base constituting, as of any date of determination, the sum of (i) (a) the aggregate value of the Eligible Receivables in the Borrowing Base pursuant to clauses (iv) through (ix) thereof other than Eligible Receivables included in the Corporate Priority Sub-Borrowing base pursuant to clause (d) thereof plus (b) the aggregate value of the Tax Incentive Receivables in the Borrowing Base pursuant to clause (x) thereof plus (c) the aggregate value of the Unsold Rights Credits and the aggregate value of the Unsold TV Rights Credits in the Borrowing Base pursuant to clauses (xi) and (xii) plus (d) the aggregate value of cash in the

Borrowing Base pursuant to clause (xiii) thereof that is not included in the Corporate Priority Collateral Sub-Borrowing Base pursuant to clause (c) thereof minus (ii) the sum of (a) the aggregate of the Production/Acquisition Cost Reserves and (b) the aggregate of the P&A Reserves (but for these purposes only including P&A Reserves arising under clause (A) of the definition of P&A Reserves). For the avoidance of doubt, the credits under clause (i) shall be computed net of any deductions or other limitations required in accordance with the definition of the “Borrowing Base” for third party payments.

“Program” shall mean any made-for-television product (including movies of the week, mini-series and series, and any episode thereof) produced for release on cable or free television and any entertainment project produced for initial release on the internet or on a digital service such as Netflix or Amazon, in any case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter developed, with respect to which a Credit Party (a) is a copyright owner or exclusive licensee, or (b) acquires any distribution rights; provided that (i) all episodes of any television series for a broadcast season shall be collectively regarded as one Program and (ii) all of the episodes or webisodes of any internet series for a “season” or production cycle shall be collectively regarded as being one Program. The term “Program” includes, without limitation, the scenario, screenplay, teleplay or script upon which such Program is based, all of the properties thereof, tangible and intangible, and whether now in existence or hereafter to be made or produced, whether or not in possession of a Credit Party, and all rights therein and thereto, of every kind and character. For the avoidance of doubt, the term “Program” shall not include any Digital Product.

“Program Declaration” shall mean, with respect to any Program produced or acquired by or on behalf of a Credit Party, a declaration, substantially in the form of Exhibit I-2.

“Public Lender” shall have the meaning given to such term in Section 13.19.

“Public-Sider” shall mean a Lender whose representatives may trade in securities of the Borrower or its controlling person or any of its Subsidiaries, including 144A securities, while in possession of the financial statements provided by the Borrower under the terms of this Credit Agreement.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Picture” shall mean a Picture which satisfies the following criteria: (1) it is being distributed in the Domestic Territory by the Borrower and/or another Approved Domestic Distributor under a Distribution Agreement, and the Borrower has secured a wide theatrical release on premium, first run screens satisfactory to the Administrative Agent and downstream distribution generally consistent with the Significant Exploitation Agreements, and

(2) it is a feature length Picture to be produced or acquired by a Credit Party or Co-Financing Venture Entity or a Major Studio (in the case of a Revenue Participation) which (i) is scheduled to be delivered no later than one year after the Maturity Date, (ii) unless the Administrative Agent otherwise agrees, shall not be a stage play or concert film, (iii) shall be filmed predominately in color, (iv) shall be predominately in the English language, (v) is expected to receive an MPAA rating of not more restrictive than “R” (or the equivalent thereof) (or, if following receipt thereof, such rating is no more restrictive than “R” (or the equivalent thereof)), (vi) has satisfied or is capable of satisfying all other specifications set forth in each applicable Distribution Agreement to be included in the Borrowing Base, if any, (vii) shall have a running time of no less than 80 minutes, and (viii) unless the Administrative Agent otherwise agrees, has a negative cost of at least $10,000,000.

“Quiet Enjoyment” shall have the meaning given to such term in Section 8.12.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender, (c) any Issuing Bank, or (d) any other recipient of any payment to be made by or on account of any Obligation.

“Refinanced Indebtedness” shall have the meaning given to such term in Section 6.1(l).

“Register” shall have the meaning given to such term in Section 13.3(e).

“Regulation D” shall mean Regulation D of the Board.

“Related Fund” shall have the meaning given to such term in Section 13.3(c).

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Remaining Ultimates” shall mean, with respect to each Seasoned Picture being distributed by an Approved Domestic Distributor and which was released theatrically, the amounts during the First Cycle Period which are projected to thereafter become payable (but in the case of home entertainment ultimates, limited to rolling 18-month forward looking projections unless home entertainment is being distributed by, and ultimates are being provided by, a Major Studio, and such ultimates from the Major Studio show a longer tenor for projections) to the Credit Parties or Co-Financing Venture Entities (with respect to the Credit Parties’ share thereof) or to a Major Studio (with respect to the Credit Parties’ share thereof pursuant to a Revenue Participation) under the applicable Distribution Agreement for the Domestic Territory from theatrical, home entertainment (including electronic sell-through, SVOD, TVOD and other digital forms) and pay television and (subject to the limitation set forth below) free television (or solely in cases where a Major Studio is the distributor and Ultimates Provider, any medium and from any territory for any tenor not in excess of the First Cycle Period) after deduction (without duplication) for any and all amounts deductible, recoupable or which may be offset by the applicable Approved Domestic Distributor from its obligation to make payments to the Credit Parties or Co-Financing Venture Entities (with respect to the Credit Parties’ share thereof) or Major Studio (with respect to the Credit Parties’ share thereof pursuant to a Revenue Participation) (including without limitation, recoupments of any advances, print and advertising or other distribution expenses, and any distribution fees or any payments made or to be made directly by such Approved Domestic Distributor (including, without limitation, any residual, participation or contingent payment) to any Person other than a Credit Party or Co-Financing Venture Entity (with respect to the Credit Parties’ share thereof) or Major Studio (with respect to the Credit Parties’ share thereof pursuant to a Revenue Participation), who is entitled to any portion of the proceeds of such Picture). The calculations of the Remaining Ultimates shall be determined solely based on the written ultimates reports provided by the Ultimates Provider that have been delivered to the Administrative Agent. The Remaining Ultimates for a Picture shall be calculated initially on the date on which such Picture becomes a Seasoned Picture (which initial calculation shall be provided to the Administrative Agent in accordance with Section 5.1(k)(i)) and thereafter in accordance with Section 5.1(k)(ii). The Remaining Ultimates (i) in the case of any receipts anticipated to be received and expenses expected to be incurred beyond one (1) year from the applicable date of determination, will be discounted to a present value based on a notional discount rate equal to the greater of (1) 8% and (2) the rate then accruing on Alternate Base Rate Loans on the applicable calculation date, and (ii) will not include any amounts in which the Administrative Agent (for the benefit of the Secured Parties) does not have a first priority perfected security interest under the UCC and applicable copyright law (subject only to the Specified Permitted Encumbrances described in Section 6.2(b)), other than with respect to Revenue Participations, in which case such perfected security interest requirement shall only apply to the payment obligation of the Major Studio in favor of the Credit Party. For the avoidance of doubt, pay-TV ultimates will be subject to the terms of the applicable rate card agreement. Additionally, Remaining Ultimates may be attributable to theatrical revenue only to the extent that (a) the Credit Parties are the theatrical distributor in the Domestic Territory and (b) the Credit Parties’ calculations of the Remaining Ultimates attributable to theatrical revenues shall be determined on conventional market standards for theatrical films. For the avoidance of doubt, the Remaining Ultimates shall not include any First Cycle Period free television value attributable to a Picture except to the extent attributable to a sale or license (including a partial-window sale) to a third party distributor of such rights.

“Remaining Ultimates Report” shall mean, with respect to any Seasoned Picture, a written estimate of the Remaining Ultimates for such Picture prepared by a Credit Party on the basis of a written ultimate report provided by an Ultimates Provider (it being understood that, in the case of anticipated free television revenues in the Domestic Territory, only the relevant underlying license agreement(s) may constitute such written ultimates reports, unless such report is prepared by a Major Studio) (that has been, or is concurrently with the Remaining Ultimates Report, delivered to the Administrative Agent), which estimate shall be calculated in the manner described in the definition of “Remaining Ultimates” and shall otherwise be in form and substance reasonably acceptable to the Administrative Agent.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA, other than a reportable event as to which provision for 30-day notice to the PBGC has been waived under applicable regulations.

“Required Lenders” shall mean, at any time, Lenders holding greater than 50% of the Total Commitments (or, if the Commitments have been terminated or have expired, the Credit Exposure), subject to adjustment as provided in Section 2.15.

“Reserves” shall mean collectively, the sum of the Production/Acquisition Cost Reserves and the P&A Reserves.

“Restricted Payment” shall mean (a)(i) any dividend, distribution or other direct or indirect payment on account of any Equity Interest issued by any Credit Party, (ii) any redemption or other acquisition, re-acquisition or retirement by a Credit Party of any Equity Interests issued by any Credit Party or any Affiliate thereof, now or hereafter outstanding, (iii) any payment made by any Credit Party to retire, or obtain the surrender of, any outstanding warrants, puts or options or other rights to purchase or otherwise acquire any Equity Interest issued by any Credit Party or any Affiliate thereof, now or hereafter outstanding, (iv) any payment by a Credit Party of principal of, premium, if any, or interest on, or any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, the Subordinated Loan Agreement or any other Subordinated Debt, (v) any payment under any Synthetic Purchase Agreement and (vi) any other payment by a Credit Party to or for the benefit of any Affiliate of such Credit Party (other than a Credit Party), or any direct or indirect members or shareholders of such Credit Party, and (b) any direct or indirect payment by a Credit Party of any obligation under the Seer P&A Facility Credit Agreement.

“Revenue Participation” shall mean any investment arising in connection with a commitment (which may be a general unsecured obligation) from a Major Studio to remit to a Credit Party the proceeds of an Equity Interest or an economic interest (as opposed to copyright ownership or distribution rights) held by a Credit Party in a Qualifying Picture.

“Revenue Participation Documentation” shall mean any and all documents or contracts by which the Credit Parties have obtained rights in any Revenue Participation.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Credit Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” shall mean, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (ii) any Person operating, organized or resident in a Sanctioned Country or (iii) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (i) or (ii).

“Schedule of Commitments” shall mean the schedule of Commitments of the Lenders set forth on Schedule 1.1.

“Seasoned Picture” shall mean any Picture which has been theatrically released in the Domestic Territory for at least eight (8) weeks (or such shorter period as may be requested by the Borrower and agreed by the Administrative Agent in its sole discretion).

“Second Amendment and Restatement Effective Date” shall mean the Closing Date.

“Secured Party” or “Secured Parties” shall mean the Administrative Agent, the Issuing Bank, the Lenders (including any Lender or Affiliate of a Lender to the extent that it is a Credit Party’s counterparty under a Swap Agreement permitted under Section 6.18), and any other Person owed obligations that are secured by the Liens granted to the Administrative Agent under the Fundamental Documents from time to time pursuant to the terms thereof.

“Security Document” shall have the meaning given to such term in Section 7.1(k).

“Seer P&A Facility Agent” shall mean Seer Capital Partners Master Fund L.P., as administrative agent for the lenders under the Seer P&A Facility Credit Agreement (or such successor administrative agent as may be appointed pursuant to the terms thereof).

“Seer P&A Facility Credit Agreement” shall mean the Second Amended and Restated Credit, Security, Guaranty and Pledge Agreement dated as of October 7, 2016 (and as amended from time to time in accordance with the terms hereof, thereof and of the Senior Intercreditor Agreement, including as required by Section 4.1 hereof), among the Borrower, the guarantors party thereto, the lenders party thereto and the Seer P&A Facility Agent.

“Senior Intercreditor Agreement” shall mean the Amended and Restated Senior Facility Intercreditor Agreement dated as of the date hereof (and as amended from time to time), among the Administrative Agent, the Seer P&A Facility Agent and the Credit Parties.

“Significant Exploitation Agreements” shall mean (i) the Borrower’s license/exhibitor agreements in effect on the Closing Date with American Multi-Cinema, Inc., Cinemark USA, Inc., Carmike Cinemas, Inc. and Regal Entertainment Group, (ii) the film license agreement (if any) entered into by the Borrower with Cineplex Inc., and (iii) the Borrower’s multi-picture or output agreements for domestic home entertainment distribution and domestic pay television distribution and (if a multi-picture agreement is executed) free television exploitation (in the cases of clauses (i) through (iii), in form and substance satisfactory to the

Administrative Agent and the Seer P&A Facility Agent and as amended, modified, supplemented or replaced in accordance with the terms hereof and thereof).

“Soft Dollar Transaction” shall mean any tax benefit or subsidy transaction, or other transaction commonly referred to as a “soft dollar transaction” entered into by a Credit Party in connection with the production and/or exploitation of an Item of Product.

“Special Purpose Producer” shall mean a Subsidiary of a Credit Party or other entity jointly owned by a Credit Party constituting a special purpose entity which satisfies the following criteria:

(i)        such special purpose entity is formed solely for the purpose of producing a particular Item of Product and obtaining production financing for such Item of Product directly from a third party lender or a non-Credit Party affiliate of the Borrower, in each case to the extent permitted by Section 6.27;

(ii)       (a) any such production financing shall be non-recourse to any Credit Party or any of its assets other than the Equity Interests in the relevant Special Purpose Producer, (b) in the case of financing from a non-Credit Party Affiliate, such financing shall be on terms at least as favorable to such special purpose entity as could be obtained in an arm’s length transaction with a non-affiliate, and (c) after any such financing has been repaid, such special purpose entity shall distribute all of its rights in such Item of Product and the proceeds therefrom (or an economic interest therein) to a Credit Party or such special purpose entity shall become a Credit Party; provided, that if such Item of Product was co-financed, the Administrative Agent shall (upon request of the Borrower) enter into a Co-Financing Intercreditor Agreement or Co-Financing Venture Interparty Agreement (as applicable) with the applicable co-financier, which agreement is in form and substance reasonably satisfactory to the Administrative Agent;

(iii)       no Credit Party shall make Investments in such special purpose entity (either in the form of cash, credit support, services or other assets, including the payment of taxes attributable to the income of such subsidiary) or otherwise be liable to make such Investments;

(iv)       the Credit Parties shall cause such special purpose entity to comply with the applicable requirements of Section 5.18(b); and

(v)       for the avoidance of doubt, such special purpose entity shall not produce any sequels, prequels, spin-offs, television series or other derivative products with respect to such Item of Product (i.e., only a separate special purpose entity or a Credit Party may do so to the extent otherwise permitted hereunder).

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Permitted Encumbrances” shall mean (i) those Liens permitted under Sections 6.2(c), (f), (k) and (n) and (ii) to the extent the Administrative Agent has agreed in writing pursuant to the terms of an Interparty Agreement or intercreditor agreement, those Liens permitted under Sections 6.2(b), (g), (h), (i), (l), (m), (q), (r), (s) and (t) hereof.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to LIBOR, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitting Party” shall have the meaning given to such term in Section 13.12.

“Subordinated Agent” shall mean Red Fish Blue Fish, LLC, as administrative agent for the lenders under the Subordinated Loan Agreement (or such successor administrative agent as may be appointed pursuant to the terms thereof).

“Subordinated Debt” shall mean any subordinated Indebtedness of any Credit Party which is unsecured and has interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to the Required Lenders.

“Subordinated Loan Agreement” shall mean the Second Amended and Restated Subordinated Credit, Security, Guaranty and Pledge Agreement dated as of October 7, 2016 (and as amended from time to time in accordance with the terms thereof and of the Subordination Agreement), among the Borrower, the guarantors party thereto, the lenders party thereto and the Subordinated Agent, pursuant to which such lenders made a subordinated loan to the Borrower in the principal amount of $35,000,000.

“Subordination Agreement” shall mean the Amended and Restated Subordination and Intercreditor Agreement dated as of October 7, 2016 (and as amended from time to time, including as required by Section 4.1 hereof), among the Administrative Agent, the Seer P&A Facility Agent, the Subordinated Agent and the Credit Parties.

“Subsidiary” shall mean with respect to any Person, any corporation, limited liability company, association, joint venture, partnership or other Person (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests therein having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided, however, that for purposes of this Credit Agreement (other than in the definition of Unrestricted Subsidiary) and the other Fundamental Documents, an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of any Credit Party.

“Supermajority Lenders” shall mean, at any time, Lenders holding greater than 66 and 2/3% of the Total Commitments (or, if the Commitments have been terminated or have expired, the Credit Exposure), subject to adjustment as provided in Section 2.15.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, financial exchange transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Synthetic Purchase Agreement” shall mean any Swap Agreement or similar agreement or combination of agreements pursuant to which any Credit Party is or may become obligated to make (i) any payment in connection with a purchase by any third Person from a Person other than a Credit Party of any Equity Interest issued by any Credit Party or in respect of the Subordinated Loan Agreement or any other Subordinated Debt, or (ii) any payment (other than on account of a permitted purchase by it of any Equity Interest issued by any Credit Party or in respect of the Subordinated Loan Agreement or any other Subordinated Debt) the amount of which is determined by reference to the price or value at any time of any Equity Interest issued by any Credit Party or in respect of the Subordinated Loan Agreement or any other any Subordinated Debt.

“Tang” shall mean Tang Film Financing Fund I (US), Inc.

“Tang Escrow Account” shall mean the escrow account established pursuant to the terms of that certain Escrow Agreement dated as of October 18, 2015, by and among the Borrower, Tang, the Administrative Agent, and East West Bank, a California corporation as escrow agent (and any of their respective successors and assigns approved by the Administrative Agent in accordance with the terms of the underlying escrow agreement), which shall be in form and substance satisfactory to the Administrative Agent.

“Tax Incentive Consultant” has the meaning set forth in the definition of ‘Tax Incentive Receivable’.

“Tax Incentive Receivable” shall mean a monetary amount that a Credit Party or Co-Financing Venture Entity (with respect to the Credit Parties’ share thereof) is entitled to receive in cash, by no later than one year subsequent to the Maturity Date, pursuant to a tax incentive law or other similar program, including rebate and grant programs, of a jurisdiction reasonably acceptable to the Administrative Agent, in each case relating to the development, production or exploitation of an Item of Product in that jurisdiction (discounted to present value on a quarterly basis in the case of amounts which are not expected to be received within twelve (12) months following the date of determination, by a rate of interest equal to the interest rate in effect on the date of computation with regard to Alternate Base Rate Loans) that meets the conditions and criteria that the Administrative Agent, in its reasonable discretion, determines to be appropriate. Such receivables must be payable either (a) directly to a Credit Party or Co-Financing Venture Entity (as applicable) by the relevant granting authority or (b) directly to a Credit Party or Co-Financing Venture Entity (as applicable) by a Major Studio which is receiving such receivable directly from the relevant granting authority (i.e., there may not be credit risk of an intervening conduit), pursuant to the terms of a Co-Financing Agreement (“Acceptable Major Studio Tax Incentive”) and the conditions and criteria will, in any event, require the following:

(i)       All incentives (other than Acceptable Major Studio Tax Incentives) shall require the engagement of an independent third party acceptable to the Administrative Agent (a “Tax Incentive Consultant”; Global Incentives, Inc., and CFC (only with respect to Canadian incentives) are approved as of the Closing Date as Tax Incentive Consultants, subject to the Administrative Agent’s right to withdraw that approval prospectively), to supervise the application for, the monitoring of and the process for satisfying the conditions to receive, the payment of such incentive. The arrangement with the Tax Incentive Consultant must provide for a certificate from the Tax Incentive Consultant in form and substance reasonably satisfactory to the Administrative Agent (the “Tax Incentive Consultant’s Certificate”) and periodic reports (other than with respect to Acceptable Major Studio Tax Incentives) from the Tax Incentive Consultant, and such other information as shall be reasonably required by the Administrative Agent.

(ii)       In the case of Acceptable Major Studio Tax Incentives, delivery by the Major Studio of the following items as required by the Administrative Agent (A) a written estimate of the Credit Party’s or Co-Financing Venture Entity’s (as applicable) share of the incentives, (B) a list of the programs and jurisdictions pursuant to which the incentives are payable, (C) an agreement to provide the Administrative Agent with copies of the relevant acceptances from the relevant incentive granting authority and (D) a statement in form and substance acceptable to the Administrative Agent that the Credit Party, Co-Financing Venture Entity or Major Studio (as the case may be) plans to produce the relevant Item of Product in a manner which will satisfy the requirements of the relevant incentive program; provided that the foregoing deliverables required under this clause (ii) may be provided indirectly by the applicable Credit Party or Co-Financing Venture Entity (as applicable) so long as such items are unaltered.

(iii)       At the option of the Administrative Agent, that the relevant Credit Party or Co-Financing Venture Entity (as applicable) has applied for incentives and either (x) received from the appropriate granting authority a clear acceptance or approval of the incentives (including an eligibility certificate in respect of such incentive if the same is offered by the relevant jurisdiction) (such acceptance or approval, an “Approval Certificate”) and has been provided with (or has at least requested to be provided with) an estimate from the appropriate granting authority of the amount of the incentive or (y) the Credit Parties or Co-Financing Venture Entity (as applicable) have either (1) demonstrated to the satisfaction of the

Administrative Agent that the tax incentive program has no annual cap and that sufficient appropriations exist for the Tax Incentive Receivable or (2) provided confirmation (in form and substance reasonably satisfactory to the Administrative Agent) from the granting authority that there are sufficient appropriations and/or space under any budgeting cap to pay the incentive in the amount anticipated.

(iv)       Except in the case of Major Studio Tax Incentive Receivables, the Approved Completion Bond for the relevant Item of Product must provide for a commitment (in form and substance satisfactory to the Administrative Agent) from the relevant Approved Completion Guarantor, as the case may be, that if it takes over the production or is the producer of such Item of Product, it will continue to produce such Item of Product so as not to knowingly (x) lessen the ability of the Item of Product to qualify for the Tax Incentive Receivable or (y) otherwise jeopardize the collectability of the Tax Incentive Receivable.

(v)       The incentive is for these purposes calculated net of (without double counting) any actual or anticipated (x) filing fees payable in order to obtain the incentive, (y) tax, interest, penalty, any other filing fees or other amount payable to any Governmental Authority under the Applicable Law, and (z) other amount payable to any Governmental Authority to which the credit may be or has been applied by set-off or in any other manner whatsoever by any Governmental Authority.

(vi)       The Administrative Agent (for the benefit of the Secured Parties) has a first priority perfected security interest in the incentive and proceeds thereof, or in the case of an Acceptable Major Studio Tax Incentive, in the Credit Party’s or Co-Financing Venture Entity’s (as applicable) claim against the Major Studio for the Credit Party’s or Co-Financing Venture Entity’s (as applicable) share of the Incentive.

(vii)       The Administrative Agent has received a certificate executed by an Authorized Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, which confirms (x) the statutory and regulatory regime to the incentive, and (y) compliance with the conditions required by the Administrative Agent with respect to the incentive and the estimated date of receipt thereof.

(viii)       In the case of all Tax Incentive Receivables in excess of $1,000,000 (other than Acceptable Major Studio Tax Incentives) if the incentive is payable in a currency other than Dollars, the risk of conversion into Dollars shall be hedged in a manner satisfactory to the Administrative Agent.

(ix)       To the extent that circumstances arise or occur that would cause (or which would cause the Administrative Agent to reasonably believe) the payment for the incentive will be less than the amount that would be determined based on any estimated amounts as set forth on any Approval Certificate or on any certificate delivered by a Tax Incentive Consultant or in the estimate provided by the Major Studio, which is the counterparty to the applicable Co-Financing Agreement (as applicable), the Borrowing Base credit shall be adjusted to reflect the revised estimate (e.g., (x) the relevant party fails to comply with any requirements of the Administrative Agent under this definition, (y) the Administrative Agent determines in its reasonable discretion that as a result of a Change in Law it is unlikely that the Administrative Agent will receive payment for the underlying incentive or that the amount to be received will be more or less than the estimate or (z) the relevant granting authority has (A) denied the application with respect to the incentive, (B) revoked or notified the relevant party of its intention to revoke, the relevant Approval Certificate, or (C) publicly announced that it will not have sufficient appropriations to pay the incentive or that it is terminating the program pursuant to which the incentive is to be paid or modifying the program in a manner adverse to the Credit Parties’ or Co-Financing Venture Entity’s (as applicable) entitlement to the applicable incentive in any material respect). In such case, the Borrowing Base credit will be decreased as deemed appropriate by the Administrative Agent in its discretion after consultation with the Borrower.

Subject in all cases to the foregoing clause (ix), any determination by the Administrative Agent that a tax incentive jurisdiction or similar program is not acceptable for purposes of constituting a Tax Incentive Receivable hereunder shall be prospective only in that it shall not require the removal of Tax Incentive Receivables previously included in the Borrowing Base.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Television Joint Ventures” shall mean any formal or effective joint venture arrangement entered into between a Credit Party and a third Person in connection with the development, production or exploitation of more than one Program or “slate” of Programs.

“Total Commitments” shall mean, at any time, the aggregate amount of the Commitments then in effect of all of the Lenders, as such aggregate amount shall be adjusted upwards or downwards from time to time in accordance with the terms of this Credit Agreement (including, without limitation, pursuant to Section 2.6).

“Trademark Security Agreement” shall mean a Trademark Security Agreement substantially in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified, renewed, restated or replaced from time to time.

“TV JV/Digital Product Investments Basket” shall have the meaning set forth in Section 6.4 hereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or to LIBOR.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York on the date of execution of this Credit Agreement and as amended from time to time.

“U.K. Debenture” shall mean a debenture governed by the laws of England and Wales executed by STX Entertainment UK, Ltd. and the Administrative Agent in an agreed form between the parties.

“Ultimates Advance Rate” shall mean, as of any date of determination, (a) with respect to home entertainment ultimates prior to the first shipping of principal packaged home entertainment materials, 70% and (b) with respect to any other ultimates permitted to be leveraged hereunder, 80%; provided, that if the Ultimates Percentage is less than 100%, then the Ultimates Advance Rate shall be 70% or 80% (as applicable) multiplied by such Ultimates Percentage, except that the Ultimates Advance Rate may never be greater than the applicable percentage set forth above.

“Ultimates Percentage” shall mean, for any date at which it is to be determined (the “Determination Date”) with respect to the four most recent Seasoned Pictures for which Remaining Ultimates have been included in the calculation of the Borrowing Base and for which six months have elapsed from the date upon which each such Picture became a Seasoned Picture, a ratio (expressed as a percentage) of (i) the sum of (a) Remaining Ultimates for such Seasoned Pictures as of the Determination Date, plus (b) the actual proceeds received by the Borrower or any Guarantor (and not payable to a third party) with respect to each such Picture after it became a Seasoned Picture but prior to the Determination Date to (ii) the total Remaining Ultimates for each such Seasoned Picture as determined on the date it first became a Seasoned Picture (including under the Existing Corporate Facility Agreement). Notwithstanding the foregoing, no ultimates, Remaining Ultimates or proceeds attributable to free television rights for any Picture shall be included in any calculation of the Ultimates Percentage.

“Ultimates Provider” shall mean (a) in the case of anticipated home entertainment revenues in the Domestic Territory, a Major Studio that is distributing home entertainment for the relevant Qualifying Picture, or other home entertainment distributor that is acceptable to the Administrative Agent under an additional or replacement home entertainment distribution agreement that is acceptable to the Administrative Agent, (b) in the case of anticipated pay television revenues in the Domestic Territory, Showtime Networks, and any other pay television distributor that is acceptable to the Administrative Agent under a replacement pay television distribution agreement that is acceptable to the Administrative Agent, (c) in the case of contracted anticipated free television revenues in the Domestic Territory, the relevant free television distributors for the Domestic Territory, (d) in the case of anticipated domestic free television revenues for a Picture prior to a sale or license of the domestic free television rights by the Credit Parties, the Borrower, (e) a Major Studio, in the context of any territory and media for which it is distributing the relevant Qualifying Picture and (f) in the case of domestic theatrical revenues, the Borrower if it is directly exploiting the rights in such medium in the Domestic Territory.

“Unasserted Contingent Obligations” shall have the meaning given to such term in the Senior Intercreditor Agreement.

“Uncompleted” shall mean, with respect to an Item of Product, such Item of Product is not Completed.

“Uniform Customs” shall have the meaning given to such term in Section 13.6.

“Unlicensed Free TV Ultimates” shall mean the Borrower’s good faith estimation of anticipated value to be realized by the Credit Parties in the First Cycle Period from the licensing or sale of the domestic free television rights in a Seasoned Picture that was released theatrically to the extent such domestic free television rights remain unsold or unlicensed as of the relevant date. The Unlicensed Free TV Ultimates shall be reduced to zero for a Picture upon the earlier of (a) a sale or license of the First Cycle Period domestic free television rights for such Picture, provided that in the event of only a partial-window sale of First Cycle Period domestic free television rights for such Picture, the portion of the First Cycle Period that has not been sold may remain in the Unlicensed Free TV Ultimates, and (b) two (2) years from the date on which such Picture became a Seasoned Picture. Notwithstanding anything to the contrary in the foregoing, during any such time as the Unlicensed Free TV Ultimate Percentage is determined to be less than ninety percent (90%), the Administrative Agent shall be entitled to require that a written third party valuation of Unlicensed Free TV Ultimates be delivered by a valuation firm acceptable to the Administrative Agent as to the Borrower’s contemplated value estimates (which must be refreshed or confirmed in writing at least as frequently as an updated written ultimates report of the Ultimates Provider is required to be delivered pursuant to clause (e) of the Borrowing Base), and if the third party valuation firm’s valuation is lower than the Credit Parties’, the third party valuation firm’s valuation shall govern.

“Unlicensed Free TV Ultimates Advance Rate” shall mean, as of any date of determination, with respect to unsold Domestic Territory free television rights in any Picture, 65%; provided, that if the Unlicensed Free TV Ultimates Percentage is less than 100%, then the Unlicensed Free TV Ultimates Advance Rate shall be 65% multiplied by such Unlicensed Free TV Ultimates Percentage, except that the Unlicensed Free TV Ultimates Advance Rate may never be greater than 65%.

“Unlicensed Free TV Ultimates Percentage” shall mean, for any date at which it is to be determined (the “Determination Date”) with respect to the four most recent Seasoned Pictures for which Unlicensed Free TV Ultimates have been included in the calculation of the Borrowing Base subsequent to the Closing Date and for which six months have elapsed from the date upon which each such Picture became a Seasoned Picture, a ratio (expressed as a percentage) of (i) the sum of (a) Remaining Ultimates, Unlicensed Free TV Ultimates and uncollected Eligible Receivables (without double counting) for such Seasoned Pictures as of the Determination Date, in each case to the extent attributable to domestic free television rights of the subject Pictures plus (b) the actual proceeds received by the Borrower or any Guarantor (and not payable to a third party) with respect to the free television rights in each such Picture after it became a Seasoned Picture but prior to the Determination Date to (ii) the total Unlicensed Free TV Ultimates for each such Seasoned Picture as determined on the date it first became a Seasoned Picture. Notwithstanding the requirement above that four Seasoned Pictures be included in the calculation of Unlicensed Free TV Ultimates Percentage, until such time as four Seasoned Pictures are available, the Unlicensed Free TV Ultimates Percentage shall be calculated using such lesser amount of Seasoned Pictures as are available. The initial calculation of Unlicensed Free TV Ultimates Percentage shall take place upon the earlier of (A) six months following the date upon which the second Picture released by the Borrower after the closing date becomes a Seasoned Picture and (B) one year following the date upon which the first Picture released by the Borrower after the closing date becomes a Seasoned Picture. Until the initial calculation of Unlicensed Free TV Ultimates Percentage as set forth above, the Unlicensed Free TV Ultimates Percentage shall be deemed to be 100%.

“Unrestricted Subsidiary” shall mean:

(i)              any Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Managing Member of the Borrower in the manner provided below and has nominal assets and value at the time of such designation; and

(ii)            each Subsidiary of an Unrestricted Subsidiary.

The Managing Member of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)       neither such Subsidiary nor any of its Subsidiaries owns any Equity Interest or Indebtedness of or has any Investment in, or owns or holds any Lien on any property of, any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)       all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of debt that is not in any way recourse to the Credit Parties;

(3)       such Subsidiary is a Person with respect to which neither the Borrower nor any Subsidiary (other than any Unrestricted Subsidiary) has any direct or indirect obligation:

(a)       to subscribe for additional Equity Interests, or make additional contributions to the capital, of such Person; or

(b)       to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)       after giving effect to such designation, no Default or Event of Default shall be continuing.

Any such designation by the Managing Member of the Borrower shall be evidenced by delivering to the Administrative Agent a written resolution of the Managing Member of the Borrower giving effect to such designation and an officers’ certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Credit Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.

The Managing Member of the Borrower may designate any Unrestricted Subsidiary to no longer be an Unrestricted Subsidiary; provided, that immediately after giving effect to such redesignation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

“Unsold Rights Credit” shall mean, with respect to a Picture to be exploited internationally through an Approved Foreign Sales Agent on behalf of a Credit Party and intended to be exploited in the Domestic Territory by the Borrower or another Approved Domestic Distributor, in each case, on behalf of a Credit Party (and as to which the proceeds will be paid to such Credit Party), on any date of determination, an amount equal to:

(i)       50% (subject to decrease on a Picture by Picture basis, as described below) of the aggregate of the Major Territory Value Forecasts for such Picture attributed to the Major Territories that remain unsold as of the date of determination, minus

(ii)       any Borrowing Base credit attributable to receivables derived from any pre-sales in respect of such Picture relating to foreign non-Major Territories, which pre-sales are consummated after any Unsold Rights Credit in respect of such Picture is first included in the Borrowing Base, minus

(iii)       the positive difference of (i) the Borrowing Base credit attributable to receivables derived from pre-sales in respect of such Picture relating to Major Territories, which Major Territories were unsold when the Unsold Rights Credit in respect of such Picture is first included in the Borrowing Base, minus (ii) the Borrowing Base credit attributable to such Major Territories prior to such pre-sales, i.e., 50% of the Major Territory Value Forecast in respect of each such pre-sold Major Territory (before giving effect to any Indexing Adjustments that may have arisen), minus

(iv)       the amount of actual sale proceeds received by a Credit Party in respect of a pre-sale of such Picture in any foreign territory (whether or not a Major Territory) to the extent exceeding the Borrowing Base credit previously attributed to receivables derived from a pre-sale in such foreign territory;

provided, that on any date of determination (x) at least three (3) Major Territories shall have been sold and (y) at least two (2) Major Territories remain unsold. Notwithstanding the foregoing, commencing with the first Picture for which an Unsold Rights Credit is requested (and tested as set forth below), the 50% advance rate for such Picture shall be subject to decrease (but not increase) to a percentage equal to the product of 50% multiplied by a fraction: (a) the numerator of which is the actual aggregate sale proceeds received (or receivable pursuant to Eligible Receivables) with respect to sold Major Territories for such Picture, and (b) the denominator of which is the aggregate Major Territory Value Forecast for such Major Territories included in the calculation of the Unsold Rights Credit given at the time of the initial determination of each such component of the aggregate Unsold Rights Credit for such Picture. Such computation for each such Picture will be made upon the sale of a third Major Territory in respect of such Picture and at each subsequent Major Territory sale in respect of such Picture, and the adjustment shall apply to the entire Unsold Rights Credit in respect of such Picture at all times from the date of such computation but prior to the next adjustment computation. The Unsold Rights Credit for a Picture (which, as set forth above, shall not become available for inclusion in the Borrowing Base until at least three (3) Major Territories have been sold) shall be calculated initially on the first date on which such Picture is included in any component of the Borrowing Base, and may not be subsequently increased.

“Unsold TV Rights Credit” shall mean, with respect to a Program to be exploited internationally through an Approved Foreign Sales Agent on behalf of a Credit Party (and as to which the proceeds will be paid to such Credit Party), on any date of determination, an amount equal to:

(i)       25%, increasing to 50% with the inclusion of Unsold TV Rights Credit in the Borrowing Base for the third Program for which the Unsold TV Rights Credit is utilized (subject to decrease on a Program by Program basis, as described below) of the aggregate of the Major Territory Value Forecasts for such Program attributed to the Major Territories that remain unsold as of the date of determination, minus

(ii)       any Borrowing Base credit attributable to receivables derived from any pre-sales in respect of such Program relating to foreign non-Major Territories, which pre-sales are consummated after any Unsold TV Rights Credit in respect of such Program is first included in the Borrowing Base, minus

(iii)       the positive difference of (i) the Borrowing Base credit attributable to receivables derived from pre-sales in respect of such Program relating to Major Territories, which Major Territories were unsold when the Unsold TV Rights Credit in respect of such Program is first included in the Borrowing Base, minus (ii) the Borrowing Base credit attributable to such Major Territories prior to such pre-sales, i.e., 50% of the Major Territory Value Forecast in respect of each such pre-sold Major Territory (before giving effect to any Indexing Adjustments that may have arisen), minus

(iv)       the amount of actual sale proceeds received by a Credit Party in respect of a pre-sale of such Program in any foreign territory (whether or not a Major Territory) to the extent exceeding the Borrowing Base credit previously attributed to receivables derived from a pre-sale in such foreign territory;

provided, that on any date of determination (x) the Domestic Territory and at least two (2) Major Territories shall have been sold and (y) at least two (2) Major Territories remain unsold. Notwithstanding the foregoing, commencing with the first Program for which an Unsold TV Rights Credit is requested (and tested as set forth below), the 25% (or 50%, as the case may be) advance rate for such Program shall be subject to decrease (but not increase) to a percentage equal to the product of 25% (or 50%, as the case may be) multiplied by a fraction: (a) the numerator of which is the actual aggregate sale proceeds received (or receivable pursuant to Eligible Receivables) with respect to sold Major Territories for such Program, and (b) the denominator of which is the aggregate Major Territory Value Forecast for such Major Territories included in the calculation of the Unsold TV Rights Credit given at the time of the initial determination of each such component of the aggregate Unsold TV Rights Credit for such Program. Such computation for each such Program will be made upon the sale of a third Major Territory in respect of such Program and at each subsequent Major Territory sale in respect of such Program, and the adjustment shall apply to the entire Unsold TV Rights Credit in respect of such Program at all times from the date of such computation but prior to the next adjustment computation. The Unsold TV Rights Credit for a Program (which, as set forth above, shall not become available for inclusion in the Borrowing Base until the Domestic Territory and at least two (2) Major Territories have been sold) shall be calculated initially on the first date on which such Program is included in any component of the Borrowing Base, and may not be subsequently increased.

“USA Patriot Act” shall mean the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in clause (f) of Section 2.13.

“Withholding Agent” shall mean any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

2.               THE LOANS

SECTION 2.1           Loans.

(a)             Each Lender, severally and not jointly, agrees, upon the terms and subject to the conditions hereof, to make Loans to the Borrower on any Business Day on and after the Closing Date to but excluding the Maturity Date each in a principal amount which, when added to such Lender’s Pro Rata Share of the Credit Exposure, plus such Lender’s Pro Rata Share of the Reserves, does not exceed such Lender’s Commitment.

(b)            Notwithstanding anything to the contrary in this Section 2.1, a Lender shall not be obligated to make any Loan or participate in any Letter of Credit if, as a result thereof, either (i) the sum of the Credit Exposure plus the aggregate amount of the Reserves, would exceed the Total Commitment or (ii) the Credit Exposure would exceed the Borrowing Base then in effect.

(c)             Subject to the terms and conditions of this Credit Agreement, the Borrower may borrow, repay and re-borrow amounts not to exceed, at any given time, the lesser of (i) the Total Commitment minus the aggregate amount of the Reserves and (ii) the Borrowing Base then in effect; provided, that as of the date of any Borrowing of any amount included in a Reserve, the applicable Reserve amount shall not be deducted for purposes of determining availability hereunder for such Borrowing.

SECTION 2.2           Making of Loans.

(a)             Each Loan shall be an Alternate Base Rate Loan or a LIBOR Loan, as the Borrower may request, subject to and in accordance with this Section 2.2.

(b)            The Borrower shall give the Administrative Agent at least three (3) Business Days’ prior written, facsimile or telephonic (promptly confirmed in writing) notice of each Borrowing which is to consist of LIBOR Loans, and at least one (1) Business Day’s prior written, facsimile or telephonic (promptly confirmed in writing) notice of each Borrowing which is to consist of Alternate Base Rate Loans. Each such written or facsimile notice or written confirmation under this Section 2.2(b) shall be in the form of a Borrowing Notice. Each Borrowing Notice in order to be effective must be received by the Administrative Agent not later than 2:00 p.m., New York City time, on the day required and shall specify the date (which shall be a Business Day) on which such Borrowing is to be made and the aggregate principal amount of the requested Borrowing. Each such Borrowing Notice shall be irrevocable and shall specify whether the Borrowing then being requested is to consist of Alternate Base Rate Loans or LIBOR Loans and in the case of a Borrowing consisting of LIBOR Loans, the Interest Period or Interest Periods with respect thereto. If no election of an Interest Period is specified in such Borrowing Notice in the case of a Borrowing consisting of LIBOR Loans, such notice shall be deemed to be a request for an Interest Period of one (1) month. If no election is made as to the Type of Loan, such Borrowing Notice shall be deemed a request for a Borrowing consisting of Alternate Base Rate Loans. No Borrowing shall consist of LIBOR Loans if after giving effect thereto an aggregate of more than twelve (12) separate LIBOR Loans would be outstanding hereunder with respect to each Lender (determined in accordance with Section 2.8(c)). In the event a Default or an Event of Default shall have occurred and be continuing, unless the Required Lenders otherwise consent, the Borrower may not elect to have any new Borrowings be treated as LIBOR Loans.

(c)             The Administrative Agent shall promptly notify each Lender of its Pro Rata Share of each Borrowing under this Section 2.2, the date of such Borrowing, the Type of Loans being requested and the Interest Period or Interest Periods applicable thereto. On the borrowing date specified in such notice, each Lender shall make its Pro Rata Share of the Borrowing available at the Funding Office for credit to the JPMorgan Clearing Account (with a specific reference to “STX Financing, LLC ”) no later than 2:00 p.m., New York City time, in Federal or other immediately available funds solely by wire transfer. Except in the case of the provisions of this Credit Agreement covering the reimbursement of the Letters of Credit, upon receipt of the funds to be made available by the Lenders to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds by depositing the requested amounts into the account specified in the applicable Borrowing Notice.

(d)            Each Lender may, at its option, fulfill its obligation to make LIBOR Loans by causing a foreign branch or Affiliate of such Lender to fund such LIBOR Loans; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay Loans in accordance with the terms hereof or increase the costs to the Borrower payable hereunder in respect of LIBOR Loans. Subject to the other provisions of this Section 2.2 and the provisions of Section 2.8, Loans of more than one Type may be outstanding at the same time.

(e)             Each Loan requested hereunder on any date shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Percentages.

(f)             On the date requested by the Borrower for the funding of each Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each

Lender, the amount of the Loan to be made by such Lender in accordance with its Percentage hereunder. Each Lender hereby authorizes and requests the Administrative Agent to advance for its account, pursuant to the terms hereof, the amount of the Loan to be made by it, and each Lender agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent. If any such reimbursement is not made in immediately available funds on the same day on which the Administrative Agent shall have made any such amount available on behalf of any Lender, then such Lender shall pay interest to the Administrative Agent on the unreimbursed amount at a rate per annum equal to the rate of interest on Alternate Base Rate Loans. If and to the extent that any such reimbursement shall not have been made by any such Lender to the Administrative Agent, the Borrower agrees to repay to the Administrative Agent forthwith on demand a corresponding amount with interest thereon for each day from the date such amount is made available to the Borrower to (but excluding) the date such amount is repaid to the Administrative Agent at the rate of interest on Alternate Base Rate Loans.

(g)            The amount of any Borrowing consisting of new Loans shall be in an aggregate principal amount of at least $100,000 (or such lesser amount as shall equal (i) the available but unused portion of the Commitments, (ii) the amount of available Borrowing Base then in effect or (iii) the amount of any Borrowing required to fund drawings under a Letter of Credit), or such greater amount which is an integral multiple of $50,000.

(h)            Notwithstanding the provisions of Section 2.2(b) above and/or the absence of a request from the Borrower that the Lenders make a Loan, the Administrative Agent may direct the Lenders to make Loans in accordance with Section 12.1(b)(xi) with respect to any Item of Product for which Loans have been made hereunder so as to ensure Completion of such Item of Product and/or the collection of accounts receivable.

SECTION 2.3           Notes; Repayment.

(a)             At the request of any Lender, each Loan made by such Lender hereunder shall be evidenced by a promissory note in such Lender’s favor substantially in the form of Exhibit A (each, a “Note” and collectively, the “Notes”) in the face amount of such Lender’s Commitment, payable to the order of such Lender, duly executed by an Authorized Officer of the Borrower and dated as of the Second Amendment and Restatement Effective Date. The Notes issued by the Borrower in favor of the lenders under the Corporate Credit Agreement and the Production Credit Agreement shall be returned to the Borrower for cancellation upon the issuance of new Notes as of the Closing Date.

(b)            The outstanding principal balance of each Loan shall be payable in full and all outstanding Letters of Credit shall be cash collateralized on the Maturity Date, subject to mandatory prepayment as provided in Section 2.9 and acceleration as provided in Article 7.

(c)             Each of the Loans shall bear interest on the outstanding principal balance thereof as set forth in Section 2.4. Each Lender and the Administrative Agent on its behalf is hereby authorized by the Borrower, but not obligated, to enter the amount of each Loan and the amount of each payment or prepayment of principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to any Notes; provided, however, the failure of any Lender or the Administrative Agent to set forth such Loans, principal payments or other information shall not in any manner affect the obligations of the Borrower to repay such Loans.

SECTION 2.4           Interest on Loans.

(a)             In the case of a LIBOR Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to LIBOR plus the Applicable Margin. Interest shall be payable on each LIBOR Loan in arrears on each applicable Interest Payment Date, on the Maturity Date, on the date of a conversion of such LIBOR Loan to an Alternate Base Rate Loan and on the date of any prepayment hereunder. The Administrative Agent shall determine the applicable LIBOR for each Interest Period as soon as practicable on the date when such determination is to be made in respect of such Interest Period and shall notify the Borrower and the Lenders of the applicable interest rate so determined. Such determination shall be conclusive absent manifest error.

(b)            In the case of an Alternate Base Rate Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365/366 days, as the case may be, during such times as the Alternate Base Rate is based upon the Prime Rate and over a year of 360 days at all other times) equal to the Alternate Base Rate plus the Applicable Margin. Interest shall be payable in arrears on each Alternate Base Rate Loan on each applicable Interest Payment Date, on the Maturity Date and on the date of any prepayment hereunder.

(c)             Interest in respect of any Loan hereunder shall accrue from and including the date such Loan is made to but excluding the date on which such Loan is paid or converted to a Loan of a different Type.

(d)            Anything in this Credit Agreement or the Notes to the contrary notwithstanding, the interest rate on the Loans or with respect to any drawing under a Letter of Credit shall in no event be in excess of the maximum rate permitted by Applicable Law.

SECTION 2.5           Commitment Fees and Other Fees.

(a)             The Borrower agrees to pay to the Administrative Agent for the account of each Lender on the last Business Day of each March, June, September and December (commencing on the last Business Day of December 2016) prior to the Maturity Date and on the date of any termination or reduction of the Commitments, as applicable, and on the Maturity Date, an aggregate fee (the “Commitment Fees”), payable in arrears and equal to (i) 0.75% per annum so long as the Credit Exposure is less than 50% of the Total Commitments, and (ii) 0.50% per annum so long as the Credit Exposure is greater than or equal to 50% of the Total Commitments, in each case, computed on a daily basis and on the basis of a 360 day year, on the amount by which such Lender’s Commitment in effect on such day exceeds such Lender’s Pro Rata Share of the Credit Exposure in effect on such day.

(b)            The Commitment Fees shall commence to accrue from the Closing Date and shall continue to accrue until the earlier of (i) the Maturity Date and (ii) the date upon which the Total Commitments are otherwise terminated in accordance herewith.

(c)             The Borrower agrees to pay all other fees that are then due and payable pursuant hereto or pursuant to any fee letter executed by any Credit Party with respect to the Facility.

SECTION 2.6           Optional Termination or Reduction of Commitments.

(a)             Upon at least three (3) Business Days’ prior written, facsimile or telephonic (promptly confirmed in writing) notice given prior to 2:00 p.m., New York City time, to the Administrative Agent, the Borrower may at any time in whole or in part permanently reduce or terminate the Total Commitments (without premium or penalty but subject to Section 2.6(b) and Section 2.9(b)). In the case of a partial reduction, each such reduction of the Total Commitments shall be in a minimum aggregate principal amount of $500,000 or an integral multiple of $100,000; provided, however, the Total Commitments may in no event (i) be reduced by more than the amount of the then unused Total Commitments (after giving effect to any prepayment by the Borrower in accordance with Section 2.9) or (ii) be reduced to an amount less than the sum of the Credit Exposure plus the aggregate amount of the Reserves. Any partial reduction of the Total Commitments shall be made among the Commitments of the Lenders in accordance with their respective Percentages.

(b)            Simultaneously with each such termination or reduction of the Total Commitments pursuant to Section 2.6(a), the Borrower shall pay to the Administrative Agent for the benefit of each Lender all accrued and unpaid Commitment Fees on the amount of the Commitments so terminated or reduced through the date of such termination or reduction.

(c)             At any time the L/C Exposure would exceed the L/C Sublimit as a result of a decrease in the Total Commitments, the Borrower shall cash collateralize Letters of Credit in an amount such that the L/C Exposure (excluding in any such calculation for the purposes of this Section 2.6(c), any previously cash collateralized Letters of Credit) is equal to or less than the L/C Sublimit.

SECTION 2.7           Default Interest; Alternate Rate of Interest.

(a)             Upon the occurrence and during the continuance of an Event of Default, (after, as well as before judgment), the Borrower shall on demand from time to time pay interest on any then unpaid amount of the Obligations at a rate per annum of 2.00% in excess of the rate otherwise then in effect (computed as aforesaid).

(b)            In the event, and on each occasion, that two (2) Business Days prior to the commencement of any Interest Period for a LIBOR Loan, (i) the Administrative Agent shall have received notice from any Lender of such Lender’s determination (which determination shall be conclusive absent manifest error) that Dollar deposits in the amount of the principal amount of such LIBOR Loan are not generally available in the London Interbank Market or that the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to such Lender of making or maintaining the principal amount of such LIBOR Loan during such Interest Period, or (ii) the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that reasonable means do not exist for ascertaining the applicable LIBOR, then the Administrative Agent shall, as soon as practicable thereafter, give written or facsimile notice of such determination to the Borrower and the Lenders, and (x) any request by the Borrower for a conversion to or continuation as a LIBOR Borrowing pursuant to Section 2.8 made after receipt of such notice and until the circumstances giving rise to such notice no longer exist, shall be ineffective and (y) any request by the Borrower for a LIBOR Borrowing made after receipt of such notice and until the circumstances giving rise to such notice no longer exist, shall be deemed to be a request for an Alternate Base Rate Borrowing; provided, however, that in the circumstance described in clause (i) above such deemed request shall only apply to the affected Lender’s portion thereof. After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request (or portion thereof, as the case may be) for a LIBOR Borrowing, to the extent such request relates to such affected Lender’s portion shall be deemed to be a request for an Alternate Base Rate Borrowing.

SECTION 2.8           Continuation and Conversion of Loans. The Borrower shall have the right, at any time, (i) to convert any LIBOR Loan or portion thereof to an Alternate Base Rate Loan or to continue such LIBOR Loan or a portion thereof for a successive Interest Period, or (ii) to convert any Alternate Base Rate Loan or a portion thereof to a LIBOR Loan, subject to the following:

(a)             the Borrower shall give the Administrative Agent prior written, facsimile or telephonic (promptly confirmed in writing) notice of each continuation or conversion hereunder of (i) at least three (3) Business Days for continuation as or conversion to a LIBOR Loan and (ii) one (1) Business Day for conversion to an Alternate Base Rate Loan; such notice shall be irrevocable and, to be effective, must be received by the Administrative Agent not later than 2:00 p.m., New York City time, on the day required;

(b)            unless the Required Lenders otherwise consent, no Default or Event of Default shall have occurred and be continuing at the time of any conversion to a LIBOR Loan, any request for a new LIBOR Loan or any continuation of any such LIBOR Loan into a subsequent Interest Period;

(c)             no Alternate Base Rate Loan (or portion thereof) may be converted to a LIBOR Loan and no LIBOR Loan may be continued as a LIBOR Loan if, after such conversion or continuation, and after giving effect to any concurrent prepayment of Loans, an aggregate of more than twelve (12) separate LIBOR Loans would be outstanding hereunder with respect to each Lender (for purposes of determining the number of such Loans outstanding, Loans with different Interest Periods shall be counted as different Loans even if made on the same date);

(d)            if fewer than all Loans at the time outstanding shall be continued or converted, such continuation or conversion shall be made pro rata among the Lenders in accordance with the respective Percentage of the principal amount of such Loans held by the Lenders immediately prior to such continuation or conversion;

(e)             the aggregate principal amount of Loans continued as or converted to LIBOR Loans as part of the same Borrowing shall be in a minimum aggregate principal amount of $100,000 or such greater amount that is an integral multiple of $50,000;

(f)             accrued interest on the LIBOR Loans (or portion thereof) being continued shall be paid by the Borrower at the time of continuation;

(g)            the Interest Period with respect to a new LIBOR Loan effected by a continuation or conversion shall commence on the date of such continuation or conversion;

(h)            if a LIBOR Loan is converted to another Type of Loan prior to the last day of the Interest Period with respect thereto, the amounts required by Section 2.9(b) shall be paid as provided in such Section;

(i)              each request for a continuation as or conversion to a LIBOR Loan which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one (1) month; and

(j)              in the event that the Borrower shall not timely give the Administrative Agent a notice to continue or convert any LIBOR Loan as provided above, then such Loan (unless repaid) shall automatically be converted to an Alternate Base Rate Loan at the expiration of the then current Interest Period.

The Administrative Agent shall, after it receives notice from the Borrower, promptly give the Lenders notice of any continuation or conversion.

SECTION 2.9           Voluntary and Mandatory Prepayment of Loans; Reimbursement of Lenders.

(a)             Subject to the terms of the Senior Intercreditor Agreement and Section 2.9(b) below, the Borrower shall have the right at its option at any time and from time to time to prepay without premium or penalty (i) any Alternate Base Rate Loan, in whole or in part, upon at least one (1) Business Day’s prior written, facsimile or telephonic (promptly confirmed in writing) notice given prior to 2:00 p.m., New York City time, to the Administrative Agent, in a minimum aggregate principal amount of $100,000 or such greater amount that is an integral multiple of $50,000 if prepaid in part, or the remaining balance of such Loan if prepaid in full, and (ii) any LIBOR Loan, in whole or in part, upon at least three (3) Business Days’ prior written, facsimile or telephonic (promptly confirmed in writing) notice, in a minimum aggregate principal amount of $100,000 or such greater amount which is an integral multiple of $50,000 if prepaid in part, or the remaining balance of such Loan if prepaid in full. Each notice of prepayment shall specify the prepayment date, each Loan to be prepaid and the principal amount thereof, shall be irrevocable and shall commit the Borrower to prepay such Loan in the amount and on the date stated therein. All prepayments under this Section 2.9(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but excluding) the date of prepayment. Notwithstanding anything to the contrary contained in this Credit Agreement, the Borrower may rescind any notice of prepayment given under this Section 2.9(a) in anticipation of a proposed refinancing of the Facility if such refinancing is not consummated or is otherwise delayed; provided, that the Borrower shall compensate each Secured Party in accordance with Section 2.9(b) below for any loss, cost or expense incurred by such Secured Party and payable by the Borrower as a result thereof.

(b)            The Borrower shall reimburse each Lender on demand for any loss, cost or expense incurred or to be incurred by any such Lender in the reemployment of the funds released (i) by any prepayment (for any reason) of any LIBOR Loan if such Loan is repaid prior to the last day of the Interest Period for such Loan, or (ii) in the event that, after the Borrower delivers a notice of Borrowing under Section 2.2(b) or a notice of continuation or conversion of a Borrowing under Section 2.8(a) in respect of LIBOR Loans, such Loan is not made, converted to or continued as a LIBOR Loan on the first day of the Interest Period specified in such notice of Borrowing for any reason other than (A) a suspension or limitation under Section 2.7(b) of the right of the Borrower to select a LIBOR Loan, (B) a breach by any such Lender of its obligation to fund such Borrowing when it is otherwise required to do so hereunder, or (C) a repayment resulting from a conversion required by a Lender pursuant to Section 2.11(a). Such loss, cost or expense shall be the amount as reasonably determined by such Lender as the excess, if any, of (I) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed, continued or converted at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.4, for the period from the date of such payment or failure to borrow, continue or convert to the last day (x) in the case of a payment prior to the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan, or (y) in the case of a failure to borrow, continue or convert, of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, continue or convert, over (II) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Each Lender shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss, cost or expense as determined by such Lender, which certificates shall be conclusive absent manifest error. The Borrower shall pay such Lender the amounts shown on such certificate within ten (10) Business Days of the Borrower’s receipt of such certificate. The Administrative Agent or any affected Lender is hereby authorized (but not obligated) to debit any deposit account of any Credit Party now or hereafter maintained by such Credit Party at such entity (including, without limitation, the JPMorgan Clearing Account, any Cash Collateral Account or any Collection Account), upon notice to the Borrower (which may be delivered telephonically), to pay any such amounts that are not paid when due.

(c)             In the event the Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.9(a), the Borrower shall pay to the Administrative Agent for the account of the applicable Lender any amounts required to compensate such Lender for any actual loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Each Lender shall deliver to the Borrower and the Administrative Agent from time to time one or more certificates setting forth the amount of such loss, cost or expense as determined by such Lender, which certificates shall be conclusive absent manifest error. The Borrower shall pay such Lender the amounts shown on such certificate within ten (10) Business Days of the Borrower’s receipt of such certificate. The Administrative Agent or any affected Lender is hereby authorized (but not obligated) to debit any deposit account of any Credit Party now or hereafter maintained by such Credit Party at such entity (including, without limitation, the JPMorgan Clearing Account, any Cash Collateral

Account or any Collection Account), upon notice to the Borrower (which may be delivered telephonically), to pay any such amounts that are not paid when due.

(d)            The Obligations (other than the Unasserted Contingent Obligations) shall be paid in full and all outstanding Letters of Credit shall be terminated or cash collateralized on the Maturity Date.

(e)             If at any time the Credit Exposure exceeds the lesser of (i) the Total Commitments, minus the aggregate amount of the Reserves and (ii) the Borrowing Base then in effect (other than, for the avoidance of doubt, as a direct and immediate result of the change in status of an Acceptable Obligor or Allowable Amount pursuant to Section 2.16 or removal of a Tax Incentive Receivable from the Borrowing Base at the election of the Administrative Agent or the Required Lenders), the Borrower shall, within five (5) Business Days after the first day on which such excess exists, repay the Loans and/or cash collateralize outstanding Letters of Credit in an amount necessary to eliminate such excess.

(f)             All proceeds of Collateral paid (or required to be paid) into the Corporate Priority Collection Account and received as of the last day of the immediately preceding month shall be applied by the Borrower on the 20th day of each month (or more frequently at the Borrower’s option) in accordance with the Senior Intercreditor Agreement; provided, that if an Event of Default has occurred and is continuing, all such proceeds and all other amounts that the Credit Parties are entitled to receive, including proceeds of Production Priority Collateral (but subject to any third-party rights under any applicable intercreditor agreement, Interparty Agreement or Co-Financing Intercreditor Agreement) shall (to the extent payable to the Administrative Agent pursuant to the Senior Intercreditor Agreement) be applied upon receipt to satisfy the Obligations in the manner set forth in Section 8.7.

(g)            Simultaneously with the optional termination and/or reduction of the Total Commitments pursuant to Section 2.6, the Borrower shall repay Loans and/or cash collateralize outstanding Letters of Credit in an amount equal to the excess (if any) of (i) the sum of the Credit Exposure plus the aggregate amount of the Reserves, over (ii) the Total Commitments after giving effect to such termination or reduction.

(h)            Unless otherwise designated in writing by the Borrower and subject to the provisions of Section 2.9(k), all prepayments of principal shall be applied to the applicable principal payment set forth in this Section 2.9, first to the repayment of the principal amount of all then outstanding Alternate Base Rate Loans and then, to the repayment of the principal amount of all then outstanding LIBOR Loans in order of the scheduled expiry of Interest Periods with respect thereto.

(i)              All prepayments shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to but not including the date of prepayment.

(j)              If, on any day on which Loans are required to be prepaid (each, a “Prepayment Date”), the aggregate principal amount of the Loans required to be so prepaid would exceed the then outstanding aggregate principal amount of the Loans that constitute Alternate Base Rate Loans, and no Default or Event of Default is then continuing, then on such

Prepayment Date the Borrower may, at its option, deposit Dollars into the Cash Collateral Account in an amount equal to such excess. If the Borrower makes such deposit, then (i) only the outstanding Alternate Base Rate Loans shall be required to be prepaid on such Prepayment Date, and (ii) on the last day of each Interest Period with respect to any LIBOR Loan ending after such Prepayment Date, the Administrative Agent is irrevocably authorized and directed to apply funds from the Cash Collateral Account, if any (and liquidate investments held in such Cash Collateral Account as necessary) to prepay LIBOR Loans for which the Interest Period is then ending until the aggregate principal amount of all Loans prepaid pursuant to clauses (i) and (ii) above equals the aggregate principal amount of Loans which would have been required to be prepaid on such Prepayment Date but for the operation of this Section 2.9(j).

(k)            Except as otherwise specifically provided in this Article 2, should any payment or prepayment of principal of or interest on the Loans or any other amount due hereunder, become due and payable on a day other than a Business Day, the due date of such payment or prepayment shall be extended to the next succeeding Business Day and, in the case of a payment or prepayment of principal, interest shall be payable thereon at the rate herein specified during such extension.

SECTION 2.10        Increased Costs.

(a)             If any Change in Law shall:

(i)              impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or any Issuing Bank;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts (without duplication) as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)             Certificates for Reimbursement. A certificate of a Lender or Issuing Bank or other Recipient setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or other Recipient or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank or other Recipient, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. The Administrative Agent, the Issuing Bank or such Lender are hereby authorized (but not obligated) to debit any deposit account of any Credit Party now or hereafter maintained by such Credit Party at such entity (including, without limitation, the JPMorgan Clearing Account, any Cash Collateral Account or any Collection Account), upon notice to the Borrower (which may be delivered telephonically), to pay such amount if not paid when due.

(d)            Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.10 for any increased costs incurred or reductions suffered more than two hundred seventy (270) days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)             The Issuing Bank and each Lender agree that after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased cost hereunder or render it unable to perform its agreements hereunder for the reasons specifically set forth in Section 2.7(b), this Section 2.10 or Section 2.11, or (ii) would require the Borrower to pay an increased amount under Section 2.7(b), this Section 2.10 or Section 2.13, it will use commercially reasonable efforts to notify the Borrower of such event or condition and, to the extent not inconsistent with the Issuing Bank’s or such Lender’s internal policies, will use commercially reasonable efforts to make, fund or maintain the affected Loans of such Lender, or if applicable, to issue, make, maintain or participate in Letters of Credit as required under Section 2.17, through another Lending Office of the Issuing Bank or such Lender if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by the Issuing Bank or such Lender thereunder in respect of such Loans or Letters of Credit or participations therein would be materially reduced, or such inability to perform would cease to exist, or the increased costs which would otherwise be required to be paid in respect of such Loans or Letters of Credit or participations therein pursuant to Section 2.7(b), this Section 2.10 or Section 2.13 would be materially reduced or Taxes or other amounts otherwise payable under Section 2.7(b), this Section 2.10 or Section 2.13 would be materially reduced, and if, as determined by the Issuing Bank or such Lender, in its sole discretion, the making, funding or maintaining of such Loans, or the issuance, making, maintaining or participation in such Letters of Credit, through such other Lending Office would not otherwise adversely affect such Loans or Letters of Credit or the Issuing Bank or such Lender. Notwithstanding the foregoing, a failure on the part of the Issuing Bank or any Lender to provide notice or take any other action pursuant to this Section 2.10(e) shall not affect the Borrower’s obligation to make any payments or deductions required by this Article 2. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Issuing Bank or any Lender in connection with any such designation or assignment.

SECTION 2.11        Change in Legality.

(a)             Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement, if any change after the Closing Date in any Applicable Law, guideline or order, or in the interpretation thereof by any Governmental Authority charged with the administration thereof, shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to a LIBOR Loan, then, by written notice to the Borrower and the Administrative Agent, such Lender may (i) declare that LIBOR Loans will not thereafter be made by such Lender hereunder for as long as such condition may be continuing, and/or (ii) require that, subject to Section 2.9(b), all outstanding LIBOR Loans made by it be converted to Alternate Base Rate Loans, whereupon all of such LIBOR Loans shall automatically be converted to Alternate Base Rate Loans, as of the effective date of such notice as provided in Section 2.11(b) below. Such Lender’s Pro Rata Share of any subsequent LIBOR Borrowing shall instead, be an Alternate Base Rate Loan unless such declaration is subsequently withdrawn.

(b)            A notice to the Borrower by any Lender pursuant to Section 2.11(a) above shall be effective for purposes of clause (ii) thereof, if lawful to delay its effectiveness, on the last day of the current Interest Period for each outstanding LIBOR Loan; and in all other cases, on the date of receipt of such notice by the Borrower.

SECTION 2.12        Manner of Payments. Subject to Section 2.15, all payments of principal and interest by the Borrower in respect of any Loans shall be remitted to the Lenders in accordance with their Pro Rata Share of the outstanding Loans and all Borrowings hereunder shall be made by the Lenders in accordance with their Pro Rata Share thereof. All payments by the Borrower hereunder shall be absolute and unconditional obligations not subject to offset, counterclaim, recoupment or reduction of any kind and shall be made in Dollars in Federal or other immediately available funds at the Funding Office for credit to the JPMorgan Clearing Account (with a specific reference to “STX Financing LLC) no later than 2:00 p.m., New York City time, on the date on which such payment shall be due.

SECTION 2.13        Taxes.

(a)             Defined Terms. For purposes of this Section 2.13, the term “Lender” includes any Issuing Bank and the term “Applicable Law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Fundamental Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)             Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment (provided the Administrative Agent delivers to the Credit Parties evidence of such payment, which shall be conclusive absent manifest error) of, any Other Taxes.

(d)            Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for and amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Administrative Agent or such Lender is hereby authorized (but not obligated) to debit any deposit account of any Credit Party now or hereafter maintained by such Credit Party at such entity (including, without limitation, the JPMorgan Clearing Account, any Cash Collateral Account or any Collection Account) upon notice to the Borrower (which may be delivered telephonically), to pay such amount if not paid when due.

(e)             Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or to such Lender’s Affiliate that is a counterparty to a Swap Agreement that is an Obligation (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.3(h) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or to such Lender’s Affiliate that is a counterparty to a Swap Agreement that is an Obligation, in each case, that are payable or paid by the Administrative Agent in connection with any Fundamental Document (including, for the avoidance of doubt, payments by the Administrative Agent pursuant to Section 12.2 made with respect to Swap Agreement), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Fundamental Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)             Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.13, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Fundamental Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(g) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. If the Administrative Agent is not a Lender and it is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Fundamental Document, it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Administrative Agent (if not a Lender) shall deliver such other documentation reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Administrative Agent is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) (and in each case, if the Administrative Agent is making the request, it shall request a sufficient number of copies so as to be able to provide one copy to the Borrower, and shall promptly provide such copy to the Borrower upon receipt by the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States of America is a party (x) with respect to payments of interest under any Fundamental Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Fundamental Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” or other similar article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form

W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) (and in each case, if the Administrative Agent is making the request, it shall request a sufficient number of copies so as to be able to provide one copy to the Borrower, and shall promptly provide such copy to the Borrower upon receipt by the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Fundamental Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender (as well as the Administrative Agent, if the Administrative Agent is not a Lender) agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. If the indemnifying party in such instance is a Credit Party and the indemnified party is the Administrative Agent or a Lender, the Administrative Agent or such Lender is hereby authorized (but not obligated) to debit any deposit account of any Credit Party now or hereafter maintained by such Credit Party at such entity (including, without limitation, the JPMorgan Clearing Account, any Cash Collateral Account or any Collection Account) upon notice to the Borrower (which may be delivered telephonically), to pay such refund if the applicable Credit Party fails to do so within ten (10) Business Days following a request therefor. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)              Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Fundamental Document.

SECTION 2.14        Interest Adjustments.

(a)             If the provisions of this Credit Agreement or any Note would at any time require payment by the Borrower to a Lender of any amount of interest in excess of the maximum amount then permitted by the law applicable to any Loan, the interest payments to that Lender shall be reduced to the extent necessary so that such Lender shall not receive interest in excess of such maximum amount. If, as a result of the foregoing, a Lender receives interest payments hereunder or under a Note in an amount less than the amount otherwise provided hereunder, such deficit (hereinafter called the “Interest Deficit”) will, to the fullest extent permitted by Applicable Law, cumulate and will be carried forward (without interest) until the termination of this Credit Agreement. Interest otherwise payable to a Lender hereunder or under a Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing such Lender to receive interest in excess of the maximum amount then permitted by the law applicable to the Loans.

(b)            The amount of any Interest Deficit relating to a particular Loan or Note shall be treated as a prepayment penalty and shall, to the fullest extent permitted by Applicable Law, be paid in full at the time of any optional prepayment by the Borrower to the Lenders of all the Loans at that time outstanding pursuant to Section 2.9(a). The amount of any Interest Deficit relating to a particular Loan or Note at the time of any complete payment of the Loans at that time outstanding (other than an optional prepayment thereof pursuant to Section 2.9(a)), shall be canceled and not paid.

SECTION 2.15

Defaulting Lenders. Notwithstanding any provision of this Credit Agreement to the contrary, if any Lender becomes a Defaulting Lender, the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)             Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.5.

(b)            The Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or modification pursuant to Section 13.10(a)), except that any amendment, waiver or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender or all Defaulting Lenders differently than other affected Lenders shall require the consent of such Defaulting Lender.

(c)             If any L/C Exposure exists at the time that a Lender becomes a Defaulting Lender, then:

(i)              all or any part of such Defaulting Lender’s Pro Rata Share of the L/C Exposure (the “Defaulting Lender’s L/C Exposure”) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages, but only to the extent that (x) (A) the sum of all non-Defaulting Lenders’ Pro Rata Shares of the Credit Exposure prior to giving effect to such reallocation, plus the Defaulting Lender’s L/C Exposure, does not exceed (B) the sum of all non-Defaulting Lenders’ Commitments minus the non-Defaulting Lenders’ Pro Rata Shares of the Reserves, (y) (A) each Non-Defaulting Lender’s Pro Rata Share of the Credit Exposure prior to giving effect to such reallocation, plus such Lender’s share of the Defaulting Lender’s L/C Exposure does not exceed (B) such Lender’s Commitment minus such Lender’s Pro Rata Share of the Reserves, and (z) the conditions set forth in Section 4.4 are satisfied at such time;

(ii)            if the reallocation described in Section 2.15(c)(i) above cannot, or can only partially, be effected, then the Borrower shall, within three (3) Business Days following notice by the Administrative Agent, cash collateralize the Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to Section 2.15(c)(i) above) in accordance with the procedures set forth in Section 2.17(i) for so long as the Defaulting Lender’s L/C Exposure is outstanding and such Defaulting Lender’s Commitment has not been assigned to a non-Defaulting Lender;

(iii)          if the Borrower cash collateralizes any portion of the Defaulting Lender’s L/C Exposure pursuant to Section 2.15(c)(ii) above, then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.17(h) with respect to the Defaulting Lender’s L/C Exposure during the period that the Defaulting Lender’s L/C Exposure is cash collateralized;

(iv)          if the non-Defaulting Lenders’ Pro Rata Shares of the L/C Exposure are reallocated pursuant this Section 2.15(c), then the fees payable to the Lenders pursuant to

Section 2.5(a) and Section 2.17(h) shall be adjusted in accordance with such non-Defaulting Lenders’ Percentages after giving effect to such reallocation; and

(v)            if the Defaulting Lender’s L/C Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.15(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all fees payable under Section 2.17(h) with respect to the Defaulting Lender’s L/C Exposure shall be payable to the Issuing Bank until such Defaulting Lender’s L/C Exposure is cash collateralized and/or reallocated.

(d)            So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral is provided by the Borrower in accordance with Section 2.15(c) above, and participating interests in any such newly issued, amended or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.15(c)(i) above (and Defaulting Lenders shall not participate therein).

(e)             Any of the Reserves in existence at a time that a Lender becomes a Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages but only to the extent that the sum of (A) all non-Defaulting Lenders’ Pro Rata Shares of the Credit Exposure (after adjustment pursuant to this Section 2.15) and of the Reserves immediately prior to giving effect to such reallocation, plus (B) the Defaulting Lender’s Pro Rata Share of the Reserves, in each case at such time, does not exceed the sum of all non-Defaulting Lenders’ Commitments at such time.

(f)             So long as no Event of Default shall have occurred and be continuing, any amount payable hereunder to such Defaulting Lender (other than a Lender which is a Defaulting Lender solely as a result of clause (v) of the definition of Defaulting Lender herein, but which Defaulting Lender has otherwise fulfilled all of its obligations under this Credit Agreement) (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 12.3 but excluding payments to the Defaulting Lender pursuant to Section 13.10(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any Applicable Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder, (iii) third, to the funding or cash collateralization of any participating interest in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its Pro Rata Share as required by this Credit Agreement, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its Pro Rata Share as required by this Credit Agreement, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Credit Agreement, (vi) sixth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of (A) a written acknowledgement of such Defaulting Lender of its breach of its obligations under this Credit Agreement or (B) any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement, and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, however, that if such payment is (x) a prepayment of the principal amount of any outstanding Loans or reimbursement obligations in respect of Letters of Credit with respect to which a Defaulting Lender has funded its participation obligations, and (y) made at a time when the conditions set forth in Section 4.4 are satisfied, such payment shall be applied solely to prepay the outstanding Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any outstanding Loans of, or reimbursement obligations owed to, such Defaulting Lender.

(g)            Upon the occurrence and during the continuance of an Event of Default, all amounts which would otherwise be payable to the Defaulting Lender (other than a Lender which is a Defaulting Lender solely as a result of clause (v) of the definition of “Defaulting Lender” herein, but which Defaulting Lender has otherwise fulfilled its obligations under this Credit Agreement) shall, in lieu of being distributed to such Defaulting Lender, be applied first, to satisfy in full the Obligations owing to the Administrative Agent, the Issuing Bank and the non-Defaulting Lenders in accordance with the other provisions of this Credit Agreement, second, to satisfy any damage claims of the Administrative Agent, the Issuing Bank and the non-Defaulting Lenders against such Defaulting Lender for its failure to fulfill its obligations under this Credit Agreement, and third, the balance, if any, to satisfy the Obligations owing to such Defaulting Lender.

(h)            In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to become a Defaulting Lender, then the L/C Exposure shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Percentage and such Lender shall thereafter no longer constitute a Defaulting Lender hereunder (unless and until such Lender again becomes a Defaulting Lender).

(i)              Neither the provisions of this Section 2.15, nor the provisions of any other Section of this Credit Agreement relating to a Defaulting Lender, are intended by the parties hereto to constitute liquidated damages. Subject to the limitations contained in Section 13.8 regarding special, indirect, consequential and punitive damages, each of the Administrative Agent each non-Defaulting Lender and each Credit Party hereby reserves its respective rights to proceed against such Defaulting Lender for any damages incurred as a result of it becoming a Defaulting Lender hereunder. For purposes of establishing a damages claim, with regard to any obligations of a Defaulting Lender allocated to and/or performed by another party to this Credit Agreement, that Defaulting Lender shall be deemed to have received a notice from the Administrative Agent with regard to such obligations and to have failed to perform them.

SECTION 2.16        Provisions Relating to the Borrowing Base.

(a)             The Administrative Agent or Required Lenders may from time to time by written notice to the Borrower (i) remove any Acceptable Obligor or Affiliated Group from Schedule 2.16, or (ii) decrease the Allowable Amount for any Acceptable Obligor or Affiliated

Group or (iii) reclassify any Acceptable Obligor or Affiliated Group into a different category of Acceptable Obligor with the effect of reducing the advance rates in the Borrowing Base with respect to Eligible Receivables from such Acceptable Obligor, in each case as the Administrative Agent or the Required Lenders, as the case may be, acting in good faith may deem appropriate as a result of an adverse change in the circumstances of such Acceptable Obligor or Affiliated Group; provided, however, that any such removal, decrease or reclassification shall be effective on a prospective basis only and shall not be effective (x) with respect to any Acceptable Obligor or Affiliated Group if, prior to the Borrower’s receipt of such notice, any of the Credit Parties has executed a deal memo or other written agreement with such Acceptable Obligor or Affiliated Group with respect to amounts to be paid to such Person solely in connection with an Item of Product and such execution occurs not more than thirty (30) days prior to the initial extension of credit hereunder in respect of such Item of Product, and (y) to the extent that giving effect to such notice would otherwise result in a mandatory prepayment by the Borrower under Section 2.9(e) ((but, subject to the provisos in Section 2.16(d) and (e) below regarding changes to Allowable Amounts and reclassified Acceptable Obligors or Affiliated Groups and extensions of credit for Borrower Items of Product in respect to which an initial funding has occurred, such notice shall nevertheless be effective for all other purposes under this Credit Agreement). The Administrative Agent or the Required Lenders (as applicable) agree to consult with the Borrower regarding any removal, decrease or reclassification contemplated hereby to the extent practicable and permitted by Applicable Law, provided, that the failure to do so shall not render ineffective any such removal, decrease or reclassification, and any such removal, decrease or reclassification shall be effective notwithstanding any such consultation.

(b)            The Required Lenders may (either independently or after a request has been received from the Borrower) from time to time by written notice to the Borrower, as they may in their discretion deem appropriate, (i) add or reinstate an Acceptable Obligor or Affiliated Group to Schedule 2.16, or (ii) increase the Allowable Amount for any Acceptable Obligor or Affiliated Group or (iii) reclassify any Acceptable Obligor into a different category of Acceptable Obligor with the effect of increasing the advance rates in the Borrowing Base with respect to Eligible Receivables from such Acceptable Obligor.

(c)             In the event the Administrative Agent or the Required Lenders notify the Borrower that an Acceptable Obligor or Affiliated Group is removed from Schedule 2.16 in accordance with Section 2.16(a), no new Eligible Receivables from such Person or Affiliated Group may be included in the Borrowing Base, and any existing Eligible Receivables may no longer be included in the Borrowing Base for purposes of further Loans made hereunder, in each case subsequent to such notice, unless supported by an Acceptable L/C or Required Lenders thereafter notify the Borrower that such Acceptable Obligor or Affiliated Group is reinstated as an Acceptable Obligor in accordance with Section 2.16(b).

(d)            In the event the Administrative Agent or the Required Lenders notify the Borrower that the Allowable Amount with respect to an Acceptable Obligor or Affiliated Group is to be reduced in accordance with Section 2.16(a), (i) no new Eligible Receivables from such Acceptable Obligor or Affiliated Group may be included in a Borrowing Base subsequent to such notice if such inclusion would result in the aggregate amount of Eligible Receivables from such Acceptable Obligor or Affiliated Group being in excess of the Allowable Amount for such Acceptable Obligor or Affiliated Group after giving effect to such reduction, and (ii) no further Loans shall be made on the basis of Eligible Receivables from such Acceptable Obligor or Affiliated Group subsequent to such notice if such Loans would result in the Credit Exposure exceeding the Borrowing Base after giving effect to such reduction, in each case to the extent of such excess only, unless such excess is supported by an Acceptable L/C or Required Lenders thereafter notify the Borrower that the Allowable Amount for such Acceptable Obligor or Affiliated Group is increased in accordance with Section 2.16(b); provided, however, that notwithstanding the foregoing, any reduction of an Allowable Amount with respect to an Acceptable Obligor or Affiliated Group shall have no effect on existing Eligible Receivables included in the Borrowing Base for purposes of Loans to fund the Direct Negative Cost of an Item of Product for which an initial Loan was made prior to such reduction.

(e)             In the event the Administrative Agent or the Required Lenders notify the Borrower that any Acceptable Obligor or Affiliated Group is reclassified into a different category of Acceptable Obligor with the effect of reducing the advance rates in the Borrowing Base with respect to Eligible Receivables from such Acceptable Obligor or Affiliated Group in accordance with Section 2.16(a), (i) any additional Eligible Receivables from such Acceptable Obligor may be included in a Borrowing Base subsequent to such notice only if classified at the new category of Acceptable Obligor or Affiliated Group and at the new advance rate after giving effect to such reclassification, and (ii) no further Loans shall be made on the basis of existing Eligible Receivables from such Acceptable Obligor or Affiliated Group subsequent to such notice if such Loans would result in the Credit Exposure exceeding the Borrowing Base after giving effect to such reduction, in each case unless Required Lenders thereafter notify the Borrower that such Acceptable Obligor or Affiliated Group is reclassified in accordance with Section 2.16(b); provided, however, that notwithstanding the foregoing, any reclassification of an Acceptable Obligor shall have no effect on existing Eligible Receivables included in the Borrowing Base for purposes of Loans to fund the Direct Negative Cost of an Item of Product for which an initial Loan was made prior to such reclassification.

(f)             Notwithstanding anything to the contrary contained on Schedule 2.16 hereof, subject to their respective delivery of an executed Notice of Assignment to the Administrative Agent, Tang and Huayi shall each be deemed to constitute an Acceptable Obligor in the context of their commitments to provide co-financing contributions to the Borrower’s films to the extent that their respective co-financing commitments are secured by an Acceptable L/C or by amounts deposited in the Tang Escrow Account or the Huayi Escrow Account, respectively.

SECTION 2.17          Letters of Credit.

(a)             Subject to the terms and conditions hereof and Applicable Law, the Issuing Bank agrees to issue Letters of Credit denominated in Dollars from time to time on and after the Closing Date and prior to the Maturity Date upon the request of the Borrower in order to support one or more uses described in Section 5.16; provided, however, (i) the Borrower shall not request that any Letter of Credit be issued and the Issuing Bank shall not be obligated to issue, amend, renew or extend any such Letter of Credit if, after giving effect thereto (and upon any such issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), (A) the then current L/C Exposure would exceed the L/C Sublimit, or (B) the Credit Exposure would exceed the lesser of (x) the Total Commitments minus the aggregate amount of the Reserves and (y) the Borrowing Base then in effect, and (ii) in no event shall the Issuing Bank issue any Letter of Credit having an expiration date (A) later than five (5) Business Days prior to the Maturity Date or pursuant to which drafts drawn thereunder would be payable later than five (5) Business Days prior to the Maturity Date, or (B) more than one (1) year after its issuance (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension), unless the Issuing Bank agrees to issue a Letter of Credit for a period longer than one (1) year.

(b)            Each Letter of Credit may, at the option of the Issuing Bank, provide that the Issuing Bank may (but shall not be required to) pay all or any part of the maximum amount which may at any time be available for drawing thereunder to the beneficiary thereof upon the occurrence and continuation of an Event of Default; provided, however, that if payment is not then due to the beneficiary, the Issuing Bank may deposit the funds in question in a segregated account with the Issuing Bank to secure payment to the beneficiary and any funds so deposited shall be paid to the beneficiary of the Letter of Credit if the conditions to such payment are satisfied, or returned to the Issuing Bank (or, (x) if all Obligations shall have been paid in full in cash and all other outstanding Letters of Credit are cash collateralized, to the Borrower or (y) if the Lenders shall have reimbursed the Issuing Bank for such amounts pursuant to the terms hereof, to the Lenders) if no payment to the beneficiary has been made and the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by the Issuing Bank as provided in this clause (b) shall be treated for all purposes of this Credit Agreement as a drawing duly honored by the Issuing Bank under the related Letter of Credit.

(c)             Whenever the Borrower desires the issuance of a Letter of Credit (which, for purposes of this Section 2.17(c), includes any amendment, renewal or extension of an outstanding Letter of Credit), it shall deliver to the Issuing Bank and the Administrative Agent a written notice no later than 2:00 p.m., New York City time, at least five (5) Business Days prior to the proposed date of issuance. Such notice shall specify (i) the proposed date of issuance (which shall be a Business Day), (ii) the face amount of the Letter of Credit, (iii) the expiration date of the Letter of Credit, (iv) the name and address of the beneficiary, (v) the Item of Product in respect of which the Letter of Credit is being issued (if applicable), and (vi) the other applicable information that would be required to be included in a Borrowing Notice. Such notice shall be accompanied by a brief description of the underlying transaction and upon request of the Issuing Bank the Borrower shall provide additional details regarding the underlying transaction. Concurrently with the giving of written notice of a request for the issuance of a Letter of Credit, the Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Bank to make payment under the Letter of Credit; provided, however, that the Issuing Bank, in its reasonable discretion, may require customary changes in any such documents and certificates. Upon issuance, the Issuing Bank shall notify the Administrative Agent and the Borrower of the issuance of such Letter of Credit. Promptly after receipt of such notice, the Administrative Agent shall notify each Lender of the issuance and the amount of each such Lender’s respective participation therein. At the Borrower’s request, the

Issuing Bank shall provide the Borrower with a copy of the form of Letter of Credit to be issued for the Borrower’s review and approval prior to issuance. If requested by the Issuing Bank, the Borrower shall also submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Credit Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Credit Agreement shall control.

(d)            The payment of drafts under any Letter of Credit shall be made in accordance with the terms of such Letter of Credit and the International Standby Practices 1998 of the International Chamber of Commerce Publication No. 590, as adopted or amended from time to time. The Issuing Bank shall be entitled to honor any drafts and accept any documents presented to it by the beneficiary of such Letter of Credit in accordance with the terms of such Letter of Credit and believed by the Issuing Bank in good faith to be genuine. The Issuing Bank shall not have any duty to inquire as to the accuracy or authenticity of any draft or other drawing documents which may be presented to it, but shall be responsible only to determine in accordance with customary commercial practices that the documents which are required to be presented before payment or acceptance of a draft under any Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.

(e)             If the Issuing Bank makes an L/C Disbursement (regardless of whether a Default or Event of Default or acceleration has occurred), the Issuing Bank shall give notice of such L/C Disbursement to the Lenders and each Lender hereby authorizes and requests the Issuing Bank to advance for its account pursuant to the terms hereof its share of such L/C Disbursement based upon its participation in the Letter of Credit and agrees promptly to reimburse the Issuing Bank in immediately available funds for the amount so advanced on its behalf. If such reimbursement is not made by any Lender in immediately available funds on the same day on which the Issuing Bank shall have made such L/C Disbursement, then such Lender shall pay interest to the Issuing Bank on such unreimbursed amount at a rate per annum equal to the rate of interest on Alternate Base Rate Loans. In the case of any draft presented under a Letter of Credit which is required to be paid at any time on or before the Maturity Date, such payment of the unreimbursed L/C Disbursement by any Lender shall constitute an Alternate Base Rate Loan hereunder and interest shall accrue thereon from the date the Issuing Bank made such L/C Disbursement at the rate specified in Section 2.4.

(f)             If the Issuing Bank makes any L/C Disbursements, the Borrower hereby requests a Loan in the amount of any such L/C Disbursement be made automatically, without further action by the Borrower. If any draft is presented under a Letter of Credit, payment of which is required to be made after the Maturity Date or when there is insufficient availability under this Facility, then the Borrower will, upon demand by the Issuing Bank, pay to the Issuing Bank, in immediately available funds, the full amount of such draft (or in the case of insufficient availability, the amount of such deficiency). If such payment is not made by the Borrower and the Issuing Bank shall make an L/C Disbursement, the Issuing Bank shall give notice of such L/C Disbursement to the Lenders and each Lender hereby authorizes and requests the Issuing Bank to advance for its account pursuant to the terms thereof its share of such L/C

Disbursement based upon its participation in the Letter of Credit and agrees promptly to reimburse the Issuing Bank in immediately available funds for the amount so advanced on its behalf. If such reimbursement is not made by any Lender in immediately available funds on the same day on which the Issuing Bank shall have made such L/C Disbursement, then such Lender shall pay interest thereon to the Issuing Bank on such unreimbursed amount at a rate per annum equal to the rate of interest on Alternate Base Rate Loans. Such payment of the unreimbursed L/C Disbursement by any Lender shall constitute an Alternate Base Rate Loan hereunder and interest shall accrue thereon from the date the Issuing Bank made such L/C Disbursement at the rate specified in Section 2.4.

(g)            The Borrower’s obligation to reimburse L/C Disbursements as provided in Section 2.17(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Credit Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Credit Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.17, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Bank, or any of their respective directors, officers, employees, agents or advisors, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, however, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the Person seeking indemnification does not appeal within the time required), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)            (i) The Borrower shall pay the following amount to the Issuing Bank with respect to Letters of Credit issued by it hereunder:

A.       with respect to the issuance, amendment, transfer or any other transaction related to each Letter of Credit and each drawing made thereunder, documentary and processing charges (provided, that no commitment fee shall be charged in relation thereto) in accordance with the Issuing Bank’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be; and

B.       a fronting fee payable to the Issuing Bank for the period from and including the date of issuance of each Letter of Credit to its expiration, computed at a rate equal to 0.25% per annum of the daily average L/C Exposure (calculated in the same manner as interest is calculated on LIBOR Loans), such fee to be due and payable in arrears on and through the last Business Day of each March, June, September and December (commencing with the last Business Day of December 2016) prior to the Maturity Date, on the Maturity Date and on the expiration of the last outstanding Letter of Credit.

(ii)            The Borrower shall pay to the Administrative Agent for distribution to each Lender in respect of its L/C Exposure, such Lender’s Pro Rata Share of a commission calculated at a rate per annum equal to the Applicable Margin for LIBOR Loans (calculated in the same manner as interest) of the L/C Exposure. Such commission shall be payable in arrears on and through the last Business Day of each March, June, September and December (commencing with the last Business Day of December 2016) prior to the Maturity Date, on the Maturity Date and on the expiration of the last outstanding Letter of Credit.

(iii)          Promptly upon receipt by the Issuing Bank or the Administrative Agent, as applicable, of any amount described in clause (ii) of this Section 2.17(h), or any amount described in Sections 2.17(f) and (g) above previously reimbursed to the Issuing Bank by the Lenders, the Issuing Bank shall distribute to each Lender its Pro Rata Share of such amount. Amounts payable under sub-clauses (i)(A) and (i)(B) of this Section 2.17(h) shall be paid directly to the Issuing Bank and shall be for its exclusive use.

(i)              If at any time when an Event of Default shall have occurred and be continuing, any Letters of Credit shall remain outstanding, then the Required Lenders, the Administrative Agent or the Issuing Bank may, at their or its option, require the Borrower to deliver to the Issuing Bank cash or Cash Equivalents in an amount equal to the full amount of the L/C Exposure or to furnish other security acceptable to the Issuing Bank. Any amounts so delivered pursuant to the preceding sentence shall be applied to reimburse the Issuing Bank for the amount of any L/C Disbursements; provided, however, that if at any time after any such delivery of cash or Cash Equivalents or any such furnishing of other security no Default or Event of Default is then continuing, the Issuing Bank shall return all of such Collateral relating to such deposit to the Borrower upon request.

(j)              The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

(k)            Notwithstanding the termination of the Commitments and the repayment of the Loans, the obligations of the Borrower under this Section 2.17 shall remain in full force and effect until the Issuing Bank and the Lenders shall have been irrevocably released from their obligations with regard to any and all Letters of Credit.

(l)              Upon at least three (3) Business Days’ prior written, facsimile or telephonic (promptly confirmed in writing) notice given prior to 2:00 p.m., New York City time, to the Administrative Agent and the Issuing Bank, the Borrower may at any time reduce the amount of the L/C Sublimit; provided that no such reduction of the L/C Sublimit shall be permitted if, after giving effect thereto (i) the L/C Exposure exceeds the L/C Sublimit, (ii) any Lender’s outstanding Loans and its portion of L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower exceeds its Commitment and (iii) the sum of the outstanding Loans and L/C Disbursements exceeds the Total Commitments.

(m)           Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(n)            Each Letter of Credit may, at the option of the Issuing Bank, provide that the Issuing Bank may (but shall not be required to) pay all or any part of the maximum amount which may at any time be available for drawing thereunder to the beneficiary thereof upon the occurrence and continuation of an Event of Default and the acceleration of the maturity of the Loans; provided that, if payment is not then due to the beneficiary, the Issuing Bank may deposit the funds in question in a segregated account with the Issuing Bank to secure payment to the beneficiary and any funds so deposited shall be paid to the beneficiary of the Letter of Credit if the conditions to such payment are satisfied, or returned to the Issuing Bank (or, (x) if all Obligations shall have been paid in full in cash, to the Borrower or (y) if the Lenders shall have reimbursed the Issuing Bank for such amounts and all other outstanding Letters of Credit are cash collateralized pursuant to the terms hereof, to the Lenders) if no payment to the beneficiary has been made and the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by the Issuing Bank as provided in this clause (n) shall be treated for all purposes of this Credit Agreement as a drawing duly honored by the Issuing Bank under the related Letter of Credit.

(o)            The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank; provided that such replacement Issuing Bank has a credit rating at least equal to that of the Issuing Bank being replaced. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing

Bank pursuant to this Credit Agreement. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Credit Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as the Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, the Issuing Bank shall be replaced in accordance with this Section 2.17(o).

SECTION 2.18        Increase of Commitments.

(a)             The Borrower may, by written notice to the Administrative Agent from time to time after the Effective Date, request that the Total Commitments be increased by up to $200,000,000 in the aggregate (any such increase in the Total Commitments shall be referred to as an “Upsize”); provided that (i) the Loans under the Upsize shall for all purposes be Loans borrowed pursuant to the terms of this Credit Agreement, (ii) the financial institutions providing such Upsize shall be reasonably acceptable to the Administrative Agent and the Borrower (but shall not in any event include an Ineligible Assignee), (iii) after giving effect to such increase, the sum of the total outstanding principal amount of the Loans does not exceed $600,000,000, (iv) as a condition to such increase, the Borrower shall have delivered any necessary amendments to the Senior Intercreditor Agreement and the Subordination Agreement (in form and substance satisfactory to the Administrative Agent) to ensure that any portion of such Upsize will be accommodated within the Bank Principal Limit (as defined in the Senior Intercreditor Agreement) and the Senior Principal Limit (as defined in the Subordination Agreement), (v) no Default or Event of Default shall have occurred and be continuing or will exist after giving effect to such Upsize and (vi) the minimum amount of any incremental commitments in any such Upsize is $5,000,000. To achieve the full amount of a requested increase, the Borrower may solicit increased commitments from existing Lenders and (after first offering the existing Lenders an opportunity to provide the incremental commitments) also invite additional financial institutions to become Lenders; provided, however, that no existing Lender shall be obligated and/or required to increase its Commitment pursuant to this Section 2.18 unless it specifically consents in writing to provide such increase.

(b)            If the Total Commitments are increased in accordance with this Section 2.18, the Administrative Agent shall determine the effective date (the “Upsize Effective Date”) and, in consultation with the Borrower, the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Upsize Effective Date. As a condition precedent to such increase, in addition to any deliveries pursuant to Section 2.18(a), the Borrower shall deliver to the Administrative Agent each of the following in form and substance reasonably satisfactory to the Administrative Agent: (i) a certificate of each Credit Party dated as of the Upsize Effective

Date signed by an Authorized Officer of such Credit Party (A) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, (I) the representations and warranties contained in Article 3 hereof and the other Fundamental Documents are true and correct in all material respects on and as of the Upsize Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.18, the representations and warranties contained in Section 3.5 shall be deemed to refer to the most recent financial statements furnished pursuant to Section 5.1 hereof, and (II) no Default or Event of Default shall have occurred and be continuing and (ii) a statement of reaffirmation from each Credit Party pursuant to which each such Credit Party ratifies this Credit Agreement and the other Fundamental Documents and acknowledges and reaffirms that, after giving effect to such increase, it is bound by all terms of this Credit Agreement and the other Fundamental Documents.

(c)             Each Upsize shall be effected by a joinder agreement (the “Upsize Joinder”) executed by the Credit Parties, the Administrative Agent and each Lender providing the Upsize, in form and substance satisfactory to each such Person. The Upsize Joinder may, without the consent of any other Lenders, effect such amendments to this Credit Agreement and the other Fundamental Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.18.

(d)            The Administrative Agent may require (i) the Borrower to prepay any Loans outstanding on the Upsize Effective Date on a non-pro rata basis (and pay any additional amounts required pursuant to Section 2.9), (ii) the Lenders providing any Upsize to make their initial Loans on a non-pro rata basis, (iii) the L/C Exposure to be reallocated among all Lenders (after giving effect to the Upsize) in accordance with their respective Percentages and/or (iv) all Lenders and the Credit Parties to take such other actions as it may deem reasonably appropriate in order to keep the outstanding Loans ratable among the Lenders based on their respective Commitment after giving effect to any new or increased Commitment pursuant to the terms of this Section 2.18.

3.               REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

In order to induce the Administrative Agent, the Issuing Bank and the Lenders to enter into this Credit Agreement, to make the Loans provided for herein, to issue the Letters of Credit and to participate in such Letters of Credit (as applicable), the Credit Parties, jointly and severally make the following representations and warranties to, and agreements with, the Administrative Agent, the Issuing Bank and the Lenders, all of which shall survive the execution and delivery of this Credit Agreement, the issuance of the Notes, the making of the Loans and the issuance of the Letters of Credit:

SECTION 3.1           Existence and Power.

(a)             Each of the Parent and the Credit Parties is either a limited liability company or corporation, duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization, and in good standing as a foreign entity in all other jurisdictions where (i) the nature of its properties or business so requires, or (ii) the failure to be so qualified or be in good standing in such other jurisdictions could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. A list of the foregoing jurisdictions as of the Closing Date is attached hereto as Schedule 3.1.

(b)            The Parent and each of the Credit Parties has the power and authority (i) to own its respective properties and carry on its respective business as now being conducted and as intended to be conducted, (ii) to execute, deliver and perform, as applicable, its obligations under the Fundamental Documents and any other documents contemplated thereby to which it is or will be a party, (iii) in the case of the Credit Parties, to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the Collateral as contemplated by Article 8, (iv) in the case of the Pledgors, to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the Pledged Collateral as contemplated by Article 10, and (v) in the case of the Guarantors, to guaranty the Obligations as contemplated by Article 9.

SECTION 3.2           Authority and No Violation. (a) The execution, delivery and performance by the Parent and each Credit Party of the Fundamental Documents to which it is a party, the grant by each Credit Party and each Pledgor to the Administrative Agent (for the benefit of the Secured Parties) of the security interest in the Collateral and the Pledged Collateral, respectively, as contemplated by the Fundamental Documents, in the case of the Borrower, the Borrowings hereunder and the execution, delivery and performance of the Notes and, in the case of each Guarantor, the guaranty of the Obligations as contemplated by Article 9, (i) have been duly authorized by all necessary company action (or similar action) on the part of such Person, (ii) will not constitute a violation of any provision of Applicable Law or any order of any Governmental Authority applicable to such Person or any of its properties or assets, (iii) will not violate any provision of the certificate of formation or organization, by-laws, limited liability agreement, partnership agreement or any other organizational document of such Person, (iv) will not violate any provision of, be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or create any right to terminate, any Distribution Agreement, or any indenture, agreement, bond, note or other similar instrument to which such Person is a party or by which such Person or any of its properties or assets are bound, other than where any such violation, conflict, breach, default or termination could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (v) will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of such Person other than pursuant to the Fundamental Documents.

(b)            There are no restrictions on the transfer of any of the Pledged Securities other than as a result of this Credit Agreement, the Seer P&A Facility Credit Agreement, the Subordinated Loan Agreement or Applicable Law, including any securities laws and the regulations promulgated thereunder.

SECTION 3.3           Governmental Approvals. All authorizations, consents, approvals, registrations or filings from or with any Governmental Authority (other than the Copyright Security Agreement and the Trademark Security Agreement that, if applicable, will be delivered to the Administrative Agent on or prior to the Closing Date, in form suitable for recording or filing with the appropriate filing office) required for the consummation of the execution, delivery and performance by the Parent and each Credit Party of the Fundamental Documents to which it is a party, and the execution and delivery by the Borrower of the Notes, have been duly obtained or made and are in full force and effect and, if any further such authorizations, consents, approvals, registrations or filings should hereafter become necessary, such Person shall obtain or make all such authorizations, consents, approvals, registrations or filings.

SECTION 3.4           Binding Agreements. This Credit Agreement and the other Fundamental Documents to which the Parent and/or any Credit Party is party have been duly executed and delivered by the Parent and/or each of the Credit Parties and constitute the legal, valid and binding obligations of each such Person (in each case, to the extent such Person is a party thereto), enforceable against each such Person in accordance with their respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.5           Financial Statements. The (a)(i) annual audited consolidated balance sheets of the Parent and its Consolidated Subsidiaries, as at, and for the years ended September 30, 2014 and September 30, 2015, respectively, together with the related statements of income, members’ equity and cash flows, and the related notes and supplemental information, and (ii) the unaudited consolidated balance sheet statements of income, member’s equity and cash flows of the Parent and its Consolidated Subsidiaries as of, and for the fiscal quarter ending June 30, 2016, in each case, delivered pursuant to Section 4.1 and (b) the balance sheets and related statements of income, members’ equity and cash flows (and the related notes and supplemental information for such statements) delivered pursuant to Section 5.1, fairly present in all material respects the financial position or the results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis and (commencing with the first balance sheet and statements delivered pursuant to Section 5.1) in conformity with GAAP, at the dates or for the periods indicated, subject, in the case of unaudited statements, to changes resulting from year-end and audit adjustments and the absence of footnotes, and reflect all known liabilities, contingent or otherwise as of such dates.

SECTION 3.6           No Material Adverse Change. There has been no material adverse change, or any occurrence, condition or circumstance which could reasonably be expected to be a material adverse change, with respect to the business, operations, performance, assets, properties or condition (financial or otherwise) of the Credit Parties (taken as a whole) since the date on which the last dollar of equity contributions required by Section 4.1(k) has been contributed.

SECTION 3.7           Ownership of Pledged Securities, Subsidiaries, etc.

(a)             Attached hereto as Schedule 3.7(a) is a correct and complete list as of the Closing Date, in respect of each Credit Party, showing as to each (i) the name of such Person, (ii) the jurisdiction of formation or organization (as the case may be) of such Person, (iii) if such Person is a corporation, the authorized capitalization and the number of shares of its capital stock outstanding, (iv) the name of each Person holding ownership interests in such Person, (v) the nature of such ownership interests, and (vi) the percentage of ownership represented by such ownership interests.

(b)            Except as disclosed on Schedule 3.7(b), (i) no Credit Party owns any voting stock, Equity Interest or other beneficial interest, either directly or indirectly, in any Person other than another Credit Party, and (ii) no Credit Party is a general or limited partner in any partnership or a participant in a joint venture.

(c)             Attached hereto as Schedule 3.7(c) is a correct and complete organizational chart as of the Closing Date reflecting the organizational structure of the Borrower and its Subsidiaries as of the Closing Date.

SECTION 3.8           Copyrights, Trademarks and Other Rights.

(a)             The Items of Product listed on Schedule 3.8(a) comprise all of the Items of Product (other than development projects) in which any Credit Party has any right, title or interest (either directly, through a joint venture, partnership license or otherwise, other than a Revenue Participation, which will be set forth on Schedule 3.8(d)). Set forth across from the title of each such Item of Product on Schedule 3.8(a) is listed (i) the copyright registration number (or with respect to pending applications for registration, the filing receipt/control number, when available), (ii) the name of the relevant copyright registrant (or, with respect to pending applications the applicant for copyright registration), and (iii) the nature of all interests held by the relevant Credit Party (i.e., whether owned by, optioned by, assigned to, and/or licensed to, such Credit Party) in such Item of Product. The Credit Party holding such interests has duly recorded or caused to be duly recorded (or, with respect to pending applications for registration, has submitted for recordation) such interests with the U.S. Copyright Office and has delivered copies of all such recordations to the Administrative Agent (it being understood that prior to initial theatrical release in the case of Pictures and the initial broadcast or streaming of the final episode of a “season” or production cycle in the case of Programs and Digital Product, the only recordation required under this provision for such Item of Product will be with regard to the chain of title for the underlying intellectual property and for the script in existence prior to the commencement of principal photography thereof). Schedule 3.8(a) also identifies the location of the best available Physical Materials owned by any Credit Party or to which any Credit Party has a right to access in relation to each Item of Product. All such Items of Product and all component parts thereof do not and will not violate or infringe upon any copyright, right of privacy, trademark, patent, trade name, performing right or any literary, dramatic, musical, artistic, personal, private, civil, contract, property or copyright right or any other right of any Person or contain any libelous or slanderous material, other than, in each case, either individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. There is no claim, suit, action or proceeding pending or, to the best of each Credit Party’s knowledge, threatened against any Credit Party or any other Person that involves a claim of infringement of any copyright with respect to any Item of Product listed on Schedule 3.8(a), and no Credit Party has any knowledge of any existing infringement by any other Person of any copyright held by or licensed to any Credit Party with respect to any Item of Product listed on Schedule 3.8(a) which, in each case, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)            Schedule 3.8(b) (i) lists all the trademarks registered and applications for trademark registration filed by any Credit Party and identifies the Credit Party which registered or filed each such trademark, (ii) specifies as to each, the jurisdictions in which such trademark registrations have been issued (or, if applicable, in which applications for such registrations have been filed), including the respective registration or application numbers and applicable dates of registration or application, and (iii) specifies as to any and all, as applicable, material licenses, material sublicenses and other material agreements to which any Credit Party is a party and/or pursuant to which any Person is authorized to use such trademark.

(c)             Except as disclosed on Schedule 3.8(c), all applications and registrations for all copyrights, trademarks, service marks, trade names and service names in which any Credit Party has any right, title or interest are valid and in full force and effect (other than applications and registrations for copyrights, trademarks, service marks, trade names and service names that in the aggregate are not material) and are not and will not be subject to the payment of any Taxes or maintenance fees or the taking of any other actions by any Credit Party to maintain their validity or effectiveness, other than renewals to maintain the effectiveness thereof.

(d)            Schedule 3.8(d) lists all Pictures in which any Credit Party holds a Revenue Participation and identifies as to each, the relevant Credit Party and relevant Approved Domestic Distributor. To the best of each Credit Party’s knowledge, all such Pictures and all component parts thereof do not and will not violate or infringe upon any copyright, right of privacy, trademark, patent, trade name, performing right or any literary, dramatic, musical, artistic, personal, private, civil, contract, property or copyright right or any other right of any Person or contain any libelous or slanderous material. To the best of each Credit Party’s knowledge, except as disclosed on Schedule 3.12, there is no claim, suit, action or proceeding pending or threatened against any Credit Party or any other Person that involves a claim of infringement of any copyright with respect to any Picture listed on Schedule 3.8(d), and no Credit Party has any knowledge of any existing infringement or any other violation by any other Person of any copyright with respect to any Picture listed on Schedule 3.8(d).

SECTION 3.9           Fictitious Names. Except as disclosed on Schedule 3.9, no Credit Party has done business, is doing business or intends to do business other than under its full legal name, including, without limitation, under any trade name or other “doing business as” name.

SECTION 3.10        Title to Properties. Each Credit Party has good title to, or valid leasehold or license interests in, each of the properties and assets reflected on the most recent financial statements referred to in Section 3.5, and all such properties and assets are free and clear of Liens except Permitted Encumbrances.

SECTION 3.11        Chief Executive Office; Location of Collateral and Records; Tax Identification Number. Schedule 3.11 lists (i) the chief executive office of each Credit Party as of the Closing Date, (ii) all of the places where any Credit Party keeps (or intends to keep) the material records concerning the Collateral or keeps (or intends to keep) any material goods included in the Collateral as of the Closing Date and (iii) each Credit Party’s tax identification number and, as applicable, organizational number.

SECTION 3.12

Litigation. Schedule 3.12 sets forth a list as of the Closing Date of all actions, suits or other proceedings at law or in equity by or before any arbitrator, arbitration panel or Governmental Authority, and to the best of each Credit Party’s knowledge, any investigation by any Governmental Authority of the affairs of, or threatened action, suit or other proceeding against or affecting, any Credit Party or its properties or rights. There are no actions, suits or other proceedings at law or in equity by or before any arbitrator, arbitration panel or Governmental Authority (including, but not limited to, matters relating to environmental liability) or, to the best of each Credit Party’s knowledge, any investigation by any Governmental Authority of the affairs of, or threatened action, suit or other proceeding against or affecting, any Credit Party or its properties or rights which could reasonably be expected to have a Material Adverse Effect. No Credit Party is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority binding upon such Person.

SECTION 3.13        Federal Reserve Regulations. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, whether immediately, incidentally or ultimately (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or (ii) for any other purpose, which in the case of either clauses (i) or (ii) above, would violate or be inconsistent with any of the provisions of any regulation of the Board, including, without limitation, Regulations T, U and X thereto.

SECTION 3.14        Investment Company Act. No Credit Party is, or will during the term of this Credit Agreement be, (i) an “investment company,” within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to regulation under any foreign, federal or local statute or any other Applicable Law of the United States of America or any other jurisdiction, in each case limiting its ability to incur indebtedness for money borrowed as contemplated hereby or by any other Fundamental Document.

SECTION 3.15        Taxes. Each Credit Party has filed or caused to be filed all material federal, state, local and foreign Tax returns which are required to be filed with any Governmental Authority after giving effect to applicable extensions, and has paid or has caused to be paid all Taxes as shown on said returns or on any assessment received by it in writing, to the extent that such Taxes have become due, except as permitted under Section 5.12. No Credit Party knows of any material additional assessments or any basis therefor. The Credit Parties believe that the charges, accruals and reserves on its books in respect of Taxes or other governmental charges are accurate and adequate, in accordance with GAAP.

SECTION 3.16        Compliance with ERISA. Schedule 3.16 sets forth a true and complete list, as of the date hereof, of each Plan subject to Title IV of the Credit Parties. Each Plan has been maintained and operated in all material respects in accordance with all Applicable Laws, including ERISA and the Code, and each Plan intended to qualify under section 401(a) of the Code has received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to each Credit Party’s knowledge no event or circumstance exists that has adversely affected such qualification or exemption. As of the Closing Date, except as set forth on Schedule 3.16, and as of the date of each subsequent Borrowing hereunder, except as (either alone or in the aggregate) would not result in liability that would reasonably be expected to result in a Material Adverse Effect, no Reportable Event has occurred in the last five (5) years as to any Plan, and the present value of all benefits under all Plans subject to Title IV of ERISA (based on those assumptions used to fund such Plans) did not, in the aggregate, as of the last annual valuation date applicable thereto, exceed the actuarial value of the assets of such Plans allocable to such benefits. As of the Closing Date, except as set forth on Schedule 3.16, and as of the date of each subsequent Borrowing hereunder, except as (either alone or in the aggregate) would not result in liability that would reasonably be expected to result in a Material Adverse Effect, no liability has been, and no circumstances exist pursuant to which any liability is reasonably likely to be, imposed upon any Credit Party or ERISA Affiliate (i) under sections 4971 through 4980E of the Code, sections 502(i) or 502(l) of ERISA, or under Title IV of ERISA (other than premiums due and not delinquent) with respect to any Plan or Multiemployer Plan, or with respect to any plan maintained in the last six years by any Credit Party or ERISA Affiliate, or any entity that heretofore was an ERISA Affiliate, (ii) for the failure to fulfill any obligation to contribute to any Multiemployer Plan, or (iii) with respect to any Plan that provides post-retirement welfare coverage (other than as required pursuant to Section 4980B of the Code). As of the Closing Date, except as set forth on Schedule 3.16, and as of the date of each subsequent Borrowing hereunder, except as (either alone or in the aggregate) would not result in liability that would reasonably be expected to result in a Material Adverse Effect, neither any Credit Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in “reorganization” or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in “reorganization” or to be terminated.

SECTION 3.17        Agreements.

(a)             No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which such Credit Party is a party, except where such default could not reasonably be expected to result in a Material Adverse Effect.

(b)            Schedule 3.17 is a true and complete list as of the Closing Date of all material contractual arrangements entered into by any Credit Party or by which any Credit Party is bound, including but not limited to, material Guarantees and material employment agreements. The Credit Parties have delivered or made available to the Administrative Agent a true and complete copy of each agreement (or, if not yet executed, the most recent draft) described on Schedule 3.17, including all exhibits and schedules thereto. For purposes of the foregoing, a contract, agreement or arrangement shall be deemed “material” if any Credit Party reasonably expects that any Credit Party would, pursuant to the terms thereof (A) recognize future revenues in excess of $2,000,000, (B) incur liabilities or obligations in excess of $1,000,000 (excluding (x) any contract, agreement or arrangement with respect to which the liabilities or obligations incurred thereunder are included in the bonded budget of a Picture and (y) any contingent compensation in connection therewith prior to the date on which such Picture becomes a Seasoned Picture), or (C) could reasonably be likely to suffer damages or losses in excess of $1,000,000 by reason of the breach or termination thereof.

SECTION 3.18        Security Interest. This Credit Agreement and the other Fundamental Documents, when executed and delivered and, upon the making of the initial Loan hereunder

(including, but not limited to an accrual pursuant to Section 2.5), will create and grant to the Administrative Agent (for the benefit of the Secured Parties), upon (i) the filing of the appropriate UCC financing statements (or foreign equivalent) with the filing offices listed on Schedule 3.18, (ii) the filing of the Copyright Security Agreement with the U.S. Copyright Office, (iii) the filing of any Trademark Security Agreement with the U.S. Patent and Trademark Office, (iv) subject to the terms of the Senior Intercreditor Agreement, the delivery to the Administrative Agent of any certificated Pledged Securities accompanied by undated stock powers (or any comparable document for non-corporate entities to the extent certificated), duly endorsed or executed in blank by the appropriate Pledgors (and the Administrative Agent having taken possession or control of such Pledged Securities), (v) the execution and delivery of any applicable Account Control Agreements, and (vi) the payment of all applicable filing fees for the documents referenced in the preceding clauses (i), (ii) and (iii), a valid and perfected security interest in the Collateral (prior to all other Liens other than any Specified Permitted Encumbrances and, in the case of certificated Pledged Securities so delivered, prior to all other Liens).

SECTION 3.19        Rights. Each of the Credit Parties has sufficient right, title and interest in each Item of Product owned by or licensed to it (including under copyright) to enable it (i) with regard to each Item of Product produced by it or on its behalf, to produce such Item of Product, (ii) to perform under the Distribution Agreements relating to each such Item of Product and to satisfy any qualification requirements thereunder, and (iii) to perform under any sales agency agreement or licensing agreement entered into with an Approved Foreign Sales Agent or Licensing Intermediary.

SECTION 3.20        Environmental Liabilities.

(a)             No Credit Party (and to the best of each Credit Party’s knowledge no other Person) has used, stored, treated, transported, manufactured, refined, handled, produced, Released or disposed of any Hazardous Materials on, under, at, from or in any way affecting, any of the properties or assets owned, operated, occupied or leased by a Credit Party, in material violation of any Environmental Law or in a manner that could result in a material liability to any Credit Party.

(b)            (i) No Credit Party has any obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, or assessed or unassessed, arising under or related to Environmental Laws or Hazardous Materials which could reasonably be expected to have a Material Adverse Effect, and (ii) no claims have been made against any of the Credit Parties in the past five (5) years and no pending, threatened or outstanding citations, orders, proceedings or notices have been issued against any of the Credit Parties arising under or related to Environmental Laws or Hazardous Materials, which could reasonably be expected to have a Material Adverse Effect, in each case of (i) and (ii) including, without limitation, any such obligations or liabilities relating to or arising out of activities of any of its respective employees, agents, representatives, affiliates or predecessors in interest or any other Person with respect to which any Credit Party is responsible, either contractually, by operation of law or otherwise.

SECTION 3.21        Pledged Securities.

(a)             All of the Pledged Securities are duly authorized, validly issued, fully paid and non-assessable, and are owned and held by the Pledgors, as applicable, free and clear of any Liens, other than those created pursuant to this Credit Agreement, the Seer P&A Facility Credit Agreement and the Subordinated Loan Agreement. There are no restrictions on the transfer of the Pledged Securities other than as a result of this Credit Agreement, the Seer P&A Facility Credit Agreement and the Subordinated Loan Agreement or Applicable Law, including any securities laws and the regulations promulgated thereunder. The Pledged Securities are owned by the Persons specified on Schedule 3.7(a).

(b)            There are no (i) outstanding rights, warrants, options, conversion or similar rights currently outstanding with respect to, and no agreements to purchase or otherwise acquire, any shares of the capital stock or other Equity Interests of any issuer of any of the Pledged Securities, or (ii) securities or obligations of any kind convertible into any shares of the capital stock or other Equity Interests of any issuer of any of the Pledged Securities.

(c)             Article 10 creates in favor of the Administrative Agent (on behalf of the Secured Parties), a valid, binding and enforceable security interest in, and Lien upon, all right, title and interest of the Pledgors in the Pledged Collateral and upon delivery to the Administrative Agent of the definitive instruments (if any and subject to the Senior Intercreditor Agreement) representing all Pledged Securities, accompanied by undated stock powers (or any comparable document for non-corporate entities to the extent certificated), duly endorsed or executed in blank by the appropriate Pledgor, shall constitute a fully perfected first priority security interest and Lien upon all right, title and interest of the Pledgors in such Pledged Collateral if certificated, prior to all Liens and, if not so certificated, prior to all Liens other than Specified Permitted Encumbrances.

SECTION 3.22        Compliance with Laws. No Credit Party is in material violation of any Applicable Law. The Borrowings hereunder, the intended use of the proceeds of the Loans and Letters of Credit as contemplated by Section 5.17 and any other transactions contemplated hereby will not violate any Applicable Law.

SECTION 3.23        Solvency. No Credit Party has entered, or is entering, into the arrangements contemplated hereby and by the other Fundamental Documents, or intends to make any transfer or incur any obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors. On and as of the Closing Date and any date on which a Loan is made or a Letter of Credit is issued hereunder, on a pro forma basis after giving effect to all Indebtedness (including the Loans): (i) each Credit Party expects the cash available to such Credit Party from all sources, after taking into account all other anticipated uses of the cash of such Credit Party (including the payments on or in respect of debt referred to in clause (iii) below), will be sufficient to satisfy all final judgments for money damages which have been docketed against such Credit Party or which may be rendered against such Credit Party in any action in which such Credit Party is a defendant (taking into account the reasonably anticipated maximum amount of any such judgment and the earliest time at which such judgment might be entered); (ii) the sum of the present fair saleable value of the assets of each Credit Party will exceed the probable liability of such Credit Party on its debts (including its Guarantees after giving effect to the Contribution Agreement); (iii) no Credit Party will have incurred or intends to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature

(taking into account the timing and amounts of cash to be received by such Credit Party from any source, and of amounts to be payable on or in respect of debts of such Credit Party and the amounts referred to in clause (ii) above); and (iv) each Credit Party believes it will have sufficient capital with which to conduct its present and proposed business and the property of such Credit Party does not constitute unreasonably small capital with which to conduct its present or proposed business. For purposes of this Section 3.23, “debt” means any liability or a claim, and “claim” means any (i) right to payment whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

SECTION 3.24        True and Complete Disclosure. Neither any Fundamental Document nor any other agreement, document, instrument, certificate or statement (other than (i) the Business Plan, (ii) any other projections, estimates, or other forward-looking information, and (iii) any forward-looking pro forma financial information) furnished to the Administrative Agent and the Lenders by or on behalf of any Credit Party in connection with the transactions contemplated hereby, at the time it was furnished contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, under the circumstances under which they were made, not misleading (considered in the context of all other information provided to the Lenders). The Business Plan and any other projections, estimates, forward-looking information or any forward-looking pro forma financial information furnished to the Administrative Agent pursuant to this Credit Agreement are based on good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being understood by the Administrative Agent and the Lenders that, without limiting the foregoing representation, (i) the Business Plan or such other information as they relate to future events is not to be viewed as fact and (ii) actual results during the period or periods covered by the Business Plan or such other information are subject to significant uncertainties and contingencies and may differ materially from the projected results set forth therein.

SECTION 3.25        Subsidiaries. Set forth on Schedule 3.25 is a true and complete list of all of the Subsidiaries of the Credit Parties, showing as to each, (i) the name of such Subsidiary, (ii) the jurisdiction of formation or organization (as the case may be) of such Subsidiary, (iii) if such Subsidiary is a corporation, the authorized capitalization and the number of shares of its capital stock outstanding, (iv) each Person holding ownership interests in such Subsidiary, (v) the nature of such ownership interests, and (vi) the percentage of such ownership interests.

SECTION 3.26        Status as a Pass-Through Entity. At all times since its formation, each Credit Party (other than Subsidiaries (1) which are required to be “C Corporations” in order to facilitate Soft Dollar Transactions; provided, that such Subsidiaries do not have any assets other than (i) assets having nominal value or (ii) cash which, promptly following receipt thereof, is applied towards such Soft Dollar Transactions or toward production costs or (2) for which the Borrower has otherwise determined with the reasonable approval of the Administrative Agent that it is necessary or desirable to form such Subsidiary as a corporation to facilitate permitted business activities of the Credit Parties) has been either a “disregarded entity” or a “partnership” for U.S. federal, state and local income and franchise tax purposes.

SECTION 3.27        Anti-Corruption Laws and Sanctions. The Credit Parties have implemented and maintain in effect, policies and procedures designed to ensure compliance by each Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Credit Party, its Subsidiaries and their directors, officers and employees and, to the knowledge of such Credit Party and its Subsidiaries, its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Credit Parties or their Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of any Credit Party or any agent of the Credit Parties or any of their Subsidiaries that will act in any capacity in connection with or benefit from the Facility, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or any other transaction contemplated by this Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.28        No Registered or Publicly-Traded Securities. The Borrower hereby represents and warrants that it, its controlling Person and each of its and such controlling Person’s respective Subsidiaries, in each case, if any, either (i) has no registered or publicly traded securities outstanding, including no 144A securities or (ii) files its financial statements with the Securities and Exchange Commission and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Sections 4.1(m) and 5.1(a) and (b) hereof, along with the Fundamental Documents, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall also be made available to holders of its securities. The Borrower covenants that if any Lender has advised the Borrower that such Lender is a Public-Sider, the Borrower will not request that any other material be posted to Public-Siders without the Borrower first expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower has no outstanding publicly traded securities, including 144A securities. Notwithstanding anything herein to the contrary, if any Lender has advised the Borrower that such Lender is a Public-Sider, in no event shall the Borrower request that the Administrative Agent make available to Public-Siders any budgets or any certificates, reports or calculations with respect to the Borrower’s compliance with the covenants contained herein or with respect to the Borrowing Base.

SECTION 3.29        EEA Financial Institution. No Credit Party is an EEA Financial Institution.

4.               CONDITIONS OF LENDING

SECTION 4.1           Conditions Precedent to the Closing Date. The Closing Date shall occur, and the Commitment of each Lender became effective, on the date on which the following conditions precedent are satisfied in full or waived:

(a)             Organizational Documents. The Administrative Agent shall have received:

(i)              a copy of the certificate of formation or articles or certificate of incorporation (or equivalent document) of the Parent and each Credit Party, certified as of a recent date by the Secretary of State or other relevant office of such Person’s jurisdiction of formation or incorporation, which certificate lists (if such type of list is generally available in the applicable jurisdiction) the charter documents on file in the office of such Secretary of State or such other relevant office;

(ii)            a certificate of the Secretary of State or such other relevant office of such jurisdiction of formation or incorporation, dated as of a recent date, as to the good standing of, and, if generally available in the applicable jurisdiction, the payment of Taxes by, the Parent and each Credit Party;

(iii)          a certificate dated as of a recent date as to the good standing and/or authority to do business of the Parent and each Credit Party, issued by the Secretary of State or other relevant office of each jurisdiction, if any, in which such Person is qualified as a foreign entity;

(iv)          a certificate of the Secretary, Assistant Secretary or other appropriate officer (or member or manager, as the case may be, in the case of limited liability companies) acceptable to the Administrative Agent, of the Parent and each Credit Party, dated as of the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate of formation or articles or certificate of incorporation (or equivalent document) of such Person, (B) that attached thereto is a true and complete copy of the limited liability company agreement, by-laws, or equivalent document of such Person as in effect on the date of such certification, (C) that attached thereto is a true and complete copy of the resolutions adopted by the applicable managing body of such Person authorizing the execution, delivery and performance in accordance with their respective terms of the Fundamental Documents to which it is a party, and any other documents required or contemplated hereunder or thereunder, the grant of the security interests in the Collateral and the Pledged Collateral (as applicable), and in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been amended, rescinded or supplemented and are currently in effect, (D) that the certificate of formation or articles or certificate of incorporation (or equivalent document) of such Person has not been amended, cancelled or otherwise modified since the date of the last amendment thereto indicated on the certificates of the Secretary of State or other appropriate office furnished pursuant to clause (i) above and (E) as to the incumbency and specimen signature of each officer (or member or manager, as the case may be) of such Person executing any Fundamental Document (such certificate to contain a certification by another officer (or member or manager, as the case may be) of such Person as to the incumbency and signature of the officer signing the certificate referred to in this clause (iv); and

(v)            such additional supporting documents as the Administrative Agent or its counsel may reasonably request.

(b)            Credit Agreement; Notes. On the Closing Date, the Administrative Agent shall have received (i) duly executed counterparts of this Credit Agreement which, when taken together, bear the signatures of the Administrative Agent, the Issuing Bank, the Borrower, the Parent, the Guarantors and each Lender, and (ii) Notes duly executed by the Borrower in favor of each Lender which has requested a Note.

(c)             Opinion of Counsel. The Administrative Agent shall have received on the Closing Date the written opinion of Latham & Watkins LLP, counsel to the Credit Parties and the Parent, dated the Closing Date and addressed to the Administrative Agent, the Issuing Bank and the Lenders, and which opinion shall be substantially in the form attached hereto as Exhibit B.

(d)            No Material Adverse Effect. On the Closing Date, no change or development shall have occurred and no new information shall have been received or discovered by the Administrative Agent or the Lenders since September 30, 2015 that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(e)             Anti-Corruption; Sanctions. The Credit Parties shall have implemented and thereafter maintain in effect policies and procedures designed to ensure compliance by their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Credit Party and its director, officers and employees and, to the knowledge of such Credit Party, its agents, is in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(f)             Security and Other Documentation. The Administrative Agent shall have received on the Closing Date fully executed (where applicable) copies of:

(i)              a Copyright Security Agreement, listing each Item of Product in which any Credit Party has a copyrightable interest (as listed on Schedule 3.8(a)), if any;

(ii)            a Trademark Security Agreement for each trademark in which any Credit Party has any interest (as listed on Schedule 3.8(b)), if any;

(iii)          the Pledged Securities accompanied by undated stock powers (or any comparable document for non-corporate entities to the extent certificated) duly executed or endorsed by the appropriate Pledgor (subject to the terms of the Senior Intercreditor Agreement);

(iv)          appropriate UCC financing statements (or foreign equivalent) that are required to be filed in order to perfect the Liens in the Collateral and the Pledged Collateral to the extent required by, and with the priority contemplated by Section 3.18;

(v)            to the extent not described in Section 5.22 or waived by the Administrative Agent in accordance with Section 6.14, Account Control Agreements for each deposit account of a Credit Party existing on the Closing Date, and a comparable account control agreement in respect of each securities account of a Credit Party existing at a bank or other securities intermediary as of the Closing Date;

(vi)          to the extent not described in Section 5.22, Laboratory Access Letters and Pledgeholder Agreements, as applicable, for each Item of Product (whether Completed or Uncompleted), if any, including any Physical Materials relating to such Item of Product; and

(vii)        provided, that, in the context of Account Control Agreements, Pledgeholder Agreements and Laboratory Access Letters, the Administrative Agent may determine in its discretion that an account control agreement, laboratory pledgeholder agreement or laboratory access letter delivered in favor of JPMorgan Chase Bank, N.A. prior to the date hereof in the context of the Existing Corporate Facility Agreement or the Existing Production Facility Agreement shall survive the amendment and restatement of the Existing Corporate Facility Agreement or the Existing Production Facility Agreement (as applicable) via this Agreement and as such shall be satisfactory for purposes of meeting the foregoing clauses (v) and (vi).

(g)            Security Interests in Copyrights and other Collateral. The Administrative Agent shall have received on the Closing Date evidence satisfactory to it that (i) each Credit Party and each Pledgor, has sufficient right, title and interest in and to the Collateral and Pledged Collateral, respectively, and other assets which it purports to own (including appropriate licenses under copyright), as set forth in the documents and other materials presented to the Lenders, to enable the applicable Credit Party to perform under the Distribution Agreements to which it is a party, and as to each Credit Party and each Pledgor, to grant to the Administrative Agent (for the benefit of the Secured Parties) the security interests contemplated by the Fundamental Documents and (ii) all financing statements, copyright filings, trademark filings, debentures and other filings under Applicable Law necessary to provide the Administrative Agent (for the benefit of the Secured Parties) with a perfected Lien in the Collateral and the Pledged Collateral (with the priority contemplated by Section 3.18) have been filed or delivered to the Administrative Agent in satisfactory form for filing.

(h)            Payment of Fees. On or prior to the Closing Date, all fees and expenses then due and payable by the Borrower to the Administrative Agent, the Arrangers and the Lenders in connection with the transactions contemplated hereby, or as required by any fee letter in respect of this Facility, shall have been paid or shall be paid contemporaneously herewith.

(i)              Litigation. As of the Closing Date, no litigation, inquiry, injunction or restraining order shall be pending, entered or, to the knowledge of the Credit Parties, threatened, which involves any of the transactions contemplated hereby and by the other Fundamental Documents or could reasonably be expected to have a Material Adverse Effect.

(j)              Lien Searches. On or prior to the Closing Date, the Administrative Agent shall have received UCC, copyright office and other searches satisfactory to it indicating that no other filings, encumbrances or transfers (other than in connection with Permitted Encumbrances) with regard to the Collateral and the Pledged Collateral are of record in any jurisdiction in which it shall be necessary for the Administrative Agent to make a filing in order to provide the Administrative Agent (for the benefit of the Secured Parties) with a perfected security interest in that portion of the Collateral and the Pledged Collateral in which a security interest in such Collateral or Pledged Collateral can be perfected by a filing under applicable law.

(k)            Equity Contribution. On or prior to the Closing Date, the Administrative Agent shall have received satisfactory evidence that at least $65,000,000 of cash equity contributions have been received by the Borrower since June 1, 2016 with no voluntary redemptions or mandatory calls.

(l)              Contribution Agreement. On or prior to the Closing Date, the Administrative Agent shall have received a duly executed copy of the Contribution Agreement.

(m)           Liquidity Certificate. On or prior to the Closing Date, the Administrative Agent shall have received a Liquidity Certificate, compiled in the manner described in Section 5.1(i), reflecting that the ratio of (i) projected cash sources of the Credit Parties (including, without limitation, cash on hand, Borrowings under the Facility and projected cash receipts from operations) to (ii) projected cash uses of the Credit Parties, all as projected on a quarterly basis by the Borrower in good faith for the period from the first day of the four fiscal quarter period commenced on September 30, 2016 and ending on September 30, 2017, is greater than or equal to 1.10 to 1.00.

(n)            Financial Statements. On or prior to the Closing Date, the Administrative Agent shall have received the financial statements referred to in Section 3.5.

(o)            Insurance. On or prior to the Closing Date, the Credit Parties will have furnished the Administrative Agent with (i) a summary of all existing insurance coverage, (ii) evidence acceptable to the Administrative Agent that the insurance policies required by Section 5.5 have been obtained and are in full force and effect and (iii) certificates of insurance (accompanied by endorsements) with respect to all existing insurance coverage which certificates and endorsements shall name the Administrative Agent as additional insured and/or loss payee and shall evidence the Credit Parties’ compliance with Section 5.5(e).

(p)            Required Consents and Approvals. On or prior to the Closing Date, the Administrative Agent shall be satisfied that (i) all required consents and approvals have been obtained with respect to the transactions contemplated hereby and by the other Fundamental Documents from all Governmental Authorities with jurisdiction over the business and activities of any Credit Party and from any other Person whose consent or approval the Administrative Agent in its reasonable discretion deems necessary to the transactions contemplated hereby and by the other Fundamental Documents, and (ii) all such consents and approvals remain in full force and effect.

(q)            Federal Reserve Regulations. On or prior to the Closing Date, the Administrative Agent shall be satisfied that the provisions of Regulations T, U and X of the Board will not be violated by the transactions contemplated hereby.

(r)             Compliance with Laws; No Default under Subordinated Loan Agreement. On or prior to the Closing Date, the Administrative Agent shall be satisfied that the transactions contemplated hereby and by the other Fundamental Documents will not (i) violate any provision of Applicable Law, or any order of any court or other agency of the United States of America or any state thereof applicable to the Credit Parties or any of their respective properties or assets or (ii) conflict with, or result in a default, breach or right of termination or acceleration under, any material agreement to which any Credit Party is a party. No Default or Event of Default (each as defined in the Subordinated Loan Agreement) shall have occurred and be continuing under the Subordinated Loan Agreement.

(s)             Approval of Counsel to the Administrative Agent. On or prior to the Closing Date, all legal matters incident to this Credit Agreement and any other transactions explicitly contemplated hereby shall be reasonably satisfactory to Morgan, Lewis & Bockius LLP, counsel to the Administrative Agent.

(t)              USA Patriot Act. On or prior to the Closing Date, the Administrative Agent shall have received any information required and requested by the Administrative Agent, the Issuing Bank or any Lender under or in connection with the USA Patriot Act.

(u)            ERISA. On or prior to the Closing Date, the Administrative Agent shall have received copies of all Plans of the Credit Parties that are in existence on the Closing Date and descriptions of those that are committed to on the Closing Date.

(v)            Retirement of Credit Facilities. The Administrative Agent shall have received evidence satisfactory to it that (a) the initial extension of credit hereunder, together with other sources of cash, shall be sufficient to refinance (but not to novate or terminate) the Existing Corporate Facility Agreement and the Existing Production Facility Agreement and (b) the two aforementioned facilities shall have actually been amended and restated as contemplated herein.

(w)           Approval of Existing Corporate Facility Agreement Lenders and Existing Production Facility Agreement Lenders. The Administrative Agent shall have received evidence reasonably satisfactory to it that any action necessary or desirable to be taken or provided (including the written consent of each lender under the Existing Corporate Facility Agreement and the Existing Production Facility Agreement to the execution of this Credit Agreement and any appropriate assignment of commitments) by the Existing Corporate Facility Agent, the lenders under the Existing Corporate Facility Agreement, the Existing Production Facility Agent and/or the lenders under the Existing Production Facility Agreement, shall have been consummated in accordance with the terms of the Existing Corporate Facility Agreement and the Existing Production Facility Agreement (as applicable) in order to amend and restate each of the Existing Corporate Facility Agreement and the Existing Production Facility Agreement pursuant to this Credit Agreement.

(x)            Agreements relating to the Existing Corporate Facility Agreement and the Existing Production Facility Agreement. Except to the extent otherwise waived by the Administrative Agent, the Administrative Agent’s satisfaction, in its reasonable discretion, that all third party agreements or arrangements (such as intercreditor or subordination agreements, interparty agreements, collection account or account control agreements, completion bonds, laboratory pledgeholder agreements, etc.) entered into by or delivered to the Existing Corporate Facility Agent or the Existing Production Facility Agent shall either remain in place and in full force and effect following the second amendment and restatement of the Existing Corporate Facility Agreement and the Existing Production Facility Agreement or shall have been replaced by a substantially equivalent agreement or arrangement, and that any security documentation entered into or delivered in favor of the Existing Corporate Facility Agent or the Existing Production Facility Agent shall remain in full force and effect with the same relative priority as existed prior to the Closing Date.

(y)            Amendments to Other Agreements. On or prior to the Closing Date, the Administrative Agent shall have received the following items, each in form and substance satisfactory to the Administrative Agent:

(1)       An amendment or amendment and restatement of the existing Seer P&A Facility Credit Agreement that reduces the funding commitments for P&A Expenses to 20% of the Credit Parties’ Approved P&A Budgets and amends the definition of ‘Qualifying Picture’ to conform with the construct set forth in this Agreement;

(2)       An amendment and restatement of the existing Senior Intercreditor Agreement, which shall include, among other things, a consent from Seer P&A Facility Agent to the increases in Commitments being implemented by this Credit Agreement and any other necessary consents and the making of other modifications to the existing Senior Intercreditor Agreement necessary to conform to the terms hereof, including Section 2.9(f) (including, without limitation, to cause the waterfall thereunder to apply to the Corporate Priority Collection Account, but not the Production Priority Collection Account, and modifying the creditors’ respective entitlements to proceeds of the Corporate Priority Collection Account to reflect the updated advance rates under this Facility and the Seer P&A Facility Credit Agreement);

(3)       An amendment or amendment and restatement of the existing Subordination Agreement, which shall include a consent from the Subordinated Agent to the increases in Commitments being implemented by this Credit Agreement and any other necessary consents; and

(4)       Amendments and restatements of the Subordinated Loan Agreement and the Seer P&A Facility Credit Agreement in order to limit the scope of the collateral securing such facilities to any assets that will not constitute Collateral securing the Obligations following the amendment and restatement contemplated hereby and extend the maturity date of (A) the Seer P&A Facility Credit Agreement to at least six (6) months and one day later than the Maturity Date and (B) the Subordinated Loan Agreement to at least nine (9) months later than the Maturity Date.

(a)

(b)

(c)

(d)

(e)

(f)

(g)

(h)

(i)

(j)

(k)

(l)

(m)

(n)

(o)

(p)

(q)

(r)

(s)

(t)

(u)

(v)

(w)

(x)

(y)            Opening Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate dated as of the Closing Date, which shall include calculations of the overall Borrowing Base as well as the Corporate Priority Collateral Sub-Borrowing Base and the Production Priority Collateral Sub-Borrowing Base.

(z)             Waiver of Existing Defaults. By the execution hereof, Administrative Agent and the Lenders that were party to the Existing Corporate Facility Agreement and the Existing Production Facility Agreement, respectively, hereby waive any default or event of default resulting from noncompliance with both (i) the Limitations on Capital Expenditures covenant requirement in Section 6.10 of the Existing Corporate Facility Agreement and the Existing Production Facility Agreement, respectively, occurring on or prior to the date hereof and (ii) the Overhead covenant requirement in Section 6.23 of the Existing Corporate Facility Agreement and the Existing Production Facility Agreement, respectively, occurring on or prior to the date hereof.

SECTION 4.2           Conditions Precedent to Initial Extension of Credit for each Item of Product (Other than a Revenue Participation) and for Initial Inclusion of Credit in the Borrowing Base. The obligation of each Lender to make the initial extension of credit hereunder with respect to an Item of Product (including, in the case of Programs, that the following provisions be satisfied with respect to each season, regardless of whether credit was extended on the basis of prior seasons) (other than a Revenue Participation) and the ability of the Credit Parties to obtain initial Borrowing Base credit for an Item of Product (other than a Revenue Participation), is subject to the satisfaction of the following conditions precedent; provided that, notwithstanding anything to the contrary herein, if the Credit Parties have satisfied the conditions set forth in Sections 4.2(a) (“Item of Product Declaration”) and (e) (“Security Documents”) below for an Item of Product, and have not yet requested any Borrowing Base relating to such Item of Product or spent the proceeds of any Loans towards such Item of Product, the Credit Parties may proceed with (as applicable) the commencement of principal photography of or acquisition of rights in such Item of Product without having satisfied the balance of the following Section 4.2 requirements, so long as the Credit Parties achieve the balance of such Section 4.2 requirements within 15 Business Days (or such longer period as agreed to by the Administrative Agent in its sole discretion) after (as applicable) the commencement of principal photography of, or acquisition of rights in, such Item of Product; and provided further that the Administrative Agent may, in its discretion, waive any of the following conditions precedent for digital Items of Product and Items of Product being produced under a Television Joint Venture structure:

(a)             Item of Product Declaration. The Administrative Agent shall have received the applicable Item of Product Declaration in respect of such Item of Product, duly executed by an Authorized Officer of the Borrower and evidencing among other things the appropriate Reserve.

(b)            Item of Product Documents. The Administrative Agent shall have received:

(i)              in the case of an Item of Product produced or co-financed (as opposed to acquired after Completion or, if acquired previously, for which the minimum guarantee payment is due on or after Completion) by a Credit Party or Co-Financing Venture Entity, copies of the budget (and, if different, the Bonded Budget), current shooting script, production schedule and cash flow schedule in respect of such Item of Product;

(ii)            in the case of an acquired Item of Product, the acquisition agreement and any other documents reasonably incidental thereto;

(iii)          a copy of the Distribution Agreement in respect of such Item of Product for the Domestic Territory if the existence of such Distribution Agreement is a requirement under any foreign Distribution Agreement giving rise to Eligible Receivables included in the Borrowing Base, and in any event if such Distribution Agreement in respect of such Item of Product has been executed (unless such Item of Product is being self-distributed in the Domestic Territory by the Borrower through the Significant Exploitation Agreements);

(iv)          copies of all other pre-sale Distribution Agreements in respect of such Item of Product, if any;

(v)            a copy of a fully-executed Notice of Assignment with respect to each pre-sale Distribution Agreement in respect of such Item of Product then in existence and included in the Borrowing Base (provided, that the Administrative Agent may waive the requirement that a domestic obligor countersign a Notice of Assignment);

(vi)          certificates or binders of insurance for such Item of Product as required by Section 5.5, together with endorsements naming the Administrative Agent as an “additional insured” or “loss payee”, as applicable;

(vii)        a list of all agreements executed in connection with such Item of Product that provide for deferments or participations, together with copies of such agreements as the Administrative Agent may reasonably request (in each case only to the extent available to the Borrower in the event that a Credit Party is responsible for making payments of such deferments or participations); and

(viii)      unless the Administrative Agent otherwise consents in the context of a negative pick up arrangement or other acquired Item of Product, copies of fully-executed intercreditor agreements with all guilds granted a Lien on such Item of Product, which Lien is filed prior to the filing of the Liens granted to the Administrative Agent on such Item of Product.

(c)             Chain of Title. The Administrative Agent shall have received (i) copies of all agreements, instruments of transfer or other instruments (including, without limitation, the rights agreements) (the “Chain of Title Documents”), or (ii) a “clean” representation and warranty by a Major Studio, in each case necessary to establish, to the reasonable satisfaction of the Administrative Agent for such Item of Product, the applicable Credit Party’s or Co-Financing Venture Entity’s (as applicable) ownership or rights under license of sufficient rights in such Item of Product to enable such Credit Party or Co-Financing Venture Entity to produce and/or exploit the applicable rights to such Item of Product and to grant to the Administrative Agent (for the benefit of the Secured Parties) the security interests therein which are contemplated by this Credit Agreement; provided, that in the context of negative pickup arrangements which require delivery of Chain of Title Documents as a condition to payment, the Chain of Title Documents shall be promptly delivered to the Administrative Agent following receipt by the Credit Party or Co-Financing Venture Entity (as applicable), but in any event prior to inclusion of such Item of Product in the Borrowing Base (in each case except as contemplated by clause (ii) above).

(d)            Completion Guaranty. Only in the case of Pictures, if such Picture is Uncompleted and a Credit Party is obligated to or otherwise will fund a portion of the Direct Negative Costs prior to Completion (or in the case of an acquired Picture, paying any portion of the purchase price prior to delivery to the Credit Party, other than deposits which do not exceed $750,000 in the aggregate for any Picture), the Administrative Agent shall have received an Approved Completion Bond from an Approved Completion Guarantor.

(e)             Security Documents. The Administrative Agent shall have received (it being understood that, with respect to any Co-Financed Picture (i) the availability of the following security documents shall be subject to the applicable Credit Party’s interest and right in and to such Co-Financed Picture and (ii) the security interest of the Administrative Agent under such security documents will be subject to the terms of the Co-Financing Intercreditor Agreement or Co-Financing Venture Interparty Agreement (as applicable)):

(i)              a Copyright Security Agreement Supplement for such Item of Product;

(ii)            Pledgeholder Agreements or Laboratory Access Letters, as applicable, for such Item of Product;

(iii)          an Account Control Agreement for each Production Account maintained by a Credit Party in relation to such Item of Product, if applicable; and

(iv)          any other security documents or filings necessary or reasonably requested by the Administrative Agent to provide to the Administrative Agent a first priority lien (prior to all Liens other than Specified Permitted Encumbrances) in the applicable Credit Party’s interest and right in and to such Item of Product.

(f)             Co-Financed Item of Product. If such Item of Product is a Co-Financed Item of Product, (a) (i) the Administrative Agent shall have received and approved (such approval not to be unreasonably withheld) fully executed copies of the Co-Financing Agreement and of any other applicable documentation reasonably requested by the Administrative Agent to evidence satisfaction of the requirements set forth in Section 6.25, and (ii) if required by Section 6.2(h) or 6.25, the Administrative Agent shall have received a fully executed Co-Financing Intercreditor Agreement or (b) in the case of an Approved Co-Financing Venture Transaction, the Credit Parties shall have satisfied the requirements set forth on Schedule 1.3.

(g)            Co-Financing Venture Entities. If such Item of Product is being produced pursuant to an Approved Co-Financing Venture Transaction, (i) the Administrative Agent shall have received fully executed copies of the Co-Financing Venture Agreement and any other applicable documentation reasonably requested and approved by the Administrative Agent (such approval not to be unreasonably withheld) to evidence satisfaction of the terms and conditions for qualification as an “Approved Co-Financing Venture Transaction” hereunder and (ii) if requested by the Administrative Agent, it shall have received a fully executed Co-Financing Venture Interparty Agreement.

(h)            Interparty Agreements. If requested by the Administrative Agent, the Administrative Agent shall have received a fully executed Interparty Agreement with respect to such Item of Product.

(i)              Production/Acquisition Cost Reserve. If such Item of Product is Uncompleted, a Production/Acquisition Cost Reserve shall have been established for such Item of Product, by including such Production/Acquisition Cost Reserve in the Borrowing Base and by reserving the amount thereof from the Total Commitment.

(j)              P&A Reserve. If then applicable under the definition of P&A Reserve, a P&A Reserve shall have been established for such Picture by including such P&A Reserve in the Borrowing Base and by reserving the amount thereof from the Total Commitment.

(k)            Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate dated as of a recent date showing sufficient Borrowing Base (and, as applicable, other available resources) to Complete and deliver such Item of Product after accounting for all Direct Negative Costs previously financed by and/or to be co-financed by, Approved Co-Financiers pursuant to a Co-Financing Agreement or Approved Co-Financing Venture Counterparties pursuant to a Co-Financing Venture Agreement (as applicable).

SECTION 4.3           Conditions Precedent to the Initial Extension of Credit for Revenue Participations and for Inclusion of Credit in the Borrowing Base. The obligation of each Lender to make the initial extension of credit hereunder with respect to any Revenue Participations and the ability of the Borrower in order to obtain initial Borrowing Base credit (in the context of Tax Incentive Receivables for such Revenue Participation), is subject to the satisfaction of the following conditions precedent:

(a)             Revenue Participation Documentation. The Administrative Agent shall have received fully executed copies of all Revenue Participation Documentation relating to such Revenue Participation which such documentation shall contain (i) commitments from the applicable Major Studio (x) to refund the applicable Credit Party’s investment plus a reasonable interest factor in the event such underlying Picture is not Completed and released by dates certain not to be outside the Maturity Date (or an Approved Completion Bond has been delivered to the applicable Credit Party and the Administrative Agent) and (y) to provide the applicable Credit Party or the Administrative Agent (A) Ultimates Reports with respect to such underlying Picture sufficient to determine the Remaining Ultimates, which shall be provided with the frequency required under the Credit Agreement, and (B) if applicable, the documentation, materials and other evidence of compliance with the requirements set forth in the definition of “Tax Incentive Receivable”, or (ii) terms of the economic interests in a Picture to which a Credit Party is entitled that are acceptable to the Administrative Agent.

(b)            Lien in Participation. The Administrative Agent holds or has taken action to hold a first priority security interest in the applicable Credit Party’s interest in such Revenue Participation giving rise to Borrowing Base credit.

(c)             No Third Party Claims. The Administrative Agent shall have received a certificate executed by an Authorized Officer of the applicable Credit Party certifying that such Credit Party is not aware of any third party claim against such Revenue Participation.

(d)            Approved Distributor. The Approved Domestic Distributor that is distributing the underlying Picture to which such Revenue Participation relates is a Major Studio.

(e)             Acknowledgement of Assignment; Direction of Proceeds. The Administrative Agent shall have received from the applicable Approved Domestic Distributor an acknowledgment of the assignment of such Revenue Participation to the Administrative Agent for security in form and substance satisfactory to the Administrative Agent, which shall include an agreement by such Approved Domestic Distributor to remit all proceeds of such Revenue Participation into the applicable Collection Account.

(f)             Picture Declaration. The Administrative Agent shall have received a Picture Declaration (with the form to be modified as appropriate to reflect that the subject Picture is a Revenue Participation) in respect of such Revenue Participation, duly executed by an Authorized Officer of the Borrower.

(g)            Production/Acquisition Cost Reserve. A Production/Acquisition Cost Reserve shall have been established with respect to the applicable Credit Party’s unpaid funding obligation relating to such Revenue Participation.

(h)            P&A Reserve. If then applicable under the definition of P&A Reserve, a P&A Reserve shall have been established for such Picture by including such P&A Reserve in the Borrowing Base and by reserving the amount thereof from the Total Commitment.

(i)              Other Documents. The Administrative Agent shall have received such other documentation and information relating to such Revenue Participation as the Administrative Agent may reasonably request.

SECTION 4.4           Conditions Precedent to the Initial Loan or Letter of Credit and Each Subsequent Extension of Credit. The obligation of each Lender to make its initial Loan and any subsequent Loan and to participate in the initial Letter of Credit and any subsequent Letter of Credit and the obligation of the Issuing Bank to issue the initial Letter of Credit and any subsequent Letter of Credit, is subject to the satisfaction of the following conditions precedent:

(a)             Notice. The Administrative Agent shall have received a Borrowing Notice with respect to such Borrowing as required by Section 2.2(b) or the Issuing Bank shall have received a notice with respect to such Letter of Credit as required by Section 2.17(c), in each case, duly executed by an Authorized Officer of the Borrower.

(b)            Representations and Warranties. The representations and warranties of the Credit Parties set forth in Article 3 and in the other Fundamental Documents shall be true and correct in all material respects (unless qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of each such Borrowing or the issuance of each such Letter of Credit (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (unless qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date) with the same effect as if made on and as of such date.

(c)             No Material Adverse Effect. There has been no material adverse change, or any occurrence, condition or circumstance which could reasonably be expected to be a material adverse change, with respect to the business, operations, performance, assets, properties or condition (financial or otherwise) of the Credit Parties (taken as a whole) since the date on which the last dollar of equity contribution required by Section 4.1(k) has been contributed.

(d)            No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing, nor shall any such Default or Event of Default occur as a result of the making of such Borrowing or issuance of such Letter of Credit, or the application of the proceeds thereof.

(e)             No Takeover of Production. Unless otherwise agreed by the Administrative Agent, on the date of each Borrowing or issuance of such Letter of Credit, an Approved Completion Guarantor shall not have taken over from a Credit Party the production of any Item of Product; provided that the foregoing shall not prevent the Credit Parties from accessing credit the proceeds of which are applied to complete the production or theatrical exploitation of other Items of Product which have commenced principal photography at the time the Approved Completion Guarantor took over production.

Each request for a Borrowing or issuance of a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance of such Letter of Credit as to the matters specified in Sections 4.4(b), (c), (d) and (e) above.

5.               AFFIRMATIVE COVENANTS

From the Closing Date and for so long as the Commitments shall be in effect, any amount shall remain outstanding under any Loan, any Letter of Credit shall remain outstanding or any other Obligation shall remain unpaid or unsatisfied, each of the Credit Parties agrees that it will, and will cause each other Credit Party to:

SECTION 5.1           Financial Statements and Reports. Furnish or cause to be furnished to the Administrative Agent (and the Administrative Agent shall promptly make the same available to the Lenders, including their Public-Siders):

(a)             Within one hundred twenty (120) days after the end of each fiscal year of the Borrower, the audited consolidated balance sheets of the Parent and its Consolidated Subsidiaries (together with consolidating schedules reflecting adjustments to the relevant financial statements between the Parent and its Consolidated Subsidiaries on the one hand and the Borrower and its Consolidated Subsidiaries on the other hand),, as at the end of, and the related consolidated statements of income, stockholders’ equity and cash flows for, such fiscal year and the corresponding figures as at the end of, and for, the preceding fiscal year, accompanied by an unqualified report and opinion of independent public accountants of nationally recognized standing as shall be retained by the Borrower and be reasonably satisfactory to the Administrative Agent (it being understood that the “Big Four” accounting firms are hereby approved by the Administrative Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report and opinion shall not be subject to any “going concern” or like explanation, qualification or exception or any explanation, qualification or exception as to the scope of such audit and shall contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent public accountants concur) in response to FASB releases or other authoritative pronouncements, together with a certificate signed by an Authorized Officer of the Parent, to the effect that such financial statements fairly present in all material respects the consolidated financial position of the Parent and its Consolidated Subsidiaries (and the Borrower and its Consolidated Subsidiaries in the case of the consolidating adjustments schedules) as at the dates indicated and the consolidated results of their operations for the periods indicated in conformity with GAAP.

(b)            Within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending June 30, 2016, the unaudited consolidated balance sheets of the Parent and its Consolidated Subsidiaries (together with consolidating schedules reflecting adjustments to the relevant financial statements between the Parent and its Consolidated Subsidiaries on the one hand and the Borrower and its Consolidated Subsidiaries on the other hand), and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for, such fiscal quarter, and for the portion of the fiscal year through the end of such fiscal quarter and the corresponding figures, all as at the end of the corresponding quarter, and for the corresponding period, in the preceding fiscal year, together with a certificate signed by an Authorized Officer of the Parent, to the effect that such financial statements, while not examined by independent public accountants, reflect, in the opinion of the Parent, all adjustments necessary to present fairly in all material respects the consolidated financial position of the Parent and its Consolidated Subsidiaries (and the Borrower and its Consolidated Subsidiaries in the case of the consolidating adjustments schedules) as at the end of the fiscal quarter and the consolidated results of operations for the fiscal quarter then ended in conformity with GAAP, subject to normal year-end and audit adjustments and the absence of footnotes.

(c)             Within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a copy of the Business Plan for the then current fiscal year (with quarterly figures) and the subsequent full fiscal year (with annual figures).

(d)            Concurrently with the delivery of the financial statements required under Sections 5.1(a) and 5.1(b), a brief narrative report by management outlining the business, financial condition and results of operations of the Credit Parties, in a form reasonably acceptable to the Administrative Agent.

(e)             From time to time, upon the reasonable written request of the Administrative Agent, and after a reasonable time period to comply with such request, (i) copies of information prepared by or for a Credit Party or received by a Credit Party regarding prospective productions and estimated Direct Negative Costs of such productions, and (ii) as soon as available but no later than one hundred eighty (180) days following Completion of each Item of Product, the final Direct Negative Cost statement of such Item of Product.

(f)             From time to time, upon the reasonable written request of the Administrative Agent, and after a reasonable time period to comply with such request, all regular periodic financial reports prepared by or for a Credit Party, or received by a Credit Party, with respect to each Item of Product from the beginning of pre-production until such Item of Product is Completed; such reports shall include the Credit Parties’ cost basis in the Item of Product, the estimated cost to Complete such Item of Product (in the form provided to the Approved Completion Guarantor, if any), and the anticipated delivery and release dates for such Item of Product.

(g)            Concurrently with the delivery of the financial statements required under Sections 5.1(a) and 5.1(b), a certificate of an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent (a “Compliance Certificate”) (i) stating whether or not such Authorized Officer has knowledge, after due inquiry, of any condition or event which would constitute a Default or Event of Default and, if so, specifying the details of each such condition or event and any action taken or proposed to be taken with respect thereto, (ii) certifying that all filings required under Section 5.7 have been made and listing each such filing that has been made since the later of the Closing Date and the date of the last Compliance Certificate, and also listing any recordation or registration number received by any Credit Party with respect to such filings or any prior filings that have not previously been provided pursuant to a certificate delivered under this Section 5.1(g), (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements delivered to the Administrative Agent hereunder (or, until the delivery of the first audited financial statements hereunder, since the date of the financial statements referred to in Section 4.1) resulting in a change in the preparation of the financial statements accompanying such certification, and specifying such change and such effect, (iv) identifying (A) all Subsidiaries of each Credit Party existing on the date of such Compliance Certificate, (B) all Excluded Subsidiaries and a summary of assets and activities for such Excluded Subsidiaries, in each case indicating, for each such Subsidiary or Excluded Subsidiary, whether such Subsidiary was formed or acquired since the later of the Closing Date and the date of the last Compliance Certificate, (v) demonstrating in reasonable detail compliance with the provisions of Sections 6.10, 6.22, 6.23 and 6.24, (vi) identifying any changes of the type described in Section 6.9 that have not been previously reported by a Credit Party, (vii) identifying any events which give rise to an obligation by the Borrower hereunder to prepay all or any portion of the Loans or cash collateralize any Letters of Credit that have occurred since the later of the Closing Date and the date of the last Compliance Certificate and setting forth a reasonably detailed calculation of the amount of such prepayment obligation, (viii) listing and attaching (to the extent not previously delivered to the Administrative Agent) copies of all Notices of Assignment executed during the later of the Closing Date and the date of the last Compliance Certificate, (ix) providing updates (in a form reasonably acceptable to the Administrative Agent) to Schedules 3.7(b), 3.8(a), 3.8(b), 3.8(d) and 3.25 necessary to make the applicable representations set forth in Sections 3.7(b), 3.8(a), 3.8(b), 3.8(d) and 3.25 true and correct as of the date of such Compliance Certificate, (x) listing and attaching (to the extent not previously delivered to the Administrative Agent) copies of any material debt instruments or other evidence of material Indebtedness incurred by any Credit Party since the later of the Closing Date and the date of the last Compliance Certificate.

(h)

(i)              Commencing with the first full month following the initial Borrowing hereunder, on or prior to the twentieth (20th) day of each month, a Borrowing Base Certificate computed as of the last day of the immediately prior month or as of the date of the Borrowing, as the case may be, setting forth the amount of each component included in the Borrowing Base, attached to which shall be such detailed information as is required by such certificate including, without limitation, (i) supporting schedules showing the calculation of each component of the Borrowing Base, (ii) the then current Remaining Ultimates for all Seasoned Pictures for which Remaining Ultimates are included in the Borrowing Base, together with the underlying Ultimates Provider’s underlying written ultimate report and (iii) the then-current estimate of Unlicensed Free TV Ultimates that are included in the Borrowing Base, together with the Borrower’s underlying written ultimate report (it being understood that the Borrower, at its option, may furnish additional Borrowing Base Certificates setting forth the foregoing information as of such more recent dates as it may deem appropriate).

(ii)            Simultaneous with the delivery of each third monthly Borrowing Base Certificate (commencing with the third Borrowing Base Certificate delivered in accordance with the foregoing clause 5.1(h)(i)), a reconciliation of inflows and outflows of all Corporate Priority Collateral and Production Priority Collateral, including cash proceeds thereof and utilization of such cash proceeds (including any payments of Obligations under the Facility and any Permitted Seer P&A Payments) as well as the use of proceeds of extensions of credit attributable to the Corporate Priority Collateral Sub-Borrowing Base and the Production Priority Collateral Sub-Borrowing Base.

(i)              Within sixty (60) days after the end of each calendar quarter, a Liquidity Certificate, reflecting that the ratio, tested at the end of such preceding fiscal quarter, of (i) projected cash sources of the Credit Parties (including, without limitation, cash on hand, capital contributions which have been committed in writing (either unconditionally or subject only to such conditions as shall be acceptable to the Administrative Agent), Borrowings under (x) the Facility (taking into account projected availability based upon the Borrowing Base) and (y) the Seer P&A Credit Agreement and projected cash receipts from operations) to (ii) projected cash uses of the Credit Parties (including debt service, amounts to be spent towards the production or acquisition of and P&A Expenses for Pictures, and all other projected cash expenditures), all as projected on a quarterly basis by the Borrower in good faith for the period from the first day of the current calendar quarter through the end of the four-quarter period commencing with the current calendar quarter, is greater than or equal to 1.10 to 1.00. The Liquidity Certificate for any unreleased Item of Product may not assume that the Credit Parties’ share of revenue or gross receipts will exceed the Credit Parties’ share of negative cost plus the Credit Parties’ share of P&A Expenses.

(j)              So long as any Ultimates are included in the Borrowing Base, within sixty (60) days after the end of each calendar quarter, a computation of the Ultimates Percentage, with the Determination Date being the last day of the most recently elapsed calendar quarter;

(k)            (i) Within twenty (20) Business Days after a Picture becomes a Seasoned Picture and (ii) thereafter, simultaneously with the delivery of the financial statements required under Section 5.1(a) and (b), a Remaining Ultimates Report relating to the Picture, certified by the Borrower as, to its knowledge, being true and correct based on the underlying reports prepared by Ultimates Providers, together with the underlying written ultimate reports provided pursuant to the Distribution Agreements by an Ultimates Provider, and together with each Remaining Ultimates Report delivered hereunder, a calculation of the Five Picture Rolling P&A Coverage Ratio (if applicable).

(l)              Simultaneously with the delivery of each Borrowing Base Certificate pursuant to clause (h) above, at any time that a Tax Incentive Receivable is included in the Borrowing Base, an updated certification from the Tax Credit Consultant (if not already provided by the Tax Credit Consultant), as to the estimated amount of each Tax Incentive Receivable that the Credit Parties will receive and which is included in the Borrowing Base.

(m)           For each Qualifying Picture for which P&A Expenses have been funded by Loans supported or to be supported by the P&A Credit, an updated Approved P&A Budget, together with (if then applicable) an accounting of the amount of P&A Expenses spent to date and remaining to be spent with respect to such Picture, delivered (i) no less than five (5) Business Days prior to the date on which the Borrower shall request the initial Loan for such Picture using a P&A Credit, (ii) concurrently with each subsequent delivery of a Borrowing Base Certificate pursuant to Subsection 5.1(h) to the extent that the Approved P&A Budget has been increased or decreased from the amount reflected in the previous Borrowing Base Certificate, (iii) upon request by the Administrative Agent, but only if no such updated Approved P&A Budget has been delivered within the past thirty (30) days, and (iv) ninety (90) days after the initial theatrical release of such Qualifying Picture in the Domestic Territory.

(n)            Promptly upon their becoming available, copies of (x) all registration statements, proxy statements, notices and reports any Credit Party shall file with any securities exchange or with the Securities and Exchange Commission or any successor agency, if any, and (y) all reports, financial statements, press releases and other information which any Credit Party shall release, send or make available to the holders of its equity interests generally.

(o)            Within ten (10) days after receipt thereof by a Credit Party, copies of all management letters received by a Credit Party from its auditors.

(p)            Promptly upon written request therefor, any information required by the Administrative Agent, the Issuing Bank or any Lender under or in connection with the USA Patriot Act.

(q)            Within sixty (60) days after the end of each calendar quarter, a report containing prospective release dates for each Item of Product together with a notation indicating whether the relevant exhibitors or counterparties, as the case may be, under the terms of the Significant Exploitation Agreements have confirmed such release date.

(r)             Within five (5) days after a Picture or Program has been “green-lit,” notice to the Administrative Agent that such Picture or Program has been “green-lit,” which notice shall contain the estimated production budget, list of principal cast, director and/or third party producers, anticipated P&A Expenses (in the case of Pictures), estimated production start date and delivery date and an estimated release date for the Qualifying Picture or Program in the Domestic Territory.

(s)             Within one (1) Business Day after receipt thereof by a Credit Party, pre-release tracking reports from any vendor providing such reports to such Credit Party for any Qualifying Picture or Program that has been “green-lit.”

(t)              From time to time such additional information regarding the financial condition or business of any Credit Party or otherwise regarding the Collateral and the Pledged Collateral, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request in writing.

(u)            Within ten (10) days after execution of a Swap Agreement by any Credit Party, written notice thereof from the applicable Credit Party.

(v)            Promptly upon (i) their becoming available, copies of any amendment, modification, waiver or other agreement which modifies the terms of any Significant Exploitation Agreement and (ii) any Authorized Officer of a Credit Party obtaining knowledge of any event or circumstance which has, or may, result in a material change to a Significant Exploitation Agreement, such Credit Party shall promptly give written notice thereof to the Administrative Agent specifying the nature of such material change.

SECTION 5.2           Corporate Existence; Compliance with Laws. Do or cause to be done all things necessary (i) to preserve, renew and keep in full force and effect its legal existence, rights, licenses, permits and franchises except as otherwise permitted under Section 6.6, and (ii) to comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (iii) to maintain in effect and enforce policies and procedures designed to ensure compliance by it and its respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.3           Maintenance of Properties. Keep its tangible properties which are material to its business in good repair, working order and condition (ordinary wear and tear excepted) and (i) from time to time make (or cause to be made) all necessary and proper repairs, renewals, replacements, additions and improvements thereto, and (ii) comply at all times with the provisions of all material leases and other material agreements to which it is a party so as to prevent any loss or forfeiture thereof or thereunder unless compliance therewith is being currently contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP; provided, however, that nothing in this Section 5.3 shall prevent any Credit Party from discontinuing the use, operation or maintenance of such properties or from disposing of them, in each case in accordance with Section 6.6.

SECTION 5.4           Notice of Material Events.

(a)             Promptly upon any Authorized Officer of a Credit Party obtaining knowledge of (i) any Default or Event of Default, (ii) any action or event which could reasonably be expected to materially and adversely affect the performance of the Credit Parties’ obligations under this Credit Agreement or any other Fundamental Document, the repayment of the Loans, or the security interests granted to the Administrative Agent (for the benefit of the Secured Parties) under the Fundamental Documents, (iii) any other action or event which could reasonably be expected to result in a Material Adverse Effect, (iv) any event which could reasonably be expected to materially and adversely impact upon the amount or collectability of accounts receivable of the Credit Parties or otherwise materially decrease the value of any Collateral or Pledged Collateral, or (v) any Person giving any notice to any Credit Party, or taking any other action to enforce remedies with respect to a claimed default or event or condition of the type referred to in Sections 7.1(h) or 7.1(i), such Credit Party shall promptly give written notice thereof to the Administrative Agent specifying the nature and period of existence of any such claimed default, condition or event, or specifying the notice given or action taken and the nature of such claimed default, condition or event and what action such Credit Party has taken, is taking and proposes to take with respect thereto.

(b)            Promptly upon any Authorized Officer of a Credit Party obtaining knowledge of (i) the institution of, or threat of, any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting any Credit Party or any assets of a Credit Party which, if adversely determined could reasonably be expected to result in a Material Adverse Effect, or (ii) any material development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Administrative Agent or the Lenders), such Credit Party shall (x) promptly give written notice thereof to the Administrative Agent and provide such other information as may be available to it to enable the Administrative Agent and the Lenders to evaluate such matters and (y) upon request promptly give notice of the status of any action, suit, proceeding, investigation or arbitration covered by a notice delivered to the Administrative Agent pursuant to clause (x) above and provide such other information as may be reasonably requested and available to it to enable the Administrative Agent and the Lenders to evaluate such matters.

SECTION 5.5           Insurance.

(a)             Keep its assets which are of an insurable character insured (to the extent and for the time periods consistent with, or greater than, customary industry standards) by financially sound and reputable insurers against all risks of loss or damage by fire, explosion, theft or other hazards which are included under extended coverage in amounts not less than the insurable replacement value of the property insured or such lesser amounts, and with such self-insured retention or deductible levels, as are consistent with normal industry standards.

(b)            Maintain with financially sound and reputable insurers insurance against other hazards and risks and liability to Persons and property to the extent and in the manner consistent with, or greater than, customary standards, including Flood Insurance in connection with any Collateral that is real property (other than (x) real property not located in a Special Flood Hazard Area, or (y) real property located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program).

(c)             Maintain, or cause to be maintained, in effect during the period from the commencement of principal photography of each Item of Product produced by any Credit Party, or from the date of acquisition of each Item of Product acquired by any Credit Party (other than a Picture in which a Credit Party holds a Revenue Participation), through the third anniversary of the date on which such Item of Product is released and as otherwise required by applicable contracts, a so-called “Errors and Omissions” policy covering all such Items of Product, and cause such Errors and Omissions policy to provide coverage to the extent and in such manner as is customary for Items of Product of like type, but at a minimum, to the extent and in such manner as is required under all applicable Distribution Agreements and other contracts relating thereto.

(d)            Maintain, or cause to be maintained, in effect during the period from the commencement of principal photography of each Item of Product produced by any Credit Party, or from the date of acquisition of each Item of Product acquired by any Credit Party (other than a Picture in which a Credit Party holds a Revenue Participation) (i) until such time as the Administrative Agent shall have been provided with satisfactory evidence of the existence of one negative or master tape in one location and an interpositive, internegative or duplicate master tape in another location of the final version of the Completed Item of Product, insurance on the negatives and sound tracks or master tapes of such Item of Product in an amount not less than the cost of re-shooting the principal photography of such Item of Product and otherwise re-creating such Item of Product and (ii) until principal photography of such Item of Product has been concluded, a cast insurance policy with respect to such Item of Product, which provides coverage to the extent and in such manner as is customary for Items of Product of a like type, but at minimum, to the extent and in such manner as is required under all applicable Distribution Agreements and other contracts relating thereto.

(e)             Cause all such above-described insurance (excluding worker’s compensation insurance) (i) to provide for the benefit of the Administrative Agent that at least thirty (30) days’ prior written notice of cancellation, termination, non-renewal or lapse or material change of coverage shall be given to the Administrative Agent; (ii) to name the Administrative Agent (for the benefit of the Secured Parties) as a loss payee (except for “Errors and Omissions” insurance and other third party liability insurance); provided, however, that so long as no Event of Default shall have occurred and be continuing, production insurance recoveries received by a Credit Party prior to Completion or abandonment of an Item of Product may be utilized to finance the production of such Item of Product, and; provided, further, that so long as no Event of Default has occurred or is continuing, property insurance proceeds may be used to repair damage in respect of which such proceeds were received; and (iii) to the extent that none of the Secured Parties shall be liable for premiums or calls, to name the Administrative Agent (for the benefit of the Secured Parties) as an additional insured, including, without limitation, under any “Errors and Omissions” insurance policy.

(f)             Render to the Administrative Agent upon the request of the Administrative Agent a broker’s report in form and substance reasonably satisfactory to the Administrative Agent as to all such insurance coverage, including such detail as the Administrative Agent may reasonably request.

SECTION 5.6           Music. With respect to any Item of Product produced by a Credit Party, when such Item of Product has been scored, if requested by the Administrative Agent and if available to a Credit Party, deliver to the Administrative Agent within a reasonable period of time after such request (i) written evidence of the music synchronization rights, if any, obtained from the composer or the licensor of the music, and (ii) copies of all the most current cue sheets with respect to such Item of Product.

SECTION 5.7           Copyrights and Trademarks.

(a)             As soon as practicable but no later than sixty (60) days after (i) the (x) the initial release of a Picture or (y) in the case of a Program or other Item of Product, the initial broadcast or streaming of the final episode of a “season” or production cycle for such Program or other Item of Product, to the extent any Credit Party is or becomes the copyright proprietor thereof or otherwise acquires a copyrightable interest therein, and (ii) any Credit Party acquires any trademark, trade name, service mark or service name, in each case of clauses (i) and (ii) above, take any and all actions necessary to register the copyright for, or such other copyrightable interest in, such Item of Product, or such trademark, service mark, trade name or service name, respectively, in the name of such Credit Party (subject to a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Copyright Security Agreement and a Trademark Security Agreement) in conformity with the laws of the United States of America and such other jurisdictions as the Administrative Agent may reasonably specify, and promptly deliver to the Administrative Agent, if not previously delivered, (x) written evidence of the submission for registration and subsequently of registration of any and all such copyrights, trademark, service mark, trade name or service name of the Credit Parties for inclusion in the Collateral, and (y) a Copyright Security Agreement Supplement relating to such copyright or such other copyrightable interest or a Trademark Security Agreement relating to such trademark, trade name, service mark or service name, in each case, executed by the relevant Credit Parties.

(b)            Obtain instruments of transfer or other documents evidencing the interest of any Credit Party with respect to the copyright relating to Items of Product in which such Credit Party owns a copyrightable interest and any trademark, trade name, service mark or service name which such Credit Party acquires, and promptly record, or cause to be recorded, if such interest may be recorded with the U.S. Copyright Office, the U.S. Patent and Trademark Office or such other jurisdictions, such instruments of transfer in the assignment records of the U.S. Copyright Office, the U.S. Patent and Trademark Office or such other jurisdictions as the Administrative Agent may reasonably specify.

SECTION 5.8           Books and Records; Examination.

(a)             Maintain or cause to be maintained at all times true and complete books and records of its financial operations (which shall be in accordance with GAAP) and provide the Administrative Agent and its representatives (and any time after an Event of Default shall have occurred and be continuing, the Lenders) access to such books and records and to any of its properties or assets upon reasonable notice (which may be delivered telephonically) and during regular business hours (in each case unless an Event of Default shall have occurred and be continuing, in which case no such limitations shall apply) in order that the Administrative Agent (and the Lenders, as applicable) may make such audits and examinations of, and make abstracts from, such books, accounts, records and other papers pertaining to the Collateral, and upon notification to the applicable Credit Party, permit the Administrative Agent and its representatives (and any time after an Event of Default shall have occurred and be continuing, the Lenders) to discuss the affairs, finances and accounts with, and be advised as to the same by, such Credit Party’s officers and independent accountants, all as the Administrative Agent may reasonably deem appropriate for the purpose of verifying the accuracy of each report delivered to the Administrative Agent, the Issuing Bank and/or the Lenders pursuant to this Credit Agreement or for otherwise ascertaining compliance with the Fundamental Documents; provided, however, that (i) if no Event of Default shall have occurred and be continuing, no more than one such visit shall occur in any twelve (12) month period and (ii) any such visit conducted by the Lenders (as opposed to the Administrative Agent) shall be coordinated through the Administrative Agent.

(b)            If at any time when no Event of Default has occurred and is continuing, the Administrative Agent wishes to confirm with account debtors and other payors the amounts and terms of any or all receivables of any Credit Party, the Administrative Agent will so notify such Credit Party. The Administrative Agent agrees to have such confirmation made through the Credit Parties’ auditors. If for any reason such auditors fail to proceed with the confirmations in a timely manner, the Administrative Agent may proceed to make such confirmations directly with account debtors and other payors after prior written notice to the Borrower. Each of the Credit Parties hereby agrees that, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall be entitled to confirm directly with account debtors and other payors, the amounts and terms of all accounts receivable of the Credit Parties.

(c)             Permit the Administrative Agent and its representatives (accompanied by any Lenders) to conduct field audits of the Borrowing Base and procedures and controls relating thereto at the expense of the Credit Parties once each fiscal year upon reasonable notice (which may be delivered telephonically) and during regular business hours (in each case unless an Event of Default shall have occurred and be continuing, in which case no such limitations shall apply).

SECTION 5.9           Third Party Audit Rights. Promptly notify the Administrative Agent of, and at all times allow the Administrative Agent or its designee access to the results of, all audits conducted by (i) any Credit Party of any third party licensee, partnership, or joint venture, or (ii) any contract counterparty of any Credit Party, in each case, pertaining to the Collateral. Upon the reasonable request of the Administrative Agent, to the extent that the Credit Parties shall have the right to conduct such audits, the Credit Parties will exercise their audit rights with respect to any such third party licensees, partnerships and joint ventures. If any Credit Party fails to initiate such audit within thirty (30) days following the Administrative Agent’s request or if an

Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to exercise directly such Credit Party’s audit rights under any agreement with respect to any Item of Product included in the Collateral.

SECTION 5.10        Observance of Agreements. Duly observe and perform all material terms and conditions of each Distribution Agreement, Co-Financing Agreement and Co-Financing Venture Agreement, all Revenue Participation Documentation and all other material agreements to which it is a party relating to the production, acquisition, distribution and other exploitation of each Item of Product and diligently protect and enforce (or cause to be protected and enforced) the rights of the Credit Parties under all such agreements in a manner consistent with prudent business judgment.

SECTION 5.11        Laboratories; No Removal.

(a)             To the extent any Credit Party has control over, or rights to receive, any of the Physical Materials relating to any Item of Product, deliver or cause to be delivered to a Laboratory or Laboratories all negative and preprint material, master tapes and all sound track materials with respect to each such Item of Product and deliver to the Administrative Agent a fully executed Pledgeholder Agreement with respect to such materials. To the extent that any Credit Party has only rights of access to such preprint material or master tapes and has not created duplicate materials sufficient to exploit its rights and has not stored such duplicate materials at a Laboratory that has delivered a Pledgeholder Agreement to the Administrative Agent, the applicable Credit Party shall deliver to the Administrative Agent a fully executed Laboratory Access Letter covering such materials. Prior to a Credit Party requesting any such Laboratory to deliver any such negative or other preprint or sound track material or master tapes to another Laboratory, such Credit Party shall provide the Administrative Agent with a Pledgeholder Agreement or Laboratory Access Letter, as appropriate, executed by such other Laboratory and all other parties to such Pledgeholder Agreement or Laboratory Access Letter, as the case may be. Each Credit Party hereby agrees not to deliver or remove or cause the delivery or removal of the original negative and film or sound materials or master tapes with respect to any Item of Product owned by any Credit Party or in which any Credit Party has an interest to a location outside the United States of America, Canada or the United Kingdom without the prior written consent of the Administrative Agent; provided, that before any such materials may be located in Canada or the United Kingdom, at the request of the Administrative Agent, appropriate local law security documents in form and substance satisfactory to the Administrative Agent shall be delivered to the Administrative Agent. For the avoidance of doubt, no Credit Party shall be required to deliver a Pledgeholder Agreement or Laboratory Access Letter with respect to a Picture in which a Credit Party holds a Revenue Participation.

(b)            During production of any Item of Product produced by a Credit Party, promptly deliver (or cause to be delivered) the daily rushes for such Item of Product to the appropriate Laboratory as soon as reasonably practicable and, in any event, no less frequently than weekly.

(c)             With respect to Items of Product that are Completed or acquired after the Closing Date, promptly after such Completion or acquisition, deliver to the Administrative

Agent and the Laboratories that are signatories to Pledgeholder Agreements a revised schedule of the Physical Materials therefor on deposit with such Laboratories to the extent applicable.

SECTION 5.12        Taxes and Charges; Indebtedness in Ordinary Course of Business. Duly pay and discharge, or cause to be duly paid and discharged, (i) before the same shall become delinquent (after giving effect to applicable extensions), all Taxes imposed upon a Credit Party or its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, (ii) all claims for labor, materials, or supplies which in the case of clause (i) or (ii) above, if unpaid might by law become a Lien (other than a Permitted Encumbrance) upon any property of any Credit Party; provided, however, that any such Tax or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and such Credit Party shall have set aside on its books reasonable reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto or if the aggregate amount of such Taxes and claims does not exceed $50,000; and provided, further, that if such Credit Party will pay all such Taxes or charges forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor, or post a bond or other security therefor acceptable to the Administrative Agent. Each Credit Party will promptly pay when due, or in conformance with customary trade terms, all other Indebtedness incident to its operations.

SECTION 5.13        Liens. Defend the Collateral and the Pledged Collateral against any and all Liens howsoever arising (other than Permitted Encumbrances) and the first priority status of the Lien in favor of the Administrative Agent (on behalf of the Secured Parties) therein (prior to all Liens other than Specified Permitted Encumbrances in the case of all Collateral other than certificated Pledged Securities, and prior to all Liens in the case of certificated Pledged Securities), and in any event defend against any attempted foreclosure (other than a foreclosure by the Administrative Agent under the Fundamental Documents).

SECTION 5.14        Further Assurances; Security Interests.

(a)             Upon the reasonable request of the Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be necessary or proper in the reasonable judgment of the Administrative Agent to carry out the provisions and purposes of this Credit Agreement and the other Fundamental Documents.

(b)            Upon the reasonable request of the Administrative Agent, (i) promptly execute and deliver or cause to be executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be necessary or proper in the reasonable judgment of the Administrative Agent, to provide the Administrative Agent (for the benefit of the Secured Parties) a perfected Lien in the Collateral and the Pledged Collateral with the priority contemplated by Section 3.18 and any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the UCC and the rules and regulations thereunder, or any other Applicable Law, and (ii) perform or cause to be performed such other acts which are reasonably necessary or advisable, from time to time, in order to grant and maintain in favor of the Administrative Agent (for the benefit of the Secured Parties) the

Lien in the Collateral and the Pledged Collateral (with the priority contemplated by Section 3.18) contemplated hereunder and under the other Fundamental Documents. The Administrative Agent or Borrower will give at least forty-five (45) days prior written notice to the Secured Parties prior to any Credit Party being required to execute or deliver any real estate mortgage or other real-estate specific security document in accordance with the Fundamental Documents and upon confirmation from all Secured Parties that flood insurance due diligence and flood insurance compliance has been completed, the Borrower may so execute such real estate security documentation.

(c)             Promptly undertake to deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations and approvals in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent shall deem reasonably necessary or advisable to perfect or maintain the Liens of the Administrative Agent (for the benefit of the Secured Parties).

(d)            Not create any Lien on any assets of any Credit Party securing any obligations under the Seer P&A Facility Credit Agreement or the Subordinated Loan Agreement if these same assets are not subject to, and do not become subject to, a Lien securing the Obligations.

SECTION 5.15        Environmental Laws.

(a)             Promptly notify the Administrative Agent upon an Authorized Officer of any Credit Party becoming aware of any violation or potential violation or non-compliance with, or liability or potential liability under any Environmental Laws which, when taken together with all other pending violations, could reasonably be expected to have a Material Adverse Effect, and promptly furnish to the Administrative Agent all notices of any nature which any Credit Party may receive from any Governmental Authority or other Person with respect to any violation, or potential violation, or non-compliance with, or liability or potential liability under any Environmental Laws which, in any case or when taken together with all such other notices, could reasonably be expected to have a Material Adverse Effect.

(b)            Comply with and use reasonable efforts to ensure compliance by all tenants and subtenants of a Credit Party with all Environmental Laws, and obtain and comply in all respects with and maintain and use commercially reasonable efforts to ensure that all tenants and subtenants of a Credit Party obtain and comply in all respects with and maintain any and all licenses, approvals, registrations or permits required by Environmental Laws, except in each case where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)             Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under all Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities, except where failure to do so could not reasonably be expected to have a Material Adverse Effect. Any order or directive whose lawfulness is being contested in good faith by appropriate proceedings shall be considered a lawful order or directive when such proceedings, including any judicial review of such proceedings, have been finally concluded by the issuance of a final non-appealable order; provided, that the appropriate Credit Party shall have set aside on its books reasonable reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary.

(d)            Defend, indemnify and hold harmless the Administrative Agent, the Issuing Bank and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to: (i) any act or omission of any Credit Party arising under or related to Environmental Laws or Hazardous Materials, (ii) the violation of or non-compliance by any Credit Party with any Environmental Laws, (iii) the presence, Release or threatened Release, of any Hazardous Materials or exposure of any Person to any Hazardous Materials relating in any manner to any Credit Party or any property currently or formerly owned, operated, occupied or leased by any Credit Party, (iv) any breach of any representation, or violation of any covenant, made hereunder relating to Environmental Laws or Hazardous Materials, or (v) any orders, requirements or demands of Governmental Authorities or any other Persons related thereto, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses, but excluding therefrom all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses arising out of or resulting from (x) the gross negligence or willful acts or willful misconduct of any indemnified party, to the extent so found in a final judgment of a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required or (y) acts or omissions of any indemnified party in possession or control of any such assets.

SECTION 5.16        Use of Proceeds. Use the proceeds of the Facility to (i) finance general working capital purposes, including (A) payment of interest, fees, costs and expenses under the Facility and transaction fees and costs associated with the Facility, (B) to fund the Credit Parties’ development, pre-production, production, acquisition, distribution, and prints and advertising expenses of Items of Product and (C) Permitted Seer P&A Payments, but solely to the extent funded with proceeds of extensions of credit derived from Corporate Priority Collateral Availability, (ii) repay a portion of loans that were advanced under the Seer P&A Facility Credit Agreement prior to the Closing Date utilizing the P&A Credit (as defined in the Seer P&A Facility Credit Agreement) in an amount necessary to reduce the outstandings thereunder to 20% of the Credit Parties’ domestic P&A Expenses for current Pictures on a pro forma basis (including any prepayment penalty or call protection thereunder), but excluding the Future Profit Participation Obligation and the Continuing Facility Fee Obligation (in each case, as defined in the Seer P&A Facility Credit Agreement), and (iii) to refinance (but not to novate or terminate) the loans under the Existing Corporate Facility Agreement and the loans under the Existing Production Facility Agreement and to pay transaction costs associated therewith). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.17        Distribution Agreements; Letters of Credit.

(a)             Promptly, and in any event within ten (10) Business Days of receipt thereof, deliver or make available to the Administrative Agent true and complete copies of (i) each Distribution Agreement, and (ii) all amendments and modifications to any existing Distribution Agreement; provided that the inadvertent failure to deliver the items set forth in this clause (a) in respect of a Distribution Agreement value for which has not been included in the Borrowing Base shall not be a Default or Event of Default hereunder.

(b)            From time to time (i) furnish to the Administrative Agent such information and reports in the possession of or available to a Credit Party regarding the Distribution Agreements as the Administrative Agent may reasonably request, and (ii) upon the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent, make such demands and requests to the other parties to such Distribution Agreements for information and reports or for action as the applicable Credit Party is entitled to make under each such Distribution Agreement.

(c)             Promptly upon receipt thereof by a Credit Party, deliver to the Administrative Agent to be held as part of the Collateral, the original of all letters of credit (including any amendments thereto) under which a Credit Party is the beneficiary (whether pursuant to a Distribution Agreement or otherwise) after the Closing Date; provided, that, so long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall, upon written request by a Credit Party, release any such letter of credit to the applicable Credit Party in order to permit such Credit Party to present such letter of credit at the time of a drawing.

(d)            Take all action on its part to be performed necessary to effect timely payments under all letters of credit under which a Credit Party is the beneficiary, including, without limitation, timely preparation, acquisition and presentation of all documents, drafts or other instruments required to effect payment thereunder.

SECTION 5.18        Subsidiaries. Deliver to the Administrative Agent:

(a)             Promptly after (a) the formation or acquisition of a wholly-owned Subsidiary (other than an Excluded Subsidiary) of the Borrower (but in any event prior to commencement of operations by such Subsidiary), (b) the production financing incurred by a Special Purpose Producer having been repaid in full (unless such Special Purpose Producer has already transferred all of its assets to a Credit Party and is thus an Immaterial Subsidiary), (c) any other Excluded Subsidiary ceases to be an Excluded Subsidiary (as applicable), (d) any Subsidiary becomes a guarantor of the obligations under the Seer P&A Facility Credit Agreement or the Subordinated Loan Agreement, or (e) the Borrower elects to join a CFC or its

Subsidiaries as a Credit Party hereunder, (i) an Instrument of Assumption and Joinder duly executed by such Subsidiary, (ii) an appropriate UCC financing statement (or foreign equivalent) naming such Subsidiary as debtor and the Administrative Agent as secured party, (iii) organizational documents of the type described in Section 4.1(a), and (iv) the certificates (if any) representing 100% of the Equity Interests issued by such Subsidiary to a Credit Party together with an undated stock power (or any comparable document for non-corporate entities) duly endorsed or executed in blank by the appropriate Pledgor.

(b)            Promptly following the creation or acquisition of an Excluded Subsidiary (but in any event prior to any Credit Party making any capital contribution or other Investment therein or loan thereto), the Credit Parties shall deliver or cause such Person to deliver to the Administrative Agent (unless expressly excluded from the definition of “Pledged Securities”): to the extent that the Equity Interests of such Person owned by a Credit Party have not previously been pledged to the Administrative Agent (for the benefit of the Secured Parties) and (in the case of Special Purpose Producers) are not required to be pledged to a production lender, an executed pledge agreement, and the certificates (if any) representing 100% of the Equity Interests owned by a Credit Party in such Person, together with an undated stock power (or any comparable document for non-corporate entities).

(c)             Promptly following the creation or acquisition of a Co-Financing Venture Entity (but in any event prior to any Credit Party making any capital contribution or other Investment therein or loan thereto), the Credit Parties shall deliver or cause such Person to deliver to the Administrative Agent an accommodation security agreement in accordance with paragraph 9 of Schedule 1.3.

(d)            Following the Closing Date, to the extent that the Administrative Agent has reasonably determined that the cost to a Credit Party is not disproportionate to the benefit to be realized by the Secured Parties, all non-U.S. Credit Parties (and the Credit Parties which hold Equity Interests therein) shall comply with any reasonable request of the Administrative Agent to provide local law security grants and stock pledges in order to provide perfected, first priority (subject to Specified Permitted Encumbrances) security interests to the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.19        ERISA Compliance and Reports. Furnish to the Administrative Agent (a) as soon as possible, and in any event within thirty (30) days after any executive officer of a Credit Party has knowledge that (i) any Reportable Event with respect to any Plan has occurred, a statement of an executive officer of the Credit Party, setting forth on behalf of such Credit Party details as to such Reportable Event and the action which it proposes to take with respect thereto, together with a copy of the notice, if any, required to be filed of such Reportable Event given to the PBGC, or (ii) a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred with respect to a Plan or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard or an extension of any amortization period under Section 412 of the Code with respect to a Plan, a Plan subject to Title IV of ERISA or a Multiemployer Plan has been or is proposed to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, proceedings have been instituted to terminate a Plan subject to Title IV of ERISA, or any such Credit Party or ERISA Affiliate has incurred any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Sections 4062, 4063, 4201 or 4204 of ERISA, a statement of an executive officer of the Credit Party, setting forth details as to such event and the action the applicable Credit Party proposes to take with respect thereto, and (b) promptly after receipt thereof, a copy of any notice any Credit Party or ERISA Affiliate may receive from the PBGC relating to the PBGC’s intention to terminate any Plan subject to Title IV of ERISA or to appoint a trustee to administer any such Plan.

SECTION 5.20        Location of Bank Accounts. Promptly upon the establishment thereof, inform the Administrative Agent of the location and purpose of each bank account of the Credit Parties.

SECTION 5.21        Licensing Intermediaries. To the extent a Credit Party retains a Licensing Intermediary in connection with the distribution or other exploitation of an Item of Product, cause such Licensing Intermediary to (i) execute and deliver security documentation (in form and substance acceptable to the Administrative Agent, which in any event shall provide that upon a Default or Event of Default the Administrative Agent may instruct the applicable Licensing Intermediary to remit all amounts owing to any Credit Party to a Collection Account) which grants the applicable Credit Party or the Administrative Agent a first priority security interest (subject to the Senior Intercreditor Agreement) in any such distribution or other exploitation rights, and in any proceeds thereof (including any letters of credit), and (ii) agree in writing to remit all gross receipts with respect to such Item of Product that are received by such Licensing Intermediary, net of its customary fees and expenses, to the applicable Collection Account (or, to the extent necessary to facilitate the transaction, a collection account in the name of such Credit Party at a bank located in the jurisdiction of such Licensing Intermediary; provided, that such Credit Party transfers such amounts immediately to a Collection Account) as soon as practicable after its receipt thereof.

SECTION 5.22        Post-Closing Conditions. Within (i) ten (10) Business Days following the Closing Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), deliver to the Administrative Agent (a) the fully executed U.K. Debenture and (b) the stock certificate evidencing the Equity Interests of Surreal, Inc. reflecting the Borrower as owner, accompanied by an undated stock power duly executed or endorsed by the Borrower and (ii) 30 days following the Closing Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), deliver to the Administrative Agent (a) to the extent mandated by Section 6.14, Account Control Agreements for each deposit account of a Credit Party held at the following financial institutions to the extent an Account Control Agreement is not already in place for such deposit account: City National Bank; JPMorgan Chase Bank, N.A.; Royal Bank of Canada plc and First Republic Bank and (b) Laboratory Access Letters and Pledgeholder Agreements, as applicable, covering the following Items of Product: “Secret In Their Eyes,” “The Boy,” “Desierto” and “Edge of Seventeen.”

6.               NEGATIVE COVENANTS

From the Closing Date and for so long as the Commitments shall be in effect, any amount shall remain outstanding under any Loan, any Letter of Credit shall remain outstanding or any other Obligation shall remain unpaid or unsatisfied, each of the Credit Parties agrees that it will not, and will not allow any other Credit Party to, and solely with respect to Sections 6.27 and 6.29, the Parent agrees that it will not:

SECTION 6.1           Limitations on Indebtedness. Incur, create, assume or suffer to exist any Indebtedness or Equity Interests with liquidation preferences or permit any partnership or joint venture in which a Credit Party is a general partner to incur, create, assume or suffer to exist any Indebtedness or Equity Interests with liquidation preferences other than:

(a)             Indebtedness represented by the Loans, the Notes and the other Obligations;

(b)            to the extent constituting Indebtedness, Guarantees permitted pursuant to Section 6.3;

(c)             subject to the limitations set forth herein, unsecured liabilities for acquisitions of underlying rights in Items of Product and trade payables incurred in the ordinary course of business and payable on normal trade terms and not otherwise prohibited hereunder;

(d)            ordinary course liabilities relating to profit participations and other contingent compensation, including royalties, deferments, guild residuals and payments pursuant to Co-Financing Agreements or Co-Financing Venture Agreements (as applicable) with respect to the production, distribution, acquisition or other exploitation of Items of Product;

(e)             Indebtedness in respect of inter-company advances payable by one Credit Party to another Credit Party;

(f)             Indebtedness arising in connection with transactions permitted under Sections 6.7 and 6.8;

(g)            Indebtedness of a Credit Party to an Approved Co-Financier in relation to a Co-Financed Items of Product, subject to the relevant Co-Financing Intercreditor Agreement; provided, that such Indebtedness is non-recourse to the Credit Parties other than with respect to such Item of Product;

(h)            to the extent constituting Indebtedness, amounts payable to an Approved Completion Guarantor from the proceeds of a Picture to recoup its contribution to the Direct Negative Costs of such Picture and other amounts recoupable by such Approved Completion Guarantor with regard to such Picture pursuant to the terms of the applicable Approved Completion Bond;

(i)              Indebtedness pursuant to Swap Agreements permitted under Section 6.18;

(j)              Indebtedness in respect of secured purchase money financing (including Capital Leases) to the extent permitted by Section 6.2(n), in an amount not to exceed $100,000 in the aggregate at any one time outstanding;

(k)            to the extent the same may constitute Indebtedness hereunder, liabilities incurred in respect of commitments to repay “prints and advertising” and other distribution expenses or residuals or other contingent compensation incurred by an Approved Co-Financier or Distributor;

(l)              Indebtedness outstanding on the Closing Date listed on Schedule 6.1(l) and any Indebtedness which represents an extension, refinancing or renewal (such Indebtedness being referred to herein as the “Refinancing Indebtedness”) of any such Indebtedness described on Schedule 6.1(l) (such Indebtedness being so extended, refinanced or renewed being referred to herein as the “Refinanced Indebtedness”); provided, that (i) such Refinancing Indebtedness does not increase the principal amount or interest rate of the Refinanced Indebtedness, (ii) any Liens securing such Refinanced Indebtedness are not extended to any additional property of any Credit Party, (iii) no Credit Party that is not originally obligated with respect to repayment of such Refinanced Indebtedness is required to become obligated with respect to such Refinancing Indebtedness, (iv) such Refinancing Indebtedness does not result in a shortening of the average weighted maturity of such Refinanced Indebtedness, (v) the terms of such Refinancing Indebtedness are not less favorable to the obligor thereunder than the original terms of such Refinanced Indebtedness and (iv) if such Refinanced Indebtedness was subordinated in right of payment to the Obligations, then the terms and conditions of such Refinancing Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Refinanced Indebtedness;

(m)           Indebtedness of the Credit Parties under the Seer P&A Facility Credit Agreement and the Subordinated Loan Agreement and any extensions, refinancings or renewals thereof to the extent permitted under the Senior Intercreditor Agreement and Subordination Agreement.

(n)            Indebtedness of the Credit Parties with respect to other Subordinated Debt pursuant to subordination arrangements satisfactory to the Required Lenders;

(o)            Indebtedness provided by third party financiers in respect of tax incentive or tax rebate programs which may not be included in the Borrowing Base due to such tax incentive or rebate program not satisfying the requirements for an “Tax Incentive Receivable” hereunder due to the terms of such program (e.g. such program does not provide for payment until after one year following the Maturity Date, payment pursuant to such program is conditioned upon a content requirement, or the jurisdiction providing such program is not approved hereunder) or exceeding the Total Commitments; provided, that (A) at the time of the incurrence of such Indebtedness, no Default or Event of Default has occurred and is continuing, (B) such Indebtedness shall be non-recourse to the Credit Parties or any of their assets, other than such Credit Party’s rights to the applicable tax incentive or tax rebate, or is otherwise incurred in accordance with Section 6.27, (C) any lien securing such Indebtedness shall satisfy the requirements under Section 6.2(q) hereof, and (D) the aggregate amount of such

Indebtedness does not exceed the gross dollar amount of the anticipated tax incentive or tax rebate; and

(p)            other Indebtedness of the Credit Parties not to exceed $2,500,000 in the aggregate at any one time outstanding.

SECTION 6.2           Limitations on Liens. Incur, create, assume or suffer to exist any Lien on any of its revenue stream, property or assets, whether now owned or hereafter acquired, except:

(a)             Liens of the Administrative Agent (for the benefit of the Secured Parties) under this Credit Agreement, the other Fundamental Documents and any other document contemplated hereby or thereby (including, for the avoidance of doubt, Liens securing amounts payable under Swap Agreements, but only to the extent included in the definition of the term “Obligations” herein);

(b)            Liens pursuant to written security agreements (on customary terms reasonably acceptable to the Administrative Agent) in favor of guilds that are required pursuant to collective bargaining agreements; provided, that, with respect to any such Lien which is filed after the Closing Date but prior to the filing of the Liens granted to the Administrative Agent on an Item of Product, the Administrative Agent receives an intercreditor agreement in form and substance reasonably satisfactory to it;

(c)             Liens customarily granted or incurred in the ordinary course of business with regard to goods provided or services rendered by laboratories and production houses, record warehouses, common carriers, landlords, warehousemen, mechanics and suppliers of materials and equipment; provided that such Liens are limited to the goods provided or to the goods relating to which services were rendered;

(d)            Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are timely commenced (and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed)) and as to which appropriate reserves have been established in accordance with GAAP and that do not otherwise result in an Event of Default;

(e)             Liens for Taxes not yet due or the validity or amount of which is currently being contested in good faith by appropriate proceedings pursuant to the terms of Section 5.12 and as to which appropriate reserves have been established in accordance with GAAP;

(f)             Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights with respect to deposit accounts;

(g)            Liens in favor of Distributors to secure their right to enjoy their licensed rights pursuant to Distribution Agreements entered into in the ordinary course of business on terms reasonably satisfactory to the Administrative Agent; provided, that each such Distributor has entered into an interparty or intercreditor agreement with the Administrative Agent reasonably satisfactory to the Administrative Agent in all respects;

(h)            Liens granted by a Credit Party in favor of an Approved Co-Financier in connection with a Co-Financed Item of Product, provided, that such Liens are subject to a Co-Financing Intercreditor Agreement;

(i)              Liens to secure transactions contemplated by Sections 6.7 and 6.8 to the extent permitted thereunder;

(j)              [Intentionally Omitted];

(k)            deposits (i) under worker’s compensation, unemployment insurance, old age pensions, and social security and similar laws or (ii) to secure statutory obligations, or surety, appeal, performance or other similar bonds (other than completion bonds) and other obligations of a like nature, in each case incurred in the ordinary course of business;

(l)              Liens in favor of an Approved Completion Guarantor in connection with a Picture to secure the rights of such Approved Completion Guarantor to recoup its contribution to the Direct Negative Cost of such Picture and other amounts recoupable by such Approved Completion Guarantor with regard to such Picture, subject to an Interparty Agreement;

(m)           any Lien on any property or asset of a Credit Party existing on the Closing Date and set forth in Schedule 6.2; provided that (i) such Lien shall not apply to any other property or asset of such Credit Party and (ii) such Lien shall secure only those obligations which it secures on the Closing Date;

(n)            Liens securing purchase money Indebtedness permitted under Section 6.1(j) hereof and granted to a vendor or other Person financing the acquisition of property, plant or equipment; provided, that (i) such Liens only cover the property so purchased and are acceptable to the Administrative Agent in its reasonable discretion, and (ii) the Indebtedness secured by the Lien does not exceed the acquisition cost of the particular assets acquired;

(o)            Liens arising in connection with transactions permitted under Section 6.1(l);

(p)            possessory Liens (other than those of Laboratories and production houses permitted under Section 6.2(c)) that (i) occur in the ordinary course of business, (ii) secure normal trade debt that is not yet due and payable and (iii) do not secure Indebtedness;

(q)            Liens securing Indebtedness relating to outside tax incentive financing described in Section 6.1(o) hereof; provided, that such Lien shall (i) only attach to the Credit Party’s rights in the applicable tax incentive or tax rebate being financed and (ii) be subject to an intercreditor agreement in form and substance satisfactory to the Administrative Agent;

(r)             [Intentionally Omitted];

(s)             Liens securing obligations under the Seer P&A Facility Credit Agreement, subject to the Senior Intercreditor Agreement;

(t)              Liens securing obligations under the Subordinated Loan Agreement, subject to the Subordination Agreement;

(u)            Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(v)            Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(w)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(x)            other Liens securing obligations in an aggregate amount outstanding not to exceed (and so long as the fair market value of the assets subject thereto do not exceed) $2,500,000 at any one time.

SECTION 6.3           Limitation on Guaranties. Incur, create, assume or suffer to exist any Guaranty (including any obligation as a general partner of a partnership or as a joint venturer of a joint venture in respect of Indebtedness of such partnership or joint venture), either directly or indirectly, except:

(a)             performance guarantees in the ordinary course of business under guild agreements, or to suppliers, talent, licensees or laboratories which are providing services in connection with the production, acquisition, distribution or other exploitation of any Item of Product by or for any Credit Party;

(b)            the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(c)             the Guarantees made by the Guarantors pursuant to Article 9;

(d)            customary Guarantees in connection with participations and deferments relating to an Item of Product;

(e)             Guarantees of obligations under the Seer P&A Facility Credit Agreement, and the Subordinated Loan Agreement; and

(f)             Guarantees of obligations of another Credit Party that the Credit Party could have incurred directly as a primary obligor without violating the terms of any Fundamental Document;

provided that in the case of any guaranty by any Credit Party of obligations of a Credit Party engaged in a TV Joint Venture or in Digital Product shall be subject to the TV/JV Investments Basket and the Other Investments Basket, as appropriate, such that the maximum recourse to the Credit Party guarantor shall while the guaranty is outstanding constitute utilization of such baskets and if a payment is made by such Credit Party guarantor then the amount so paid shall reduce the applicable basket by a corresponding amount.

SECTION 6.4           Limitations on Investments. Create, make or incur any Investment, except:

(a)             Investments in Cash Equivalents;

(b)            to the extent constituting Investments, Guarantees permitted under Section 6.3;

(c)             Investments in or to any other Credit Party; provided, that any such Investments made in Credit Parties engaging in Television Joint Ventures or Digital Product shall be subject to the TV JV/Digital Product Investments Basket and the Other Investments Basket referred to below;

(d)            to the extent constituting Investments, inter-company Indebtedness permitted under Section 6.1(e);

(e)             Investments in connection with the development, production, acquisition and exploitation by Credit Parties of Items of Product, in each case subject to the limitations set forth in Section 6.24 and, to the extent applicable, to the TV JV/Digital Product Investments Basket and the Other Investments Basket;

(f)             Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers, customers or other debtors, or in settlement of delinquent obligations arising in the ordinary course of business;

(g)            other Investments (except for Investments permitted by clauses (j) or (k) below) in an amount not to exceed $1,000,000 in the aggregate at any one time outstanding;

(h)            Investments in a Co-Financing Venture Entity by contributing or otherwise transferring to such Co-Financing Venture Entity applicable rights with respect to an Item of Product to be produced, acquired or financed by such Co-Financing Venture Entity;

(i)              Investments of cash in or to a Co-Financing Venture Entity in an amount not to exceed the sum of (i) the Credit Parties’ portion of the Budgeted Negative Cost for an Item of Product to be produced or acquired by such Co-Financing Venture Entity, or such greater amount as shall be required to Complete such Item of Product if any other applicable co-

financier defaults on its payment obligations pursuant such Co-Financing Venture and as a result of such over-funding the Credit Parties will be entitled to a corresponding pro rata increased share of the proceeds of such Item of Product, in each case so long as the use of investment proceeds by such Co-Financing Venture Entity is covered by an Approved Completion Bond if applicable, plus (ii) the Credit Parties’ share of (x) any nominal administrative costs to be incurred in connection with the formation and maintenance of such Co-Financing Venture Entity and (y) other permitted expenditures of such Co-Financing Venture Entity (other than production or acquisition costs);

(j)              Investments in Credit Parties engaged in any Television Joint Ventures or in Digital Product in an aggregate amount outstanding (net of returns) at any time not to exceed $15,000,000 (the “TV JV/Digital Product Investments Basket”); and

(k)            Investments (x) in Credit Parties engaged in Television Joint Ventures or Digital Product or (y) in non-Credit Party third parties or third party projects in Digital Product, Pictures, Programs or otherwise in an aggregate amount (for clauses (x) and (y)) not to exceed $5,000,000 at any time outstanding (net of returns) (the “Other Investments Basket”).

SECTION 6.5           Restricted Payments. Pay or declare or enter into any agreement to pay or otherwise become obligated to make any Restricted Payment, other than:

(a)             dividends or distributions either (i) payable solely in additional Equity Interests issued by a Credit Party; provided, that such Equity Interests (other than Equity Interest issued by Parent) are pledged to the Administrative Agent (for the benefit of the Secured Parties) as additional Pledged Securities, or (ii) payable to a Credit Party;

(b)            distributions to Parent in an amount equal to the lesser of (A) an amount necessary to pay any Tax burden or estimated Tax burden of Parent and (B) the excess of (1) the Tax burden that would have been borne by the Borrower had the Borrower been the parent of a consolidated federal Tax group, and consolidated, unitary or affiliates state or local Tax group with the Credit Parties and their Subsidiaries that are U.S. Persons over (2) the actual federal state and local Tax burden of the Credit Parties and their Subsidiaries that are U.S. Persons; provided, in each case, that (i) no Default or Event of Default shall have occurred and be continuing or would result from any such distribution unless the Administrative Agent otherwise consents, (ii) such distributions are computed after deduction of all losses, loss carry forwards and other deductions which may be claimed at such time in respect of such period or prior periods, and after giving effect to any foreign tax credits or other credits of which Parent or any Credit Party or any of its Subsidiaries may avail itself and (iii) the Borrower provides ten (10) days’ prior written notice of any such distribution to the Administrative Agent and, if requested by the Administrative Agent, the Borrower provides to the Administrative Agent a calculation, in sufficient detail as may be reasonably satisfactory to the Administrative Agent, of the amounts in (A) and (B) of this Section 6.5(b) with respect to such distribution and a copy of Parent’s income and franchise Tax returns for the relevant period;

(c)             Permitted Subordinated Payments;

(d)            Permitted Seer P&A Payments, provided that Permitted Seer P&A Payments may only be made from the following sources: (i) Corporate Priority Collateral Availability; and (ii) proceeds of Corporate Priority Collateral in accordance with the Proceeds Application Provisions (as such term is defined in the Senior Intercreditor Agreement).

(e)             payments to Odd Lot Entertainment, LLC, Shanghai Media Group or the Hony Investors or any of their respective Affiliates in connection with a Co-Financed Item of Product or other arms-length contractual arrangements permitted under Section 6.11;

(f)             to the extent constituting Restricted Payments, Investments permitted pursuant to Section 6.4(g);

(g)            pay Allocated Overhead Costs for services which the Administrative Agent has approved (for payments directly by the Parent) to the extent within the overall limitations contained in Section 6.23 hereof; and

(h)            a one-time redemption or repayment in full but not in part of all of the Parent Preferred subject to:

(i)              no Default or Event of Default having occurred and continuing at the time of such redemption or repayment;

(ii)            the Credit Parties having pro forma “Available Liquidity” (with “Available Liquidity” being equal to the Borrower’s cash and (without double counting) Borrowing Base availability but ignoring for these purposes any Borrowing Base value attributable to P&A Credits, Unsold Rights Credits and Unsold TV Rights Credits) after giving effect to the proposed repayment or redemption of the greater of (A) $50,000,000 and (B) the amount of the proposed redemption or repayment;

(iii)          the Borrower having delivered an updated Liquidity Certificate reflecting the Credit Parties’ compliance with the 1.1:1.0 ratio for the next four calendar quarters on a pro forma basis after giving effect to such redemption or repayment; and

(iv)          the Borrower having delivered a certificate of an Authorized Officer demonstrating compliance with the foregoing requirements or included such a certification in the Liquidity Certificate delivered pursuant to clause (iii) above.

SECTION 6.6           Consolidation, Merger or Sale of Assets, etc. Whether in one transaction or a series of transactions, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, or sell or otherwise dispose of any item of Collateral or agree to do or suffer any of the foregoing, except:

(a)             any Credit Party may merge with and into, or transfer assets to, another Credit Party; provided, however, that if any such transaction involves the Borrower, then the Borrower must be the surviving entity in each such transaction;

(b)            any Credit Party that is a production services company may dissolve so long as all of the assets owned by such production services company, if any, are transferred to another Credit Party;

(c)             any Guarantor that is a production services company may dissolve so long as all of the assets owned by such Guarantor, if any, are transferred to another Credit Party or sold for fair market value;

(d)            any sale, transfer, assignment or other disposition of used, obsolete, worn out or surplus equipment or property;

(e)             (a) licenses and sales of Items of Product, or of rights therein, (b) dispositions of any non-material items of Collateral and (c) dispositions of development properties for fair market value or the actual development costs of the Credit Parties, in each case in the ordinary course of business;

(f)             any sale, transfer or assignment to a Co-Financing Venture Entity pursuant to an Approved Co-Financing Venture Transaction;

(g)            as permitted under Section 6.7 or 6.8; and

(h)            Liens permitted by Section 6.2.

SECTION 6.7           Receivables. Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to any Credit Party (including, without limitation, any right to receive payment under any Distribution Agreement) except for purposes of collection in the ordinary course of business, as permitted pursuant to Section 6.6 above, or otherwise with the prior written consent of the Administrative Agent; provided, however, that the Credit Parties shall be entitled to sell, liquidate or otherwise transfer tax deductions, rebates, credits and/or refunds so long as the transactions relating thereto are on terms (including an acceptable present-valued rate of return on the assets being transferred) and pursuant to documentation satisfactory to the Administrative Agent.

SECTION 6.8           Sale and Leaseback; Soft Dollar Transactions.

(a)             Enter into any sale and leaseback transaction with any Person or Persons, whereby in contemporaneous transactions any Credit Party sells essentially all of its right, title and interest in an Item of Product and acquires or licenses the right to distribute or exploit such Item of Product in media and markets accounting for substantially all the value of such Item of Product, except such transactions as are evidenced by documentation acceptable to the Administrative Agent in its sole discretion; provided, however, that with the consent of the Administrative Agent, a Credit Party may enter into a sale and leaseback transaction and the Administrative Agent will release its Liens relating to the relevant Item of Product, subject to reattachment to all of the distribution rights, for equivalent periods as were held by such Credit Party immediately prior to such sale and leaseback transaction provided, that the transaction (i) would not decrease the amount of revenue to be received by such Credit Party by more than a nominal amount (or delay the anticipated timing of receipt of such revenue), (ii) would not result in the Administrative Agent (for the benefit of the Secured Parties) not having a first priority perfected Lien in the portion of gross receipts to be applied in satisfaction of the Obligations or in the other items of Collateral subject, in each case, to Specified Permitted Encumbrances, and (iii) is subject to customary documentation reasonably acceptable to the Administrative Agent.

(b)            Enter into any Soft Dollar Transaction in violation of the terms hereof, except to the extent waived by the Administrative Agent pursuant to Section 12.1(b)(ix).

SECTION 6.9           Places of Business; Change of Name, Jurisdiction. Change (i) the location of its chief executive office or principal place of business, (ii) any of the locations where it keeps any material portion of the Collateral or any material books and records with respect to the Collateral, or (iii) its name or jurisdiction of formation or organization without, in each case, (x) giving the Administrative Agent ten (10) days’ prior written notice of such change, and (y) filing (or authorizing the Administrative Agent to file) any additional Uniform Commercial Code financing statements (or foreign equivalent), and such other documents reasonably requested by the Administrative Agent to maintain perfection of the security interest of the Administrative Agent (for the benefit of the Secured Parties), in the Collateral.

SECTION 6.10        Limitations on Capital Expenditures. Make, incur or suffer to exist any obligation to make, Capital Expenditures (for these purposes including any Capital Expenditures of the Parent) other than: (i) production or acquisition costs in respect of an Item of Product, which are properly includable in the Direct Negative Costs of Items of Product, (ii) development expenses for projects in development that are intended to become Items of Product and which would be properly includable in the Direct Negative Costs of Items of Product or (iii) other Capital Expenditures not to exceed (a) for the fiscal year ending September 30, 2016, $3,500,000, (b) for the fiscal year ending September 30, 2017, $4,500,000, and (c) for the fiscal year ending September 30, 2018, and each fiscal year thereafter, $1,750,000 (the “Capex Cap”); provided that, if for any fiscal year Capital Expenditures are less than such year’s Capex Cap (the difference being referred to herein as the “Capex Carry-Over Amount”), then the Capex Cap for the immediately succeeding year shall be increased by the Capex Carry-Over Amount; provided further, that the Capex Carry-Over Amount shall be deemed the last dollars spent toward Capital Expenditures in any fiscal year and, for the avoidance of doubt, the Capex Carry-Over Amount may not be carried over for more than one fiscal year; and, provided, further, that Capital Expenditures shall be net of any allowances or rebates received from a landlord.

SECTION 6.11        Transactions with Affiliates. Enter into any transaction with any of its Affiliates unless such transaction (i) is approved by the Administrative Agent, (ii) is listed on Schedule 6.11, (iii) is solely between or among Credit Parties, (iv) is on terms no less favorable to the Credit Parties than could be obtained in an arm’s length third-party transaction or (v) is a co-financing arrangement that satisfies the requirements for a Co-Financed Item of Product with Odd Lot Entertainment, LLC, Shanghai Media Group, a Hony Investor or any other Approved Co-Financier.

SECTION 6.12        Business Activities. Engage in any business activities of any kind other than (i) the development, production, acquisition, financing, distribution or other exploitation of Pictures and Programs (to the extent permitted by Section 6.27), in each case subject to the limitations set forth in Section 6.24 and (ii) the development, production, acquisition and financing of Programs or Digital Product; provided that all Credit Party activity relating to Digital Product and Television Joint Ventures shall be conducted only by Credit Parties whose activities are limited to Digital Product and Television Joint Ventures and Investments in which are subject to the TV JV/Digital Product Investments Basket and the Other Investments Basket.

SECTION 6.13        Fiscal Year End. Change its fiscal year end to other than September 30th.

SECTION 6.14        Bank Accounts. Unless permitted by the Administrative Agent, open or maintain any bank account other than (i) accounts maintained at the Administrative Agent or a Lender, and (ii) Production Accounts, in each case of clauses (i) and (ii) above, for which Account Control Agreements have been executed and delivered to the Administrative Agent (to the extent not waived by the Administrative Agent pursuant to Section 12.1(b)(ii)).

SECTION 6.15        ERISA. Engage in a non-exempt “prohibited transaction”, as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan or Multiemployer Plan or knowingly consent to any other “party in interest” or any “disqualified person”, as such terms are defined in Section 3(14) of ERISA and Section 4975(e)(2) of the Code, respectively, engaging in any non-exempt “prohibited transaction”, with respect to any Plan or Multiemployer Plan; or permit any Plan to fail to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code), unless such failure shall have been waived in advance by the Internal Revenue Service; or terminate any Plan in a manner which could result in the imposition of a Lien on any property of any Credit Party pursuant to Section 4068 of ERISA; or breach or knowingly permit any employee or officer or any trustee or administrator of any Plan to breach any fiduciary responsibility imposed under Title I of ERISA with respect to any Plan; engage in any transaction which would result in the incurrence of a liability under Section 4069 of ERISA; or fail to make contributions to a Plan or Multiemployer Plan which could result in the imposition of a Lien on any property of any Credit Party pursuant to Section 303(k) of ERISA or Section 430(k) of the Code, if the occurrence of any of the foregoing events (alone or in the aggregate) would result in a liability which would be reasonably likely to result in a Material Adverse Effect.

SECTION 6.16        Hazardous Materials. Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance in all material respects with all applicable Environmental Laws, nor Release or permit or suffer any Release as a result of any intentional act or omission on its part of Hazardous Materials onto any such property or asset in violation of any Environmental Law, in each case except where the same could not have a Material Adverse Effect.

SECTION 6.17        Use of Proceeds. (a) Use, or permit the use of, the proceeds of Loans or Letters of Credit other than for the purposes set forth in Section 5.16.

(b)            Request a Borrowing, or use (or procure that its Subsidiaries or its or their respective directors, officers, employees or agents use) the proceeds of any Borrowing, in each case (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 6.18        Swap Agreements. Enter into any Swap Agreement, except Swap Agreements entered into in order to (i) effectively cap, collar or exchange interest rates (from floating to fixed rates) with respect to any interest-bearing liability or investment of a Credit Party or (ii) hedge foreign currency exposure in the ordinary course of business for the negative costs of Items of Product and anticipated receipts from Distributors; provided that the Administrative Agent shall have received written notice thereof from the Borrower, the applicable Guarantor or the applicable Lender (other than the Administrative Agent) within ten (10) Business Days after execution of any such Swap Agreement and, in the case of an affiliate of a Lender that is a counterparty to such Swap Agreement, the applicable Lender shall cause such affiliate, to the extent is it legally entitled to do so, to provide such properly completed and executed documentation reasonably requested by the Administrative Agent as will permit payments by the Administrative Agent pursuant to the Fundamental Documents made with respect to such Swap Agreement to be made without withholding or at a reduced rate of withholding.

SECTION 6.19        Amendments, Modifications and Terminations of Material Agreements.

(a)             Amend, alter, modify, terminate or waive, or permit any amendment, alteration, modification, termination or waiver of (i) the certificate of formation, limited liability company agreement (excluding the Borrower LLC Agreement) or articles or certificate of incorporation, by-laws or other analogous organizational or governance document of any Credit Party or the Parent in any manner that is adverse to any Secured Party or its respective rights under the Fundamental Documents, without the prior written consent of the Administrative Agent, (ii) the Borrower LLC Agreement, without the prior written consent of the Administrative Agent, (iii) the Seer P&A Facility Credit Agreement, except as permitted under the Senior Intercreditor Agreement, (iv) the Subordinated Loan Agreement, except as permitted under the Subordination Agreement, or (v) any of the Significant Exploitation Agreements, any Revenue Participation Documentation, any other Distribution Agreement (or license agreement or sales agency agreement with a Licensing Intermediary) (if the amount payable to a Credit Party or to a Co-Financing Venture Entity thereunder is in excess of $500,000 individually or $1,000,000 in the aggregate for all such other Distribution Agreements under this clause (v)) or Co-Financing Agreement or Co-Financing Venture Agreement or any other material agreement to which any Credit Party or Co-Financing Venture Entity is a party, in each case under this clause (v), in any manner that (A) would materially increase the conditions to, delay the timing of or decrease the amount of any payments, contributions or loans to be made to the Credit Parties thereunder, (B) would materially decrease the conditions to, shorten the timing of or increase the amount of any payments, contributions or loans to be made by the Credit Parties thereunder, or (C) is otherwise materially adverse to any Secured Party or its respective rights under the Fundamental Documents, in each case of clauses (A), (B) and (C), without the prior written consent of the Administrative Agent.

(b)            To the extent a Credit Party controls a Co-Financing Venture Entity, permit such Co-Financing Venture Entity to engage in any activity not permitted by its operating agreement or other analogous governance document, or which is otherwise inconsistent with the terms and conditions for Approved Co-Financing Venture Transactions set forth on Schedule 1.3 hereto.

(c)             [Intentionally Omitted].

(d)            Reduce or terminate or permit to be reduced or terminated the commitments under the Seer P&A Facility Credit Agreement (except to the extent of the mandatory commitment reductions applicable under the Seer P&A Facility Credit Agreement as in effect on the date hereof), or enter into any amendment to the Seer P&A Facility Credit Agreement, the effect of which would be to increase the conditions to borrowing thereunder or change the timing of the funding of such borrowings (or the amounts of such borrowings), in each case, without the prior approval of the Administrative Agent.

(e)             The applicable Credit Party shall provide the Administrative Agent with a substantially final form of any such amendment, alteration, modification, waiver or agreement referred to in clauses (a) and (d) above prior to the execution thereof, and promptly following the execution of any such document, the Borrower shall provide the Administrative Agent with an executed copy thereof.

SECTION 6.20        No Negative Pledge. Enter into any agreement (i) prohibiting the creation or assumption of any Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) or any Person(s) refinancing the Facility upon the properties or assets of any Credit Party, whether now owned or hereafter acquired, or (ii) requiring an obligation to be secured as a result of any Lien being granted to the Administrative Agent (for the benefit of the Secured Parties) or any Person(s) refinancing the Facility, in each case, except for the Fundamental Documents.

SECTION 6.21        Subsidiaries. Acquire or create any new direct or indirect Subsidiary except to the extent that the requirements of Section 5.18 have been met with respect to such Subsidiary.

SECTION 6.22        Production Exposures (Program). Permit the aggregate Production Exposures for all Programs in active production to exceed at any one time the lesser of (a) 20% of the gross Budgeted Negative Costs of all of such Programs and (b) $ 20,000,000.

SECTION 6.23        Overhead. Pay or incur or permit to be paid or incurred overall Overhead (but for these purposes (i) removing any Overhead included in the Budgeted Negative Cost for any Item of Product that has been “green lit” and (ii) including Allocated Overhead Costs and any Overhead of the Parent funded by a Credit Party) in any fiscal year in excess of the following amounts with respect to the fiscal years set forth below, including without limitation Overhead attributable to Television Joint Ventures and the Digital Product line of business:

Fiscal Year Ending	Amount

September 30, 2016	$50,000,000
September 30, 2017 September 30, 2018 September 30, 2019 September 30, 2020 September 30, 2021	$53,000,000 $57,000,000 $60,000,000 $61,000,000 $63,000,000

plus, for each fiscal year, an amount, not to exceed $10,000,000 in any such fiscal year, equal to 50% of the amount, if any, by which gross revenues received by a Credit Party from the production or exploitation of any Digital Product in the immediately preceding fiscal year exceeds $10,000,000;

provided, that paid or incurred Allocated Overhead Costs count (without duplication) against the amounts set forth in this Section 6.23.

SECTION 6.24        Pay or Play; Development.

(a)             Enter into (or allow to exist) any pay or play commitment for an Item of Product which has been “green-lit” prior to establishing a Production/Acquisition Cost Reserve for such pay or play commitment.

(b)            Pay or incur any development costs with respect to any rights or scripts in any potential content contemplated to take the form of a Picture or a Program in any fiscal year in excess of the following amounts with respect to the fiscal years set forth below (the “Development Cost Cap”) (it being understood that once an Approved Completion Bond, if required, has been received for a Picture or principal photography has commenced for any other Item of Product, all costs included within the Budgeted Negative Cost) will no longer be treated as development or production costs for purposes of this Section 6.24(b):

Fiscal Year Ending	Amount

September 30, 2016	$8,000,000
September 30, 2017, and in each calendar year thereafter	$10,000,000

provided that, if for any fiscal year development costs are less than such year’s Development Cost Cap (the difference being referred to herein as the “Picture/Program Development Carry-Over Amount”), then the Development Cost Cap for the immediately succeeding year shall be increased by the Picture/Program Development Carry-Over Amount; provided further, that the Picture/Program Development Carry-Over Amount shall be deemed the last dollars spent toward development costs in any fiscal year and, for the avoidance of doubt, the Picture/Program Development Carry-Over Amount may not be carried over for more than one fiscal year; provided further, that the Credit Parties may pay or incur development costs in excess of the

Picture/Program Development Cost Cap in any year to the extent of any amounts recouped from the sale or license of any development property (such amounts not to exceed the Credit Parties’ actual development cost with respect to such development property), and once used, such recouped amount shall no longer be available to pay or incur additional development costs.

SECTION 6.25        Co-Financed Items of Product. Engage in any co-production or co-financing arrangement with respect to an Item of Product unless (i) it is an Approved Co-Financing Venture Transaction, (ii) it is a Revenue Participation that satisfies the requirements set forth in Section 4.3, or (iii) the following conditions have been and remain satisfied:

(a)             if the production of such Item of Product is not controlled by a Credit Party, then a Credit Party shall have customary approval rights (or shared approval rights) with respect to script, selection of the key elements for such Item of Product, and material amendments to the cash budget therefor;

(b)            unless otherwise agreed by the Administrative Agent, a Credit Party has ownership in a portion of the underlying copyrights relating to such Item of Product (and the related scenario, screenplay or script upon which such Item of Product is based) which corresponds (at a minimum) to its economic interest in such co-production or co-financing arrangement or is granted any distribution rights to such Item of Product, and which is sufficient to enable such Credit Party to grant a first priority perfected security interest to the Administrative Agent (for the benefit of the Secured Parties) in the Credit Party’s share of the receivables or ultimates relating to such Item of Product included in the Borrowing Base (subject to (i) the Liens described in clause (c) below and (ii) the Senior Intercreditor Agreement);

(c)             unless otherwise agreed by the Administrative Agent, any Lien retained by the Approved Co-Financier in any rights relating to such Item of Product may only be pari passu to the Lien of the Administrative Agent (for the benefit of the Secured Parties) to the extent of such Approved Co-Financier ’s contribution to the Direct Negative Cost of such Item of Product;

(d)            unless otherwise agreed by the Administrative Agent, the Approved Co-Financier shall not have a right to enforce any claim against any portion of the copyright or otherwise in relation to such Item of Product or the receivables related thereto that, in either case, is retained by the applicable Credit Party and included in the Borrowing Base, independent of the remedies to be pursued by the Administrative Agent (on behalf of the Secured Parties) and the Approved Co-Financier; provided, that the Interparty Agreement or Co-Financing Intercreditor Agreement will, to the extent required by the Administrative Agent, (x) prohibit any action by the Approved Co-Financier (including the exercise of any Liens) which would interfere with the distribution of such Item of Product pursuant to the applicable Distribution Agreements entered into by a Credit Party and the collection of amounts payable thereunder, (y) to the extent the applicable Credit Party is in charge of the collection of receivables related to such Co-Financed Item of Product, provide the Administrative Agent with the control of remedies against licensees of such Item of Product and the right to deduct the costs of enforcement of such remedies from amounts realized before making a distribution to the Approved Co-Financier of its share of such amounts payable, and (z) allow the Approved Co-

Financier to pursue remedies only against the applicable Credit Parties (and only for money damages);

(e)             upon the request of the Administrative Agent, the applicable Credit Party shall provide to the Administrative Agent copies of chain of title documentation, security documentation, Laboratory Access Letters or Pledgeholder Agreements (as applicable), Notices of Assignment, Account Control Agreements and any other documentation reasonably necessary in the Administrative Agent’s discretion to perfect its first priority (subject only to Specified Permitted Encumbrances) security interest in the applicable Credit Party’s interest and rights in and to such Item of Product;

(f)             such Item of Product meets the parameters of a Co-Financed Item of Product; and

(g)            the Administrative Agent shall have received a fully executed Interparty Agreement or Co-Financing Intercreditor Agreement (whichever is requested by the Administrative Agent) with respect to such Item of Product.

Notwithstanding the foregoing or anything to the contrary contained herein, (i) in the case of a Revenue Participation, the Credit Parties’ economic interest in the applicable Picture shall not be greater than the Major Studio’s retained economic interest in such Picture and (ii) in the case of any other co-financing between the Credit Parties and a Major Studio, the Major Studio shall retain at least a 25% interest in the economic performance of such Item of Product.

SECTION 6.26        Item of Product Requirements.

(a)             Commence principal photography on any Item of Product or acquire an interest in any Item of Product or make any expenditure in respect of P&A Expenses for a Picture, unless each of the conditions precedent in Section 4.2 have been satisfied.

(b)            With respect to any Picture, enter into any Distribution Agreement (or permit a Licensing Intermediary to enter into any Distribution Agreement) with an Approved Domestic Distributor pursuant to which such Approved Domestic Distributor is entitled to retain a distribution fee greater than 13% of the gross receipts received by such Approved Domestic Distributor from its exploitation of the applicable Picture, unless (i) otherwise approved by the Administrative Agent prior to any Borrowing to fund P&A Expenses using the P&A Credit for such Picture, or (ii) no Borrowing is made to fund P&A Expenses using the P&A Credit for such Picture.

SECTION 6.27        No Adverse Selection. Produce, acquire, distribute or finance (or permit any of its Affiliates (except as set forth in the succeeding paragraph) or Subsidiaries to produce, finance, distribute or acquire) any Items of Product or interest therein, except in accordance with the following: All Items of Product (or interest therein) to be produced, acquired, distributed or financed, directly or indirectly, by the Borrower or any of its Subsidiaries or Affiliates (except as set forth in the succeeding paragraph) will be produced, acquired and distributed (as applicable) through a Credit Party and will be financed hereunder and/or in the case of Pictures under the Seer P&A Facility Credit Agreement or with cash of the Credit

Parties; provided, that if (i) no Default or Event of Default is continuing, (ii) there is insufficient capacity under the overall Borrowing Base or the motion picture is not a Qualifying Picture, and (iii) the Lenders have been offered (but have not accepted within fifteen (15) Business Days after receipt of such offer) the opportunity to finance such Items of Product hereunder on the same or more favorable terms to the Credit Parties, then the Borrower shall be entitled to form a Special Purpose Producer to obtain limited recourse financing from third party lenders or non-Credit Party affiliates of the Borrower, subject to the conditions and requirements set forth in the definition of “Special Purpose Producer” (and if such a Special Purpose Producer is formed, the Borrower shall cause it to comply with such conditions and requirements); provided further, that the outside financing of tax incentives and rebates shall also be permitted in accordance with Sections 6.1(o) and 6.2(q), so long as (i) the Lenders have been offered (but have not accepted within fifteen (15) Business Days of such offer) the opportunity to finance such incentive or rebate under the Facility on the same or more favorable terms to the Lenders and Credit Parties, (ii) in the case of financing from a non-Credit Party affiliate, such financing shall be on terms at least as favorable to the Special Purpose Producer as could be obtained in an arm’s length transaction with a non-affiliate in respect of tax credits and (iii) such financing shall be subject to an intercreditor agreement reasonably acceptable to the Administrative Agent.

Notwithstanding the foregoing, the outside entertainment businesses (i.e., independent of the Parent and its Subsidiaries) of the direct and indirect shareholders of the Parent, and the respective Affiliates of such shareholders (other than the Parent and its Subsidiaries), shall not be “Affiliates” subject to this Section 6.27 (other than in clause (ii) above with respect to financing provided by non-Credit Party Affiliates).

SECTION 6.28        No Election to be Treated as a Corporation. Make an election under Treasury Regulation Section 301.7701-3 (or any corresponding provision under state or local law, or any successor provision thereto) to be treated as a corporation for U.S. federal, state or local income or franchise tax purposes (other than Subsidiaries (1) which are required to be “C Corporations” in order to facilitate Soft Dollar Transactions; provided that such Subsidiaries do not have any assets other than (i) assets having nominal value or (ii) cash which, promptly following receipt thereof, is applied towards such Soft Dollar Transactions or toward production costs or (2) for which the Borrower has otherwise determined that it is necessary or desirable to form such Subsidiary as a corporation to facilitate permitted business activities of the Credit Parties).

SECTION 6.29        Holding Company. With respect to Parent (but not the Credit Parties), carry on any business, own any assets or incur any liabilities except for: (i) (a) the participation in tax, accounting and other administrative activities as the parent of the consolidated group of companies (including the Credit Parties) and provision of administrative services (excluding treasury services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries; (b) ownership of (A) Equity Interests in the Borrower (but only if those Equity Interests are subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties), (B) Equity Interest in other Subsidiaries of Parent (including activities relating to the formation and capitalization of such subsidiaries), (C) cash and Cash Equivalents to be used for administrative purposes and (D) certain other nominal assets incidental to the business or activities described in this clause (b); (c) the maintenance of its corporate existence; (d) the execution and delivery of the Fundamental Documents and the “Fundamental Documents”

referenced in each of the Seer P&A Facility Credit Agreement and the Subordinated Loan Agreement to which it is a party and the performance of its obligations thereunder; (e) activities reasonably incidental to the businesses and activities described in the foregoing clauses (a) through (d), and (f) any other activities consented to by the Administrative Agent in writing in its sole discretion; and (ii) (a) any liabilities under the Fundamental Documents to which it is a party and under the “Fundamental Documents” referenced in each of the Seer P&A Facility Credit Agreement and the Subordinated Loan Agreement to which it is a party, (b) any non-recourse pledge of its Equity Interests in any other Subsidiary and (c) professional fees and administration costs incurred in the ordinary course of business as a holding company.

7.               EVENTS OF DEFAULT

SECTION 7.1           Events of Default. In the case of the happening and during the continuance of any of the following events (herein called “Events of Default”):

(a)             any representation or warranty made by a Credit Party in this Credit Agreement or any other Fundamental Document to which it is a party or any statement or representation made by a Credit Party in any report, financial statement, certificate or other document furnished to the Administrative Agent, the Issuing Bank or any Lender pursuant to this Credit Agreement or any other Fundamental Document, shall prove to have been false or misleading in any material respect when made or delivered;

(b)            default shall be made in the payment of principal of the Loans or any reimbursement obligation in respect of any L/C Disbursement as and when due and payable, whether by reason of maturity, mandatory prepayment, acceleration or otherwise;

(c)             default shall be made in the payment of interest on the Loans, Commitment Fees or other monetary Obligations, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise and such default shall continue unremedied for five (5) Business Days;

(d)            default shall be made by a Credit Party in the due observance or performance of any covenant, condition or agreement contained in Sections 5.1(a), (b) or (g), 5.2, 5.4 or Article 6;

(e)             failure to submit any Borrowing Base Certificate to the Administrative Agent within ten (10) Business Days after the date on which such Borrowing Base Certificate was due pursuant to the terms of this Credit Agreement; provided, however, that a failure to deliver a Borrowing Base Certificate when due shall not constitute an Event of Default if and for so long as there are no Loans or Letters of Credit outstanding;

(f)             default shall be made by a Credit Party in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Credit Agreement or any other Fundamental Document, and such default shall continue unremedied for thirty (30) days (or, in the case of Sections 5.1(j) or (k)

for ten (10) Business Days) after the earlier of (i) the applicable Credit Party receiving written notice thereof from the Administrative Agent or a Lender, and (ii) an Authorized Officer of the applicable Credit Party obtaining knowledge of such occurrence;

(g)            default shall be made with respect to any payment of any Indebtedness of any Credit Party in excess of $1,000,000 in the aggregate at any one time outstanding when due, or in the performance of any other obligation incurred in connection with any such Indebtedness if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity, and such default shall not be remedied, cured, waived or consented to within the period of grace with respect thereto;

(h)            any Credit Party or Co-Financing Venture Entity shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any Credit Party or Co-Financing Venture Entity shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; or any Credit Party or Co-Financing Venture Entity shall take any action to authorize, or in contemplation of, any of the foregoing;

(i)              any involuntary case, proceeding or other action against any Credit Party or Co-Financing Venture Entity shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it, or (ii) shall remain undismissed for a period of sixty (60) days;

(j)              final judgment(s) for the payment of money (to the extent not paid or fully covered by insurance) in excess of $500,000 in the aggregate shall be rendered against any Credit Party or Co-Financing Venture Entity, and within thirty (30) days from the entry of such judgment it shall not have been discharged or stayed pending appeal or which shall not have been discharged or bonded in full within thirty (30) days from the entry of a final order of affirmance on appeal;

(k)            this Credit Agreement, the Copyright Security Agreement, any Copyright Security Agreement Supplement, any Trademark Security Agreement, any Pledgeholder Agreement, any Laboratory Access Letter, any UCC financing statements (or foreign equivalent), any Account Control Agreement, any security documentation executed by a Licensing Intermediary in favor of a Credit Party or any other security agreement securing the

Obligations (each a “Security Document”) shall, for any reason with respect to the Collateral or Pledged Collateral in excess of $500,000 in the aggregate, not be or shall cease to be in full force and effect or shall be declared null and void or any of the Security Documents shall not give or shall cease to give the Administrative Agent the Liens, or cease to give the Administrative Agent the rights, powers and privileges purported to be created thereby in favor of the Administrative Agent (for the benefit of the Secured Parties), superior to and prior to the Liens and other rights of all third Persons (subject to Specified Permitted Encumbrances except in the case of Pledged Securities) and subject to no other Liens (other than Permitted Encumbrances), or the validity or enforceability of the Guarantees under Article 9 or the Liens granted, to be granted, or purported to be granted, by any of the Security Documents shall be contested by any Credit Party or its Affiliates;

(l)              a Change in Control shall occur;

(m)           a Change in Management shall occur;

(n)            a material default shall be made by a Credit Party or Co-Financing Venture Entity under, or a material payment default shall be made by a Distributor or sales agent or co-financier under, a Distribution Agreement, Co-Financing Agreement or Co-Financing Venture Agreement, after giving effect to any applicable cure periods thereunder, in each case unless the removal of any Borrowing Base credit supported by the obligations of any such Distributor, Approved Co-Financier or Approved Co-Financing Venture Counterparty, or by any such Distribution Agreement, Co-Financing Agreement or Co-Financing Venture Agreement, did not or would not result in the sum of the Credit Exposure exceeding the Borrowing Base (as reduced);

(o)            (i) failure by any Credit Party or ERISA Affiliate to make any contributions required to be made to a Plan subject to Title IV of ERISA or Multiemployer Plan, (ii) any failure to satisfy the minimum funding standard (within the meaning of section 412 of the Code or section 302 of ERISA) shall occur with respect to any Plan (whether or not waived), (iii) the present value of all benefits under all Plans subject to Title IV of ERISA (based on those assumptions used to fund such Plans) exceeds, in the aggregate, as of the last annual valuation date applicable thereto, the actuarial value of the assets of such Plans allocable to such benefits, (iv) any Credit Party or ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan, or that a Multiemployer Plan is in “reorganization” (within the meaning of ERISA) or is being terminated, (v) a Reportable Event with respect to a Plan shall have occurred, (vi) the withdrawal by any Credit Party or ERISA Affiliate from a Plan during a plan year in which it was a substantial employer (within the meaning of section 4001(a)(2) or 4062(e) of ERISA), (vii) the termination of a Plan, or the filing of a notice of intent to terminate a Plan, under section 4041(c) of ERISA, (viii) the institution of proceedings to terminate, or the appointment of a trustee with respect to, a Plan by the PBGC, (ix) any other event or condition constituting grounds under section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (x) the imposition of a Lien pursuant to section 430(k) of the Code or section 303(k) of ERISA as to any Credit Party or ERISA Affiliate, in each case to the extent that any of the foregoing would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(p)            any Approved Completion Guarantor for an Uncompleted Picture for which value is included in the Borrowing Base shall have disaffirmed its obligations under its respective Approved Completion Bond and either (i) a replacement Approved Completion Bond for that Uncompleted Picture containing substantially the same terms and conditions to payment shall not have been executed within thirty (30) Business Days, or (ii) the removal of any Borrowing Base credit supported by such Approved Completion Bond did not or would not result in the sum of the Credit Exposure exceeding the Borrowing Base (as reduced);

(q)            any Approved Completion Bond for an Uncompleted Picture for which value is included in the Borrowing Base is void or voidable unless either (i) a replacement Approved Completion Bond containing substantially the same terms and conditions to payment shall have been executed within twenty (20) Business Days, or (ii) the removal of any Borrowing Base credit supported by such Approved Completion Bond did not or would not result in the sum of the Credit Exposure exceeding the Borrowing Base (as reduced); or

(r)             a Co-Financing Venture Entity or a Co-Financing Venture Transaction fails to comply with the requirements set forth in Schedule 1.3 and, with respect to a failure to comply with an affirmative and negative covenant incorporated by reference into Schedule 1.3, such failure remains unremedied following the expiration of the cure period (if any) set forth in this Section 7.1 for such covenant’s application to a Credit Party;

then, in every such event (other than an event specified in clause (h) or (i) above) and at any time thereafter during the continuance of such event, the Administrative Agent may, or if directed by the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments (subject to Section 12.1(b)(xi), if applicable), and/or (ii) declare the principal of and the interest on the Loans and the Notes and all other amounts payable hereunder or thereunder to be forthwith due and payable and require and the Borrower to cash collateralize all outstanding Letters of Credit, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or in the Notes to the contrary notwithstanding. If an Event of Default specified in clause (h) or (i) above shall have occurred, the Commitments shall automatically terminate and the principal of, and interest on, the Loans and the Notes and all other amounts payable hereunder and thereunder shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or the Notes to the contrary notwithstanding. Such remedies shall be in addition to any other remedy available to the Administrative Agent, the Issuing Bank or the Lenders pursuant to Applicable Law or otherwise. Furthermore, upon the occurrence and during the continuation of an Event of Default, at the request of the Administrative Agent, (i) each Credit Party shall cause all of the assets of each wholly-owned CFC to be distributed to a Credit Party and (ii) each Credit Party shall pledge 100% of its Equity Interests in each non-wholly-owned CFC.

If any Event of Default shall have occurred and be continuing, the Administrative Agent, without demand or performance or any other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Credit Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may consent to the use by the Credit Party of any cash collateral arising in respect of the Collateral on terms as the Administrative Agent deems reasonable, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assignment of any credit risk.

8.               GRANT OF SECURITY INTEREST; REMEDIES

SECTION 8.1           Security Interests. The Borrower, as security for the due and punctual payment in full of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the Borrower whether or not post filing interest is allowed in such proceeding), and each Guarantor, as security for its obligations under Article 9, hereby grant, mortgage, pledge, assign, transfer, set over, convey and deliver to the Administrative Agent (for the benefit of the Secured Parties) a security interest in the Collateral.

SECTION 8.2           Use of Collateral. So long as no Event of Default shall have occurred and be continuing, and subject to the various provisions of this Credit Agreement and the other Fundamental Documents, a Credit Party may use its Collateral (including cash in each operating account and Production Account, and proceeds of letters of credit in favor of the Credit Parties, but expressly excluding cash in the Corporate Priority Collection Account, which shall be applied as set forth in the Senior Intercreditor Agreement prior to becoming available to the Credit Parties) in any lawful manner except as otherwise provided hereunder or thereunder; provided, that a Credit Party shall not have access to the cash referred to in item (xiii) of the Borrowing Base unless (i) the Administrative Agent shall have received at least three (3) Business Days’ prior written notice of the proposed date of the withdrawal, together with a pro forma Borrowing Base Certificate calculated after giving effect to such requested withdrawal and (ii) the removal of such cash shall not cause a Borrowing Base deficiency.

SECTION 8.3           Collection Accounts.

(a)             The Credit Parties will establish or maintain Collection Accounts at the office of the Administrative Agent or, solely with respect to two Collection Accounts in existence prior to the Closing Date, at the office of a Lender, or (with the Administrative Agent’s prior consent) a collection account maintained in the name of a third party escrow agent or collection agent in the context of individual Item of Product receipts pursuant to arrangements approved by the Administrative Agent. The Credit Parties will deposit and will direct and cause each Licensing Intermediary to direct, by Notice of Assignment (or by other substantially similar instructions satisfactory to the Administrative Agent contained within an Interparty Agreement, Co-Financing Intercreditor Agreement, Co-Financing Venture Interparty Agreement or other applicable agreement), all Persons who become licensees, buyers or account debtors of any Credit Party (whether directly or through a Licensing Intermediary), to make payments under or in connection with any Corporate Priority Collateral directly to the Corporate Priority Collection Account (or such other account in accordance with Section 5.20). The Credit Parties will deposit and will direct and cause each Licensing Intermediary to direct, by Notice of Assignment (or by other substantially similar instructions satisfactory to the

Administrative Agent contained within an Interparty Agreement, Co-Financing Intercreditor Agreement, Co-Financing Venture Interparty Agreement or other applicable agreement), all Persons who become Distributors, licensees, buyers or account debtors of any Credit Party (whether directly or through a Licensing Intermediary), to make payments under or in connection with any Production Priority Collateral directly to the Production Priority Collection Account (or such other account in accordance with Section 5.21). An operating account of the Credit Parties maintained with the Administrative Agent may also serve as a “Collection Account” hereunder so long as it satisfies all of the requirements of this Section 8.3.

(b)            The Credit Parties will execute such documentation as may be reasonably required by the Administrative Agent in order to effectuate the provisions of this Section 8.3.

(c)             In the event a Credit Party receives payment from any Person or proceeds under a letter of credit or otherwise, which payment should have been remitted directly to a Collection Account, such Credit Party shall promptly remit such payment or proceeds to the appropriate Collection Account to be applied in accordance with the terms of this Credit Agreement.

(d)            Each Collection Account shall be under the control (within the meaning of Section 9-104 of the UCC) of the Administrative Agent (and to the extent required by Senior Intercreditor Agreement, the Administrative Agent shall be the “controlling agent” under a deposit account control agreement with respect to such accounts); provided, that unless an Event of Default has occurred and is continuing, the Borrower shall apply the proceeds in the Collection Accounts in accordance with the Senior Intercreditor Agreement and, if any proceeds remain and are available to the Credit Parties after such application pursuant the Senior Intercreditor Agreement, such remaining proceeds may be withdrawn by the Borrower and used for any expenditure not prohibited hereunder, subject only to the Administrative Agent’s right to withdraw and use such proceeds to make payments in accordance with any contractual commitments made by the Administrative Agent to third parties (such as guilds, Approved Co-Financiers and Approved Completion Guarantors) pursuant to any interparty or intercreditor agreements with respect to such proceeds.

SECTION 8.4           Credit Parties to Hold in Trust. Subject to the provisions of the Senior Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, each of the Credit Parties will, upon receipt by it of any revenue, income, profits or other sums in which a security interest is granted by this Article 8, payable pursuant to any agreement or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the sum or instrument in trust for the Administrative Agent (for the benefit of the Secured Parties), segregate such sum or instrument from their own assets and forthwith, without any notice, demand or other action whatsoever (all notices, demands, or other actions on the part of the Secured Parties being expressly waived), endorse, transfer and deliver any such sums or instruments or both, to the Administrative Agent to be applied to the repayment of the Obligations in accordance with the provisions of Section 8.7 (or to the Seer P&A Facility Agent, as applicable, if required under the Senior Intercreditor Agreement).

SECTION 8.5           Collections, etc. Subject to the provisions of the Senior Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, the

Administrative Agent may, in its sole discretion, in its name (on behalf of the Secured Parties) or in the name of any Credit Party or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any of the Collateral, but shall be under no obligation to do so, or the Administrative Agent may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting any liability of, any Credit Party. The Administrative Agent will not be required to take any steps to preserve any rights against parties with prior claims on the Collateral. If any Credit Party fails to make any payment or take any action required hereunder, the Administrative Agent may make such payments and take all such actions as the Administrative Agent reasonably deems necessary to protect the Administrative Agent’s (on behalf of the Secured Parties) security interests in the Collateral and the value thereof, and the Administrative Agent is hereby authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest or compromise any Liens that in the judgment of the Administrative Agent appear to be equal to, prior to, or superior to, the security interest of the Administrative Agent (on behalf of the Secured Parties) in the Collateral (other than Specified Permitted Encumbrances) and any Liens not expressly permitted by this Credit Agreement.

SECTION 8.6           Possession, Sale of Collateral, etc. Subject to the provisions of the Senior Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent (on behalf of the Secured Parties) may enter upon the premises of any Credit Party or wherever the Collateral may be, and take possession of the Collateral, and may demand and receive such possession from any Person who has possession thereof, and the Administrative Agent may take such measures as it deems necessary or proper for the care or protection thereof, including the right to remove all or any portion of the Collateral, and with or without taking such possession may sell or cause to be sold, whenever the Administrative Agent shall decide, in one or more sales or parcels, at such prices as the Administrative Agent may deem appropriate, and for cash or on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral, at any broker’s board or at a public or private sale, without demand of performance but with ten (10) days’ prior written notice to the Credit Parties of the time and place of any such public sale or sales (which notice the Credit Parties hereby agree is reasonable) and with such other notices as may be required by Applicable Law and cannot be waived, and none of the Administrative Agent, the Issuing Bank or the Lenders shall have any liability should the proceeds resulting from a private sale be less than the proceeds realizable from a public sale, and the Administrative Agent (on behalf of the Secured Parties) or any other Person may be the purchaser of all or any portion of the Collateral so sold and thereafter hold the same absolutely, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such demand, notice, claim, right or equity being hereby expressly waived and released. At any sale or sales made pursuant to this Article 8, the Administrative Agent (on behalf of the Secured Parties) may bid for or purchase, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such demand, notice, claim, right or equity being hereby expressly waived and released, any part of or all of the Collateral offered for sale, and may make any payment on account thereof by using any claim for moneys then due and payable to the Administrative Agent, the Issuing Bank and the Lenders by any Credit Party hereunder as a credit against the purchase price. The Administrative Agent (on behalf of the Secured Parties) shall in any such sale make no representations or warranties with respect to the Collateral or any part thereof, and none of the Administrative Agent, the Issuing Bank or the Lenders shall be chargeable with any of the obligations or liabilities of any Credit Party. Each Credit Party hereby agrees that (i) it will indemnify and hold the Administrative Agent, the Issuing Bank and the Lenders harmless from and against any and all claims with respect to the Collateral asserted before the taking of actual possession or control of the relevant Collateral by the Administrative Agent pursuant to this Article 8, or arising out of any act of, or omission to act on the part of, any Person (other than the Administrative Agent, the Issuing Bank or the Lenders) prior to such taking of actual possession or control by the Administrative Agent (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Credit Party or its Affiliates or agents before or after the commencement of such actual possession or control by the Administrative Agent, but excluding therefrom all claims with respect to the Collateral resulting from (x) the gross negligence or willful misconduct of any of the Administrative Agent or the Lenders, as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required or (y) any claims with respect to the Collateral asserted against an indemnified party by a Credit Party in which such Credit Party is the prevailing party (i.e., the party in whose favor an award is issued); and (ii) none of the Administrative Agent, the Issuing Bank or any Lender shall have any liability or obligation to any Credit Party arising out of any such claim except for acts of willful misconduct or gross negligence of such Person, as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required. Subject only to the lawful rights of third parties, any Laboratory which has possession of any of the Collateral is hereby constituted and appointed by the Credit Parties as pledgeholder for the Administrative Agent (on behalf of the Secured Parties) and, upon the occurrence and during the continuation of an Event of Default, each such pledgeholder is hereby authorized (to the fullest extent permitted by Applicable Law) to sell all or any portion of the Collateral upon the order and direction of the Administrative Agent, and each Credit Party hereby waives any and all claims, for damages or otherwise, for any action taken by such pledgeholder in accordance with the terms of the UCC not otherwise waived hereunder. In any action hereunder, the Administrative Agent shall be entitled, if permitted by Applicable Law, to the appointment of a receiver without notice, to take possession of all or any portion of the Collateral and to exercise such powers as a court shall confer upon the receiver. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Issuing Bank and the Lenders shall be entitled to apply, without prior notice to any of the Credit Parties, any cash or cash items constituting Collateral in the possession of the Administrative Agent, the Issuing Bank and the Lenders in the manner set forth in Section 8.7.

SECTION 8.7           Application of Proceeds after Event of Default. Subject to the provisions of the Senior Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or if directed by the Required Lenders shall, apply (subject to Section 2.9(f)) the balances in each Collection Account, the JPMorgan Clearing Account, each Cash Collateral Account and in any other account of any

Credit Party with a Lender, all other income on the Collateral and all proceeds from any sale of the Collateral pursuant hereto, first toward payment of all out-of-pocket costs and expenses paid or incurred by the Administrative Agent in enforcing this Credit Agreement and the other Fundamental Documents, in realizing on or protecting any Collateral and in enforcing or collecting any Obligations or any Guaranty thereof, including, without limitation, court costs and attorney’s fees and out-of-pocket expenses incurred by the Administrative Agent, and second to the payment in full of all other Obligations in accordance with Section 12.2; provided, however, that, if confirmed by the Administrative Agent, the Borrower shall be permitted to withdraw from the Collection Account any amounts received in error by any Credit Party from any third party and paid into the Collection Account for the purpose of directing such amounts to such third party; provided further, that the Administrative Agent may in its discretion apply funds comprising the Collateral to pay the cost (i) of completing any Item of Product owned in whole or in part by any Credit Party in any stage of production, and (ii) of making delivery to the Distributors of such Item of Product. Any amounts remaining after such payment in full shall be remitted to the appropriate Credit Party or as a court of competent jurisdiction may otherwise direct.

SECTION 8.8           Power of Attorney. Each Credit Party does hereby irrevocably make, constitute and appoint the Administrative Agent or any of its officers or designees its true and lawful attorney-in-fact with full power in the name of the Administrative Agent, such other Person or such Credit Party, upon the occurrence and during the continuance of an Event of Default which is not waived in writing by the Required Lenders, to (in each case subject to the provisions of the Senior Intercreditor Agreement) receive, open and dispose of all mail addressed to any Credit Party, and to endorse any notes, checks, drafts, money orders or other evidences of payment relating to the Collateral that may come into the possession of the Administrative Agent with full power and right to cause the mail of any such Credit Party to be transferred to the Administrative Agent’s own offices or otherwise, and to do any and all other acts necessary or proper to carry out the intent of this Credit Agreement and the grant of the security interests hereunder and under the Fundamental Documents, and each Credit Party hereby ratifies and confirms all that the Administrative Agent or such other Person shall properly do by virtue hereof. In addition, each Credit Party does hereby further irrevocably make, constitute and appoint the Administrative Agent or any of its officers or designees its true and lawful attorney-in-fact in the name of the Administrative Agent, such other Person or any Credit Party, upon the occurrence and during the continuance of an Event of Default which is not waived in writing by the Required Lenders (in each case subject to the provisions of the Senior Intercreditor Agreement) (a) to enforce all of such Credit Party’s rights under and pursuant to all agreements with respect to the Collateral, all for the sole benefit of the Administrative Agent (for the benefit of the Secured Parties) as contemplated hereby and under the other Fundamental Documents and to enter into such other agreements as may be necessary or appropriate in the judgment of the Administrative Agent to complete the production, distribution or exploitation of any Item of Product which is included in the Collateral, (b) to enter into and perform such agreements as may be necessary in order to carry out the terms, covenants and conditions of the Fundamental Documents that are required to be observed or performed by any Credit Party, (c) to execute such other and further mortgages, pledges and assignments of the Collateral, and related instruments or agreements, as the Administrative Agent may reasonably require for the purpose of perfecting, protecting, maintaining or enforcing the security interests granted to the

Administrative Agent (for the benefit of the Secured Parties) hereunder and under the other Fundamental Documents, and (d) to do any and all other acts necessary or proper to carry out the intention of this Credit Agreement and the grant of the security interests hereunder and under the other Fundamental Documents. Each of the Credit Parties hereby ratifies and confirms in advance all that the Administrative Agent or its officers or designees as such attorney-in-fact shall properly do by virtue of this power of attorney.

SECTION 8.9           Financing Statements; Direct Payments. Each Credit Party hereby authorizes the Administrative Agent to file UCC financing statements (or foreign equivalent) and any amendments thereto or continuations thereof, any Copyright Security Agreement, any Copyright Security Agreement Supplement, any Trademark Security Agreement and any other appropriate security documents or instruments and to give any notices necessary or desirable as determined by the Administrative Agent to perfect the Lien of the Administrative Agent (for the benefit of the Secured Parties) in the Collateral, in all cases without the signature of any Credit Party, or to execute such items as attorney-in-fact for any Credit Party. In the event the Administrative Agent exercises such power of attorney, the Administrative Agent shall provide to the Borrower copies of any such documents or instruments executed by the Administrative Agent. Each Credit Party authorizes the Administrative Agent to use the description “all assets” or a similar description in any such UCC financing statement. Each Credit Party further authorizes the Administrative Agent, at the time that any Event of Default shall have occurred and be continuing, to notify any account debtor that all sums payable to such Credit Party relating to the Collateral shall be paid directly to the Administrative Agent.

SECTION 8.10        Termination and Release. The security interests granted under this Article 8 shall terminate (i) when all of the Obligations (other than Unasserted Contingent Obligations) shall have been fully and indefeasibly paid and performed and the Commitments shall have terminated and (ii) with respect to any Credit Party, if such Credit Party is designated as an Unrestricted Subsidiary in accordance with the terms of this Credit Agreement. Upon request by the Credit Parties (and at the sole cost and expense of the Credit Parties) after such termination, the Administrative Agent will promptly take all reasonable action and do all things reasonably necessary, including authorizing UCC termination statements and executing Pledgeholder Agreement and Laboratory Access Letter terminations, termination letters to account debtors, terminations of Account Control Agreements and copyright and trademark releases, to terminate the security interest (x) granted to the Administrative Agent (for the benefit of the Secured Parties) hereunder or (y) granted by any Credit Party that is designated as an Unrestricted Subsidiary in accordance with the terms of this Credit Agreement after the Closing Date; provided, that the Administrative Agent shall only be required to deliver such documents to the Borrower and shall have no obligation to file or record any such document.

SECTION 8.11        Remedies Not Exclusive. The remedies conferred upon or reserved to the Administrative Agent in this Article 8 are intended to be in addition to, and not in limitation of, any other remedy or remedies available to the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent, the Issuing Bank and the Lenders shall have all rights and remedies of a secured creditor under Article 9 of the UCC and under any other Applicable Law.

SECTION 8.12        Quiet Enjoyment. The Administrative Agent, the Issuing Bank and the Lenders acknowledge and agree that the security interest hereunder of the Administrative Agent (on behalf of the Secured Parties) is subject to the rights of Quiet Enjoyment (as defined below) of the Distributors under Distribution Agreements, whether existing on the Closing Date or thereafter executed. For the purpose hereof, “Quiet Enjoyment” shall mean, in connection with the rights of a Distributor under a Distribution Agreement, the Administrative Agent’s and each other Secured Party’s agreement that their respective rights under this Credit Agreement and the other Fundamental Documents and in the Collateral are subject to the rights of such Distributor to distribute, exhibit and/or exploit the Items of Product licensed to it under such Distribution Agreement, and to receive prints or tapes and other delivery items or have access to preprint material or master tapes and other items to which such Distributor is entitled in connection therewith, and that even if a Secured Party shall become the owner of the Collateral in case of an Event of Default, such Secured Party’s ownership rights shall be subject to the rights of such Distributor under such agreement, subject to a reservation by the Administrative Agent (for the benefit of the Secured Parties) of any rights available to the applicable Credit Party if such Distributor is in default under the applicable Distribution Agreement. Neither the Administrative Agent nor any other Secured Party shall be responsible for any liability or obligation of any Credit Party, such Distributor or any Licensing Intermediary under the applicable Distribution Agreement. The Administrative Agent agrees that, upon the reasonable request of a Credit Party, it will provide written confirmation (pursuant to an Interparty Agreement, a Notice of Assignment or such other agreement in form and substance reasonably acceptable to the Administrative Agent) of such rights of Quiet Enjoyment to Distributors under the Distribution Agreements.

SECTION 8.13        Intellectual Property. Each of the Credit Parties agrees that if any Person shall do or perform any act(s) which the Administrative Agent reasonably believes constitute(s) a trademark infringement or a copyright infringement of the screenplay or of any of the literary, dramatic or musical material contained in any Item of Product or upon which any Item of Product is based, or constitute a plagiarism, or violate or infringe any right of any Credit Party, the Lenders or the Administrative Agent therein, or if any Person shall do or perform any act(s) which the Administrative Agent reasonably believes constitute(s) an unauthorized or unlawful distribution, exhibition, or use thereof, then and in any such event, upon thirty (30) days’ prior written notice to the Credit Parties (or if an Event of Default is at the time continuing, then without notice), the Administrative Agent (on behalf of the Secured Parties) may and shall have the right to take such steps and institute such suits or proceedings as the Administrative Agent may reasonably deem advisable or necessary to prevent such act(s) and/or conduct and to secure damages and other relief by reason thereof, and to generally take such steps as may be reasonably advisable or necessary or proper for the full protection of the rights of the parties. The Administrative Agent may take such steps or institute such suits or proceedings in its own name or in the name of any of the Credit Parties or in the names of the parties jointly. The Administrative Agent hereby agrees to give the Credit Parties notice of any steps taken or any suits or proceedings instituted by the Administrative Agent pursuant to this paragraph and the Credit Parties agree to assist the Administrative Agent with any steps taken, or any suits or proceedings instituted by the Administrative Agent pursuant to this paragraph at the Credit Parties’ sole expense.

SECTION 8.14        Continuation and Reinstatement. The security interest granted hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment of any Obligation or any part thereof is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of any Credit Party or otherwise.

9.               GUARANTY OF GUARANTORS

SECTION 9.1           Guaranty.

(a)             Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent, the Issuing Bank and the Lenders the due and punctual payment by, and performance of, the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding). Each Guarantor further agrees that the Obligations may be increased, extended or renewed, in whole or in part, without notice or further assent from it (except as may be otherwise required herein), and it will remain bound upon this Guaranty notwithstanding any extension or renewal of any Obligation.

(b)            Each Guarantor waives presentment to, demand for payment from and protest to, as the case may be, any Credit Party or any other guarantor of any of the Obligations, and also waives notice of protest for nonpayment, notice of acceleration and notice of intent to accelerate. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of the Administrative Agent, the Issuing Bank or the Lenders to assert any claim or demand or to enforce any right or remedy against the Borrower or any Guarantor or any other guarantor under the provisions of this Credit Agreement or any other agreement or otherwise, (ii) any extension or renewal of any provision hereof or thereof, (iii) the failure of the Administrative Agent, the Issuing Bank or the Lenders to obtain the consent of the Guarantor with respect to any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of this Credit Agreement, the Notes or any other agreement, (iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent (on behalf of the Secured Parties) for the Obligations or any of them, (v) the failure of a Secured Party to exercise any right or remedy against any other Guarantor or any other guarantor of the Obligations, (vi) any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case by or against any Credit Party, or any change in the corporate existence, structure, ownership or control of any Credit Party (including any of the foregoing arising from any merger, consolidation, amalgamation, reorganization or similar transaction), or (vii) the release or substitution of any Guarantor or any other guarantor of the Obligations. Without limiting the generality of the foregoing or any other provision hereof (including, without limitation, Section 13.6 and Section 13.12), to the extent permitted by Applicable Law, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to it under California Civil Code Sections 2799, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 or similar applicable law.

(c)             Each Guarantor further agrees that this Guaranty is a continuing guaranty, shall secure the Obligations and any ultimate balance thereof, notwithstanding that the

Borrower or any other Persons may from time to time satisfy the Obligations in whole or in part and thereafter incur further Obligations, and that this Guaranty constitutes a guaranty of performance and of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of the Borrower or any Guarantor, or to any other Person.

(d)            Each Guarantor hereby expressly assumes all responsibilities to remain informed of the financial condition of the Borrower, the other Guarantors and any other guarantors of the Obligations and any circumstances affecting the Collateral (including the Pledged Securities) or the ability of the Borrower to perform under this Credit Agreement.

(e)             Each Guarantor’s obligations under the Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations, the Notes or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty. The Administrative Agent, the Issuing Bank and the Lenders make no representation or warranty with respect to any such circumstances and have no duty or responsibility whatsoever to any Guarantor with respect to the management and maintenance of the Obligations or any collateral security for the Obligations.

SECTION 9.2           No Impairment of Guaranty, etc. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (except payment and performance in full of the Obligations), including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy under this Credit Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law, unless and until the Obligations (other than the Unasserted Contingent Obligations) are indefeasibly paid and performed in full and the Commitments have terminated.

SECTION 9.3           Continuation and Reinstatement, etc.

(a)             Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment of any Obligation or any part thereof, is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or the Lenders upon the bankruptcy or reorganization of the Borrower or a Guarantor, or otherwise. In furtherance of the provisions of this Article 9, and not in limitation of any other right which the Administrative Agent, the Issuing Bank or the Lenders may have at law or in equity against the Borrower, a Guarantor or any other Person by virtue hereof, upon failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent on behalf of itself and/or any of the other Secured Parties, forthwith pay or cause to be paid to the Administrative Agent (for the benefit of itself and/or the Secured Parties, as applicable), in cash an amount equal to the unpaid amount of such unpaid Obligations with interest thereon from the due date at a rate of interest equal to the rate specified in Section 2.7(a), and thereupon the Administrative Agent shall assign such Obligation, together with all security interests, if any, then held by the Administrative Agent in respect of such Obligation, to the Guarantor or Guarantors making such payment; such assignment to be subordinate and junior to the rights of the Administrative Agent (on behalf of the Secured Parties) with regard to amounts payable by the Borrower in connection with the remaining unpaid Obligations and to be pro tanto to the extent to which the Obligation in question was discharged by the Guarantor or Guarantors making such payments.

(b)            All rights of each Guarantor against the Borrower, arising as a result of the payment by such Guarantor of any sums to the Administrative Agent (for the benefit of the Secured Parties) or directly to the Lenders hereunder by way of right of subrogation or otherwise, shall in all respects be subordinated and junior in right of payment to, and shall not be exercised by such Guarantor until and unless, the indefeasible payment in full of all the Obligations (other than the Unasserted Contingent Obligations) and the termination of the Commitments. If any amount shall be paid to such Guarantor for the account of the Borrower, such amount shall be held in trust for the benefit of the Administrative Agent (on behalf of the Secured Parties), segregated from such Guarantor’s own assets, and shall forthwith be paid to the Administrative Agent to be credited and applied to the Obligations, whether matured or unmatured.

SECTION 9.4           Limitation on Guaranteed Amount, etc. Notwithstanding any other provision of this Article 9, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations under this Article 9 shall not be subject to avoidance under Section 548 of the Bankruptcy Code or to being set aside or annulled under any Applicable Law relating to fraud on creditors. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Guarantor may have under this Article 9, any other agreement or Applicable Law shall be taken into account.

SECTION 9.5           Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations; provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.5 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.5 or otherwise under this Guaranty voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP

Guarantor under this Section 9.5 shall remain in full force and effect until a discharge of its Guaranty hereunder.  Each Qualified ECP Guarantor intends that this Section 9.5 constitute, and this Section 9.5 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.            PLEDGE

SECTION 10.1        Pledge. The Borrower, as security for the due and punctual payment in full of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the Borrower whether or not post filing interest is allowed in such proceeding), and each other Pledgor, as security for its obligations hereunder, hereby grant, pledge, hypothecate, assign, transfer, set over, convey and deliver unto the Administrative Agent (for the benefit of the Secured Parties), a security interest in all Pledged Collateral now owned or hereafter acquired by them. For the avoidance of doubt, for purposes of continuity of any pledge previously made under the Existing Corporate Facility Agreement and/or the Existing Production Facility Agreement, the “Administrative Agent” shall also be deemed to include the “collateral agent” (if applicable) for purposes of each grant, mortgage, pledge, assignment, transfer, set over, conveyance or delivery in the preceding sentence to the extent made by any Credit Party that was previously a “Credit Party” as defined under the Existing Corporate Facility Agreement or the Existing Production Facility Agreement, as applicable. Subject to the provisions of the Senior Intercreditor Agreement, on or prior to the Closing Date, the Pledgors delivered or shall deliver to the Administrative Agent the definitive instruments (if any) representing all Pledged Securities, accompanied by undated stock powers (or any comparable documents for non-corporate entities to the extent certificated), duly endorsed or executed in blank by the appropriate Pledgor, and such other instruments or documents relating thereto as the Administrative Agent or its counsel shall reasonably request. Schedule 10.1 sets forth all of the Pledged Securities as of the Closing Date.

SECTION 10.2        Covenant. Each Pledgor covenants that as the owner of Equity Interests in each of its respective Subsidiaries it will not take any action to allow any additional Equity Interests of any of such Subsidiaries or any securities convertible or exchangeable into Equity Interests of such Subsidiaries to be issued, or grant any options or warrants, unless all of such interests are pledged to the Administrative Agent (for the benefit of the Secured Parties) as security for the Obligations and, if applicable, such Pledgor’s obligations under Article 9.

SECTION 10.3        Registration in Nominee Name; Denominations. Subject to the provisions of the Senior Intercreditor Agreement, the Administrative Agent shall have the right (in its sole and absolute discretion) to hold the certificates representing any Pledged Securities (i) in its own name (on behalf of the Secured Parties) or in the name of its nominee, or (ii) in the name of the appropriate Pledgor, endorsed or assigned in blank or in favor of the Administrative Agent. The Administrative Agent shall have the right to exchange the certificates representing any of the Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Credit Agreement.

SECTION 10.4        Voting Rights; Dividends; etc.

(a)             The appropriate Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers accruing to an owner of the Pledged Securities being pledged by it hereunder or any part thereof for any purpose not inconsistent with the terms hereof, at all times, except as expressly provided in Section 10.4(c).

(b)            All dividends or distributions of any kind whatsoever (other than cash dividends or cash distributions paid while no Event of Default is continuing) received by a Pledgor with respect to any Pledged Securities, whether declared on a regular periodic basis or resulting from a subdivision, combination, or reclassification of the outstanding capital stock or Equity Interests of the issuer or received in exchange for Pledged Securities or any part thereof or as a result of any merger, consolidation, acquisition, or other exchange of assets to which the issuer may be a party, or otherwise, shall be and become part of the Pledged Securities pledged hereunder and shall (subject to the provisions of the Senior Intercreditor Agreement) immediately be delivered to the Administrative Agent to be held subject to the terms hereof. All dividends and distributions which are received by a Pledgor contrary to the provisions of this Section 10.4(b) shall be received in trust for the benefit of the Secured Parties, segregated from such Pledgor’s own assets, and shall be delivered to the Administrative Agent.

(c)             Subject to the provisions of the Senior Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default and notice (which may be delivered telephonically followed by written notice) to the applicable Pledgor from the Administrative Agent of the transfer of such rights to the Administrative Agent, all rights of such Pledgor (i) to exercise the voting and/or consensual rights and powers which it is entitled to exercise pursuant to this Section 10.4, and (ii) to receive and retain cash dividends and cash distributions with respect to the Pledged Securities, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and receive such cash dividends and cash distributions, until such time as the Event of Default has been cured or waived.

(d)            So long as no Event of Default shall have occurred and be continuing, any dividends or cash distributions received by a Credit Party in accordance with the terms hereof and of the Senior Intercreditor Agreement may be used for any purpose permitted hereunder.

SECTION 10.5        Remedies Upon Default. If an Event of Default shall have occurred and be continuing, subject to the provisions of the Senior Intercreditor Agreement, the Administrative Agent (on behalf of the Secured Parties), may sell the Pledged Securities, or any part thereof, at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate subject to the terms hereof or as otherwise provided in the UCC. The Administrative Agent shall be authorized at any such sale (if the Administrative Agent deems it advisable to do so) to restrict to the fullest extent permitted by Applicable Law the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Pledged Securities for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale, the Administrative Agent shall have the right to assign, transfer, and deliver to the purchaser or purchasers thereof the Pledged Securities so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor. The Administrative Agent shall give the Pledgors ten (10) days’ prior written notice of any such public or private sale, or sale at any broker’s board or on any such securities exchange, or of any other disposition of the Pledged Securities. Such notice, in the case of public sale, shall state the time and place for such sale and, in the case of sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Securities, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and shall state in the notice of such sale. At any such sale, the Pledged Securities, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of the Pledged Securities if it shall determine not to do so, regardless of the fact that notice of sale of the Pledged Securities may have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case the sale of all or any part of the Pledged Securities is made on credit or for future delivery, the Pledged Securities so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Pledged Securities so sold and, in case of any such failure, such Pledged Securities may be sold again upon like notice. At any sale or sales made pursuant to this Section 10.5, the Administrative Agent (on behalf of the Secured Parties) may bid for or purchase, free from any claim or right of whatever kind, including any equity of redemption, of the Pledgors, any such demand, notice, claim, right or equity being hereby expressly waived and released, any or all of the Pledged Securities offered for sale, and may make any payment on the account thereof by using any claim for moneys then due and payable to the Administrative Agent or any consenting Lender by any Credit Party as a credit against the purchase price; and the Administrative Agent, upon compliance with the terms of sale, may hold, retain and dispose of the Pledged Securities without further accountability therefor to any Pledgor or any third party (other than the Lenders). The Administrative Agent shall in any such sale make no representations or warranties with respect to the Pledged Securities or any part thereof, and shall not be chargeable with any of the obligations or liabilities of the Pledgors with respect thereto. Each Pledgor hereby agrees that (i) it will indemnify and hold the Administrative Agent, the Issuing Bank and the Lenders harmless from and against any and all claims with respect to the Pledged Securities asserted before the taking of actual possession or control of the Pledged Securities by the Administrative Agent pursuant to this Credit Agreement, or arising out of any act of, or omission to act on the part of, any Person prior to such taking of actual possession or control by the Administrative Agent (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Pledgor or its Affiliates or agents before or after the commencement of such actual possession or control by the Administrative Agent, but excluding therefrom all claims with respect to the Pledged Securities resulting from (x) the gross negligence or willful misconduct of any of the Administrative Agent, the Issuing Bank or the Lenders, as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required or (y) any claims with respect to the Pledged Securities asserted against an indemnified party by a Pledgor in which such Pledgor is the prevailing party (i.e., the party in whose favor an award is issued); and (ii) none of the Administrative Agent, the Issuing Bank or any Lender shall have any liability or obligation to any Pledgor arising out of any such claim except for acts of willful misconduct or gross negligence of such Person, as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and Pledged Securities under this Credit Agreement and to sell the Pledged Securities, or any portion thereof, pursuant to a judgment or decree of a court or courts having competent jurisdiction.

SECTION 10.6        Application of Proceeds of Sale and Cash. The proceeds of sale of the Pledged Securities sold pursuant to Section 10.5, subject to the provisions of the Senior Intercreditor Agreement, shall be applied by the Administrative Agent (on behalf of the Secured Parties) as follows:

(a)             to the payment of all out-of-pocket costs and expenses paid or incurred by the Administrative Agent in connection with such sale, including, without limitation, all court costs and the fees and expenses of counsel for the Administrative Agent in connection therewith, and the payment of all out-of-pocket costs and expenses paid or incurred by the Administrative Agent in enforcing this Credit Agreement and the other Fundamental Documents, in realizing or protecting any Collateral and in enforcing or collecting any Obligations or any Guaranty thereof, including, without limitation, court costs and the attorney’s fees and expenses incurred by the Administrative Agent in connection therewith; and

(b)            to the payment in full of the Obligations in accordance with Section 12.2;

provided, however, that the Administrative Agent may in its discretion apply funds comprising the proceeds of sale of the Pledged Securities to pay the cost (i) of completing any Item of Product owned in whole or in part by any Credit Party in any stage of production, if applicable, and (ii) of making delivery to the Distributors of such Item of Product. Any amounts remaining after such payment in full shall be remitted to the appropriate Pledgor, or as a court of competent jurisdiction may otherwise direct.

SECTION 10.7        Securities Act, etc. In view of the position of each Pledgor in relation to the Pledged Securities pledged by it, or because of other present or future circumstances, a question may arise under the Securities Act of 1933, as amended, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being hereinafter called the “Federal Securities Laws”), with respect to any disposition of the Pledged Securities permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws may very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Securities, and may also limit the extent to which or the manner in which any subsequent transferee of any Pledged Securities may dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or any part of the Pledged Securities under applicable Blue Sky or other state securities laws, or similar laws analogous in purpose or effect. Under Applicable Law, in the absence of an agreement to the contrary, the Administrative Agent may perhaps be held to have certain general duties and obligations to a Pledgor to make some effort towards obtaining a fair price even though the Obligations may be discharged or reduced by the proceeds of a sale at a lesser price. Each Pledgor waives to the fullest extent permitted by Applicable Law any such general duty or obligation to it, and the Pledgors and/or the Credit Parties will not attempt to hold the Administrative Agent responsible for selling all or any part of the Pledged Securities at an inadequate price, even if the Administrative Agent shall accept the first offer received or does not approach more than one possible purchaser. Without limiting the generality of the foregoing, the provisions of this Section 10.7 would apply if, for example, the Administrative Agent were to place all or any part of the Pledged Securities for private placement by an investment banking firm, or if such investment banking firm purchased all or any part of the Pledged Securities for its own account, or if the Administrative Agent placed all or any part of the Pledged Securities privately with a purchaser or purchasers.

SECTION 10.8        Continuation and Reinstatement. Each Pledgor further agrees that its pledge hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment of any Obligation or any part thereof, is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

SECTION 10.9        Termination. The pledge referenced in this Article 10 shall terminate when all of the Obligations (other than Unasserted Contingent Obligations) shall have been fully and indefeasibly paid and performed and the Commitments shall have terminated. Upon request by the Pledgors (and at the sole cost and expense of the Pledgors) after such termination, the Administrative Agent will promptly reassign and deliver to the appropriate Pledgor, or to such Person or Persons as such Pledgor shall designate, against receipt, such of the Pledged Securities (if any) as shall not have been sold or otherwise applied by the Administrative Agent pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release. Any such reassignment shall be free and clear of any Liens arising by, under or through the Administrative Agent (other than those created at the instruction of the applicable Pledgor) but shall otherwise be without recourse upon or warranty by the Administrative Agent.

11.            CASH COLLATERAL

SECTION 11.1        Cash Collateral Accounts. On or prior to the Closing Date, there shall be established and maintained with the Administrative Agent a collateral account or accounts in the name of the Borrower (the “Cash Collateral Account”), into which the appropriate Credit Parties shall from time to time deposit amounts pursuant to the express provisions of this Credit Agreement requiring or permitting such deposits. The Cash Collateral Account shall be under the control (within the meaning of Section 9-104 of the UCC) of the Administrative Agent; provided, that unless an Event of Default shall have occurred and be continuing, and except for any amount deposited as cash collateral pursuant to Section 2.9(j) upon the request of the Borrower, the Administrative Agent shall promptly release (or permit the release of) funds from the Cash Collateral Account in accordance with the directions of the Borrower, provided, that if cash on deposit in a Cash Collateral Account is included in the Borrowing Base, (a) the Administrative Agent shall have received at least three (3) Business Days’ prior written notice of the proposed date of the withdrawal, together with a pro forma Borrowing Base Certificate calculated after giving effect to such requested withdrawal and (b) the removal of such cash shall not cause a Borrowing Base deficiency.

SECTION 11.2        Investment of Funds.

(a)             The Administrative Agent is hereby authorized and directed to invest and reinvest the funds from time to time transferred or deposited into the Cash Collateral Account, so long as no Event of Default has occurred and is continuing, on the instructions of the Borrower (provided, that any such instructions given orally shall be confirmed promptly in writing) or, if the Borrower shall fail to give such instructions upon delivery of any such funds, in the sole discretion of the Administrative Agent; provided, that in no event may the Borrower give instructions to the Administrative Agent to, or may the Administrative Agent in its discretion, invest or reinvest funds in the Cash Collateral Account in any investments other than Cash Equivalents.

(b)            Any net income or gain on the investment of funds from time to time held in the Cash Collateral Account shall be promptly reinvested by the Administrative Agent as a part of the Cash Collateral Account; and any net loss on any such investment shall be charged against the Cash Collateral Account.

(c)             None of the Administrative Agent, the Issuing Bank or the Lenders shall be a trustee for any Credit Party, or shall have any obligations or responsibilities, or shall be liable for anything done or not done, in connection with the Cash Collateral Account except for any acts of gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required, except as expressly provided herein and except that the Administrative Agent shall have the obligations of a secured party under the UCC. The Administrative Agent, the Issuing Bank and the Lenders shall not have any obligation or responsibility and shall not be liable in any way for any investment decision made in accordance with this Section 11.2 or for any decrease in the value of the investments held in the Cash Collateral Account, except to the extent resulting from the gross negligence or willful misconduct of such party, as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required.

SECTION 11.3        Grant of Security Interest. For value received and to induce the Issuing Bank to issue Letters of Credit and the Lenders to participate in such Letters of Credit and make Loans to the Borrower as provided for in this Credit Agreement, as security for the due and punctual payment in full of all of the Obligations, each of the Credit Parties hereby assigns to the Administrative Agent (for the benefit of the Secured Parties) and grants to the Administrative Agent (for the benefit of the Secured Parties), a first and prior Lien upon all of such Credit Party’s rights in and to the Cash Collateral Account, all cash, documents, instruments and securities from time to time held therein, and all rights pertaining to investments of funds in the Cash Collateral Account and all products and proceeds of any of the foregoing. All cash, documents, instruments and securities from time to time on deposit in the Cash Collateral Account, and all rights pertaining to investments of funds in the Cash Collateral Account shall immediately and without any need for any further action on the part of any Credit Party, the Administrative Agent, the Issuing Bank or any Lender become subject to the Lien set forth in this Section 11.3, be deemed Collateral for all purposes hereof and be subject to the provisions of this Credit Agreement.

SECTION 11.4        Remedies. At any time an Event of Default shall have occurred and be continuing, subject to the provisions of the Senior Intercreditor Agreement, the Administrative Agent may sell any documents, instruments and securities held in the Cash Collateral Account and the Administrative Agent may immediately apply the proceeds thereof and any other cash held in the Cash Collateral Account in accordance with Section 8.7.

12.            THE ADMINISTRATIVE AGENT AND THE ISSUING BANK

SECTION 12.1        Administration by the Administrative Agent.

(a)             The general administration of the Fundamental Documents and any other documents contemplated by the Fundamental Documents shall be by the Administrative Agent or its designees. Except as otherwise expressly provided herein, each of the Lenders hereby irrevocably authorizes the Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Fundamental Documents and any other documents contemplated by the Fundamental Documents as are expressly delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in the Fundamental Documents.

(b)            The Lenders and, where applicable, the Issuing Bank, hereby authorize the Administrative Agent (in its sole discretion):

(i)              in connection with the sale or other disposition of any asset included in the Collateral or the Pledged Collateral or the sale or other disposition of any Guarantor, in each case to the extent undertaken in accordance with the terms of this Credit Agreement, to release a Lien granted to the Administrative Agent (for the benefit of the Secured Parties) on such asset or Pledged Collateral and/or to release such Guarantor from its obligations hereunder;

(ii)            to determine that the cost to a Credit Party is disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral (including any bank account) and that such Credit Party should not be required to perfect such Lien in favor of the Administrative Agent (for the benefit of the Secured Parties);

(iii)          to appoint subagents to be the holder of record of a Lien to be granted to the Administrative Agent (for the benefit of the Secured Parties);

(iv)          to confirm in writing the right of Quiet Enjoyment of Distributors pursuant to the terms of Section 8.12;

(v)            in connection with an Item of Product being produced by a Credit Party with respect to which (A) the principal photography is being done outside of the United States of America, and (B) the original Physical Materials will not be processed in a Laboratory, to approve arrangements with such Credit Party as shall be satisfactory to the Administrative Agent with respect to the temporary storage of the original negative film, the original sound track materials or other Physical Materials of such Item of Product in a production laboratory located in such other jurisdiction;

(vi)          to enter into and perform its obligations under the other Fundamental Documents;

(vii)        to enter into and perform its obligations under any Approved Completion Bond entered into in connection with a Picture, together with such additional documentation customarily entered into in connection therewith and in connection therewith, to approve the applicable Approved Completion Guarantor’s insurance support package and/or credit support to the extent contemplated by the definition of the term “Approved Completion Guarantor” herein;

(viii)      to enter into Interparty Agreements, Co-Financing Intercreditor Agreements, Co-Financing Venture Interparty Agreements, intercreditor agreements and/or subordination agreements on terms acceptable to the Administrative Agent with (A) unions and/or guilds with respect to the security interests in favor of such unions and/or guilds required pursuant to the terms of collective bargaining agreements, (B) any Distributor, licensor, Approved Co-Financier, Approved Co-Financing Venture Counterparty or Approved Completion Guarantor having any rights to any Item of Product, (C) Persons providing any services in connection with any Item of Product, (D) Persons providing tax benefit, production subsidies and/or similar arrangements for any Item of Product, (E) sales agents or third party Licensing Intermediaries which are permitted by the terms hereof to be involved in the distribution of any Item of Product or (F) the Seer P&A Facility Agent and the Subordinated Agent;

(ix)          to approve the terms and conditions of (A) any transaction permitted under Section 6.7 or 6.8 and (B) any Soft Dollar Transaction that does not comply with the covenants contained in Article 6, to the extent the Administrative Agent reasonably determines that such Soft Dollar Transaction will provide a positive net benefit towards the negative cost of the applicable Item of Product and is otherwise consistent with the risk profile of the Credit Parties contemplated under the terms hereof relating to the production of Items of Product, and in each of the foregoing cases of sub-clauses (A) and (B) above to take any action it deems appropriate to facilitate the completion of such transaction;

(x)            to determine when a Lender is or becomes a Defaulting Lender;

(xi)          notwithstanding the fact that a Default or an Event of Default shall have occurred and be continuing, to make the determination that (A) Loans shall continue to be funded by the Lenders (in accordance with their respective Pro Rata Shares) for any Item of Product (i) that remains Uncompleted and (ii) for which the Lenders have made an initial Loan or issued an initial Letter of Credit pursuant to Section 4.2 or 4.3 and (B) Loans to fund P&A Expenses included in the applicable Approved P&A Budget shall continue to be funded by the Lenders (in accordance with their respective Pro Rata Shares) for any Item of Product for which the Lenders have previously advanced Loans on the basis of a P&A Credit (i.e., for which a Credit Party has an existing binding contractual written commitment to fund P&A Expenses); provided, that any such post Default or post Event of Default Loans (1) are paid directly into a Production Account and the payments into such Production Account pursuant to the applicable Approved Completion Bond are deemed to satisfy any pre-condition to the obligation of the Approved Completion Guarantor to the Administrative Agent or the Administrative Agent is otherwise satisfied that such Loans will only be used to Complete such Item of Product, (2) are used directly to fund the remaining Acceptable Domestic Distribution Expenses for such Item of Product, and (3) such Default or Event of Default is not related to (w) the failure to pay any Obligations hereunder due and owing after the applicable grace period has expired, (x) a Credit Party making a general assignment for the benefit of its creditors, (y) the commencement of any case entered by or against any Credit Party, whether voluntary or involuntary, seeking to have an order for relief entered on its behalf or against it as debtor, as applicable, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property under such law which, with respect to an involuntary case, (I) results in the entry of any order for relief against it under such law or (V) remains undismissed for a period of sixty (60) days or if a Credit Party files an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein or a Credit Party shall take any action to authorize any of the foregoing, or (z) any challenge to or impairment of the Administrative Agent’s perfected Lien (with the priority contemplated by Section 3.18) in the Collateral; provided, that any such Loans shall bear interest at a rate per annum of 2.00% in excess of the rate then in effect for Alternate Base Rate Loans from time to time in effect from the date advanced to the date of repayment;

(xii)        to accept (and, subject to compliance with Section 13.10(c) hereof, the Administrative Agent shall accept) commitments from Persons which are reasonably acceptable to the Administrative Agent and the Borrower for an additional $200,000,000 of Commitments beyond the $400,000,000 in effect as of the Closing Date by (A) obtaining an executed counterpart of this Credit Agreement from each such Person, (B) amending the Schedule of Commitments to add each such Person’s name and Commitment and circulating the amended Schedule of Commitments to the Lenders, the Issuing Bank and the Borrower, and (C) recording in the Register the name and address of each such Person and the Commitment of, and principal amount of the Loans owing to it, whereupon (x) the Borrower shall, if such Person requests, execute and deliver to the Administrative Agent a Note payable to each such Person in an amount equal to its Commitment, and (y) each such Person shall be a party hereto, have the rights and obligations of a Lender hereunder and under the other Fundamental Documents and shall be bound by the provisions hereof and thereof; and

(xiii)      upon the acceptance of additional commitments pursuant to Section 12.1(b)(xii) hereof, to allocate equitably among the Lenders the Alternate Base Rate Loans and LIBOR Loans so as to achieve pro rata status.

SECTION 12.2        Payments. Subject to the provisions of the Senior Intercreditor Agreement and Section 2.15 hereof, as among the Administrative Agent, the Issuing Bank and the Lenders, any amounts received by the Administrative Agent in connection with the Fundamental Documents, the application of which is not otherwise provided for herein, shall be applied first, to pay the accrued but unpaid Commitment Fees ratably in accordance with each Lender’s Percentage and fees pursuant to Section 2.17(h), second, to pay accrued but unpaid interest on the Loans ratably in accordance with the amount of outstanding Loans owed to each Lender and current payments under Covered Swap Agreements, third, to pay the principal balance outstanding on the Loans (with amounts payable on the principal balance outstanding on any Loans in accordance with the amount of outstanding Loans owed to each Lender), to cash collateralize outstanding Letters of Credit and reimburse amounts drawn thereunder, and to pay termination amounts to any Secured Party outstanding under Covered Swap Agreements permitted by Section 6.18, fourth, to pay any other amounts then due to the Secured Parties under this Credit Agreement, and fifth, to pay any other outstanding Obligations. All amounts to be paid to any Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in such Lender’s correspondent account with the Administrative Agent, or as such Lender and the Administrative Agent shall from time to time agree. Notwithstanding the foregoing, amounts received from any Credit Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Guarantor.

SECTION 12.3        Sharing of Setoffs and Cash Collateral. Each of the Lenders agrees that if it shall, through the exercise of a right of banker’s Lien, setoff or counterclaim against any Credit Party (including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law) or otherwise, obtain payment in respect of its Loans or its participation in L/C Disbursements as a result of which the unpaid portion of its Loans or its participation in L/C Disbursements is proportionately less than the unpaid portion of Loans or participations in L/C Disbursements of any of the other Lenders (i) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lenders a participation in the Loans or participations in L/C Disbursements of such other Lenders, so that the aggregate unpaid principal amount of each of the Lenders’ Loans and participations in L/C Disbursements shall be in the same proportion to the aggregate unpaid principal amount of all Loans and participations in L/C Disbursements then outstanding as the principal amount of its Loans and participations in L/C Disbursements prior to the obtaining of such payment was to the principal amount of all Loans and participations in L/C Disbursements outstanding prior to the obtaining of such payment, and (ii) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata. If all or any portion of such excess payment is thereafter recovered from the Lender which originally received such excess payment, such purchase (or portion thereof) shall be canceled and the purchase price restored to the extent of such recovery. The Credit Parties expressly consent to the foregoing arrangements and agree that any Lender or Lenders holding (or deemed to be holding) a participation in a Loan or participations in L/C Disbursements may exercise any and all rights of banker’s Lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender or Lenders as fully as if such Lender or Lenders held a Loan or a participation in L/C Disbursements and was the original obligee thereon, in the amount of such participation. Notwithstanding the foregoing, a Defaulting Lender (other than a Lender which is a Defaulting Lender solely as a result of clause (v) of the definition of the term “Defaulting Lender” herein, but which Defaulting Lender has otherwise fulfilled its obligations under this Credit Agreement), shall not be entitled to share in any benefit contemplated by this Section 12.3 realized by a non-Defaulting Lender, until all of the Obligations (other than the Unasserted Contingent Obligations) owed to the non-Defaulting Lenders shall have been paid in full and the Commitments have been terminated.

SECTION 12.4        Notice to the Lenders.

(a)             Upon receipt by the Administrative Agent or the Issuing Bank from any Credit Party of any communication calling for an action on the part of the Lenders, or upon receipt by the Administrative Agent from any Credit Party of written notice of any Event of Default, the Administrative Agent or the Issuing Bank, as the case may be, will in turn promptly inform the Lenders in writing (which shall include facsimile communications) of the nature of such communication or of the Event of Default, as the case may be.

(b)            The Administrative Agent will make available (i) to each Lender copies of any materials delivered to the Administrative Agent pursuant to Section 5.1(a), (b), (c), (d), (g), (h), (i), (j) and (k) and (ii) at the request of any Lender, to such requesting Lender, copies of any other materials delivered to the Administrative Agent pursuant to Section 5.1.

SECTION 12.5        Liability of the Administrative Agent and the Issuing Bank.

(a)             The Administrative Agent or the Issuing Bank, when acting on behalf of any Secured Party, may execute any of its duties under this Credit Agreement or the other Fundamental Documents by or through its respective directors, officers, employees or agents and neither the Administrative Agent nor its directors, officers, employees or agents shall be liable to the other Secured Parties or any of them for any action taken or omitted to be taken in good faith, nor be responsible to the other Secured Parties or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required. The Administrative Agent and the Issuing Bank and their directors, officers, employees and agents shall in no event be liable to the other Secured Parties or to any of them for any action taken or omitted to be taken by it pursuant to instructions received by it from the Required Lenders or in reliance upon the advice of counsel selected by it with reasonable care. Without limiting the foregoing, neither the Administrative Agent, the Issuing Bank, nor any of their directors, officers, employees or agents shall be responsible to any of the Secured Parties for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, or for the perfection of any security interest contemplated by, this Credit Agreement, any other Fundamental Document or any related agreement, document or order, or for freedom of any of the Collateral or any of the Pledged Collateral from prior Liens or security interests, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower, any other Credit Party of any of the terms, conditions, covenants, or agreements of this Credit Agreement, any other Fundamental Document, or any related agreement or document.

(b)            None of the Administrative Agent (in its capacity as agent for the Lenders), the Issuing Bank or any of its directors, officers, employees or agents shall have any responsibility to the Borrower, any other Credit Party on account of the failure or delay in performance or breach by any of the Lenders of any of such Lender’s obligations under this Credit Agreement, the other Fundamental Documents or any related agreement or document or in connection herewith or therewith. No Lender nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower, any other Credit Party on account of the failure or delay in performance or breach by any other Lender of such other Lender’s obligations under this Credit Agreement, the other Fundamental Documents or any related agreement or document or in connection herewith or therewith.

(c)             The Administrative Agent (in its capacity as agent for the Lenders) and the Issuing Bank shall be entitled to rely on any communication, instrument or document believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to be the proper Person or Persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it.

SECTION 12.6        Reimbursement and Indemnification. (a) Each of the Lenders agrees (i) to reimburse the Administrative Agent for such Lender’s Pro Rata Share of any expenses and fees incurred for the benefit of the Lenders under the Fundamental Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof to the extent not reimbursed by or on behalf of the Borrower or any other Credit Party, (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees and agents, on demand, ratably in accordance with such Lender’s Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, it or any of them in any way relating to or arising out of any of the Fundamental Documents or any related agreement or document, or any action taken or omitted by it or any of them under any of the Fundamental Documents or any related agreement or document, to the extent not reimbursed by or on behalf of the Borrower or any other Credit Party (except such as shall result from the gross negligence or willful misconduct of the Person to be reimbursed, indemnified or held harmless, as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required) and (iii) to indemnify and hold harmless the Issuing Bank and any of its directors, officers, employees and agents, ratably on demand, in accordance with such Lender’s Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of the issuance of any Letters of Credit or the failure to issue any Letters of Credit if such issuance or failure was at the direction of the Required Lenders (except as shall result from the gross negligence or willful misconduct of the Person to be reimbursed, indemnified or held harmless, as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required). To the extent indemnification payments made by the Lenders pursuant to this Section 12.6 are subsequently recovered by the Administrative Agent from a Credit Party, the Administrative Agent shall promptly refund such previously paid indemnity payments to the Lenders that paid them. Notwithstanding the foregoing, if there are at the time of computation of a reimbursement and/or indemnity obligation one or more Defaulting Lenders which have not fulfilled their obligations under this Section 12.6, the obligations of such non-performing Defaulting Lenders shall be reallocated among the other Lenders (including performing Defaulting Lenders), in proportion to the percentage of such Lender to the aggregate percentage of all Lenders (other than that of the non-performing Defaulting Lender or Defaulting Lenders).

(b)            The provisions of Section 12.6(a) above are agreements among the Administrative Agent and the Lenders and are not for the benefit of any of the Credit Parties and may not be asserted by any of the Credit Parties as a defense to, or a limitation of, their respective Obligations under this Credit Agreement.

SECTION 12.7        Rights of Administrative Agent. The Administrative Agent shall have the same duties, rights and powers as a Lender hereunder (including the right to give such instructions) as any of the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with any Credit Party or Affiliate thereof, as though it were not the Administrative Agent of the Lenders under this Credit Agreement and the other Fundamental Documents.

SECTION 12.8        Independent Investigation by Lenders. Each of the Lenders acknowledges that it has decided to enter into this Credit Agreement and the other Fundamental Documents and to make the Loans and participate in the Letters of Credit hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Credit Parties and agrees that neither the Administrative Agent, the Issuing Bank, nor any Lender shall bear any responsibility therefor.

SECTION 12.9        Agreement of Required Lenders. Except as set forth in Section 13.10, upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Lenders, action shall be taken by the Administrative Agent for and on behalf of, or for the benefit of, all Lenders upon the direction of the Required Lenders and any such action shall be binding on all Lenders. No amendment, modification, consent or waiver shall be effective except in accordance with the provisions of Section 13.10.

SECTION 12.10    Notice of Transfer. The Administrative Agent and the Issuing Bank may deem and treat any Lender which is a party to this Credit Agreement as the owner of such Lender’s respective portions of the Loans and participations in Letters of Credit for all purposes, unless and until a written notice of the assignment or transfer thereof executed by any such Lender shall have been received by the Administrative Agent and become effective in accordance with Section 13.3.

SECTION 12.11    Successor Administrative Agent. The Administrative Agent may resign at any time by giving fifteen (15) days’ prior written notice thereof to the Lenders and the Borrower, but, except as set forth below, such resignation shall not become effective until acceptance by a successor agent of its appointment pursuant hereto. Upon any such resignation, the retiring Administrative Agent shall consult with the Borrower and promptly appoint a successor agent from among the Lenders which successor agent shall be experienced and sophisticated in entertainment industry lending; provided, that such replacement is reasonably acceptable (as evidenced in writing) to the Required Lenders and the Borrower; provided, however, such approval by the Borrower shall not be required at any time when a Default or Event of Default shall have occurred and be continuing. If no successor agent shall have been so appointed by the retiring Administrative Agent and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, the Borrower may appoint a successor agent (which successor may be replaced by the Required Lenders; provided, that such replacement successor is an existing Lender or experienced and sophisticated in entertainment industry lending and, so long as no Default or Event of Default has occurred and is then continuing, reasonably acceptable to the Borrower (as evidenced in writing)), which shall be either a Lender or a commercial bank organized under the laws of the United States of America or of any State thereof and shall have a combined capital and surplus of at least $250,000,000 and shall be experienced and sophisticated in entertainment industry lending. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the date that is forty-five (45) days after the date of such notice. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor agent or the effectiveness of any resignation notice without the appointment of a successor agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Credit Agreement, the other Fundamental Documents and any other credit documentation. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 12 and Article 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

SECTION 12.12    Successor Issuing Bank. The Issuing Bank may resign at any time by giving fifteen (15) days’ prior written notice thereof to the Lenders and the Borrower, but such resignation shall not become effective until acceptance by a successor issuing bank of its appointment pursuant hereto. Upon any such resignation, the retiring Issuing Bank shall consult with the Borrower and promptly appoint a successor issuing bank from among the Lenders; provided, that such replacement is reasonably acceptable (as evidenced in writing) to the Required Lenders and the Borrower and has a credit rating at least as high as that of the retiring Issuing Bank; provided, however, such approval by the Borrower shall not be required at any time when a Default or Event of Default shall have occurred and be continuing. If no successor issuing bank shall have been so appointed by the retiring Issuing Bank and shall have accepted such appointment within thirty (30) days after the retiring Issuing Bank’s giving of notice of resignation, the Borrower may appoint a successor issuing bank (which successor may be replaced by the Required Lenders); provided, that so long as no Default or Event of Default shall have occurred and be continuing, such successor is reasonably acceptable to the Borrower), which shall be either a Lender or a commercial bank organized, licensed, carrying on business under the laws of the United States of America or of any State thereof and shall have a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Issuing Bank hereunder by a successor issuing bank, such successor issuing bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations under this Credit Agreement, the other Fundamental Documents and any other credit documentation, except with respect to Letters of Credit which are outstanding at the time of the resignation unless the successor issuing bank replaces the retiring Issuing Bank as the issuing bank on such Letters of Credit. The Borrower and each Lender hereby agrees that each will use its commercially reasonable efforts to replace any such outstanding Letters of Credit issued by the retiring Issuing Bank, or if such Letters of Credit cannot be replaced, to provide the retiring Issuing Bank with cash collateral and/or a back-to-back letter of credit from the successor issuing bank with respect to all such outstanding Letters of Credit. After any retiring Issuing Bank’s resignation hereunder as Issuing Bank, the provisions of this Article 12 and Article 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Issuing Bank under this Credit Agreement.

SECTION 12.13    Other Agent Titles. Other than the title “Administrative Agent”, any title accorded to any Lender on the cover page hereof containing the word “Agent,” “Arranger” or “Bookrunner” is granted for recognition only and any such Lender granted such a title shall not have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than those applicable to all such Lenders as such. Without limiting the foregoing, by virtue of such titles, if any, no such Lender shall have or be deemed to have any fiduciary relationship with any other Lender or the Credit Parties. Each other Lender acknowledges that it has not relied, and will not rely, on any Lender having any such title in deciding to enter into this Credit Agreement or in taking or not taking action hereunder. In the event of any claim against any such Lender in any capacity or purported capacity inferred from any such title, such Lender shall have the benefit of Section 13.5 to the same extent as the Administrative Agent.

SECTION 12.14    Lender Acknowledgment. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

SECTION 12.15    Credit Bidding. Subject to the Senior Intercreditor Agreement the Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders to credit bid all or any portion of the applicable Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the applicable Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the applicable Obligations owed to the applicable Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with applicable Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the applicable Secured Parties’ ratable interests in the applicable Obligations which were credit bid shall be deemed without any further action under this Credit Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Credit Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Credit Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 13.10 of this Credit Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the applicable Secured Parties, ratably on account of the relevant applicable Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (including as a result of another bid being higher or better, because the amount of applicable Obligations assigned to the acquisition vehicle exceeds the amount of applicable Obligations credit bid by the acquisition vehicle or otherwise), such applicable Obligations shall automatically be reassigned to the applicable Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such applicable Obligations shall automatically be cancelled, without the need for any applicable Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the applicable Obligations of each applicable Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each applicable Secured Party shall execute such documents and provide such information regarding the applicable Secured Party (and/or any designee of such Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

13.            MISCELLANEOUS

SECTION 13.1        Notices.

(a)             Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)              if to any Credit Party, to STX Financing, LLC, Attention: Noah Fogelson, 3900 W. Alameda Ave., 32nd Fl., Burbank, CA 91505 (Facsimile No. (310) 244-0348; email: nfogelson@stxentertainment.com), with a copy to Latham & Watkins LLP, 10250 Constellation Boulevard #1100, Los Angeles, CA 90067, Attention: Nancy A. Bruington (Facsimile No. (424) 653-5501; email: nancy.bruington@lw.com);

(ii)            if to the Administrative Agent or to JPMorgan Chase Bank, N.A., to (w) JPMorgan Chase Bank, N.A., 2029 Century Park East, 38th Floor, Los Angeles, California 90067, Attention: Gerardo Loera (Facsimile No. (310) 860-7260; email: gerardo.b.loera@jpmorgan.com), with copies to (x) JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 10 South Dearborn, Floor L2S, Chicago, Illinois 60603-2300, Attention: Loan and Agency Services Group (Facsimile No. (844) 490-5663); (y) J.P. Morgan Securities LLC, 2029 Century Park East, 38th Floor, Los Angeles, California 90067, Attention: David Shaheen (Facsimile No. (310) 860-7260; email: david.shaheen@jpmorgan.com); and (z) Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, Attention: Michael A. Chapnick and Chris Owens (Facsimile No. (212) 309-6001; email: michael.chapnick@morganlewis.com and christopher.owens@morganlewis.com); and

(iii)          if to any other Lender, to it at its address, facsimile number or e-mail address set forth on the signature pages hereto or via posting to a data sharing site (e.g., “Intralinks”) to which such Lender has been provided access.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)            Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent, the Issuing Bank (if applicable) and the applicable Lender. Each of the Administrative Agent, the Issuing Bank, the Lenders, and each Credit Party may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)             Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to all of the other parties hereto. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)               (i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)       Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of communications through an Electronic System except in respect of any such losses or expenses incurred by reason of the gross negligence or willful misconduct of an Agent Party, as finally determined by a court of competent jurisdiction in a nonappealable decision or in an appealable decision that the relevant Agent Party does not appeal within the time required. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Fundamental Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section 13.1, including through an Electronic System.

SECTION 13.2        Survival of Agreement, Representations and Warranties, etc. All warranties, representations and covenants made by any Credit Party, in any other Fundamental Document or in any certificate or other instrument delivered by it or on its behalf in connection with this Credit Agreement or any other Fundamental Document shall be considered to have been relied upon by the Administrative Agent, the Issuing Bank and the Lenders and, except for any terminations, amendments, modifications or waivers thereof in accordance with the terms hereof, shall survive the making of the Loans and the issuance of the Letters of Credit herein contemplated and the execution and delivery to the Administrative Agent of the Notes (if any) regardless of any investigation made by the Administrative Agent, the Issuing Bank or the Lenders or on their behalf and shall continue in full force and effect so long as any Obligation is outstanding and unpaid and so long as the Commitments have not been terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by the applicable Credit Party hereunder.

SECTION 13.3        Successors and Assigns; Syndications; Loan Sales; Participations.

(a)             Whenever in this Credit Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; provided, however, that no Credit Party may assign its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and all of the Lenders, and all covenants, promises and agreements by or on behalf of any of the Credit Parties which are contained in this Credit Agreement shall inure to the benefit of the successors and assigns of the Administrative Agent, the Issuing Bank and the Lenders; provided, further, that no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) and (c) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (g) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (k) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b)            Each of the Lenders may (but only with (x) the prior written consent of the Administrative Agent and the Issuing Bank (not to be unreasonably withheld or delayed) and (y) so long as no Default or Event of Default shall have occurred and be continuing, the prior written consent of the Borrower (not to be unreasonably withheld or delayed; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after the Borrower’s receipt of written notice thereof), assign all or a portion of its interests, rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Commitment and the same portion of all Loans at the time owing to it, the Notes held by it (if any) and its rights and obligations with regard to any Letters of Credit; provided, however, that (i) each assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s interests, rights and obligations under this Credit Agreement, (ii) each assignment shall be in a minimum Commitment amount equal to the lesser of $5,000,000 and such assigning Lender’s entire Commitment, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption (or to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with the assigning Lender’s original Note (if any) and a processing and recordation fee of $3,500 to be paid to the Administrative Agent by the assigning Lender or the assignee and (iv) no such assignment shall be effective until and unless recorded in the Register. In connection with any such assignment by a Lender that is a Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions set forth in this Section 13.3, the parties to such assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee or assignor hereby irrevocably consent), (I) to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank and each Lender (and interest accrued thereon), and (II) to acquire (and fund as appropriate) its full Pro Rata Share of all Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any such assignment by a Lender that is a Defaulting Lender shall become effective under Applicable Law without compliance with the provisions of this clause (b), then the assignee shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption (or to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), which effective date shall not (unless otherwise agreed to by the Administrative Agent) be earlier than five (5) Business Days after the date of acceptance and recording by the Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder and under the other Fundamental Documents and shall be bound by the provisions hereof and thereof, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Assumption, relinquish its rights and be released from its obligations under this Credit Agreement except that, notwithstanding such assignment, (1) any rights and remedies available to the Borrower for any breaches by such assigning Lender of its obligations hereunder while a Lender shall be preserved after such assignment and such Lender shall not be relieved of any liability to the Borrower due to any such breach and (2) except to the extent otherwise expressly agreed by the affected parties, no assignment by a Lender that is a Defaulting Lender will constitute a waiver or release of any claim of any party hereto arising from that Lender’s having been a Defaulting Lender. In the case of an Assignment and Assumption (or to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants) covering all or the remaining portion of the assigning Lender’s rights and obligations under this Credit Agreement, such assigning Lender shall cease to be a party hereto except as provided in Sections 2.9(b) and (c), 2.10, 2.13, 13.4 and 13.5.

(c)             Notwithstanding any provision herein otherwise requiring the consent of the Borrower, each Lender may at any time make an assignment of its interests, rights and obligations under this Credit Agreement without the consent of the Borrower, to (i) any Affiliate of such Lender, (ii) any Person, or Affiliate of a Person that manages such Lender (a “Related Fund”), or (iii) any other Lender hereunder. None of the foregoing assignments shall be subject to the requirement of Section 13.3(b) that the amount of the Commitment (or Loans or L/C Exposure, if applicable) of the assigning Lender subject to each assignment be in a minimum principal amount of the lesser of $5,000,000 and such assigning Lender’s entire Commitment, and any such assignment to any Affiliate of the assigning Lender shall not release the assigning Lender of its remaining obligations hereunder, if any. All assignments pursuant to this Section 13.3(c) shall be subject to all other requirements of this Section.

(d)            By executing and delivering an Assignment and Assumption (or to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that (x) it is the legal and beneficial owner of the interest being assigned thereby, (y) such interest is free and clear of any Lien, encumbrance or other adverse claim, and (z) it has full power and authority, and has taken all action necessary, to execute and deliver such Assignment and Assumption and to consummate the transactions contemplated thereby, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or any other Fundamental Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental Documents or any other instrument or document furnished pursuant thereto or any collateral thereunder, (ii) such assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or Affiliates, or any other Person obligated in respect of any Fundamental Document, or the performance or observance by the Borrower, any of its Subsidiaries or Affiliates, or any other Person of any of their respective obligations under the Fundamental Documents or any other instrument or document furnished pursuant thereto, (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a) and (b) (or, if no such financial statements shall have theretofore been delivered, then a copy of the financial statements referred to in Section 3.5) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption and to purchase the interest being assigned thereby on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Issuing Bank or any Lender, (iv) such assignee agrees that it will, independently and without reliance upon the assigning Lender, the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement or any other Fundamental Document, (v) such assignee appoints and authorizes the Administrative Agent to take such action as the agent on its behalf and to exercise such powers under this Credit Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will be bound by the provisions of this Credit Agreement and will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.

(e)             The Administrative Agent (acting for this purpose on behalf of the Borrower in a non-fiduciary capacity) shall maintain at its address at which notices are to be given to it pursuant to Section 13.1 a copy of each Assignment and Assumption (or to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants) and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Credit Parties, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of the Fundamental Documents. The Register shall be available for inspection by any Credit Party, the Issuing Bank or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f)             Subject to the foregoing, upon its receipt of an Assignment and Assumption (or to the extent applicable, an agreement incorporating an Assignment and

Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants) executed by an assigning Lender and an assignee together with the assigning Lender’s original Note, if applicable, and the processing and recordation fee, the Administrative Agent shall, if such Assignment and Assumption has been completed, is in the form of Exhibit K, and has been consented to in writing by the Administrative Agent, the Issuing Bank and, to the extent applicable, the Borrower, (i) accept such Assignment and Assumption, and (ii) record the information contained therein in the Register. Within five (5) Business Days after receipt of any such notice, the Borrower shall, at its own expense, and if the assignee has so requested, execute and deliver to the Administrative Agent, in exchange for the surrendered Note (if any), a new Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Assumption and if the assigning Lender has retained a Commitment hereunder and so requests, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Any new Notes shall be in substantially the form of Exhibit A. In addition, the Credit Parties will promptly, at their own expense, execute such amendments to the Fundamental Documents to which each is a party and such additional documents, and take such other actions as the Administrative Agent or the assignee Lender may reasonably request in order to give such assignee Lender the full benefit of the Liens contemplated by the Fundamental Documents.

(g)            Each of the Lenders may, without the consent of any of the Credit Parties, the Administrative Agent, the Issuing Bank or the other Lenders, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Commitment and the Loans owing to it and the Note (if any) held by it); provided, however, that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such participant shall not be granted any voting rights or any right to control the vote of such Lender under this Credit Agreement, except with respect to proposed changes to interest rates, amount of Commitments, final maturity of any Loan, fees and releases of all or substantially all the Collateral (in each case, only as applicable to such participant), (iii) any such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the cost protection provisions contained in Sections 2.9, 2.10, 2.11 and 2.13 (subject to the limitations of this Section 13.3(g)) but a participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Lender granting such participation would have been entitled to receive, and (v) the Credit Parties, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s and its participants’ rights and obligations under this Credit Agreement. No holder of a participating interest shall be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such holder and such holder agrees, for the benefit of the Borrower, to be subject to and comply with Section 2.10(e) and Section 2.13(g) as though it were a Lender (it being understood that the documentation required under Section 2.13(g) shall be delivered to the participating Lender). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 13.10(b) with respect to any participant. Each of the Credit Parties and the Lenders, in each case on behalf of themselves and their affiliates, agree that the Administrative Agent shall have no liability for any participations made to an Ineligible Assignee.

(h)            The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each participant to which such Lender has sold participating interests and the amount of each participant’s interest in such Lender’s rights and/or obligations under this Credit Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i)              A Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.3, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Credit Party furnished to the Administrative Agent or such Lender by or on behalf of the Borrower or another Credit Party (provided, that such proposed assignee or participant agrees to hold such information confidential in accordance with Section 13.18).

(j)              Any assignment pursuant to Section 13.3(b) or (c) shall constitute an amendment of the Schedule of Commitments as of the effective date of such assignment without any other further action required.

(k)            The Credit Parties consent that any Lender may at any time and from time to time pledge or otherwise grant a security interest in any Loan or in any Note evidencing the Loans (or any part thereof) to secure obligations of such Lender, including any pledge or collateral assignment to secure obligations to a Federal Reserve Bank and any pledge to a trustee as security for the benefit of the noteholders and other securityholders or creditors of a Lender; provided, that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or creditor for such Lender as a party hereto until the provisions of this Section 13.3 regarding assignment are satisfied with respect to such pledge or security interest grant.

(l)              Notwithstanding anything to the contrary set forth herein, no assignment may be made pursuant to this Section 13.3 to an Ineligible Assignee.

SECTION 13.4        Expenses; Documentary Taxes. Whether or not the transactions hereby contemplated shall be consummated, the Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and the Bookrunners in connection with, or growing out of, the performance of due diligence, the syndication of the Facility, the negotiation, preparation, execution, delivery, waiver or modification and administration of this Credit Agreement and any other documentation contemplated hereby, the making of the Loans, the issuance of Letters of Credit, the Collateral, the Pledged Securities or any Fundamental Document, including, but not limited to, the reasonable and documented out-of-pocket costs and charges of accountants and audit or field examinations of the Administrative Agent, in connection with the administration of this Credit Agreement, the verification of financial data and the transactions contemplated hereby, and the reasonable and documented fees and disbursements of Morgan, Lewis & Bockius, LLP, counsel for the Administrative Agent, and one local counsel in each applicable jurisdiction that the Administrative Agent shall retain, and (ii) all out-of-pocket expenses incurred by the Administrative Agent in the enforcement or protection (as distinguished from administration) of the rights and remedies of the Lenders or any participant in connection with this Credit Agreement, the Notes, the Letters of Credit or the other Fundamental Documents, or as a result of any transaction, action or non-action arising from any of the foregoing, including, but not limited to, the fees and disbursements of any counsel for the Administrative Agent. Such payments shall be made on the date this Credit Agreement is executed by the Borrower and thereafter on demand. The Borrower agrees that it shall indemnify the Administrative Agent, the Issuing Bank and the Lenders from and hold them harmless against any documentary Taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Credit Agreement or the Notes or the issuance of any Letters of Credit. The obligations of the Borrower under this Section 13.4 shall survive the termination of this Credit Agreement, the payment of the Loans, the reimbursement of all L/C Exposure and the termination of any Swap Agreement.

SECTION 13.5        Indemnity. The Credit Parties agree to indemnify and hold harmless the Administrative Agent, the Issuing Bank, the Arrangers, the Bookrunners and the Lenders and their respective directors, officers, employees and agents (each an “Indemnified Party”) (to the full extent permitted by Applicable Law) from and against any and all claims, demands, losses, judgments, damages and liabilities (including liabilities for penalties) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any such Indemnified Party is a party thereto) related to the entering into and/or performance of any Fundamental Document or the use of the proceeds of any Loans or Letters of Credit hereunder or the consummation of the transactions contemplated in any Fundamental Document, including, without limitation, the fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding (i) any such claims, demands, losses, judgments, damages or liabilities of an Indemnified Party to the extent they are found to have been incurred by reason solely of the gross negligence or willful misconduct of such Indemnified Party, as finally determined by a court of competent jurisdiction in a non-appealable decision or in an appealable decision that the party seeking indemnification does not appeal within the time required, (ii) litigation solely between a Credit Party or Credit Parties, on the one hand, and the Administrative Agent, the Issuing Bank or the Lenders, on the other hand, in connection with this Credit Agreement or the other Fundamental Documents or in any way relating to the transactions contemplated hereby or thereby if, after final non-appealable judgment, such Credit Party or Credit Parties is/are the prevailing party or parties in such litigation and (iii) litigation among the Lenders, or between any of the Indemnified Parties in connection with this Credit Agreement, the Fundamental Documents, or in any way relating to the transactions contemplated hereby or thereby that is not based on action or inaction of a Credit Party or one of its Affiliates). If any proceeding, including any governmental investigation, shall be instituted involving any Indemnified Party, in respect of which indemnity may be sought against the Credit Parties, such Indemnified Party shall promptly notify the Borrower in writing. The foregoing indemnity agreement includes any out-of-pocket costs incurred by an Indemnified Party in connection with any action or proceeding in connection with which any officer or employee of the Administrative Agent, the Issuing Bank, the Arrangers, the Bookrunners or the Lenders is called as a witness or deponent, including, but not limited to, the reasonable fees and disbursements of Morgan, Lewis & Bockius LLP, counsel to the Administrative Agent, the Arrangers and the Bookrunners and any reasonable out-of-pocket costs incurred by the Administrative Agent, the Issuing Bank, the Arrangers, the Bookrunners or the Lenders in appearing as a witness or deponent or in otherwise complying with legal process served upon them. The obligations of the Credit Parties under this Section 13.5 shall survive the termination of this Credit Agreement, the payment of the Loans, the reimbursement of all L/C Exposure, and the termination of any Swap Agreement, and shall inure to the benefit of any Person who was a Lender notwithstanding such Person’s assignment of all of its Loans, L/C Exposure and Commitment hereunder.

If a Credit Party shall fail to do any act or thing which it has covenanted to do hereunder or under any other Fundamental Document, or any representation or warranty of a Credit Party shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach and there shall be added to the Obligations hereunder the cost or expense incurred by the Administrative Agent in so doing, and any and all amounts expended by the Administrative Agent in taking any such action shall be repayable to it upon its demand therefor and shall bear interest at a rate per annum of 2.00% in excess of the rate then in effect for Alternate Base Rate Loans from time to time in effect from the date advanced to the date of repayment.

This Section 13.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

SECTION 13.6        CHOICE OF LAW. THIS CREDIT AGREEMENT AND THE NOTES SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WHICH ARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES 1998 OF THE INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.7        WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT OR THE

SUBJECT MATTER THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THE PROVISIONS OF THIS SECTION 13.7 CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS CREDIT AGREEMENT AND ANY OTHER FUNDAMENTAL DOCUMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY PARTY HERETO TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

SECTION 13.8        WAIVER WITH RESPECT TO DAMAGES. EACH CREDIT PARTY ACKNOWLEDGES THAT NONE OF THE ADMINISTRATIVE AGENT, THE ARRANGERS, THE BOOKRUNNERS, THE ISSUING BANK OR ANY LENDER HAS ANY FIDUCIARY RELATIONSHIP WITH, OR FIDUCIARY DUTY TO, ANY CREDIT PARTY ARISING OUT OF OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENT AND THE RELATIONSHIP BETWEEN THE ADMINISTRATIVE AGENT, THE ARRANGERS, THE BOOKRUNNERS, THE ISSUING BANK AND THE LENDERS, ON THE ONE HAND, AND THE CREDIT PARTIES, ON THE OTHER HAND, IN CONNECTION THEREWITH IS SOLELY THAT OF CREDITOR AND DEBTOR. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO CREDIT PARTY SHALL ASSERT, AND EACH CREDIT PARTY HEREBY WAIVES, ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT, THE ARRANGERS, THE BOOKRUNNERS, THE ISSUING BANK AND THE LENDERS ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS CREDIT AGREEMENT, ANY OTHER FUNDAMENTAL DOCUMENT, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 13.9        No Waiver. No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise, and no delay in exercising, any right, power or remedy hereunder, under the Notes or any other Fundamental Document or with regard to Letters of Credit shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

SECTION 13.10    Amendments, etc.

(a)             Subject to adjustments as provided in Section 2.15 and except as otherwise expressly provided herein (including, without limitation, in Section 13.3(j)), no modification, amendment or waiver of any provision of this Credit Agreement, and no consent to any departure by a Credit Party herefrom, shall in any event be effective unless the same shall be in writing and signed by either the Administrative Agent and the Required Lenders (or such other Lenders as required in the proviso below), or the Administrative Agent with the consent of the Required Lenders (or such other Lenders as required in the proviso below), and acknowledged and agreed to by the Borrower and the Guarantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) no such modification, amendment, waiver or consent shall, without the written consent of: (x) each affected Lender, (A) change the Commitment of such Lender or postpone the scheduled date of expiration thereof, (B) reduce the interest payable on such Lender’s Loans or change the definition of “Applicable Margin” in any manner which results in a reduction of the interest payable on such Lender’s Loans, (C) alter the principal amount of any Loan, (D) reduce the rate at which the Commitment Fees are payable to such Lender or the fees payable with respect to Letters of Credit issued hereunder as set forth in Section 2.17(h), or (E) delay the fixed scheduled maturity of any payment required to be made under this Credit Agreement or reduce the amount thereof; (y) all Lenders, (A) amend or modify any provision of this Credit Agreement which provides for the unanimous consent or approval of the Lenders, (B) release any material amount of Collateral (except as contemplated herein) or any of the Pledged Securities (in each case, except as contemplated herein) or release any Guarantor or any Pledgor from its obligations hereunder (in each case, except as contemplated herein), (C) subordinate the Obligations hereunder to other Indebtedness or subordinate the Liens of the Administrative Agent in the Collateral except as expressly contemplated hereunder or as permitted by Section 12.1, (D) amend the definitions of “Required Lenders” or “Supermajority Lenders” to decrease the percentage of Lenders referred to therein, (F) materially amend the definition of “Collateral” to delete assets therefrom, (G) change Sections 2.12, 12.2 or 12.3 in a manner that would alter the pro rata sharing of payments required thereby or (H) amend or modify this Section 13.10(a), and (z) the Supermajority Lenders, increase the advance rates of any components of, or add any new components to, the Borrowing Base (or amend the definition of Borrowing Base (or any defined terms contained therein) that would have the effect of the foregoing), subject in each case to the terms of Section 2.16, (ii) no such modification, amendment, waiver or consent shall amend Section 2.2 without the written consent of the Administrative Agent, (iii) no such modification, amendment, waiver or consent shall amend or modify the provisions of Section 2.15 or the definition of “Defaulting Lender” herein without the prior written consent of the Administrative Agent, the Issuing Bank and all the Lenders and (iv) no modification, amendment, waiver or consent shall without the written consent of the Administrative Agent and the Required Lenders modify the “Post-Default Waterfall” described in the Senior Intercreditor Agreement in a manner that is detrimental to the Lenders. No amendment, modification, waiver or consent may adversely affect the rights and obligations of the Administrative Agent or the Issuing Bank hereunder without its prior written consent (including, in the case of the Issuing Bank, any waiver of an Event of Default for the purpose of entitling the Borrower to request the issuance of a Letter of Credit). No notice to or demand on any of the Credit Parties shall entitle such Credit Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by any holder of such Note shall bind any Person subsequently acquiring such Note, whether or not such Note is so marked.

(b)            If any Lender (i) requests compensation under Sections 2.7(b), 2.10 or 2.13, or (ii) becomes a Defaulting Lender, or (iii) does not consent to any waiver, consent or modification requested by the Borrower (but only where the consent of all the Lenders or each affected Lender is required for such waiver, consent or modification and the Borrower obtains approval for the waiver, consent or modification from Lenders holding at least 75% of the Total Commitments), then the Borrower may, at its sole expense and effort and upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.3), all of its interests, rights and obligations under this Credit Agreement and the other Fundamental Documents to an assignee which shall assume such obligations and which accepts such assignment; provided, that (w) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Bank, in their sole discretion, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, and all other amounts then payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and a release of its liability with regard to its Pro Rata Share of the L/C Exposure, and if it was a Defaulting Lender, such assignee (A) shall have paid an amount necessary to remedy the matters that caused such assignor to become a Defaulting Lender (which amount shall be reallocated among the non-Defaulting Lenders) and (B) shall have assumed a participation in the L/C Exposure that was reallocated to the non-Defaulting Lenders as a result of such assignor’s status as a Defaulting Lender, (y) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Sections 2.7(b) or 2.13, such assignment will result in a reduction in such compensation or payment on an ongoing basis and (z) in the case of any such assignment by a non-consenting Lender, the assignee consents to the proposed waiver, consent or modification. No Lender shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)             Subject to compliance with the procedures described in Sections 12.1(b)(xii) and (xiii) hereof, the Total Commitments may be increased subsequent to the Closing Date in accordance with the requirements of Section 2.18, provided, that the Total Commitments after such increase do not exceed $600,000,000.

SECTION 13.11    Severability. Any provision of this Credit Agreement or of the Notes which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 13.12    SERVICE OF PROCESS; SUBMISSION TO JURISDICTION. EACH PARTY HERETO (EACH A “SUBMITTING PARTY”) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT AND THE SUBJECT MATTER THEREOF. EACH

SUBMITTING PARTY TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN THE ABOVE-NAMED COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF SUCH COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, THE OTHER FUNDAMENTAL DOCUMENTS OR THE SUBJECT MATTER THEREOF (AS APPLICABLE) MAY NOT BE ENFORCED IN OR BY SUCH COURT, (B) HEREBY WAIVES THE RIGHT TO REMOVE ANY SUCH ACTION, SUIT OR PROCEEDING INSTITUTED BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR A LENDER IN STATE COURT TO FEDERAL COURT, AND (C) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. EACH SUBMITTING PARTY HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT THE ADDRESS TO WHICH NOTICES ARE TO BE GIVEN TO IT PURSUANT TO SECTION 13.1. EACH SUBMITTING PARTY AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF THE OTHER PARTIES HERETO. FINAL JUDGMENT AGAINST ANY SUBMITTING PARTY IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (X) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE CREDIT PARTY THEREIN DESCRIBED, OR (Y) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION; PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR A LENDER MAY, AT ITS OPTION, BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST A SUBMITTING PARTY OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OF AMERICA OR OF ANY COUNTRY OR PLACE WHERE THE SUBMITTING PARTY OR SUCH ASSETS MAY BE FOUND.

SECTION 13.13    Headings. Section headings used herein and the Table of Contents are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Credit Agreement.

SECTION 13.14    Execution in Counterparts. This Credit Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Credit Agreement by facsimile or by electronic transmission shall be equally effective as delivery of a manually executed counterpart of this Credit Agreement. Any party delivering an executed counterpart of this Credit Agreement by facsimile or by electronic transmission shall also deliver a manually executed counterpart of this Credit Agreement, but failure to do so shall not affect the validity, enforceability or binding effect of this Credit Agreement, and the parties hereby waive any right they may have to object to such treatment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 13.15    Subordination of Inter-company Indebtedness, Receivables and Advances.

(a)             Each Credit Party hereby agrees that any inter-company Indebtedness or other inter-company receivables or inter-company advances of any other Credit Party, directly or indirectly, in favor of such Credit Party of whatever nature at any time outstanding shall be completely subordinate in right of payment to the prior payment in full of the Obligations, and that no payment on any such Indebtedness, receivable or advance shall be made except (i) inter-company receivables and inter-company advances permitted pursuant to Article 6 may be repaid and inter-company Indebtedness permitted pursuant to Article 6 may be repaid, in each case so long as no Default or Event of Default shall have occurred and be continuing, and (ii) as specifically consented to by all the Lenders in writing, until the prior payment in full of all the Obligations (other than the Unasserted Contingent Obligations) and termination of the Commitments.

(b)            If any payment on any such Indebtedness shall be received by such Credit Party other than as permitted by Section 13.15(a) before payment in full of all Obligations (other than the Unasserted Contingent Obligations) and termination of the Commitments, such Credit Party shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, the Administrative Agent (on behalf of the Secured Parties) all such sums to the extent necessary so that the Administrative Agent, the Issuing Bank and the Lenders shall have been paid all Obligations owed or which may become owing.

SECTION 13.16    USA Patriot Act. Each Lender hereby notifies each of the Credit Parties that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Person, which information includes the name and address of each such Person and other information that will allow such Lender to identify such Person in accordance with the USA Patriot Act.

SECTION 13.17    Entire Agreement. This Credit Agreement (including the Schedules and Exhibits hereto) represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between any of the parties hereto (other than any fee letter) prior to the execution of this Credit Agreement which relate to Loans to be made hereunder and the Letters of Credit to be issued hereunder shall be replaced by the terms of this Credit Agreement.

SECTION 13.18    Confidentiality. Each of the Administrative Agent, the Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority), (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party to this Credit Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 13.18, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Credit Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) any information pertaining to this Credit Agreement routinely provided by arrangers to data service providers, including league table providers, in each case, that customarily serve the lending industry, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 13.18, or (y) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than a Credit Party that is not actually known by the recipient to have breached a binding confidentiality agreement by having remitted such Information. For the purposes of this Section 13.18, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by such Credit Party. Any Person required to maintain the confidentiality of Information as provided in this Section 13.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The commitments under this Section 13.18 shall terminate two (2) years after the termination of the Facility or, if earlier, with respect to a particular Lender or other Secured Party, the date which is two (2) years from the date on which such Person ceases to be a party to this Credit Agreement or a swap provider to a Lender (including the Administrative Agent).

Each Lender is aware and acknowledges, and will advise its representatives that, the securities laws of certain jurisdictions, including the United States of America, prohibit any person who has received material, non-public information regarding the Parent, the Borrower or its Subsidiaries from purchasing or selling securities of the Parent, the Borrower or its Subsidiaries or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

SECTION 13.19    Platform; Materials. The Credit Parties hereby acknowledge that (a) the Administrative Agent and the Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, “Materials”) by posting the Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be

“public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Credit Parties or their securities) (each, a “Public Lender”). The Credit Parties hereby agree that, upon request by the Administrative Agent, they will use commercially reasonable efforts to identify that portion of the Materials that may be distributed to the Public Lenders and that (i) all such Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent, the Issuing Bank, the Arrangers and the Lenders to treat such Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Credit Parties or their respective securities for purposes of United States Federal and state securities laws, (iii) all Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 13.20    Intercreditor Agreement. The exercise of remedies by the Administrative Agent and the Lenders are subject to the terms of the Senior Intercreditor Agreement. To the extent that there is any conflict between the terms of this Credit Agreement and the terms of the Senior Intercreditor Agreement, the Senior Intercreditor Agreement shall govern.

SECTION 13.21    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Fundamental Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Fundamental Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)             the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)              a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Fundamental Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 13.22    Effect of Amendment and Restatement of the Existing Corporate Facility Agreement and the Existing Production Facility Agreement.

(a)             On the Second Amendment and Restatement Effective Date, the Borrower shall remit to the lenders under the Existing Corporate Facility Agreement and the Existing Production Facility Agreement all accrued and unpaid Commitment Fees (as defined in the Existing Corporate Facility Agreement and the Existing Production Facility Agreement) under the Existing Corporate Facility Agreement and the Existing Production Facility Agreement, in the manner set forth therein, as applicable.

(b)            On the Second Amendment and Restatement Effective Date, the Existing Corporate Facility Agreement and the Existing Production Facility Agreement shall each be amended, restated and superseded in their entirety. The parties hereto acknowledge and agree that (i) this Credit Agreement and the other documents entered into in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Corporate Facility Agreement or the Existing Production Facility Agreement, as applicable) under the Existing Corporate Facility Agreement or the Existing Production Facility Agreement, as applicable, as in effect prior to the Second Amendment and Restatement Effective Date and (ii) such “Obligations” are in all respects continuing (as amended and restated hereby) as indebtedness and obligations outstanding under this Credit Agreement.

(c)             [Reserved]

(d)            Each Fundamental Document (as defined in the Existing Corporate Facility Agreement and the Existing Production Facility Agreement, as applicable) shall continue to be in full force and effect and is hereby ratified and confirmed in all respects, except that, from and after the Second Amendment and Restatement Effective Date, each reference in any such Fundamental Document to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall be deemed to mean references to this amended and restated Credit Agreement. Each Credit Party hereby (i) reaffirms each of its commitments in any such Fundamental Document, (ii) reaffirms each guarantee, pledge and grant of a security interest made in favor of the Administrative Agent under or in connection with the Existing Corporate Facility Agreement and the Existing Production Facility Agreement, as applicable, and any Fundamental Documents entered into in connection therewith and agrees that notwithstanding the amendment and restatement of the Existing Corporate Facility Agreement and the Existing Production Facility Agreement, such guarantees, pledges and grants in favor of the Administrative Agent shall continue in full force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and the year first above written.

BORROWER:

STX FINANCING, LLC

By: /s/ Noah Fogelson_______________________

Name:

Title:

PARENT, FOR PURPOSES OF SECTIONS

6.27 AND 6.29 AND ARTICLE 10 HEREOF

ONLY:

STX FILMWORKS, INC.

By: /s/ Noah Fogelson_______________________

Name:

Title:

[Signature Page to Credit Agreement]

GUARANTORS:

STX FILMDEV, LLC

STX FILMDEV II, LLC

STX PLAN F, LLC

STX MUSIC PUBLISHING, LLC

STX MUSIC, LLC

STX PRODUCTIONS, LLC

STX RECORDINGS, LLC

SURREAL, INC.

STX TV, INC.

STX INTERNATIONAL, INC.

STX TRUE LIFE, LLC

MARS BOYS, LLC

WE ARE BESTIES, LLC

BAD MOMS LOUISIANA, LLC

FSO JONES, LLC

STX LOUISIANA, LLC

By: /s/ Noah Fogelson_______________________

Name

Title:

[Signature Page to Credit Agreement]

STX ENTERTAINMENT UK, LTD.

By: /s/ Noah Fogelson____________________

Name:

Title:

[Signature Page to Credit Agreement]

LENDERS:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and Lender

By: /s/ Patrick J. Minnick_______________________

Name: Patrick J. Minnick

Title: Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By: /s/ Sharad C. Bhatt_______________________

Name: Sharad C. Bhatt

Title: Senior Vice President

Branch where Loans are booked: Los Angeles, CA

[Signature Page to Credit Agreement]

MUFG Union Bank, N.A., as Lender

By: /s/ Bryan LaCour_______________________

Bryan LaCour

Managing Director

[Signature Page to Credit Agreement]

East West Bank, as Lender

By: /s/ Jodi Chong_______________________

Name: Jodi Chong

Title: Vice President

Branch where Loans are Booked:

[Signature Page to Credit Agreement]

CIT Bank, N.A., as Lender

By: /s/ Daisy Stall_______________________

Name: Daisy Stall

Title: Managing Director

[Signature Page to Credit Agreement]

Comerica Bank as Lender

By: /s/ Adam J. Korn_______________________

Name: Adam J. Korn

Title: Vice President and AGM

Branch where Loans are booked: Century City

[Signature Page to Credit Agreement]

First Republic Bank, as Lender

By: /s/ Charles Heaphy_______________________

Name: Charles Heaphy

Title: Senior Managing Director

Branch where Loans are booked:

1888 Century Park East

Los Angeles, Ca 90064

[Signature Page to Credit Agreement]

CITY NATIONAL BANK, as Lender

By: /s/ Norman B. Starr______________________

Name: Norman B. Starr

Title: Senior Vice President

Branch where Loans are booked:

[Signature Page to Credit Agreement]

Bank Hapoalim B.M., as Lender

By: /s/ Lenroy Hackett_______________________

Name: Lenroy Hackett

Title: Senior Vice President

Bank Hapoalim B.M., as Lender

By: /s/ Martin Greenberg_____________________

Name: Martin Greenberg

Title: Senior Vice President, Deputy Chief Credit Officer, Head of Asset Based Lending

Branch where Loans are booked:

1177 Avenue of Americas

New York, NY 10036

[Signature Page to Credit Agreement]

Emigrant Bank, as Lender

By: /s/ John R. Hart_______________________

Name: John R. Hart

Title: Vice Chairman

Branch where Loans are booked:

5 East 42nd Street – New York, NY 1007

[Signature Page to Credit Agreement]

SCHEDULE 1.1

Schedule of Commitments

Lenders	Commitment
JPMorgan Chase Bank, N.A.	$51,000,000
Bank of America, N.A.	$51,000,000
MUFG Union Bank, N.A.	$51,000,000
East West Bank	$51,000,000
CIT Bank, N.A.	$45,000,000
Comerica Bank	$40,000,000
City National Bank	$34,500,000
First Republic Bank	$32,500,000
Bank Hapoalim B.M.	$24,500,000
Emigrant Bank	$19,500,000
TOTAL:	$400,000,000